As filed with the Securities and Exchange Commission on June 21, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALR Technologies SG Pte. Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Singapore	3669	[N/A]
(State or Other Jurisdiction of Incorporation or Organization)	Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification Number)

1 North Bridge Road

#06-29 High Street Centre
Singapore 179094

65 3129 2924

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Sidney Chan
President, Chief Executive Officer, Chairman

ALR Technologies SG Pte. Ltd.
1 North Bridge Road

#06-29 High Street Centre
Singapore 179094

65 3129 2924

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Wayne D. Swan Rick Guerisoli Dentons Durham Jones Pinegar P.C. 111 South Main Street, Suite 2400 Salt Lake City, Utah 84111 (801) 415-3000	S. Sivanesan Sunil Rai Dentons Rodyk & Davidson LLP 80 Raffles Place #33-00-UOB Plaza 1 Singapore 048624 +65 6225 2626

Approximate date of commencement of proposed sale to the public: The Reincorporation Merger described herein will be effective on, or as soon as practicable after, the date that this registration statement is declared effective and all other conditions to the Reincorporation Merger are satisfied.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☑

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus/information statement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus/information statement is not an offer to sell these securities and or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state or jurisdiction where such offer, solicitation or sale is not permitted.

ALR Technologies SG Pte. Ltd.

SUBJECT TO COMPLETION, DATED JUNE 21, 2022

PROSPECTUS/INFORMATION STATEMENT

Information Statement regarding Action by Written Consent of Shareholders of ALR Technologies, Inc.

and

Prospectus for up to 551,966,844 Ordinary Shares of ALR Technologies SG Pte. Ltd.

Merger of ALRT Delaware, Inc. with and into ALR Technologies Inc.

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To the Stockholders of ALR Technologies Inc.:

NOTICE IS HEREBY GIVEN that the Board of Directors (the “Board”) of ALR Technologies Inc., a Nevada corporation (“ALR Nevada,” “we,” “us,” “our,” or the “Company”), has approved, and the holders of a majority of the outstanding shares of our common stock, par value $0.001 per share (the “ALR Nevada Shares”), have executed a written consent in lieu of a special meeting approving, a merger agreement (“Merger Agreement”) with ALR Technologies SG Pte. Ltd., a Singapore company limited by shares (“ALR Singapore”), and its wholly-owned subsidiary, ALRT Delaware, Inc., a Delaware corporation (“ALR Delaware”), pursuant to which ALR Delaware will merge with and into ALR Nevada (the “Reincorporation Merger”), and ALR Nevada will be the surviving entity and a wholly-owned subsidiary of ALR Singapore. At the closing of the Reincorporation Merger, ALR Singapore will issue ordinary shares (the “ALR Singapore Ordinary Shares”) to ALR Nevada’s shareholders.

The stockholder action by written consent was taken pursuant to Section 78.320 of the Nevada Revised Statutes (“NRS”), which permits any action that may be taken at a meeting of the stockholders to be taken by written consent by the holders of the number of shares of voting stock required to approve the action at a meeting. Pursuant to the NRS, approval of the Reincorporation Merger requires the affirmative vote or written consent of the holders of a majority of the outstanding shares of common stock of the Company. The Board set the close of business on May 11, 2022 as the record date for determining the stockholders of the Company entitled to consent in writing to adopt the Reincorporation Merger and the Merger Agreement and to receive this prospectus/information statement.

Please be advised that on May 11, 2022, Sidney Chan and his spouse, Christine Kan, collectively holding approximately 70.7% of our issued and outstanding shares of stock (the “Majority Stockholder”), executed a written consent (the “Written Consent”) approving the Merger Agreement and the Reincorporation Merger. Accordingly, the delivery of the Written Consent was sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Reincorporation Merger, on behalf of the stockholders of the Company. No other votes of stockholders of the Company are required or necessary to approve the Reincorporation Merger, and none are being solicited hereunder. Pursuant to Rule 14c-2 under the Exchange Act, this corporate action will not be effected until twenty (20) calendar days after the filing and mailing of the prospectus/information statement to our stockholders, or as soon as practicable thereafter. This prospectus/information statement is being furnished to all stockholders of the Company for informational purposes only, to inform stockholders of these corporate actions before they take effect. We anticipate mailing the Notice of Stockholder Action by Written Consent to the Stockholders on or about [●], 2022. We anticipate that the Reincorporation Merger will become effective on or about [●], 2022.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

More information about the Company, ALR Singapore, ALR Delaware and the proposed transaction is contained in this prospectus/information statement. We urge you to read the accompanying prospectus/information statement carefully and in its entirety. A copy of the Merger Agreement is attached as Annex A to this document. You should also carefully consider the matters discussed under “risk factors” beginning on page 10.

We look forward to the successful consummation of the Reincorporation Merger, and thank you for your consideration and continued support.

Sidney Chan

Chief Executive Officer

ALR Nevada Inc.

[●], 2022

IMPORTANT NOTE ABOUT THIS PROSPECTUS/INFORMATION STATEMENT

The sections entitled “Questions and Answers” and “Summary” below highlight selected information from this prospectus/information statement, but they do not include all of the information that may be important to you. To better understand the Merger Agreement and the Reincorporation Merger, and for a more complete description of legal terms thereof, you should carefully read this entire prospectus/information statement, including the section entitled “Risk Factors” and the Merger Agreement, a copy of which is attached as Annex A hereto and incorporated by reference, as well as any documents that are incorporated by reference into this prospectus/information statement, which contain important business and financial information about the Company that is not included in or delivered with the document. See “Where You Can Find More Information.”

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus/information statement. You should not assume that the information contained in, or incorporated by reference into, this prospectus/information statement is accurate as of any date other than, in the case of this prospectus/information statement, the date on the front cover of this prospectus/information statement and, in the case of information incorporated by reference, the respective dates of such referenced documents. Neither the mailing of this prospectus/information statement to Company stockholders, nor the issuance by ALR Singapore of ALR Singapore Ordinary Shares in connection with the Reincorporation Merger, will create any implication to the contrary.

Our ALR Nevada Shares are currently quoted on the OTCQB tier (the “OTCQB”) of the OTC Markets Group, under the symbol “ALRT.” We will seek approval from the OTCQB to trade the ALR Singapore Ordinary Shares under the same symbol upon effectiveness of the Reincorporation Merger.

See the “Risk Factors” beginning on page [●] of this prospectus/information statement for a discussion of certain risks that you should consider as shareholders of the Company with respect to the Reincorporation Merger, and the ownership of the ALR Singapore Ordinary Shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS/INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus/information statement is dated [●], 2022, and is first being sent or given to our stockholders on or about [●], 2022.

table of contents

In this prospectus/information statement, unless otherwise indicated or the context otherwise requires, all references to “ALR Technologies, Inc.” or “ALRT,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to ALR Technologies, Inc., a Nevada corporation, together with its subsidiaries, prior to the Reincorporation Merger. The trademarks, trade names and service marks appearing in this prospectus/information statement are property of their respective owners. The term “you” means you, the reader and a stockholder of the Company. The term “ALR Singapore” refers to ALR Technologies, SG, a Singapore company limited by shares, whose shares you are expected to own after we change the corporate jurisdiction of the Company from Nevada to Singapore pursuant to the Reincorporation Merger.

Forward Looking Statements

This prospectus/information statement and documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Many of the forward-looking statements contained in this prospectus/information statement can be identified by the use of words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “will,” “estimate” and “potential,” among others, or the negatives thereof.

Such forward-looking statements include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including but not limited to, those identified under “Risk Factors” in this prospectus/information statement. These risks and uncertainties include factors relating to:

●	our operation as a development-stage company with limited operating history and a history of operating losses;

●	our need for substantial additional funding to continue the development of our product candidates before we can expect to become profitable from sales of our products and the possibility that we may be unable to raise additional capital when needed;

●	the outcome of our review of strategic options and of any action that we may pursue as a result of such review;

●	the chance that we may become exposed to costly and damaging liability claims resulting from the testing of our product candidates in the clinic or in the commercial stage;

●	the chance our clinical trials may not be completed on schedule, or at all, as a result of factors such as delayed enrollment or the identification of adverse effects;

●	uncertainty surrounding whether any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized;

●	if our product candidates obtain regulatory approval, our product candidates being subject to expensive, ongoing obligations and continued regulatory overview;

●	enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval and commercialization;

●	dependence on governmental authorities and health insurers establishing adequate reimbursement levels and pricing policies;

●	our products may not gain market acceptance, in which case we may not be able to generate product revenues;

●	our reliance on our current strategic relationships and the potential success or failure of strategic relationships, joint ventures or mergers and acquisitions transactions;

●	our reliance on third parties to conduct our nonclinical and clinical trials and on third-party, single-source suppliers to supply or produce our product candidates;

●	our ability to obtain, maintain and protect our intellectual property rights and operate our business without infringing or otherwise violating the intellectual property rights of others;

●	our ability to comply with the requirements under our loan facilities, including repayment of amounts currently outstanding and overdue, and amounts outstanding when due;

●	our ability to remain on the OTCQB as a trading market for our common stock;

●	the chance that certain intangible assets related to our product candidates will be impaired; and

●	other risk factors discussed under “Risk Factors.”

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

Questions and Answers

The following questions and answers are intended to briefly address some questions that you may have regarding the Reincorporation Merger and the Merger Agreement. We urge you to carefully read the remainder of this prospectus/information statement because these questions and answers may not address all questions or provide all information that might be important to you with respect to the Reincorporation Merger and the Merger Agreement. Additional important information is also contained in the annexes and the documents incorporated by reference into this prospectus/information statement. You may obtain the information incorporated by reference into this information statement/prospectus without charge by following the instructions under “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	Our board of directors determined that it would be in the best interest of the Company to change our jurisdiction of incorporation from Nevada to Singapore (the “Reincorporation”). On May 17, 2022, ALR Nevada entered into the Merger Agreement to effect the Reincorporation. The Merger Agreement is described in this prospectus/information statement and is attached as Annex A hereto. You are receiving this document in connection with the issuance of ALR Singapore Ordinary Shares to the stockholders of ALR Nevada in accordance with the terms of the Merger Agreement. The delivery of the Written Consent by the Majority Stockholder is sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Reincorporation Merger, on behalf of the stockholders of ALR Nevada. You are not being asked for a proxy, and you are requested not to send a proxy. This Notice of Stockholder Action by Written Consent shall constitute notice to you from the Company that the Reincorporation Merger has been approved by the holders of a majority of the voting power of the Company common stock by written consent in lieu of a meeting in accordance with Section 78.320 of the NRS.

Q:	Why has the Board proposed the Reincorporation?

A:	We believe that the Reincorporation from Nevada to Singapore will provide the Company with additional corporate flexibility, result in cost savings, and that Singapore is a jurisdiction more familiar to most of our current and potential new investors, ultimately resulting in improved access to capital markets. Through ALR Singapore (our historic subsidiary that after the Reincorporation will become the parent company of ALR Nevada), we already have a growing substantial business presence in Singapore, which we anticipate will continue to grow after the Reincorporation Merger. The Company’s primary executive officer, Sidney Chan, resides in Singapore with his wife, Christine Kan, who is a resident of Singapore and will serve as Vice President of ALR Singapore. Sidney and Christine beneficially own 70% of the shares of common stock of ALR Nevada. A significant percentage of the Company’s employees and operating assets are based in Singapore and the Company has other shareholders residing in Singapore who hold significant amounts of Company stock. Singapore, as a member of the Association of Southeast Asian Nations (“ASEAN”), is located in close proximity to suppliers of continuous glucose monitoring devices and blood glucose meters. Based on the relationships of our CEO, we believe we have improved access to personnel to grow the business in Singapore. More than 70% of the tangible property and real property leases of the Company are located in Singapore, and substantially all of the Company’s income is attributable to Singapore customers.

Q:	What will be the effect of the Reincorporation Merger?

A:	Upon effectiveness of the Reincorporation Merger, ALR Delaware will be merged with and into ALR Nevada, with ALR Nevada surviving the Reincorporation Merger as a wholly-owned subsidiary of ALR Singapore. ALR Delaware’s corporate existence will cease.

Q:	What will stockholders of ALR Nevada receive in the Reincorporation Merger?

A:	At the effective time the Reincorporation Merger (the “Effective Time”), each outstanding ALR Nevada Share will be cancelled and the holders thereof will receive or be allotted and issued an equal number of ALR Singapore Ordinary Shares. Currently there are 551,966,844 shares of common stock of ALR Nevada issued and outstanding. Each of the 352,000,000 compensatory incentive stock options (“ALR Nevada Options”) and 5,085,001,500 finance options (“ALR Nevada Warrants”) to purchase ALR Nevada Shares currently outstanding, whether vested or unvested, will be cancelled. In exchange for such cancellation, the holders of the ALR Nevada Options will receive, on a one for one basis, options to subscribe for an aggregate of 352,000,000 ALR Singapore Ordinary Shares (the “ALR Singapore Options”), and the holders of the ALR Nevada Warrants will receive, on a one for one basis, warrants to subscribe for an aggregate of 5,085,001,500 ALR Singapore Ordinary Shares (the “ALR Singapore Warrants”).

Q:	Will the ALR Singapore Ordinary Shares continue to be publicly traded?

A:	The ALR Nevada Shares are currently authorized for trading on the OTCQB under the symbol “ALRT”. ALR Singapore intends to submit an application so that ALR Singapore Ordinary Shares would continue to be quoted on the OTCQB tier of the OTC Markets Group under the symbol “ALRT”. Neither ALR Nevada nor ALR Singapore can assure you that the ALR Singapore Ordinary Shares will be approved for quotation on the OTCQB.

 When will the Reincorporation Merger be completed?

A:	ALR Nevada and ALR Singapore are working to complete the Reincorporation Merger as soon as possible. Certain conditions must be satisfied or waived before the parties can complete the Reincorporation Merger. See “The Merger Agreement— Conditions to Consummation of the Reincorporation.” Assuming timely satisfaction or waiver of the closing conditions, the Reincorporation Merger is expected to close in the second or third quarter of 2022.

Q:	Should ALR Nevada stockholders deliver their shares of common stock now?

A:	No. After the Reincorporation Merger is completed, any ALR Nevada Shares you hold as of the Effective Time, either electronically in book entry form, or represented by share certificates, automatically will be converted into the right to receive the ALR Singapore Ordinary Shares (the “Merger Consideration”). After the Effective Time, the Company will notify all stockholders of record of ALR Nevada Shares that the Reincorporation has become effective, and will cause it’s exchange agent, Pacific Stock Transfer, to mail to each such holder of record of ALR Nevada Shares entitled to receive the Merger Consideration a letter of transmittal with respect to book-entry shares (to the extent applicable) and certificates, and instructions for use in effecting the surrender of book-entry shares or certificates in exchange for the Merger Consideration.

Q:	Will the stockholders of ALR Nevada be entitled to dissenter’s rights of appraisal?

A:	Under Section 92A.380 of the NRS, if the Reincorporation Merger is completed, subject to compliance with the requirements of Sections 92A.300 to 92A.500 of the NRS, holders of ALR Nevada Shares (other than the Majority Stockholder), will have the right to dissent and demand payment in an amount that the Company estimates to be the fair value of each dissenter’s shares. Each dissenter will then have the right to contest the Company’s estimate of fair value. In order to exercise your dissenters’ rights, you must demand payment in writing no later than 30 days after the mailing of this prospectus/information statement, and comply precisely with other procedures set forth in Sections 92A.300 to 92A.500 of the NRS, which are included as Annex B to the prospectus/information statement. This prospectus/information statement shall constitute notice to you from the Company of the availability of dissenters’ rights under Sections 92A.300 to 92A.500 of the NRS.

Q:	What are the expected U.S. federal income tax consequences for an ALR Nevada stockholders, and for ALR Singapore and ALR Nevada, as a result of the Reincorporation Merger?

A:	Each U.S. Holder (as defined below in “Reincorporation Merger—U.S. Federal Income Tax Considerations”) of ALR Nevada Shares will realize taxable gain (but not loss) to the extent the fair market value of its ALR Singapore Ordinary Shares exceeds such U.S. Holder’s adjusted tax basis in its ALR Nevada Shares on the date of the Reincorporation Merger. If this exchange results in realized gain, the realized gain will be taxable as short term capital gain if the U.S. Holder has held its ALR Nevada Shares for one year or shorter at the time of the Reincorporation Merger or as long term capital gain to the extent the U.S. Holder has held the ALR Nevada Shares for over one year at the time of the Reincorporation Merger. Long term capital gain is taxable at a maximum rate of 20% whereas short term capital gains are taxable at ordinary effective income tax rates. A corporate U.S. Holder’s capital gains, long-term and short-term, are taxed at ordinary income tax rates (currently, a maximum rate of 21%).

Non-U.S. Holders of ALR Nevada will generally not be subject to U.S. tax upon their exchange of ALR Nevada Shares for ALR Singapore Ordinary Shares, except in limited circumstances discussed below.

ALR Nevada will continue being subject to U.S. federal income tax on its worldwide income after the Reincorporation Merger. We believe ALR Singapore will not be treated as a U.S. corporation under Section 7874 of the Code, and consequently should only be subject to U.S. tax on its U.S. source income.

Q:	What happens if the Reincorporation Merger is not consummated?

A:	If the Reincorporation Merger is not completed for any reason, you will not receive or be allotted or issued any ALR Singapore Ordinary Shares for any shares of ALR Nevada common stock that you hold. In such case, the common shares of ALR Nevada will remain outstanding and will continue to be traded on the OTCQB, and ALR Nevada will remain a publicly traded corporation organized under the laws of the State of Nevada. Ownership of the Company’s wholly-owned subsidiary, ALR Singapore, represented by one ALR Singapore Ordinary Share, will revert and be transferred back to ALR Nevada by KAD (as defined below), such that ALR Singapore will continue to be a wholly-owned subsidiary of ALR Nevada.

Q:	Who do I call if I have further questions about the Reincorporation Merger or the Merger Agreement?

A:	ALR Nevada stockholders who have questions about the Reincorporation Merger or who desire additional copies of this prospectus/information statement or other additional materials should contact:

ALR Technologies, Inc.
Attn:

Ken Robulak (North America) (804-554-3500)

Anthony Ngai (Outside North America) (65 3129 2924)
7400 Beaufont Springs Dr., Suite 300

Richmond, Virginia 23225

Summary of Prospectus/Information Statement

This summary highlights selected information from this prospectus/information statement and may not contain all of the information that is important to you. To better understand the Reincorporation Merger and the Company’s stockholder actions that are the subject of the Written Consent, you should read this entire prospectus/information statement carefully, including the Merger Agreement attached as Annex A and the other annexes to which you are referred herein. For more information, please see the section entitled “Where You Can Find More Information” in this prospectus/information statement.

Our Business

ALRT is a data management company that developed a comprehensive approach to diabetes care that includes: (i) a Food and Drug Administration (“FDA”) cleared and Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) compliant diabetes management system (the “Diabetes Solution”) that collects data directly from blood glucose meters (“BGM”) (and which was subsequently modified to integrate with continuous glucose monitoring (“CGM”) devices), (ii) a patent pending Predictive A1C algorithm to track treatment success between lab reports, and (iii) an FDA-cleared Insulin Dosing Adjustment program that provides the physician with therapy advancement suggestions based on current clinical practice guidelines. From this technology portfolio, the Company has developed the Diabetes Solution for human health, and the GluCurve, a modified version of the Diabetes Solution, for animal health (“GluCurve”).

In the future, the Company may seek to adapt its Diabetes Solution to be used in the management of other chronic diseases. The Company may be required to obtain additional clearance from the FDA, or other regulatory agencies, prior to commencing selling activities in the United States, or from comparable regulatory bodies in other countries, for other chronic health conditions.

The Reincorporation Merger

On May 11, 2022, our board of directors approved this prospectus/information statement, and confirmed their determination that it would be in the best interest of the Company to change our jurisdiction of incorporation from Nevada to Singapore (as previously defined, the “Reincorporation”). Our Majority Stockholder has executed the Written Consent approving the Reincorporation.

We are proposing to effect that change by effecting a reincorporation merger, pursuant to which the Company will become a wholly-owned subsidiary of ALR Singapore, and the stockholders of the Company will exchange their shares of common stock and options to purchase common stock, on a one-for-one basis, for ordinary shares and options to purchase ordinary shares of ALR Singapore, as applicable.

In order to facilitate the Reincorporation Merger and to comply with Singapore law, (i) ownership of the Company’s wholly-owned subsidiary, ALR Singapore, represented by one ALR Singapore Ordinary Share, was transferred (pending completion of the Reincorporation) to KAD Holdings Pte. Ltd. (“KAD”), a Singapore private company owned by trust entities controlled by our CEO, Sidney Chan, and (ii) ALR Singapore formed a new Delaware subsidiary corporation, ALR Delaware.

Upon consummation of the Reincorporation Merger and effectiveness of the requisite filings with the Nevada and Delaware Secretaries of State, ALR Delaware will be merged with and into ALR Nevada, with ALR Nevada surviving the Reincorporation Merger as a wholly-owned subsidiary of ALR Singapore, and ALR Delaware’s corporate existence will cease. ALR Nevada will continue its corporate existence as the primary asset of ALR Singapore. ALR Nevada will remain a corporation organized under Nevada law.

Upon effectiveness of the Reincorporation Merger, each outstanding ALR Nevada Share will be cancelled and the holders thereof will receive or be allotted and issued an equal number of ALR Singapore Ordinary Shares. Accordingly, subject to the de minimis impact of the one ALR Singapore Ordinary Share transferred to KAD as described above, the owners of ALR Nevada prior to the Reincorporation will own ALR Singapore Ordinary Shares, in the substantially the same amounts and percentages as they held ALR Nevada Shares. In addition, each of the 352,000,000 compensatory ALR Nevada Options, and 5,085,001,500 ALR Nevada Warrants currently outstanding, whether vested or unvested, will be cancelled. In exchange for such cancellations, the holders of the ALR Nevada Options will receive, on a one for one basis, an aggregate of 352,000,000 ALR Singapore Options, and the holders of the ALR Nevada Warrants will receive, on a one for one basis, an aggregate of 5,085,001,500 ALR Singapore Warrants.

Continuation of the Company Business Unchanged

For holders of ALR Nevada Shares, much will remain unchanged following the Reincorporation Merger. There will be some differences in your shareholder rights, given the differences between the laws of Nevada and Singapore as they relate to companies incorporated in those jurisdictions. The attached prospectus/information statement includes sections outlining these differences, including “Description of ALR Singapore Share Capital” on page [●], and “Comparison of Corporate Law” on page [●]. Upon closing the Reincorporation Merger, ALR Nevada stockholders will have their ALR Nevada Shares exchanged on a one-for-one basis for ordinary shares of ALR Singapore Ordinary Shares. For U.S. federal income tax purposes, U.S. Holders (as defined below in “Reincorporation Merger—U.S. Federal Income Tax Considerations”) of ALR Nevada Shares will recognize gain (but not loss) as a result of the Reincorporation Merger. The registration statement of which this prospectus/information statement forms a part is registering the exchange of ALR Nevada Shares for ALR Singapore Ordinary Shares on a one-for-one basis. The Reincorporation Merger also provides for the exchange of outstanding options to purchase shares of Common Stock of ALR Nevada on a one-for-one basis, for options to subscribe for ALR Singapore Ordinary Shares. The ALR Singapore Ordinary Shares are expected to trade on the OTCQB tier under the same ticker symbol under which the ALR Nevada Shares are currently traded (ALRT), and is expected to begin trading on the OTCQB as soon as possible following the effective date of the Reincorporation Merger.

The consolidated assets and liabilities of ALR Singapore and ALR Nevada, as its wholly-owned subsidiary, immediately after the Reincorporation Merger, will be identical on a consolidated basis to the assets and liabilities of ALR Nevada immediately prior to the Reincorporation. The officers and directors of ALR Nevada immediately before the Reincorporation becomes effective will also serve as officers and directors of ALR Singapore upon Reincorporation. In addition, pursuant to Singapore law, ALR Singapore is required to appoint certain officers and to have at least one director who is ordinarily resident in Singapore. Therefore, prior to the Reincorporation, and continuing upon effectiveness of the Reincorporation, ALR Singapore will appoint Benjamin Szeto, as Secretary and Chief Legal Counsel, and Christine Kan, the spouse of CEO Sidney Chan, as Vice President. Additionally, Ms. Kan, who is currently serving as a director of ALR Singapore, will continue to serve ALR Singapore as a locally resident director following the Reincorporation. Biographical information regarding Mr. Szeto and Ms. Kan is set forth on page [●] of this prospectus. The Reincorporation will not result in any material change to our business and will not have any effect on the relative equity interests of our stockholders. After the Reincorporation, it is also anticipated that at least initially, the officers and directors of ALR Nevada, as the wholly-owned subsidiary of ALR Singapore, will remain the same as prior to the Reincorporation.

Principal Reasons for the Reincorporation

We believe that the Reincorporation from Nevada to Singapore will provide the Company with additional corporate flexibility, result in cost savings, and that Singapore is a jurisdiction more familiar to most of our current and potential new investors, ultimately resulting in improved access to capital markets. Through ALR Singapore (our historic subsidiary that after the Reincorporation will become the parent company of ALR Nevada), we already have a growing substantial business presence in Singapore, which we anticipate will continue to grow after the Reincorporation Merger. The Company’s primary executive officer, Sidney Chan, resides in Singapore with his wife, Christine Kan, who is a resident of Singapore and will serve as Vice President of ALR Singapore. Sidney and Christine beneficially own 70% of the shares of common stock of ALR Nevada. A significant percentage of the Company’s employees and operating assets are based in Singapore and the Company has other stockholders residing in Singapore who hold significant amounts of Company stock. Singapore, as a member of the Association of Southeast Asian Nations (“ASEAN”), is located in close proximity to suppliers of continuous glucose monitoring devices and blood glucose meters. Based on the relationships of our CEO, we believe we have improved access to personnel to grow the business in Singapore. More than 70% of the tangible property and premises leases of the Company is located in Singapore, and substantially all of the Company’s income is attributable to Singapore customers.

Shareholder Approvals and Regulatory Filings

In order for the Company to carry out the Reincorporation Merger, it will be necessary for us to comply with the provisions of the corporate laws of Nevada, Delaware, and Singapore. Under Nevada corporate law, we are required to obtain approval from the holders of a majority of the outstanding shares of Common Stock of ALR Nevada, in order to carry out the Reincorporation Merger, and to file Articles of Merger with the Secretary of State of Nevada. This Prospectus/information statement is being delivered to all stockholders of ALR Nevada in connection with securing approval of the Reincorporation Merger by way of Written Consent Resolutions of the requisite number of stockholders of ALR Nevada. Under Delaware law, we are required to obtain the consent or approval of a majority of the outstanding shares of common stock of ALR Delaware, and to file a Certificate of Merger with the Delaware Secretary of State, in order to complete the Reincorporation Merger of ALR Delaware with and into ALR Nevada.

Sidney Chan and Christine Kan, who together currently hold approximately 70.7% of our outstanding ALR Nevada Shares, have executed Written Consent Resolutions of the shareholders of ALR Nevada approving the Reincorporation Merger.

ALR Singapore, which owns the one share of common stock of ALR Delaware issued and outstanding, has also approved the Reincorporation Merger.

Under Singapore law, prior to the Effective Time, ALR Singapore is required to convene meetings by its board of director(s) and shareholder(s) in order have its board of director(s) and shareholder(s) pass resolutions to, among other things, be converted from a private limited company to a public (unlisted) limited company and to approve the issuance and allotment of ALR Singapore Ordinary Shares to the stockholders of ALR Nevada in exchange for ALR Nevada Shares.

Dissenters’ Rights

Any holder of ALR Nevada Shares that has not consented to the Reincorporation Merger may exercise dissenters’ rights under Nevada law, rather than receive the Merger Consideration in the Reincorporation Merger. The provisions of Nevada law governing dissenters’ rights are complex, and you should study them carefully if you wish to exercise your dissenters’ rights. A copy of Sections 92A.300 through 92A.500 of the NRS is attached to this prospectus/information statement as Annex B. For a more detailed discussion of dissenters’ rights under Nevada law, please see the section entitled “The Reincorporation Merger—Dissenters’ Rights” beginning on page [●] of this prospectus/information statement.

Foreign Private Issuer

Upon the effectiveness of the registration statement of which this prospectus forms a part, ALR Singapore will report under the Exchange Act as a non-U.S. public company with foreign private issuer status. So as long as ALR Singapore continues to qualify as a foreign private issuer under the Exchange Act, ALR Singapore will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

However, in lieu of filing annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as a foreign private issuer, ALR Singapore will be required to file with the SEC annual reports on Form 20-F and, from time to time, reports on Form 6-K. In addition, ALR Singapore will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

Certain Tax Consequences for ALR Nevada, ALR Singapore, and the Stockholders of ALR Nevada

ALR Nevada will continue to be subject to U.S. federal income tax on its worldwide income after the Reincorporation Merger. We believe ALR Singapore will not be treated as a U.S. corporation under Section 7874 of the Code, and consequently should only be subject to U.S. tax on its U.S. source income.

As discussed below in “Reincorporation Merger—U.S. Federal Income Tax Considerations,” we believe it is reasonable to conclude for U.S. federal income tax purposes that U.S. Holders (as defined below in “Reincorporation Merger—U.S. Federal Income Tax Considerations”) of ALR Nevada Shares will recognize gain (but not loss) as a result of the Reincorporation Merger. Pursuant to the Reincorporation Merger, the ALR Nevada stockholders may be regarded as having disposed of ALR Nevada Shares, ALR Nevada Options or ALR Nevada Warrants in exchange for ALR Singapore Ordinary Shares, or ALR Singapore Options or Warrants, and a profit may result to such stockholders as a result of the disposal. Under current Singapore income tax laws, only gains of an income nature and that are sourced or received in Singapore are taxable (subject to any applicable exemptions available).

Please refer to “Taxation” for a description of certain material U.S. federal and Singapore tax consequences of the Reincorporation Merger to our stockholders. Determining the actual tax consequences to you may be complex and will depend on your specific situation. Accordingly, the tax consequences summarized above may not apply to all holders of our ALR Nevada Shares and you should consult your own tax advisors regarding the particular U.S. (federal, state and local), Singapore, and other non-U.S. tax consequences of the Reincorporation Merger and ownership and disposition of ALR Nevada Shares in light of your particular situation.

Accounting Treatment of the Reincorporation

The Reincorporation Merger will be accounted for as a legal reorganization as there will be no change in control and there will be no change in the ultimate ownership interest, immediately before and after the transaction. Under US Generally Accepted Accounting Principles as issued by the Financial Accounting Standards Board, the Reincorporation Merger represents a non-substantive exchange and will be accounted for in a manner consistent with a transaction between entities of common control.

The assets and liabilities in our consolidated financial statements after the Reincorporation Merger will be reflected at their historical value in our consolidated financial statements at the time of the Reincorporation Merger. In addition, the Reincorporation Merger will not impact the Company’s capitalization. The historical comparative figures of ALR Singapore will be those of ALR Nevada.

How the Reincorporation will Affect Your Rights as a Shareholder

You will hold substantially the same relative equity and voting interests in ALR Singapore following the Reincorporation from Nevada to Singapore, that you now hold in ALR Nevada. However, the rights of shareholders under Singapore law differ in certain substantive ways from the rights of shareholders under Nevada law.

In particular, upon effectiveness of the Reincorporation Merger, the threshold for fundamental changes in Nevada (such as a merger, conversion, sale lease or exchange of assets) only requires approval by a majority of the voting power of stockholders, whereas fundamental changes in Singapore (such as an amalgamation, reduction of capital or amendment of the Constitution) requires approval by at least 75% of the voting power of shareholders.

With regard to the transfer of shares, under Nevada law shares are transferable unless restricted in the articles of incorporation, the bylaws, any agreement among the stockholders, or between the corporation and one or more stockholders. Under Singapore law, the restriction of the right to transfer shares is a foundational requirement for the incorporation of private companies (but not for public companies which would be the status of ALR Singapore upon completion of the Reincorporation Merger).

Further, in Nevada distributions to stockholders are typically dividends made in cash or in property (but not the corporation’s own shares). Under Singapore law, dividends may be paid out in cash or in kind (which includes payment of dividends in the form of the company’s own shares).

In addition, under Nevada law there are dissenters’ rights available where a corporation takes on certain actions (e.g. a merger where stockholder approval is required, a conversion or an exchange, or an action obligating the stockholder to accept money or scrip instead of fractional shares in exchange for the cancellation of all the stockholder’s outstanding shares); however, Singapore law does not provide for such dissenters’ rights. Under Singapore law any aggrieved minority shareholder may make an application to the courts for personal remedies in cases of oppression or injustice by the majority shareholders or the company.

Additional examples of other changes in shareholder rights which will result from the Reincorporation Merger are described in “Description of ALR Singapore’s Share Capital” and “Comparison of Corporate Law.”

OTCQB Quotation

We will submit an application so that ALR Singapore Ordinary Shares will be considered for quotation on the OTCQB tier of the OTC Markets Group under the symbol “ALRT,” the same symbol under which our common shares of ALR Nevada are currently quoted.

Risk Factors

You should carefully consider the risks and uncertainties described below and the other information in this prospectus/information statement. The business, financial condition or results of operations of the ALR Singapore and the Company following the Reincorporation could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our shares could decline and you could lose all or part of your investment. This prospectus/information statement also contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements.” The actual results of the ALR Singapore and the Company following the Reincorporation could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors.

Risks Related to Our Business and Operations

Although our financial statements have been prepared on a going concern basis, our management and independent auditors in their report accompanying our consolidated financial statements for the year ended December 31, 2021, believe that our recurring losses from operations and other factors have raised substantial doubt about our ability to continue as a going concern as of December 31, 2021.

Our audited financial statements for the fiscal year ended December 31, 2021 were prepared on a going concern basis in accordance with U.S. GAAP. The going concern basis assumes that we will continue in operation for the next 12 months and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business, thus our financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Our recurring losses, anticipated future losses, negative cash flow, need for additional capital and the uncertainties surrounding our ability to raise such funding, raises substantial doubt about our ability to continue as a going concern. In order for us to continue operations beyond the next 12 months and be able to discharge our liabilities and commitments in the normal course of business, we must complete the development and deployment of our product, and sell our products directly to end-users, establish profitable operations through increased sales, decrease expenses, generate cash from operations or raise additional funds when needed. We intend to improve our financial condition and ultimately improve our financial results by increasing revenues through introduction of our product into new markets, continuing to expand and develop our field sales force and distributor relationships both domestically and internationally, forming strategic arrangements within the health & wellness and medical industries, educating medical professionals and patients as to the benefits of our diabetes management services, and reducing expenses. If we are unable to increase sales, reduce expenses or raise sufficient additional capital we may be unable to continue to fund our operations, develop our products, realize value from our assets, or discharge our liabilities in the normal course of business. If we become unable to continue as a going concern, we could have to liquidate our assets, and potentially realize significantly less than the values at which they are carried on our financial statements, and stockholders could lose all or part of their investment in our common stock.

We have experienced net losses for each of the past three years, and we could experience additional losses and have difficulty achieving profitability in the future.

We had an accumulated deficit of $102,015,077 and $93,571,762 at December 31, 2021 and December 31, 2020, respectively. We recorded net losses of approximately $8,443,215, $5,916,017, and $9,005,537 for the years ended December 31, 2021, 2020, and 2019, respectively. In order to achieve profitability, we must control our costs and increase net revenue through new sales. Failure to increase our net revenue and decrease our costs could cause our stock price to decline and could have material adverse effect on our business, financial condition, and results of operations.

We may be unable to maintain compliance with OTCQB Standards for Continued Eligibility which could cause our common stock to be demoted from OTCQB. This could result in the lack of a market for our common stock, cause a decrease in the value of an investment in us, and adversely affect our business, financial condition and results of operations.

Our common stock is currently quoted on OTCQB tier of the electronic quotation service operated by OTC Markets Group. To maintain the listing of our common stock on OTCQB, we are required to meet certain listing requirements, including, among others (i) have audited annual financials by a Public Company Accounting Oversight Board auditor; (ii) meet minimum bid price test of $0.01; (iii) maintain SEC reporting standards or equivalent alternative reporting standards; and (iv) not be in bankruptcy. If we fail to meet OTCQB Standards for Continued Eligibility, the trading of the stock will most likely take place on a lower tier of the over-the-counter market, such as those established for financially distressed companies or those in bankruptcy. There is no assurance that we will meet the minimum Standards for Continued Eligibility. An investor is likely to find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on the OTC Pink, and many investors may not buy or sell our common stock due to difficulty in accessing OTC Pink, or over-the-counter markets, generally, due to policies preventing them from trading in securities not listed on a national exchange, not maintaining SEC reporting requirements, or other reasons.

Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement prior from you to making a sale on your behalf. Because of the imposition of the foregoing additional sales practices, it is possible that broker-dealers will not want to make a market in our common stock. This could prevent you from reselling your shares and may cause the value of your investment to decline.

We could need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we could be unable to execute our business plan.

To remain competitive, we must continue to make significant investments in the development of our products, in obtaining regulatory clearances to introduce our product into new markets, in the expansion of our sales and marketing activities, and in the expansion of our operating and management infrastructure as we increase sales domestically and internationally. If cash generated from our operations is insufficient to fund such growth, we could be required to raise additional funds through the issuance of equity or debt securities in the public or private markets, or through a collaborative arrangement or sale of assets. Additional financing opportunities may not be available to us, or if available, may not be on favorable terms. The availability of financing opportunities will depend, in part, on market conditions, and the outlook for our business. Any future issuance of equity securities or securities convertible into equity securities could result insubstantial dilution to our stockholders, and the securities issued in such a financing could have rights, preferences or privileges senior to those of our common stock. In addition, if we raise additional funds through debt financing, we could be subject to debt covenants that place limitations on our operations. We could not be able to raise additional capital on reasonable terms, or at all, or we could use capital more rapidly than anticipated. If we cannot raise the required capital when needed, we may not be able to satisfy the demands of existing and prospective customers, we could lose revenue and market share and we may have to curtail our capital expenditures. The following factors, among others, could affect our ability to obtain additional financing on favorable terms, or at all:

●	our results of operations;

●	general economic conditions and conditions in the medical and health management industries;

●	the perception of our business in the capital markets;

●	our ratio of debt to equity;

●	our financial condition;

●	our business prospects; and

●	interest rates.

If we are unable to obtain sufficient capital in the future, we could have to curtail our capital expenditures. Any curtailment of our capital expenditures could result in a reduction in net revenue, reduced quality of our products, increased manufacturing costs for our products, harm to our reputation, or reduced manufacturing efficiencies, and could have a material adverse effect on our business, financial condition, and results of operations.

Our success depends, in part, on securing and developing relationships with, and on the efforts of, third-party distributors to sell and distribute our Diabetes Solution and GluCurve products.

We will rely on a variety of third-party distributors, such as independent health care organizations, medical suppliers, group purchasing organizations, pharmaceutical companies, insulin providers and other health care companies to introduce the ALRT Diabetes Solution and GluCurve products to their networks. The Company does not have any third-party distributors which have generated sales for the Company to date. Such third parties have significant discretion in determining the efforts and resources they apply to the marketing, sale and implementation of our products, and we will face significant challenges and risks in expanding, training, and managing such third parties. Third parties may not commit the necessary resources to market and sell our products to the level of our expectations, and, regardless of the resources they commit, they may not be successful. From time to time, we may face competition or pricing pressure from one or more of our non-exclusive distributors in certain geographic areas where those distributors are selling inventory to the same customer base to whom we are selling. Additionally, most distributor agreements may be terminated with limited notice, and we may not be able to replace any terminating distributor in a timely manner or on terms agreeable to us, if at all. If we are not able to secure and grow our distribution network we will not reach the revenues and profits needed to sustain our business. If we are not able to maintain our distribution network, if our distribution network is not successful in marketing and selling our products, or if we experience a significant reduction in, cancellation, or change in the size and timing of orders from our distributors, our revenues could decline significantly, and such factors could otherwise have material adverse effect on our business, financial condition, and results of operations.

Our inability to distinguish our Diabetes Solution and GluCurve from other diabetes treatment compliance devices or solutions could limit the market acceptance of our products and our market share.

Our Diabetes Solution and GluCurve represents a relatively new entry into the market for diabetes compliance solutions. Our future success will depend on our ability to increase demand for our products by demonstrating to a broad spectrum of healthcare providers the potential performance advantages and efficiencies of our Diabetes Solution and GluCurve over traditional methods of treatment management and over competitive management solutions, and our inability to do so could have a material adverse effect on our business, financial condition, and results of operations. Historically, we have experienced long sales cycles because healthcare professionals have been, and could continue to be, slow to adopt new technologies on a widespread basis. As a result, we generally are required to invest a significant amount of time and resources to educate healthcare administrators and other purchasers about the benefits of our product in comparison to competing products and technologies before completing a sale, if any.

Factors that could inhibit adoption of our Diabetes Solution and GluCurve by healthcare professionals include concerns about the efficacy and reliability of our product. In order to invest in our product, a healthcare administrator generally needs to invest time to understand the technology, consider how physicians may respond to the new technology, assess the financial impact the investment could have on medical practice and become comfortable introducing and using our products. Absent an immediate competitive motivation, a healthcare administrator may not feel compelled to invest the time required to learn about the potential benefits of using our products. Healthcare professionals may not accept or adopt our products until they see additional clinical evidence supporting the safety and efficiency of our product, or recommendations supporting our product by influential health care providers or practitioners. In addition, economic pressure, caused, for example, by an economic slowdown, changes in health care reimbursement or by competitive factors in a specific market, could make healthcare organizations reluctant to purchase substantial capital equipment or invest in new technologies. Acceptance by healthcare providers will depend on the recommendations of specialists, as well as other factors, including the relative effectiveness, reliability and efficiency of our systems as compared to other methods for managing diabetes treatment.

Any failure in our efforts to train health practitioners could result in the misuse of our products, reduce the market acceptance of our products and have a material adverse effect on our business, financial condition, and results of operations.

There is a learning process involved for health practitioners to become proficient users of our Diabetes Solution and GluCurve. It is critical to the success of our sales efforts to adequately train a sufficient number of practitioners. Following completion of training, we rely on health practitioners and administrators to advocate the benefits of our products in the broader marketplace. Convincing practitioners to dedicate the time and energy necessary for adequate training and implementation is challenging, and we cannot provide assurance that we will be successful in these efforts. If practitioners are not properly trained, they could misuse or ineffectively use our Diabetes Solution and GluCurve, or could be less likely to appreciate our Diabetes Solution and GluCurve. This could also result in unsatisfactory patient outcomes, negative publicity, FDA regulatory action, or lawsuits against us, any of which could negatively affect our reputation and sales of our Diabetes Solution and GluCurve.

If future data proves to be inconsistent with our clinical results or if competitors’ products present more favorable results, our revenues could decline and our business, financial condition, and results of operations could be materially and adversely affected.

If new studies or comparative studies generate results that are not as favorable as our studies and results to date, our revenues could decline. Additionally, if future studies indicate that our competitors’ products are more effective or reliable than ours, our revenues could decline. Furthermore, healthcare professionals could choose not to purchase our Diabetes Solution or GluCurve until they receive additional published long-term clinical evidence and recommendations from prominent health professionals that indicate our Diabetes Solution and GluCurve products are effective for clinical applications.

We face competition from other companies, many of which have substantially greater resources than we do. If we do not successfully develop and commercialize current and future products that remain competitive with products or alternative technologies developed by others, we could lose revenue opportunities and customers, and our ability to grow our business would be impaired.

A number of competitors have substantially greater capital resources, larger customer bases, larger technical, sales and marketing forces and stronger reputations with target customers than ours. We compete with a number of domestic and foreign companies in the human health and animal health segments that market diabetes treatment management products, including those which bundle hardware, software and testing supplies, as well as companies that market integrated treatment solutions in the healthcare market. The marketplace is highly fragmented and very competitive. We expect that the rapid technological changes occurring in the health care industry could lead to the entry of new competitors, particularly if artificial intelligence driven software gains market acceptance in the field. If we do not compete successfully, our revenue and market share could decline and our business, financial condition, and results of operations could be adversely affected. Our long-term success depends upon our ability to (i) distinguish our products through improving our product performance and pricing, protecting our intellectual property, improving our customer support, accurately timing the introduction of new products, and developing sustainable distribution channels worldwide; and (ii) develop and successfully commercialize new products, new or improved technologies, and additional applications for our Diabetes Solution. There is no assurance that we will be able to distinguish our Diabetes Solution and GluCurve, commercialize any new products, new or improved technologies, or additional applications for our intellectual property.

If our customers cannot obtain third-party reimbursement for their use of our products, they could be less inclined to purchase our products and our business, financial condition, and results of operations could be adversely affected.

Our products are generally purchased by medical professionals who have various billing practices and patient mixes. Such practices range from primarily private pay to those who rely heavily on third-party payers, such as private insurance or government programs. In the United States, third-party payers review and frequently challenge the prices charged for medical products and/or services. In many foreign countries, the prices for diabetes treatment services are predetermined through government regulation. Payers could deny coverage and reimbursement on various grounds, including if they determine that the procedure was not medically necessary or that the device used in the procedure was investigational. Accordingly, both coverage and reimbursement can vary significantly from payer to payer. For the portion of physicians who rely heavily on third-party reimbursement, the inability to obtain reimbursement for services using our products could deter them from purchasing or using our products. We cannot predict the effect that future health care reforms or changes in financing for health plans could have on our business. Any such changes could have an adverse effect on the ability of a physician or medical institution to generate a profit using our current or future products. In addition, such changes could act as disincentives for capital investments by medical professionals.

We could incur problems in manufacturing our products.

Any CGM or BGM sold as part of our Diabetes Solution or GluCurve products would be manufactured by third party suppliers. In order to grow our business, we must expand our supply chain to meet any demand we may experience. We could encounter difficulties in securing additional supply of our products, including problems involving supplier production capacity and yields, quality control and assurance, component supply, and shortages of qualified personnel. We will be reliant on the performance of the third-party suppliers to manufacture the CGM and BGM in accordance with the specifications and schedules required. Failure of the third-party suppliers to provide CGM and BGM as required by the Company could have an adverse impact on the Company and its distribution relationships.

In addition, before we can scale up commercial manufacture of our products, we must ensure that our third-party manufacturing facilities, processes, and quality systems, and the manufacture of the BGM or CGM bundled with our products, comply with any applicable regulations governing facility compliance, quality control, and documentation policies and procedures. While CGM or BGM purchased from third party manufacturers will have higher regulatory compliance requirements if distributed for human health, as opposed to those products distributed for animal health, any deviation in the quality system for the BGM or CGM used in animal health could lead to an adverse impact of our business.

In addition, our supplier manufacturing facilities are subject to periodic inspections by the FDA, or comparable regulatory authorities from other jurisdictions, as well as various state agencies and foreign regulatory agencies. From time to time, we could experience significant supply delays while our suppliers ensure compliance with these requirements. Our success will depend in part upon our ability to supply our products in compliance with the FDA’s QSR and other regulatory requirements. Although we have not experienced quality issues with components of our products supplied by third parties, we expect to encounter periodic quality control issues. Our future success depends on our ability to supply products on a timely basis with acceptable purchase costs, while at the same time ensuring good quality control and complying with applicable regulatory requirements, and an inability to do so could have a material adverse effect on our business, financial condition, and results of operations.

Product liability claims against us could be costly and could harm our reputation.

The sale of medical devices involves the risk of product liability claims against us. We have no current product sales and therefore no current liability insurance coverage. In the future, claims could exceed our then current product liability insurance coverage limits. Our insurance policies will be subject to various standard coverage exclusions, including damage to the product itself, losses from recall of our product, and losses covered by other forms of insurance such as workers compensation. We cannot be certain that we will be able to successfully defend any claims against us, nor can we be certain that our insurance will cover all liabilities resulting from such claims. In addition, we cannot provide assurance that we will be able to obtain such insurance in the future on terms acceptable to us, or at all. Regardless of merit or eventual outcome, any product liability claim brought against us could result in harm to our reputation, decreased demand for our products, costs related to litigation, product recalls, loss of revenue, an increase in our product liability insurance rates, or the inability to secure coverage in the future, and could have a material adverse effect on our business, financial condition, and results of operations.

Rapidly changing standards and competing technologies could harm demand for our products, result in significant additional costs, and have a material adverse effect on our business, financial condition, and results of operations.

The markets in which our products compete are subject to rapid technological change, evolving industry standards, changes in the regulatory environment, and frequent introductions of new devices and evolving techniques in diabetes treatment and patient management. Competing products could emerge that render our products uncompetitive or obsolete. The process of developing new medical devices is inherently complex and requires regulatory approvals or clearances that can be expensive, time-consuming, and uncertain. We cannot guarantee that we will successfully identify new product opportunities, identify new and innovative applications of our technology, or be financially or otherwise capable of completing the research and development required to bring new products to market in a timely manner. An inability to expand our product offerings or the application of our technology could limit our growth. In addition, we could incur higher manufacturing costs if manufacturing processes or standards change, and we could need to replace, modify, design, or build and install equipment, all of which would require additional capital expenditures.

We could be unable to effectively manage and implement our growth strategies, which could have a material adverse effect on our business, financial condition, and results of operations.

Our growth strategy includes expanding the market for our Diabetes Solution and GluCurve products, and developing new applications and enhancements for our products. Expansion of our existing market, product line and entry into new medical applications divert the use of our resources and systems, require additional resources that might not be available (or available on acceptable terms), require additional country-specific regulatory approvals, result in new or increasing competition, could require longer implementation times or greater start-up expenditures than anticipated, and could otherwise fail to achieve the desired results in a timely fashion, if at all. These efforts could also require that we successfully commercialize new technologies in a timely manner, price them competitively and cost-effectively, and manufacture and deliver sufficient volumes of new products of appropriate quality on time. We could be unable to increase our sales and earnings by expanding our product offerings in a cost-effective manner, and we could fail to accurately predict future customer needs and preferences or to produce viable technologies. In addition, we could invest heavily in research and development of products that do not lead to significant revenue. Even if we successfully innovate and develop new products and product enhancements, we could incur substantial costs in doing so. In addition, promising new products could fail to reach the market or realize only limited commercial success because of efficacy or safety concerns, failure to achieve positive clinical outcomes, or uncertainty over third-party reimbursement.

We could be subject to breaches of our information technology systems, which could damage our reputation and customer relationships. Such breaches could subject us to significant reputational, financial, legal, and operational consequences.

We will rely on information systems (“IS”) in our current or future business to obtain, rapidly process, analyze and manage data to, among other things:

●	facilitate the purchase and distribution of thousands of inventory items through numerous distributors;

●	receive, process and ship orders on a timely basis;

●	accurately bill and collect from thousands of customers;

●	process payments to suppliers; and

●	provide technical support to our customers.

A cyber-attack that bypasses our IS security, or employee error, malfeasance or other disruptions that cause an IS security breach, could lead to a material disruption of our IS and/or the loss of business information. Such an attack could result in, among other things:

●	the theft, destruction, loss, misappropriation or release of confidential data and intellectual property;

●	operational or business delays;

●	liability for a breach of personal financial and health information belonging to our customers and their patients or to our employees; and

●	damage to our reputation,

any of which could have a material adverse effect on our business, financial condition, and results of operations. In the event of an attack, we would be exposed to a risk of loss or litigation and possible liability, including under laws that protect the privacy of personal information.

Litigation against us could be costly and time-consuming to defend and could materially and adversely affect our business, financial condition, and results of operations.

We expect to be involved from time to time involved in various claims, litigation matters and regulatory proceedings incidental to our business, including claims for damages arising out of the use of our products or services and claims relating to intellectual property matters, employment matters, commercial disputes, competition, sales and trading practices, environmental matters, personal injury, and insurance coverage. Some of these lawsuits include claims for punitive as well as compensatory damages. The defense of these lawsuits could divert our management’s attention, and we could incur significant expenses in defending these lawsuits. In addition, we could be required to pay damage awards or settlements or become subject to unfavorable equitable remedies. Moreover, any insurance or indemnification rights that we could have may be insufficient or unavailable to protect us against potential loss exposures.

If we lose our key management personnel, or are unable to attract or retain qualified personnel, it could adversely affect our ability to execute our growth strategy.

Our success is dependent, in part, upon our ability to hire and retain management, engineers, marketing and sales personnel, technical, research and other personnel who are in high demand and are often subject to competing employment opportunities. Our success will depend on our ability to retain our current management, engineers, marketing and sales, technical, research and other personnel and to attract and retain qualified like personnel in the future. Competition for senior management, engineers, marketing and sales personnel, and other specialized technicians is intense and we may not be able to retain our personnel. If we lose the services of any executive officers, key contractors or key employees, our ability to achieve our business objectives could be harmed and our business, financial condition, and results of operations could be materially and adversely affected. In general, our officers could terminate their employment at any time without notice for any reason.

If we fail to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act, or if we fail to maintain adequate internal control over financial reporting, our business, financial condition, and results of operations, and investors’ confidence in us, could be materially and adversely affected.

As a public company, we are required to comply with the periodic reporting obligations of the Exchange Act, including preparing annual reports, quarterly reports, and current reports. Our failure to prepare and disclose this information in a timely manner and meet our reporting obligations in their entirety could subject us to penalties under federal securities laws, expose us to lawsuits, and restrict our ability to access financing on favorable terms, or at all.

In addition, pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to evaluate and provide a management report of our systems of internal control over financial reporting. During the course of the evaluation of our internal control over financial reporting, we could identify areas requiring improvement and could be required to design enhanced processes and controls to address issues identified through this review. This could result in significant delays and costs to us and require us to divert substantial resources, including management time, from other activities. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. Any failure to maintain compliance with the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could, negatively impact the trading price of our stock, and adversely affect investors’ confidence in the Company and our ability to access capital markets for financing.

Risks Related To Our Intellectual Property

If the patents that we own or license, or our other intellectual property rights, do not adequately protect our technologies, we could lose market share to our competitors and be unable to operate our business profitably.

Our future success depends, in part, on our ability to obtain and maintain patent protection for our products and technology, to preserve our trade secrets and to operate without infringing the intellectual property of others. We rely on patents to establish and maintain proprietary rights in our technology and products. We currently possess patent applications with respect to our products and technology. However, we cannot ensure that any patents will be issued, that the scope of any patent protection will be effective in helping us address our competition, or that any of our patents will be held valid if subsequently challenged. It is also possible that our competitors could independently develop similar or more desirable products, duplicate our products, or design products that circumvent our patents. The laws of foreign countries may not protect our products or intellectual property rights to the same extent as the laws of the United States. In addition, there have been recent changes in the patent laws and rules of the U.S. Patent and Trademark Office, and there could be future proposed changes that, if enacted, have a significant impact on our ability to protect our technology and enforce our intellectual property rights. If we fail to protect our intellectual property rights adequately, our competitive position could be adversely affected, and there could be a material adverse effect on our business, financial condition, and results of operations.

If third parties claim that we infringe their intellectual property rights, we could incur liabilities and costs and have to redesign or discontinue selling certain products, which could have a material adverse effect on our business, financial condition, and results of operations.

We face substantial uncertainty regarding the impact that other parties’ intellectual property positions will have on systems for diabetes treatment monitoring. The medical technology industry has in the past been characterized by a substantial amount of litigation and related administrative proceedings regarding patents and intellectual property rights. From time to time, we expect to receive, notices of claims of infringement, misappropriation, or misuse of other parties’ proprietary rights. Some of these claims could lead to litigation. We may not prevail in any future intellectual property infringement litigation given the complex technical issues and inherent uncertainties in litigation. Any claims, with or without merit, could be time-consuming and distracting to management, result in costly litigation, or cause product shipment delays. Adverse determinations in litigation could subject us to significant liability and could result in the loss of proprietary rights. A successful lawsuit against us could also force us to cease selling or redesign products that incorporate the infringed intellectual property. Additionally, we could be required to seek a license from the holder of the intellectual property to use the infringed technology, and it is possible that we may not be able to obtain a license on acceptable terms, or at all.

Risks Related To Our Regulatory Environment

Changes in government regulation or the inability to obtain or maintain necessary government approvals could have a material adverse effect on our business, financial condition, and results of operations.

The regulatory environment for human health differs significantly from the regulatory environment for animal health. In general, the regulatory environment for human health is significantly more extensive, resulting in longer lead times to be granted clearance to market products for sale. In many instances the regulatory market for animal health products does not require the formal grant of clearance to market products for sale for animal health. Commercializing the GluCurve for animal health would not provide an indication that the Company will be successful in obtaining clearance to market the Diabetes Solution for human health. If we are able to secure clearance to market the Diabetes Solution, there is no certainty how long it will take to secure such clearance and it may take significantly longer than we can reasonable expect or forecast. Conversely, by bringing the GluCurve to market without going through the same level of rigor as the Diabetes Solution, could result in increased risk of quality system issues, product liability and overall business risk.

The Diabetes Solution for human health will be subject to extensive government regulation, both in the United States and in other countries. To clinically test, manufacture, and market products for human use, we must comply with regulations and safety standards set by the FDA and comparable state and foreign agencies. Regulations adopted by the FDA and comparable foreign agencies are wide-ranging and govern, among other things, product design, development, manufacture and control testing, labeling control, storage, advertising, and sales. Generally, products must meet regulatory standards as safe and effective for their intended use before being marketed for human applications. The clearance process is expensive, time-consuming, and uncertain. Failure to comply with applicable regulatory requirements of the FDA and applicable foreign agencies can result in an enforcement action which could include a variety of sanctions, including fines, injunctions, civil penalties, recall or seizure of our products, operating restrictions, partial suspension, or total shutdown of production and criminal prosecution. The failure to receive or maintain requisite approvals for the use of our products or processes, or significant delays in obtaining such approvals, could prevent us from developing, manufacturing, and marketing products and services necessary for us to remain competitive.

If we develop new products and applications or make any significant modifications to our existing products or labeling, we will need to obtain additional regulatory clearances or approvals. Any modification that could significantly affect a product’s safety or effectiveness, or that would constitute a change in its intended use, will require a new regulatory clearance, or could require a Premarket approval (PMA) application. The FDA and comparable foreign agencies require each manufacturer to make this determination initially, but the FDA and comparable foreign agencies can review any such decision and can disagree with a manufacturer’s determination. If the FDA or comparable foreign agency disagrees with a manufacturer’s determination, the FDA and comparable foreign agencies can require the manufacturer to cease marketing and/or recall the modified device until clearance or Premarket approval (PMA) is obtained. If clearance, or the foreign equivalent, is denied and a Premarket approval (PMA) application is required, we could be required to submit substantially more data and conduct human clinical testing and would very likely be subject to a significantly longer review period.

In the US, the clearance to market a medical device for human health is 510(k) clearance. Products sold in international markets for human use are also subject to the regulatory requirements of each respective country or region. The regulations of the European Union require that a device have a CE Mark, indicating conformance with European Union laws and regulations before it can be sold in the European Union. The regulatory international review process varies from country to country. We expect to rely on our compliance consultants in any foreign countries in which we may market our products to comply with the regulatory laws of such countries. Failure to comply with the laws of such countries could prevent us from selling products in such countries. In addition, unanticipated changes in existing regulatory requirements or the adoption of new requirements could impose significant costs and burdens on us, which could increase our operating expenses.

Changes in health care regulations in the U.S. and elsewhere could adversely affect the demand for our products as well as the way in which we conduct our business. For example, in 2010, President Obama signed the Affordable Care Act into law, which included various reforms impacting Medicare coverage and reimbursement, including revision to prospective payment systems, any of which could adversely impact any Medicare reimbursements received by our end-user customers. New legislation may be enacted as President Biden and Congress consider further reform. In addition, as a result of the focus on health care reform, there is risk that Congress could implement changes in laws and regulations governing health care service providers, including measures to control costs, and reductions in reimbursement levels. We cannot be sure that government or private third-party payers will cover and reimburse the treatments using our products, in whole or in part, in the future, or that payment rates will be adequate. If healthcare providers cannot obtain adequate coverage and reimbursement for our products, or the procedures in which they are used, our business, results of operations, and financial condition could suffer.

We could be subject to or otherwise affected by federal and state health care laws, including fraud and abuse and health information privacy and security laws, and we could face substantial penalties if we are unable to fully comply with such regulations.

We are directly or indirectly, through our customers, subject to extensive regulation by both the federal government and the states and foreign countries in which we conduct our business. The laws that directly or indirectly affect our ability to operate our business include, but are not limited to, the following:

●	the Federal Food, Drug, and Cosmetic Act, which regulates the design, testing, manufacture, labeling, marketing, distribution, and sale of prescription drugs and medical devices;

●	state food and drug laws;

●	the federal Anti-Kickback Statute, which prohibits persons from knowingly and willfully soliciting, offering, receiving, or providing remuneration, directly or indirectly, to induce the referral for the furnishing of, or the purchase, order, or recommendation of, a good or service, for which payment could be made under FHCPs such as Medicare, Medicaid, and TRICARE;

●	state law equivalents to the federal Anti-Kickback Statute, which may not be limited to government reimbursed items;

●	state laws that prohibit fee-splitting arrangements;

●	the federal Civil False Claims Act, which imposes liability on any person or entity that knowingly presents, or causes to be presented, a false or fraudulent claim for payment to the government, including FHCPs;

●	state false claims laws that prohibit anyone from presenting, or causing to be presented, claims for payment to third-party payers that are false or fraudulent;

●	federal crimes for knowingly and willfully executing a scheme to defraud any health care benefit program or making false statements in connection with the delivery of or payment for items or services under a health care benefit program;

●	federal law prohibiting offering remuneration to a Medicare or Medicaid beneficiary to influence the beneficiary’s selection of a particular provider, practitioner, or supplier;

●	the federal Stark Law, which, in the absence of a statutory or regulatory exception, prohibits: (i) the referral of Medicare or Medicaid patients by a physician to an entity for the provision of designated health care services, if the physician or a member of the physician’s immediate family has a direct or indirect financial relationship, including an ownership interest in, or a compensation arrangement with, the entity and (ii) submitting a bill to Medicare or Medicaid for services rendered pursuant to a prohibited referral;

●	state law equivalents to the Stark Law, which may not be limited to government reimbursed items;

●	the Physician Payments Sunshine Act, which requires us to report annually to CMS certain payments and other transfers of value we make to U.S.-licensed physicians, dentists, and teaching hospitals;

●	the FCPA, which generally prohibits companies and their intermediaries from paying anything of value to foreign officials to influence any decision of the foreign official in his/her official capacity or to secure any other improper advantage to obtain or retain business;

●	HIPAA and HITECH and their implementing regulations, which govern the use, disclosure, and safeguarding of PHI;

●	state privacy laws that protect the confidentiality of patient information;

●	Medicare and Medicaid laws and regulations that prescribe the requirements for coverage and payment, including the amount of such payment; state laws that prohibit the practice of medicine by non-physicians; and

●	the Federal Trade Commission Act and similar laws regulating advertising and consumer protection.

If our past, present, or future operations are found to be in violation of any of the laws described above or the other governmental laws or regulations to which we or our customers are subject, we could be subject to the applicable penalty associated with the violation, which could include civil and criminal penalties, damages, fines, exclusion from FHCPs, and the curtailment or restructuring of our operations. If we are required to obtain permits or license under these laws that we do not already possess, we could become subject to substantial additional regulation or incur significant expense. Any penalties, damages, fines, or curtailment or restructuring of our operations could be significant. The risk of potential non-compliance is increased by the fact that many of these laws have not been fully interpreted by applicable regulatory authorities or the courts, and their provisions are open to a variety of interpretations and additional legal or regulatory change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business, damage our reputation, and cause a material adverse effect on our business, financial condition, and results of operations.

Product sales or introductions could be delayed or canceled as a result of the regulatory requirements applicable to diabetes testing products, treatment management systems, or both, for human use, which could delay the launch of the Diabetes Solution, cause our sales or profitability to decline and have a material adverse effect on our business, financial condition, and results of operations.

The process of obtaining and maintaining regulatory approvals and clearances to market a medical device for human use from the FDA and similar regulatory authorities abroad can be costly and time-consuming, and we cannot provide assurance that such approvals and clearances will be granted. Pursuant to FDA regulations, unless exempt, the FDA permits commercial distribution of a new medical device only after the device has received 510(k) clearance or is the subject of an approved Premarket approval (PMA). The FDA will clear marketing of medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to other 510(k)-cleared products. The pre-market approval process is more costly, lengthy and uncertain than the 510(k) process, and must be supported by extensive data, including data from preclinical studies, and human clinical trials.

Because we cannot provide assurance that any new products, or any product enhancements, that we develop for human use will be subject to the shorter 510(k) clearance process, significant delays in the introduction of any new products or product enhancement could occur. We cannot provide assurance that the FDA will not require a new product or product enhancement to go through the lengthy and expensive PMA process. Delays in obtaining regulatory clearances and approvals could:

●	delay or eliminate commercialization of products we develop;

●	require us to perform costly procedures;

●	diminish any competitive advantages that we may attain; and

●	reduce our ability to collect revenues or royalties.

Although we have obtained 510(k) clearance from the FDA to market our Diabetes Solution, we cannot provide assurance that the clearance of these systems will not be withdrawn or that we will not be required to obtain new clearances or approvals for modifications or improvements to our products. The Company may require FDA clearance and the clearance of similar regulatory authorities abroad to market the Diabetes Solution with CGM or BGM for human use.

Our products for human health are subject to recalls and other regulatory actions after receiving FDA clearance or approval.

The FDA and similar governmental bodies in other countries have the authority to require the recall of our products for human health in the event of material deficiencies or defects in design or manufacture. A government mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors, or design defects, including defects in labeling. Any recall would divert management’s attention and financial resources and harm our reputation with customers. Any recall involving our Diabetes Solution would be particularly harmful to us. However, any recall could have a material adverse effect on our business, financial condition, and results of operations.

Risks Related To Our Stock

The liquidity and trading volume of our common stock could be low, and our ownership is concentrated.

The liquidity and trading volume of our common stock has at times been low in the past and could again be low in the future. If the liquidity and trading volume of our common stock is low, this could adversely impact the trading price of our shares, our ability to issue stock and our stockholders’ ability to obtain liquidity in their shares. In addition, our Chairman and sole executive officer Sidney Chan and his affiliates own in excess of 70% of outstanding common stock as at the date of this Registration Statement.

As a result, Mr. Chan and his affiliates will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our common stock could have the effect of delaying or preventing a change in control of our Company or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of our Company. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. The concentration of ownership also contributes to the low trading volume and volatility of our common stock.

Our stock price has been, and could continue to be, volatile.

There has been significant volatility in the market price and trading volume of equity securities, which is often unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations could negatively affect the market price of our stock. The market price and volume of our common stock could fluctuate, and in the past has fluctuated, more dramatically than the stock market in general. You may not be able to resell your shares at or above the price you paid for them due to fluctuations in the market price of our stock caused by changes in our operating performance or prospects or other factors. Some factors, in addition to the other risk factors identified above, that could have a significant effect on our stock market price include but are not limited to the following:

●	actual or anticipated fluctuations in our operating results or future prospects;

●	our announcements or our competitors’ announcements of new products;

●	the public’s reaction to our press releases, our other public announcements, and our filings with the SEC;

●	strategic actions by us or our competitors, such as acquisitions or restructurings;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	changes in accounting standards, policies, guidance, interpretations, or principles;

●	changes in our growth rates or our competitors’ growth rates;

●	developments regarding our patents or proprietary rights or those of our competitors;

●	our inability to raise additional capital as needed;

●	concerns or allegations as to the safety or efficacy of our products;

●	changes in financial markets or general economic conditions;

●	sales of stock by us or members of our management team, our Board, our significant stockholders, or certain institutional stockholders; and

●	changes in stock market analyst recommendations or earnings estimates regarding our stock, other comparable companies or our industry generally.

You could experience substantial dilution of your investment as a result of subsequent exercises of our outstanding options, vesting of restricted stock units, future sales of our equity, or the future grant of equity by us.

You could experience substantial dilution of your investment as a result of subsequent exercises of outstanding warrants and outstanding options issued as compensation for services performed by employees, directors, consultants, and others, future sales of our equity, or the grant of future equity-based awards. As of May 10, 2022, an aggregate of 5,437,001,500 shares of common stock were authorized for issuance pursuant to the exercise of outstanding ALR Nevada Options and ALR Nevada Warrants having a weighted-average exercise price of $0.006 per share. To the extent that such options and warrants are exercised, our existing stockholders will experience dilution. We rely heavily on equity awards to motivate current contractors and employees and to attract new employees. The grant of future equity awards by us to our contractors, employees and other service providers could further dilute our stockholders’ interests in the Company.

Anti-takeover provisions in our charter, bylaws, other agreements, and under Nevada law could discourage, delay, or prevent a change in control of the Company.

Provisions in our restated certificate of incorporation and amended and restated bylaws could discourage, delay, or prevent a merger or acquisition involving us that our stockholders may consider favorable. These provisions include but are not limited to the right of our Board to issue preferred stock without stockholder approval, no stockholder ability to fill director vacancies, elimination of the rights of our stockholders to act by written consent and call special stockholder meetings, super-majority vote requirements for certain amendments to our certificate of incorporation and stockholder proposals for amendments to our bylaws, prohibition against stockholders from removing directors other than “for cause” and rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings.

We are also subject to the anti-takeover provisions of the Nevada Revised Statues. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for two years without special approval, which could discourage a third-party from making a takeover offer and could delay or prevent a change in control of us. An “interested stockholder” generally means (subject to certain exceptions as described in the Nevada General Corporation Law) someone owning voting stock of our Company and who is an officer, director, or employee of our Company during the past two years, or who is an acquiring person in a contemplated transaction.

Because we do not intend to pay dividends, our stockholders will benefit from an investment in our common stock only if it appreciates in value.

We intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value or even maintain the price at which our stockholders purchased their shares.

Risks Related to the Change in Our Jurisdiction of Incorporation

The Constitution of ALR Singapore will be the constitutive document of ALR Singapore upon the Reincorporation Merger, assuming effectiveness of the Reincorporation Merger. The Constitution and Singapore law will contain provisions that differ from those in our current constitutive documents and laws of Nevada and, therefore, your rights as a shareholder of ALR Singapore could differ materially from the rights you currently possess as a shareholder of ALR Nevada. The proposed form of the Constitution of ALR Singapore that will govern ALR Singapore following the effectiveness of the Reincorporation Merger is filed as Annex C to this prospectus/information statement.

ALR Singapore is organized under the laws of the Republic of Singapore and its shareholders may have more difficulty in protecting their interest than they would as shareholders of a corporation incorporated in the United States, and ALR Singapore may have more difficulty attracting and retaining qualified board members and executives.

ALR Singapore’s corporate affairs are governed by its Constitution and by the Singapore Companies Act. The rights of ALR Singapore’s shareholders and the responsibilities of the members of the ALR Singapore’s board of directors under Singapore law are different from those applicable to a corporation incorporated in the United States. Therefore, ALR Singapore’s shareholders may have more difficulty in protecting their interest in connection with actions taken by ALR Singapore’s management or members of the ALR Singapore’s board of directors than they would as shareholders of a corporation incorporated in the United States.

In addition, being a public company organized in Singapore may make it more expensive for ALR Singapore to obtain director and officer liability insurance, and ALR Singapore may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of the ALR Singapore’s board of directors, particularly to serve on committees of the ALR Singapore’s board of directors, and qualified executive officers.

As a foreign private issuer, ALR Singapore will be exempt from a number of U.S. securities laws and rules promulgated thereunder and will be permitted to publicly disclose less information than U.S. public companies must. This may limit the information available to holders of the ALR Singapore Ordinary Shares.

ALR Singapore will qualify as a “foreign private issuer,” as defined in the SEC’s rules and regulations. Consequently, ALR Singapore will not be subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, ALR Singapore will be exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, ALR Singapore’s officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of ALR Singapore’s securities. For example, some of ALR Singapore’s key executives may sell a significant amount of ALR Singapore Ordinary Shares and such sales will not be required to be disclosed as promptly as public companies organized within the United States would have to disclose. Accordingly, once such sales are eventually disclosed, the price of ALR Singapore Ordinary Shares may decline significantly. Moreover, ALR Singapore will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. ALR Singapore will also not be subject to Regulation FD under the Exchange Act, which regulation generally prohibits U.S. public companies from selectively disclosing material nonpublic information to certain persons without concurrently making a widespread public disclosure of such information. Accordingly, there may be less publicly available information concerning ALR Singapore than there is for U.S. public companies.

As a foreign private issuer, ALR Singapore will file an annual report on Form 20-F within four months of the close of each fiscal year ended December 31 and furnish reports on Form 6-K relating to certain material events promptly after ALR Singapore publicly announces these events. However, because of the above exemptions for foreign private issuers, which ALR Singapore intends to rely on, ALR Singapore shareholders will not be afforded the same information generally available to investors holding shares in public companies that are not “foreign private issuers,” as defined in the SEC’s rules and regulations.

ALR Singapore may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

As a “foreign private issuer,” ALR Singapore would not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under those rules, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to ALR Singapore on June 30, 2022.

Notwithstanding the foregoing, in the future, ALR Singapore could lose its foreign private issuer status if a majority of its ordinary shares are held by residents in the United States and it fails to meet any one of the additional “business contacts” requirements. Although ALR Singapore intends to follow certain practices that are consistent with U.S. regulatory provisions applicable to U.S. companies, ALR Singapore’s loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to ALR Singapore under U.S. securities laws if it is deemed a U.S. domestic issuer may be significantly higher. If ALR Singapore is not a foreign private issuer, ALR Singapore will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, ALR Singapore would become subject to the Regulation FD, aimed at preventing issuers from making selective disclosures of material information. ALR Singapore also may be required to modify certain of its policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs.

Singapore law may impede a takeover of ALR Singapore by a third-party.

The Singapore Code on Take-overs and Mergers contains provisions that may delay, deter or prevent a future takeover or change in control of ALR Singapore for so long as it remains a public company with more than 50 shareholders. Any person acquiring an interest, whether by a series of transactions over a period of time or not, either on their own or together with parties acting in concert with such person, in 30% or more of ALR Singapore’s voting shares, or, if such person holds, either on their own or together with parties acting in concert with such person, between 30% and 50% (both inclusive) of ALR Singapore’s voting shares, and such person (or parties acting in concert with such person) acquires additional voting shares representing more than 1% of ALR Singapore’s voting shares in any six-month period, must, except with the consent of the Securities Industry Council in Singapore, extend a mandatory takeover offer for the remaining voting shares in accordance with the provisions of the Singapore Code on Take-overs and Mergers. While the Singapore Code on Take-overs and Mergers seeks to ensure equality of treatment among shareholders, its provisions may discourage or prevent certain types of transactions involving an actual or threatened change of control of ALR Singapore. These legal requirements may impede or delay a takeover of ALR Singapore by a third-party.

We may still be treated as a U.S. corporation and taxed on our worldwide income after the Reincorporation.

 Certain transactions whereby a U.S. corporation migrates to a foreign jurisdiction can be considered an abuse of the U.S. tax rules because thereafter, the foreign entity is not subject to U.S. tax on its worldwide income. Section 7874(b) of the Internal Revenue Code of 1986, as amended (the “Code”), was enacted in 2004 to address this potential abuse. Section 7874(b) of the Code provides generally that certain corporations that migrate from the United States will nonetheless remain subject to U.S. tax on their worldwide income unless the migrating entity has substantial business activities in the foreign country to which it is migrating when compared to its total business activities.

 Under Section 7874 of the Code, a corporation created or organized outside of the United States (i.e., a foreign corporation) will be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident and subject to U.S. federal income tax on its worldwide income) when (i) the foreign corporation acquires, directly or indirectly, substantially all of the assets held, directly or indirectly, by a U.S. corporation (ii) after the acquisition, the stockholders of the acquired U.S. corporation hold at least 80% (by vote or value) of the shares of the foreign corporation by reason of holding shares of the U.S. acquired corporation, and (iii) after the acquisition, the foreign corporation’s expanded affiliated group does not have substantial business activities in the foreign corporation’s country of organization or incorporation when compared to the expanded affiliated group’s total business activities.  For this purpose, “expanded affiliated group” means the foreign corporation and all subsidiaries in which the foreign corporation owns, directly or indirectly, more than 50% of the stock (by vote or value).  Pursuant to the Reincorporation Merger, ALR Singapore will indirectly acquire all of the assets of ALR Nevada and (ii) the stockholders of ALR Nevada will own essentially 100% of the shares of ALR Singapore.  Therefore, ALR Singapore will be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Code Section 7874, unless the ALR Singapore expanded affiliated group is treated as having substantial business activities in Singapore.

 U.S. Treasury regulation section 1.7874-3 provides that an expanded affiliated group will be treated as having substantial business activities in the relevant foreign country when compared to its total business activities if, in general, at least 25% of the expanded affiliated group’s employees (by number and compensation), tangible asset value, and gross income are based, located and derived, respectively, in the relevant foreign country (the “25% Test”).

 If more than 25% of the employees, asset value and gross income of the ALR Singapore expanded affiliated group are located in Singapore, it is expected that the Reincorporation will result in ALR Singapore being treated as a foreign corporation under Section 7874.  However, if for some reason ALR Singapore does not meet the 25% Test, ALR Singapore would likely be treated as a U.S. corporation under Section 7874 for U.S. federal income tax purposes.

We may be classified as a Passive Foreign Investment Company as a result of the Reincorporation.

Sections 1291 to 1298 of the Code contain the Passive Foreign Investment Company (“PFIC”) rules. These rules generally provide for punitive treatment to “U.S. Holders” (as defined below in “Reincorporation Merger--Certain United States Federal Income Tax Consequences”) of PFICs. A foreign corporation is classified as a PFIC if more than 75% of its gross income is passive income  or more than 50% of its assets produce passive income or are held for the production of passive income. These rules would not apply if the Section 7874(b) rules, as noted above, deem ALR Singapore to be considered as a U.S. corporation for U.S. federal income tax purposes.

For purposes of the PFIC asset test, cash is treated as a passive asset. For purposes of the PFIC asset test, the active business assets held by ALR Singapore’s wholly-owned subsidiaries (e.g. ALR Nevada) will be deemed to be held by ALR Singapore.  It is uncertain at this time whether ALR Singapore will be classified as a PFIC in the future.  If we are classified as a PFIC after the Reincorporation Merger, then the holders of shares of our company who are U.S. taxpayers may be subject to PFIC provisions which may impose U.S. taxes, in addition to those normally applicable, on the sale of their shares of our company or on distribution from our company.

Reincorporation Merger

Reincorporation Merger

On May 11, 2022, our board of directors made a final determination that it would be in the best interest of the Company to effect the Reincorporation, thereby changing our jurisdiction of incorporation from Nevada to Singapore. The board is seeking approval from the holders of common stock of the Company to effect the Reincorporation.

We are proposing to effect that change by effecting the Reincorporation Merger, pursuant to which the Company will become a wholly-owned subsidiary of a Singapore company, and the stockholders of the Company will exchange their shares of common stock and options or warrants to purchase shares of common stock, on a one-for-one basis, for ordinary shares and options or warrants to subscribe for ordinary shares of the Singapore parent company, as applicable.

In order to facilitate the Reincorporation Merger and to comply with Singapore law, (i) ownership of ALR Singapore, which was previously a wholly-owned subsidiary of the Company, was transferred to KAD, a Singapore private company owned by trust entities controlled by our CEO, Sidney Chan, and (ii) ALR Singapore formed a new Delaware subsidiary corporation, ALRT Delaware.

Upon effectiveness of the Reincorporation Merger, ALR Delaware will be merged with and into ALR Nevada, with ALR Nevada surviving the Reincorporation Merger as a wholly-owned subsidiary of ALR Singapore. ALR Delaware will cease to exist.

At the closing of the Reincorporation Merger, each of the 551,966,844 outstanding share of Common Stock of ALR Nevada will be cancelled and the holders thereof will receive or be allotted and issued an equal number of ordinary shares of ALR Singapore. In addition, each of the 352,000,000 compensatory ALR Nevada Options, and 5,085,001,500 ALR Nevada Warrants currently outstanding, whether vested or unvested, will be cancelled. In exchange for such cancellations, the holders of the ALR Nevada Options will receive, on a one for one basis, an aggregate of 352,000,000 ALR Singapore Options, and the holders of the ALR Nevada Warrants will receive, on a one for one basis, an aggregate of 5,085,001,500 ALR Singapore Warrants.

Continuation of the Company Business Unchanged

For holders of ALR Technologies, Inc. common stock, much will remain unchanged following the Reincorporation Merger. There will be some differences in your stockholder rights, given the differences between the laws of Nevada and Singapore as they relate to companies incorporated in those jurisdictions. The attached prospectus/information statement includes a detailed chart outlining these differences in the section titled “Reincorporation Merger--Comparison of Corporate Law,” which begins on page [●]. Upon effectiveness of the Reincorporation Merger, ALR Nevada stockholders will have their ALR Nevada Shares, ALR Nevada Options, and ALR Nevada Warrants exchanged, on a one-for-one basis, for ALR Singapore Ordinary Shares, ALR Singapore Options, or ALR Singapore Warrants, as applicable. For U.S. federal income tax purposes, U.S. Holders (as defined below in “Reincorporation Merger—U.S. Federal Income Tax Considerations”) of ALR Nevada Shares will recognize gain (but not loss) as a result of the Reincorporation Merger.

The registration statement of which this prospectus/information statement forms a part is registering the exchange of 551,966,844 issued and outstanding ALR Nevada Shares, for ALR Singapore Ordinary Shares, on a one-for-one basis. In addition, the Reincorporation Merger provides for the exchange of the ALR Nevada Options for ALR Singapore Options, and the ALR Nevada Warrants for ALR Singapore Warrants, also on a one-for-one basis. The ALR Singapore Ordinary Shares are expected to trade on the OTCQB under the same ticker symbol under which the ALR Nevada Shares are currently traded (ALRT), and is expected to begin trading on the OTCQB as soon as possible following the Effective Time.

The consolidated assets and liabilities of ALR Singapore and ALR Nevada, as its wholly-owned subsidiary, immediately after the Reincorporation Merger, will be identical to the assets and liabilities of ALR Nevada immediately prior to the Reincorporation. The officers and directors of ALR Nevada immediately before the Reincorporation becomes effective will also serve as officers and directors of ALR Singapore upon Reincorporation. In addition, pursuant to Singapore law, ALR Singapore is required to appoint certain officers and to have at least one director who is ordinarily resident in Singapore. Therefore, prior to the Reincorporation, and continuing upon effectiveness of the Reincorporation, ALR Singapore will appoint Benjamin Szeto, as Secretary and Chief Legal Counsel, and Christine Kan, the spouse of CEO Sidney Chan, as Vice President. Additionally, Ms. Kan, who is currently serving as a director of ALR Singapore, will continue to serve as a locally resident director following the Reincorporation. Biographical information regarding Mr. Szeto and Ms. Kan is set forth on page [●] of this prospectus. After the Reincorporation, it is also anticipated that at least initially, the officers and directors of ALR Nevada, as the wholly-owned subsidiary of ALR Singapore, will remain the same as prior to the Reincorporation. The Reincorporation will not result in any material change to our business and will not have any effect on the relative equity interests of our stockholders.

Principal Reasons for the Reincorporation

We believe that the Reincorporation from Nevada to Singapore will provide the Company with additional corporate flexibility, result in cost savings, and that Singapore is a jurisdiction more familiar to most of our current and potential new investors, ultimately resulting in improved access to capital markets. Through ALR Singapore (our historic subsidiary that after the Reincorporation will become the parent company of ALR Nevada), we already have a growing substantial business presence in Singapore, which we anticipate will continue to grow after the Reincorporation Merger. ALR Singapore will be a tax resident of Singapore, subject to Singapore tax obligations. The Company’s primary executive officer, Sidney Chan, resides in Singapore with his wife, Christine Kan, who is a resident of Singapore and will serve as Vice President of ALR Singapore and member of its board of directors. Sidney and Christine beneficially own 70% of the shares of common stock of ALR Nevada. A significant percentage (38%) of the Company’s employees will be based in Singapore at closing. Furthermore, employees based in Singapore will account for approximately 35% of total employee compensation paid by ALR Singapore and its affiliates. More than 70% of the tangible property and premises leases of the Company is located in Singapore, and substantially all of the Company’s income is attributable to Singapore customers. Singapore, as a member of the ASEAN is located in close proximity to suppliers of continuous glucose monitoring devices and blood glucose meters. Based on the relationships of our CEO, we believe we have improved access to personnel to grow the business in Singapore.

Background Considerations Leading to the Reincorporation

As early as 2016, our board of directors recognized the potential value and need to operate the Company in jurisdictions outside the United States. The Company has long believed that its products and services would have an international reach. The board has also recognized the value of fostering financing and investment sources outside the United States.

Since 2016, board discussions continued on the subject of redomiciling outside the United States, including considerations in 2018 of a potential move to Canada.

More focused efforts on a migration of the Company to Singapore began in March 2020. By the fall of that year, the Company retained outside legal and accounting advisers pursue the Singapore migration. These efforts have included analysis the impact such a migration would have on U.S. tax obligations, trading of the Company’s shares on the OTC market, access to capital, access to customers, and access to strategic business partners.

Since November 2020, the Singapore migration project has been a regular topic of discussion at board meetings. In the spring of 2021, the Company considered legal options to effect a merger with ALR Singapore employing a “fairness hearing” before a qualified regulatory agency that would have agreed to take review jurisdiction over the proposed reincorporation merger. A fairness hearing determination would have provided the Company an exemption from registration with the SEC of the shares of ALR Singapore to be issued in the Reincorporation Merger. Having fully explored the option for a fairness hearing, and not finding a government agency qualified to assume jurisdiction, the Company determined that it would proceed with registering the shares of ALR Singapore to be issued to its shareholders in the Reincorporation Merger.

Since the spring of 2022, the Company’s focus on the migration has been to work with advisors to assess US tax implications of the transaction, and to complete and approve the registration statement of which this prospectus/information statement forms a part.

Amendment or Termination

The Reincorporation Merger may be amended, modified or supplemented at any time prior to closing. Our board of directors may terminate the Reincorporation Merger and abandon or delay the Reincorporation Merger at any time prior to its effectiveness without obtaining the approval of our stockholders in case of immaterial amendments, modifications or supplementations. Upon the Effective Time amendments, modifications or supplements may be made subject to applicable Singapore law.

Representation and Warranties

The Merger Agreement contains customary representations and warranties of the Company, ALR Singapore and ALR Delaware for a transaction of this type relating to, among other things:

●	corporate organization and valid existence;

●	corporate power;

●	capitalization;

●	authority to enter into the Merger Agreement and the related agreements;

●	execution, delivery and enforceability of the Merger Agreement and the related agreements; and

●	no conflicts.

Conditions to Consummation of the Reincorporation

The Reincorporation will not be completed under Nevada law and Singapore law, unless various conditions are satisfied or, if allowed by law, waived, including the following:

●	A Registration Statement on Form F-4, of which this prospectus/information statement is a part, for the ALR Singapore Ordinary Shares to be issued to the stockholders of ALR Nevada having been declared effective by the SEC, and no stop order with respect thereto shall be in effect;

●	we are not subject to any governmental decree, order or injunction that prohibits the consummation of the Reincorporation;

●	the representations and warranties of each of the parties to the Merger Agreement shall be true and correct in all material respects as of the date of Merger Agreement and at the time of closing of the Reincorporation Merger;

●	each of the parties to the Merger Agreement shall have complied with and duly performed in all material respects its covenants in the Merger Agreement;

●	there is no adverse material change in our business and affairs, or event, occurrence or development which would materially and adversely affect our ability to complete the Reincorporation Merger;

●	we obtain all consents, rulings and approvals that are necessary, desirable or appropriate in connection with the Reincorporation including approvals from the OTC Markets Group for quotation of the ALR Singapore Ordinary Shares on the OTCQB;

●	a new constitution (or an amended and restated constitution) of ALR Singapore has been adopted by the directors and shareholders of ALR Singapore, and all other actions required under the laws of Singapore has been taken to convert ALR Singapore from a private company limited by shares to a public company limited by shares; and

●	holders of no more than 1% of the outstanding ALR Nevada Shares as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory dissenters’ rights pursuant to the NRS with respect to such ALR Nevada Shares.

Dissenters’ Rights

Under Nevada law, ALR Nevada stockholders that have not consented to the Reincorporation Merger have the right to dissent from the Reincorporation Merger and to receive payment in cash for the “fair value” of their ALR Nevada Shares.

ALR Nevada stockholders electing to exercise dissenters’ rights must comply with the provisions of the Sections 92A.300 through NRS 92A.500 of the NRS in order to perfect their rights. The following is intended as a brief summary of the material provisions of the procedures that an ALR Nevada stockholder must follow in order to dissent from the Reincorporation Merger and perfect dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the applicable Nevada statutes, the full text of which is set forth in Annex B to this prospectus/information statement.

This prospectus/information statement also functions as a dissenters’ notice pursuant to NRS 92A.430. In addition, a copy of the dissenters’ rights provisions of NRS 92A.300 through 92A.500 are attached to this prospectus/information statement as Annex B.

A stockholder who wishes to assert dissenters’ rights must, within 30 days from the date this prospectus/information statement is delivered to such stockholder, deliver to the Company:

●	Written notice of the stockholder’s demand for payment for the stockholders ALR Nevada Shares if the Reincorporation Merger is completed;

●	The stockholder’s stock certificates representing the ALR Nevada Shares held by such stockholder; and

●	Certification that the stockholder acquired beneficial ownership of the ALR Nevada Shares before the date this prospectus/information was mailed to stockholders.

A stockholder wishing to deliver a notice asserting dissenters’ rights should hand-deliver or mail the notice, his or her stock certificates, and the certification to the following address:

ALR Technologies Inc.

7400 Beaufont Springs Dr, Suite 300

Richmond, Virginia 23225

Attn:

Ken Robulak (North America) (804-554-3500)

Anthony Ngai (Outside North America) (65 3129 2924)

A stockholder who wishes to exercise dissenters’ rights generally must dissent with respect to all of the shares the stockholder owns. However, if a record stockholder is a nominee for several beneficial stockholders, some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying the Company in writing of the name and address of each person on whose behalf the record stockholder asserts dissenters’ rights. A beneficial stockholder may assert dissenters’ rights directly by submitting to the Company the record stockholder’s written consent to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights, and by dissenting with respect to all the shares of which such stockholder is the beneficial stockholder or which such stockholder has the power to direct the vote.

A stockholder who does not, prior to lapse of 30 days from the date this prospectus/information statement is delivered, deliver to the Company a written notice of the stockholder’s intent to demand payment for the “fair value” of the shares will lose the right to exercise dissenters’ rights.

Any stockholder electing to exercise dissenters’ rights must not have signed a stockholder written consent approving the Reincorporation Merger.

A stockholder wishing to exercise dissenters’ rights must file the payment demand within the prescribed time period and deliver share certificates as required in the notice. Failure to do so will cause that stockholder to lose his or her dissenters’ rights.

A stockholder who has complied with the requirements summarized in the previous paragraphs may nevertheless decline to exercise dissenters’ rights and withdraw from the appraisal process by notifying the Company within such 30-day period. If the stockholder does not withdraw from the appraisal process by such date, he or she may not do so thereafter unless the Company consents to such withdrawal in writing.

Within 30 days after the Effective Time, the Company will pay each dissenter with properly perfected dissenters’ rights the Company’s estimate of the “fair value” of the stockholder’s shares, plus accrued interest from the Effective Time of the Reincorporation Merger. The payment will be accompanied by specified financial information as required by NRS 92A.460 and a statement as to the Company’s estimate of the fair value of the shares and the interest payable with respect to the shares.

With respect to a dissenter who did not beneficially own ALR Nevada Shares prior to the public announcement of the Reincorporation Merger, ALR Nevada is not required to make the payment until the dissenter has agreed to accept the payment in full satisfaction of the dissenter’s demands or demand appraisal under NRS 92A.460.

“Fair value” is defined in NRS 92A.320 as the value of the ALR Nevada Shares immediately before the Effective Time of the Reincorporation Merger, excluding any appreciation or depreciation in anticipation of the Reincorporation Merger unless exclusion would be inequitable. The “fair value” may be less than, equal to or greater than the value of the consideration that an ALR Nevada stockholder would be entitled to receive under the Merger Agreement. The rate of interest will be the rate of interest provided under applicable law.

Within 30 days of the Company’s payment (or offer of payment in the case of shares acquired after public announcement of the Reincorporation Merger) to a dissenting stockholder, a dissenter dissatisfied with the Company’s estimate of the fair value of the shares may notify the Company of the dissenter’s own estimate of the fair value and demand payment of that amount. If the Company does not accept the dissenter’s estimate and the parties do not otherwise settle on a fair value, then the Company must, within 60 days of receiving the estimate and demand, petition a court to determine the fair value of the shares and accrued interest.

In view of the complexity of the Nevada statutes governing dissenters’ rights, ALR Nevada stockholders who wish to dissent from the Reincorporation Merger and pursue dissenters’ rights should consult their legal advisors.

The failure of an ALR Nevada stockholder to comply strictly with the Nevada statutory requirements will result in a loss of dissenters’ rights. A copy of the relevant statutory provisions is attached as Annex B. You should refer to Annex B for a complete statement concerning dissenters’ rights and the foregoing summary of such rights is qualified in its entirety by reference to Annex B.

Applicable Law

As of the Effective Time, the legal jurisdiction of incorporation of ALR Singapore will be Singapore. The legal jurisdiction of ALR Nevada, as the Company’s wholly-owned subsidiary, will continue to be Nevada. All matters of corporate law affecting ALR Singapore will be determined under Singapore law. ALR Singapore will continue to be subject to the reporting requirements of the Exchange Act. In addition, ALR Singapore will continue to be subject to the rules and regulations of the OTC Markets Group. The legal jurisdiction of incorporation of ALR Nevada, as a subsidiary of ALR Singapore, will not be affected by the Reincorporation and will not change for the time being.

Assets, Liabilities, Obligations, Etc.

Upon effectiveness of the Reincorporation, all of the assets, property, rights, liabilities and obligations of ALR Nevada and its subsidiary, ALR Singapore, immediately prior to the Reincorporation, will continue to be assets, property, rights, liabilities and obligations of ALR Nevada and ALR Singapore after the Reincorporation, inasmuch as ALR Nevada will become the wholly-owned subsidiary of ALR Singapore at the Effective Time. In order to facilitate the Reincorporation Merger and to comply with Singapore law, (i) ownership of the Company’s wholly-owned subsidiary, ALR Singapore, represented by one ALR Singapore Ordinary Share, was transferred to KAD.

Capital Stock

Upon effectiveness of the Reincorporation Merger, all of the issued and outstanding ALR Nevada Shares will be converted into the right to receive or be allotted and issued ALR Singapore Ordinary Shares. Immediately following the Effective Time, and subject to the effect of the exercise of any dissenters’ rights by any applicable ALR Nevada stockholders, 551,966,844 ALR Singapore Ordinary Shares will be issued to the stockholders, excluding the 352,000,000 ALR Singapore Ordinary Shares to be issuable upon exercise of the ALR Singapore Options granted as of the Effective Time, and excluding the 5,085,001,500 ALR Singapore Ordinary Shares to be issuable upon exercise of the ALR Singapore Warrants granted as of the Effective Time. All of the issued and outstanding ALR Nevada Shares are, and upon the Reincorporation, the issued ALR Singapore Ordinary Shares will be, fully paid.

Exchange of Shares in the Reincorporation Merger

Upon completion of the Reincorporation Merger, each issued and outstanding ALR Nevada Share, other than ALR Nevada Shares held by ALR Nevada or owned by ALR Singapore, or any direct or indirect subsidiary of ALR Nevada or ALR Singapore will be converted into the right to receive or be allotted and issued one ALR Singapore Ordinary Share.

Pacific Stock Transfer has been appointed by ALR Singapore to handle the exchange of ALR Nevada Shares for the Merger Consideration. Prior to the Effective Time, ALR Singapore will deposit or cause to be deposited with the exchange agent in trust for the benefit of holders of ALR Nevada Shares, certificates or evidence of ALR Singapore Ordinary Shares in book-entry form representing the number of ALR Singapore Ordinary Shares sufficient to deliver the aggregate Merger Consideration deliverable in respect of ALR Nevada Shares and cash sufficient to make payments in lieu of any applicable fractional ALR Singapore Ordinary Shares.

ALR Nevada stockholders will not receive any fractional ALR Singapore Ordinary Shares in the Reincorporation Merger. Instead, an ALR Nevada stockholder who otherwise would have received a fractional ALR Singapore Ordinary Share will be entitled to receive, from the exchange agent pursuant to the Merger Agreement, a cash payment without interest, rounded to the nearest whole cent, in lieu of such fractional share equal to the fractional share interest to which such stockholder would otherwise be entitled (after taking into account all ALR Nevada Shares exchanged by such stockholder and rounded to the nearest whole cent).

Promptly following the Effective Time, ALR Singapore will send or cause the exchange agent to send to each holder of record of ALR Nevada Shares whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal with respect to book-entry shares (to the extent applicable) and certificates, and instructions for use in effecting the surrender of book-entry shares or certificates in exchange for the Merger Consideration.

On the surrender of certificates (or effective affidavits of loss in lieu of a certificate) or book-entry shares to the exchange agent, together with a duly completed and validly executed letter of transmittal, or, in the case of book-entry shares, receipt of an “agent’s message” by the exchange agent, and such other documents as may customarily be required by the exchange agent, the holder of such certificates (or effective affidavits of loss in lieu thereof) or book-entry shares will be entitled to receive in exchange the Merger Consideration, together with any fractional share cash amount payable with respect to such shares following the Effective Time. No interest will be paid or accrued on any amount payable on due surrender of certificates (or effective affidavits of loss in lieu thereof) or book-entry shares.

ALR Singapore, ALR Nevada, Merger Sub and their respective agents (including the exchange agent) are entitled to deduct and withhold any applicable taxes from any Merger Consideration that would otherwise be payable pursuant to the Merger Agreement.

After the Effective Time, ALR Nevada will not register any transfer of ALR Nevada Shares.

Existing holders of ALR Singapore Ordinary Shares need not take any action with respect to their share certificates or other interest in ALR Singapore Ordinary Shares.

Voting

Following the Reincorporation, our stockholders will continue to hold the same relative equity and voting interests that they held prior to the Reincorporation.

Business and Operations

The Reincorporation, when effective, will result in a change in the legal jurisdiction of incorporation of our publicly traded Company, as of the Effective Time, but our business, operations, and employees will remain essentially the same. However, as indicated below, Benjamin Szeto, who is currently the Secretary and Chief Legal Counsel of ALR Singapore, and Christine Kan, who is currently the Vice President of ALR Singapore, will continue to serve in those capacities as employees. They will be joined by Sidney Chan as Chairman of the Board of Directors, Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer of ALR Singapore. ALR Singapore currently rents office space in Singapore.

Board of Directors and Executive Officers

When the Reincorporation is completed, executive officers and directors of ALR Nevada immediately prior to the Effective Time will also serve as executive officers and directors of ALR Singapore. In addition, pursuant to Singapore law, ALR Singapore is required to appoint certain officers and to have at least one director who is ordinarily resident in Singapore. Therefore, prior to the Reincorporation, and continuing upon effectiveness of the Reincorporation, ALR Singapore will appoint Benjamin Szeto, as Secretary and Chief Legal Counsel, and Christine Kan, the spouse of CEO Sidney Chan, as Vice President. Additionally, Ms. Kan, who is currently serving as a director of ALR Singapore, will continue to serve as a locally resident director following the Reincorporation. Biographical information regarding Mr. Szeto and Ms. Kan is set forth on page [●] of this prospectus. After the Reincorporation, it is also anticipated that at least initially, the officers and directors of ALR Nevada, as the wholly-owned subsidiary of ALR Singapore, will remain the same as prior to the Reincorporation.

In summary, prior to the Reincorporation, ALR Nevada’s sole executive officer is Sidney Chan (Chairman of the Board of Directors, Secretary, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer). ALR Nevada’s current board of directors is comprised of Sidney Chan (Chairman), Peter Stafford, Kenneth J. Robulak, Dr. Alfonso Salas, and Ronald Cheng.

After the Reincorporation, the executive officers of ALR Singapore will be Sidney Chan (Chairman of the Board of Directors, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer); Benjamin Szeto, Secretary and Chief Legal Counsel; and Christine Kan, Vice President. After the Reincorporation, the directors of ALR Singapore will be Sidney Chan (Chairman), Peter Stafford, Kenneth J. Robulak, Dr. Alfonso Salas, Ronald Cheng, and Christine Kan.

Accounting Treatment of the Reincorporation

The Reincorporation Merger will be accounted for as a legal reorganization as there will be no change in control and there will be no change in the ultimate ownership interest, immediately before and after the transaction. Under US Generally Accepted Accounting Principles as issued by the Financial Accounting Standards Board, the Reincorporation Merger represents a non-substantive exchange and will be accounted for in a manner consistent with a transaction between entities of common control.

The assets and liabilities in our consolidated financial statements after the Reincorporation Merger will be reflected at their historical value in our consolidated financial statements at the time of the Reincorporation Merger. In addition, the Reincorporation Merger will not impact the Company’s capitalization. The historical comparative figures of ALR Singapore will be those of ALR Nevada.

Effective Time

The Merger Agreement requires the parties to consummate the Reincorporation Merger as promptly as practicable after all of the conditions to the consummation of the Reincorporation Merger contained in the Merger Agreement are satisfied or waived. To effect the Reincorporation, we will file Articles of Merger with the Secretary of State of Nevada, and a Certificate of Merger with the Secretary of State of Delaware.

In connection with the consummation of the Reincorporation Merger, ALR Singapore will pass resolutions, as required by the Companies Act of Singapore (Cap 50) to, among other things, convert ALR Singapore from a private entity (with less than 50 shareholders) to a public limited company, adopt a new Constitution (appropriate for a public limited company), adjust the name of the company to remove reference to “Pte.” and make corresponding changes to reflect the company’s public status, and approve the issuance and allotment of new shares to the new shareholders (who are currently existing shareholders of the Company) of ALR Singapore. A copy of the proposed form of Constitution reflecting the foregoing is included as Annex C to this prospectus/information statement.

In the event the conditions to the Reincorporation Merger are not satisfied, the Reincorporation may be abandoned or delayed. In addition, the Reincorporation may be abandoned or delayed for any reason by the consent of the Company, ALR Singapore, and ALR Delaware (without the need for any action on the part of their respective shareholders), even if all other conditions to the Reincorporation might be satisfied.

Approvals and Regulatory Filings

In the United States, ALR Singapore must comply with applicable federal and state securities laws in connection with the issuance of ALR Singapore Ordinary Shares and the filing of this prospectus/information statement with the SEC.

In order for the Company to carry out the Reincorporation Merger, it will be necessary for us to comply with the provisions of the corporate law of Nevada, Delaware, and Singapore, including obtaining all necessary approvals, filing Articles of Merger with the Secretary of State of Nevada and filing a Certificate of Merger with the Secretary of State of Delaware.

Our Majority Stockholder and ALR Singapore, which owns all of the issued and outstanding shares of common stock of ALR Delaware, have each approved the Reincorporation Merger.

Under Singapore law, ALR Singapore is required to pass resolutions to approve the issuance and allotment of ALR Singapore Ordinary Shares to the shareholders of ALR Nevada in exchange for ALR Nevada Shares, and to become a public limited company organized under the laws of Singapore.

Effect on Shares

In order to facilitate the Reincorporation Merger and to comply with Singapore law, (i) ownership of the Company’s wholly-owned subsidiary, ALR Singapore, represented by one ALR Singapore Ordinary Share, was transferred (pending completion of the Reincorporation) to KAD, a Singapore private company owned by trust entities controlled by our CEO, Sidney Chan, and (ii) ALR Singapore formed a new Delaware subsidiary corporation, ALR Delaware.

Upon effectiveness of the Reincorporation Merger, ALR Delaware will be merged with and into ALR Nevada, with ALR Nevada surviving the Reincorporation Merger as a wholly-owned subsidiary of ALR Singapore, and ALR Delaware’s corporate existence will cease. ALR Nevada will continue its corporate existence as the primary asset of ALR Singapore. ALR Nevada will remain a corporation organized under Nevada law.

Upon effectiveness of the Reincorporation Merger, each outstanding ALR Nevada Share will be cancelled and the holders thereof will receive or be allotted and issued an equal number of ALR Singapore Ordinary Shares. Accordingly, with the exception of the one ALR Singapore Ordinary Share transferred to KAD as described above, the owners of ALR Nevada prior to the Reincorporation will own 100% of the shares of ALR Singapore, in the same amounts and percentages as they held ALR Nevada. Currently there are 551,966,844 shares of common stock of ALR Nevada issued and outstanding. Each of the 352,000,000 ALR Nevada Options, and 5,085,001,500 ALR Nevada Warrants to purchase ALR Nevada Shares currently outstanding, whether vested or unvested, will be cancelled. In exchange for such cancellation, the holders of the ALR Nevada Options will receive, on a one for one basis, options to acquire an aggregate of 352,000,000 ALR Singapore Ordinary Shares, and the holders of the ALR Nevada Warrants will receive, on a one for one basis, warrants to acquire an aggregate of 5,085,001,500 ALR Singapore Ordinary Shares.

Federal Securities Law Consequences; Resale Restrictions

All ALR Singapore Ordinary Shares after the Reincorporation Merger received by the holders of our issued and outstanding shares of ALR Nevada pursuant to the Reincorporation will be freely transferable, except that shares of ALR Singapore received by persons who are deemed to be “affiliates” (as defined under the Securities Act), of our company prior to the Reincorporation may be resold by them only in transactions permitted by the resale provisions of Rule 144 promulgated under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of ALR Singapore generally include individuals or entities that control, are controlled by, or are under common control with, ALR Singapore, and may include certain officers and directors of such persons as well as principal shareholders of such persons.

ALR Nevada is a reporting company under the Exchange Act, and is required to file an annual report under form 10-K to provide a comprehensive overview of our company’s business. Upon consummation of the Reincorporation Merger, our company will be deemed to be a foreign private issuer as defined in Rule 3b-4(c) under the Exchange Act, and will be permitted to file annual reports on form 20-F instead of form 10-K. In addition, as a foreign private issuer, our reincorporated company will no longer be required to file quarterly reports on form 10-Q.

Interests of Certain Persons in the Reincorporation

No person who has been a director or executive officer of the Company at any time since the beginning of the last fiscal year, or any associate of any such person, has any substantial interest in the Reincorporation, except for any interest arising from his or her ownership of securities of the Company. No such person is receiving any extra or special benefit not shared on a pro rata basis by all other holders of shares of the Company.

Material Tax Considerations Relating to the Reincorporation

This section contains a general discussion of certain material tax consequences of: (1) the Reincorporation; (2) post-Reincorporation ownership and disposition of ALR Singapore Ordinary Shares; and (3) our post-Reincorporation operations.

The discussion under the caption “- U.S. Federal Income Tax Considerations” addresses certain material U.S. federal income tax consequences to: (1) the Company of the Reincorporation and post-Reincorporation operations; and (2) to U.S. holders (as defined below) of the Reincorporation and of owning and disposing of ALR Singapore Ordinary Shares received in the Reincorporation.

The discussion under the caption “- Singapore Tax Considerations” addresses certain material Singapore tax consequences to: (1) shareholders resulting from the Reincorporation and from ownership and disposition of the common shares and (2) the Company resulting from the Reincorporation and from subsequent operations.

The below discussion is not a substitute for an individual analysis of the tax consequences of the Reincorporation, post-Reincorporation ownership and disposition of ALR Singapore Ordinary Shares or post-Reincorporation operations of the Company. You should consult your own tax advisors regarding the particular U.S. (federal, state and local), Singapore, and other non-U.S. tax consequences of these matters in light of your particular situation.

U.S. Federal Income Tax Considerations

The following is a general summary of certain U.S. federal income tax considerations applicable to stockholders resulting from the Reincorporation Merger and the ownership and disposition of ALR Singapore Ordinary Shares.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a stockholder. For example, it does not take into account the individual facts and circumstances of any particular stockholder that may affect the U.S. federal income tax considerations applicable to such holder, nor does it address the state and local, federal estate and gift, federal alternative minimum tax, or foreign tax consequences to a stockholder relating to the Reincorporation Merger and the ownership and disposition of ALR Singapore Ordinary Shares acquired thereby. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular stockholder. Each stockholder is urged to consult its own tax advisor regarding the U. S. federal tax consequences which may apply as a result of the Reincorporation and the ownership and disposition of ALR Nevada Shares and ALR Singapore Ordinary Shares.

No ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences to stockholders as a result of the of the Reincorporation Merger. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary are based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

This summary is based on the Code, Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this information statement/prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis, which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

As used in this summary, the term “U.S. Holder” means a beneficial owner of ALR Nevada Shares (or, after the Reincorporation Merger has been consummated, a beneficial owner of ALR Singapore Ordinary Shares) that is, for U.S. federal income tax purposes:

(a) an individual who is a citizen or resident of the U.S.;

(b) a corporation, or other entity classified as a corporation that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia;

(c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or

(d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes; or (ii) is subject to the supervision of a court within the United States and the control of one or more U.S. persons as described in the Code.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of ALR Nevada Shares (or, after the Reincorporation Merger, a beneficial owner of ALR Singapore Ordinary Shares) that is neither a U.S. Holder nor a partnership.

This summary does not address the U.S. federal income tax considerations of the Reincorporation Merger to stockholders that are subject to special provisions under the Code, including: (a) stockholders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) stockholders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) stockholders that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) stockholders that have a “functional currency” other than the U.S. dollar; (e) stockholders that own ALR Nevada Shares (or after the Reincorporation Merger is consummated, ALR Singapore Ordinary Shares) as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) Stockholders that acquired ALR Nevada Shares (or after the Reincorporation Merger is consummated, ALR Singapore Ordinary Shares) in connection with the exercise of employee stock options or otherwise as compensation for services; (g) Stockholders that hold ALR Nevada Shares (or after the Reincorporation Merger is consummated, ALR Singapore Ordinary Shares) other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); and (h) partnerships and other pass-through entities (and investors in such partnerships and entities).

This summary also does not address the U.S. federal income tax considerations applicable to stockholders who are: (a) U.S. expatriates or former long-term residents of the U.S.; or (b) persons that use or hold, will use or hold, or that are or will be deemed to use or hold ALR Nevada Shares (or after the Reincorporation Merger is consummated, ALR Singapore Ordinary Shares) in connection with carrying on a business in Singapore. Stockholders that are subject to special provisions under the Code, including stockholders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the Reincorporation Merger and the ownership and disposition of ALR Singapore Ordinary Shares received pursuant to the Reincorporation Merger.

Finally, this summary does not address the U.S. federal income tax consequences of transactions effected prior or subsequent to, or concurrently with the Reincorporation Merger, including, without limitation: any vesting, conversion, assumption, disposition, exercise, exchange or other transaction involving any rights to acquire ALR Nevada Shares or ALR Singapore Ordinary Shares, including any options or warrants of ALR Nevada and any transaction, other than the Reincorporation Merger, in which securities of ALR Nevada or ALR Singapore are acquired.

If an entity that is classified as a partnership (or “pass-through” entity) for U.S. federal income tax purposes holds ALR Nevada Shares (or after the Reincorporation Merger is consummated, ALR Singapore Ordinary Shares), the U.S. federal income tax consequences to such partnership and the partners of such partnership of participating in the Reincorporation Merger and the ownership of ALR Singapore Ordinary Shares received pursuant to the Reincorporation Merger generally will depend on the activities of the partnership and the status of such partners. Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reincorporation Merger and the ownership and disposition of ALR Singapore Ordinary Shares received thereby.

This discussion provides general information only and is not intended to be tax advice to any particular stockholder. Any U.S. Federal, state, or local tax advice included in this discussion was not intended or written to be used, and it cannot be used by any stockholder, for the purpose of avoiding any penalties that may be imposed by any U.S. Federal, state or local governmental taxing authority or agency. Investors should consult their own independent tax advisors in determining the application to them of the U.S. federal income tax consequences set forth below, and any other U.S. federal, state, local foreign or other tax consequences to them of the purchase, ownership and disposition of ALR Nevada Shares and ALR Singapore Ordinary Shares. Investors should note that no rulings have been or will be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below and no assurance can be given that the IRS will not take positions contrary to the conclusions stated below.

Consequences of the Reincorporation Merger to U.S. Holders

It is intended that the Reincorporation Merger qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. However, Section 367(a) of the Code and the Treasury Regulations thereunder prevent ALR Singapore from being treated as a corporation for certain U.S. federal income tax purposes, thereby disqualifying a stockholder’s exchange of ALR Nevada Shares for ALR Singapore Ordinary Shares from typical Code Section 368(a) treatment.

Accordingly, each U.S. Holder will realize taxable gain (but not loss) to the extent the fair market value of its ALR Singapore Ordinary Shares exceeds such U.S. Holder’s adjusted tax basis in his/her/its ALR Nevada Shares on the date of the Reincorporation Merger. If this exchange results in realized gain, the realized gain will be taxable as short term capital gain if the U.S. Holder has held his/her/its ALR Nevada Shares for one year or shorter at the time of the Reincorporation Merger, or as long term capital gain to the extent the U.S. Holder has held the ALR Nevada Shares for over one year at the time of the Reincorporation Merger.  Long term capital gain is taxable at a maximum rate of 20%, whereas short term capital gains are taxable at ordinary effective income tax rates. A corporate U.S. Holder’s capital gains, long-term and short-term, are taxed at ordinary income tax rates (currently, a maximum rate of 21%).

After the Reincorporation Merger, each U.S. Holder will hold his/her/its ALR Singapore Ordinary Shares with a tax basis equal to the fair market value of the ALR Singapore Ordinary Shares determined as of the date of the Reincorporation Merger.

The U.S. Anti-Inversion Rules

 ALR Singapore will be incorporated under the laws of Singapore. Generally, corporations incorporated outside of the United States are not treated as U.S. corporations for U.S. federal income tax purposes. However, as described below, Section 7874 of the Code treats certain corporations incorporated outside the United States as U.S. corporations for U.S. federal income tax purposes. ALR Singapore believes that it will be treated as a foreign corporation for U.S. federal income tax purposes as a result of the Reincorporation Merger.

Under Section 7874 of the Code, a corporation created or organized outside of the United States (i.e., a foreign corporation) will be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident and subject to U.S. federal income tax on its worldwide income) when (i) the foreign corporation acquires, directly or indirectly, substantially all of the assets held, directly or indirectly, by a U.S. corporation (ii) after the acquisition, the stockholders of the acquired U.S. corporation hold at least 80% (by vote or value) of the shares of the foreign corporation by reason of holding shares of the U.S. acquired corporation, and (iii) after the acquisition, the foreign corporation’s expanded affiliated group does not have substantial business activities in the foreign corporation’s country of organization or incorporation when compared to the expanded affiliated group’s total business activities.  For this purpose, “expanded affiliated group” means the foreign corporation and all subsidiaries in which the foreign corporation owns, directly or indirectly, more than 50% of the stock (by vote or value). Pursuant to the Reincorporation Merger, ALR Singapore will directly acquire all of the assets of ALR Nevada and (ii) the current stockholders of ALR Nevada will own essentially 100% of the shares of ALR Singapore. Therefore, ALR Singapore will be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Code Section 7874 unless the ALR Singapore expanded affiliated group is treated as having substantial business activities in Singapore.

U.S. Treasury Regulation section 1.7874-3 provides that an expanded affiliated group will be treated as having substantial business activities in the relevant foreign country when compared to its total business activities if, in general, at least 25% of the expanded affiliated group’s employees (by number and compensation), tangible asset value, and gross income are based, located and derived, respectively, in the relevant foreign country.

It is expected that the 25% Test is met related to ALR Singapore’s employees, assets, and income. Consequently, it is expected that the Reincorporation Merger will result in ALR Singapore being treated as a foreign corporation under Section 7874.  However, the application of these rules remains uncertain given the limited guidance and jurisprudence on how they will be applied in a given case.

In the event that ALR Singapore is treated as a U.S. domestic corporation for US income tax purposes after the Reincorporation, significant and complicated tax consequences will result, and this summary does not attempt to describe all such consequences.  Generally, however, in that case ALR Singapore would be subject to U.S. federal income tax on its worldwide income, regardless of the source of that income, and would be required to file returns in the U.S.  Given that ALR Singapore will also be considered a resident of Singapore, it is unclear how the foreign tax credit rules in either country will operate.  Accordingly, if the exceptions to Code section 7874 are not satisfied, it is possible that ALR Singapore would be subject to double taxation with respect to all or part of its taxable income in the future.  Dividends that may be paid from ALR Singapore to its shareholders may be subject to withholding tax in one or both countries if Section 7874 applied to ALR Singapore.

The remainder of this discussion assumes that ALR Singapore will meet the 25% Test, and will be respected as a foreign corporation under Section 7874 of the Code.

Consequences to U.S. Holders after the Reincorporation Merger

 Subject to the Passive Foreign Investment Company provisions discussed below, U.S. Holders will be required to include in gross income the gross amount of any distribution received on the ALR Singapore Ordinary Shares to the extent that the distribution is paid out of the earnings and profits of ALR Singapore as determined for U.S. federal income purposes.  We refer to such a distribution herein as a dividend.

 To the extent that the amount of any distribution exceeds ALR Singapore’s earnings and profits, the distribution would generally first be treated as a tax-free return of capital (with a corresponding reduction in the adjusted tax basis of a U.S. holder’s ALR Singapore common shares), and thereafter would be taxed as a capital gain.

 Dividends paid in a currency other than U.S. dollars will be included in a U.S. Holder’s gross income in a U.S. dollar amount based on the spot exchange rate in effect on the date of actual or constructive receipt, whether or not the payment is converted into U.S. dollars at that time. The U.S. Holder will have a tax basis in such currency equal to such U.S. dollar amount, and any gain or loss recognized upon a subsequent sale or conversion of the foreign currency for a different U.S. dollar amount will be U.S. source ordinary income or loss. If the dividend were converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

 Dividends paid by ALR Singapore to a U.S. Holder that is an individual should be ordinary dividends, subject to tax at the recipient’s ordinary income rates.  If a U.S. Holder is a corporation, and to the extent the U.S. corporate Holder controls 10% of more of the shares of ALR Singapore, Section 245A of the Code might provide an exemption from U.S. taxation.

 A U.S. Holder would generally recognize a taxable gain or loss on any sale or other taxable disposition of ALR Singapore Ordinary Shares in an amount equal to the difference between the amount realized from such sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in such shares. Such recognized gain or loss generally would be a capital gain or loss. Capital gains of non-corporate U.S. Holders (including individuals) generally would be subject to U.S. federal income tax at preferential rates if the U.S. Holder has held the ALR Singapore Ordinary Shares for more than one year as of the date of the sale or other taxable disposition. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of ALR Singapore Ordinary Shares generally would be treated as U.S. source gain or loss.

Passive Foreign Investment Company Provisions

 The treatment of U.S. Holders of ALR Singapore Ordinary Shares in some cases could be materially different from that described above if, at any relevant time, ALR Singapore were classified as a passive foreign investment company (“PFIC”).

Sections 1291 to 1298 of the Code contain the PFIC rules. These rules generally provide for punitive treatment to U.S. Holders of PFICs. A foreign corporation is classified as a PFIC if more than 75% of its gross income is passive income or more than 50% of its assets produce passive income or are held for the production of passive income. These rules would not apply if the Section 7874(b) rules, as noted above, deem ALR Singapore to be considered as a U.S. corporation for U.S. federal income tax purposes.

For purposes of the PFIC asset test, cash is treated as a passive asset. For purposes of the PFIC asset test, the active business assets held by ALR Singapore’s wholly-owned subsidiaries (e.g. ALR Nevada) will be deemed to be held by ALR Singapore.  It is uncertain at this time whether ALR Singapore will be classified as a PFIC in the future.  If we are classified as a PFIC after the Reincorporation Merger, then the holders of shares of our company who are U.S. taxpayers may be subject to PFIC provisions which may impose U.S. taxes, in addition to those normally applicable, on the sale of their shares of our company or on distributions from our company. Specifically, any gain on the sale of PFIC shares or dividends that exceed 125% of the average distribution over the prior three years, will be allocated pro rata over each day that the U.S. Holder beneficially owned such shares.  Any portion that is allocated to a prior taxation year will be taxed at the highest marginal rate applicable to such U.S. Holder in such prior taxation year, and an interest charge will be added as though the tax was due, but unpaid, in such prior year.

Consequences of the Reincorporation Merger for Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder of ALR Nevada Shares.

Treatment of Gain Recognized, if Any, as a Result of the Reincorporation Merger. If gain is recognized by a Non-U.S. Holder upon an exchange of ALR Nevada Shares for ALR Singapore Ordinary Shares in the Reincorporation Merger, subject to the discussion below under “— Considerations for Non-U.S. Holders — Information Reporting and Backup Withholding,” the Non-U.S. Holder generally would not be subject to U.S. federal income tax on any gain realized upon such exchange unless:

●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

●	such gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); or

●	the ALR Nevada Shares constitute United States real property interests by reason of ALR Nevada’s status, at any time during the shorter of the five-year period ending on the date of the exchange or the period that the Non-U.S. Holder held ALR Nevada Shares, as a United States Real Property Holding Company (“USRPHC”) for U.S. federal income tax purposes and, as a result, such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S.-source capital losses.

A Non-U.S. Holder whose gain is described in the second or third bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as provided under an applicable income tax treaty). Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, ALR Nevada believes that it currently is not, and has not been at any time during the five-year testing period, a United States real property holding corporation.

Information Reporting and Backup Withholding. Amounts paid to a Non-U.S. Holder that are treated as the proceeds of the sale or other disposition by the Non-U.S. Holder of ALR Nevada Shares effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of ALR Nevada Shares effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of ALR Nevada Shares effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Singapore Tax Consideration

The statements made herein regarding taxation are general in nature and based on certain aspects of the tax laws of Singapore and administrative guidelines issued by the relevant authorities in force as of the date of this document and are subject to any changes in such laws or administrative guidelines, or in the interpretation of these laws or guidelines, occurring after such date, which changes could be made on a retrospective basis. These laws and guidelines are also subject to various interpretations and the relevant tax authorities or the courts could later disagree with the explanations or conclusions set out below. The statements are not intended to be and do not constitute legal or tax advice and no assurance can be given that courts or fiscal authorities responsible for the administration of such laws will agree with the interpretation adopted therein. You should consult an independent tax advisor regarding all Singapore income and other tax consequences applicable in light of your particular circumstances. The statements below are based on the assumption that ALR Singapore is a tax resident in Singapore for Singapore income tax purposes.

(1)	Material Singapore Income Tax Considerations for ALR Nevada Shareholders from the Reincorporation

Pursuant to the Reincorporation, the ALR Nevada shareholders may be regarded as having disposed of ALR Nevada Shares, ALR Nevada Options, or ALR Nevada Warrants in exchange for a like number of ALR Singapore Ordinary Shares, ALR Singapore Options, or ALR Singapore Warrants, and a profit may result to such shareholders as a result of the disposal. Under current Singapore income tax laws, only gains of an income nature and that are sourced or received in Singapore are taxable (subject to any applicable exemptions available). There are no taxes imposed on capital gains under current Singapore laws. As the precise status of each prospective investor will vary from one another, each prospective investor should consult an independent tax advisor on the Singapore income tax and other tax consequences that will apply to their individual circumstances.

(2)	Material Singapore Income tax Considerations for the potential Shareholders of ALR Singapore from the Ownership and Disposition of ALR Singapore Ordinary Shares

Dividend Distributions with Respect to Ordinary Shares

Singapore has a one-tier corporate income tax system. Under the one-tier corporate income tax system, the tax paid by a company that is tax resident in Singapore is a final tax. Any dividends paid by a company that is tax resident in Singapore are exempt from Singapore income tax in the hands of the Company’s shareholders. As ALR Singapore will be a tax resident of Singapore, the dividends payable by ALR Singapore will be one-tier tax-exempt dividends and will be exempt from Singapore income tax in the hands of our shareholders, regardless of their legal form or tax residence status. There will be no tax credits attached to the dividends payable by ALR Singapore. There is no withholding tax on payment of dividends to non-resident shareholders.

Capital Gains upon Disposition of Ordinary Shares

Under current Singapore tax law, there is no tax on capital gains. As such, any profits from the disposal of ALR Singapore Ordinary Shares that are capital in nature would not be taxable in Singapore. However, there are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. If the gains from the disposal of ordinary shares are construed to be of an income nature (which could be the case if, for instance, the gains arise from activities which the Inland Revenue Authority of Singapore regards as carrying on a trade or business in Singapore), the disposal profits would be taxable as income rather than capital gains. As the precise status of each prospective investor will vary from one another, each prospective investor should consult an independent tax advisor on the Singapore income tax and other tax consequences that will apply to their individual circumstances.

Subject to certain conditions being satisfied, gains derived by a company from the disposal of our ordinary shares between the period of June 1, 2012 and May 31, 2027 (inclusive of both dates) will not be subject to Singapore income tax, if the divesting company holds a minimum shareholding of 20% of ALR Singapore Ordinary Shares and these shares have been held for a continuous minimum period of 24 months.

In addition, shareholders who apply, or who are required to apply, the Singapore Financial Reporting Standard 39 (“FRS 39”) or Financial Reporting Standard 109 (“FRS 109”), for the purposes of Singapore income tax may be required to recognize gains or losses (not being gains or losses in the nature of capital) in accordance with the provisions of FRS 39 or FRS 109 (as modified by the applicable provisions of Singapore income tax law) even though no sale or disposal of ALR Singapore Ordinary Shares is made. Singapore corporate shareholders who may be subject to such tax treatment should consult their own accounting and tax advisors regarding the Singapore income tax consequences of their acquisition, holding and disposal of our ordinary shares.

Stamp Duty

There is no Singapore stamp duty payable in respect of the issuance or holding of our ordinary shares. Singapore stamp duty will be payable if there is an instrument of transfer of our ordinary shares executed in Singapore or if there is an instrument of transfer executed outside of Singapore which is received in Singapore. Under Singapore law, stamp duty is not applicable to electronic transfers of our shares effected on a book entry basis outside Singapore. We therefore expect that no Singapore stamp duty will be payable in respect of ALR Singapore Ordinary Shares received by, or allotted and issued to, U.S. holders in this offering assuming that they are acquired solely in book entry form through the facility outside Singapore established by its transfer agent and registrar outside Singapore.

Where shares evidenced in certificated form are transferred and an instrument of transfer is executed (whether physically or in the form of an electronic instrument) in Singapore or outside Singapore and which is received in Singapore, Singapore stamp duty is payable on the instrument of transfer for the sale of our ordinary shares at the rate of 0.2% of the consideration for, or market value of, the transferred shares, whichever is higher. The Singapore stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where the instrument of transfer is executed outside of Singapore and is received in Singapore, Singapore stamp duty must be paid within 30 days of receipt of the instrument of transfer in Singapore. Electronic instruments that are executed outside Singapore are treated as received in Singapore in any of the following scenarios: (a) it is retrieved or accessed by a person in Singapore; (b) an electronic copy of it is stored on a device (including a computer) and brought into Singapore; or (c) an electronic copy of it is stored on a computer in Singapore. Where the instrument of transfer is executed in Singapore, Singapore stamp duty must be paid within 14 days of the execution of the instrument of transfer.

Goods and Services Tax

The issue or transfer of ownership of our ordinary shares would be exempt from Singapore goods and services tax, or GST. Hence, no GST would be incurred on the subscription or subsequent transfer of our ordinary shares.

The sale of our ordinary shares by a GST-registered investor belonging in Singapore for GST purposes to another person belonging in Singapore is an exempt supply not subject to GST. Any input GST incurred by the GST-registered investor in making the exempt supply is generally not recoverable from the Singapore Comptroller of GST.

Where our ordinary shares are sold by a GST-registered investor in the course of or furtherance of a business carried on by such investor contractually to and for the direct benefit of a person belonging outside Singapore, the sale should generally, subject to satisfaction of certain conditions, be considered a taxable supply subject to GST at 0%. Subject to the normal rules for input tax claims, any input GST incurred by the GST-registered investor in making such a supply in the course of or furtherance of a business carried out by such investor may be fully recoverable from the Singapore Comptroller of GST.

Each prospective investor should consult an independent tax advisor on the recoverability of input GST incurred on expenses in connection with the purchase and sale of our ordinary shares if applicable.

Services consisting of arranging, brokering, underwriting or advising on the issue, allotment or transfer of ownership of our ordinary shares rendered by a GST-registered person to an investor belonging in Singapore for GST purposes in connection with the investor’s purchase, sale or holding of our ordinary shares will be subject to GST at the standard rate of 7%. Similar services rendered by a GST-registered person contractually to and for the direct benefit of an investor belonging outside Singapore should generally, subject to the satisfaction of certain conditions, be subject to GST at 0%.

Estate Duty

Singapore estate duty has been abolished with effect from February 15, 2008 in relation to the estate of any person whose death has occurred on or after February 15, 2008.

Description of ALR Singapore’s Share Capital

The following description of ALR Singapore’s share capital summarizes certain provisions of ALR Singapore’s Constitution that, subject to approval at a general meeting and continuance of the Company in Singapore, will be effective as of the Effective Time. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Constitution in effect from the continuance of the Company in Singapore, a copy of which is included as Annex C to this prospectus/information statement. We urge you to read the proposed form of Constitution of ALR Singapore included as Annex C to this prospectus/information statement.

General

For the purposes of this section, references to “shareholders” or “members” mean those persons whose names and number of shares are entered in ALR Singapore’s electronic register of members. Only persons who are registered in ALR Singapore’s electronic register of members are recognized under Singapore law as shareholders of ALR Singapore with legal standing to institute shareholder actions against ALR Singapore or otherwise seek to enforce their rights as shareholders.

Share Capital

Immediately following the Effective Time, our share capital will consist of 551,966,844 ordinary shares, excluding 352,000,000 ordinary shares issuable upon exercise of ALR Singapore Options granted as of the Effective Time, and 5,085,001,500 ordinary shares issuable upon exercise of ALR Singapore Warrants granted as of the Effective Time, and no preference shares issued and outstanding. All of the Company’s issued and outstanding shares are, and upon the Redomestication, ALR Singapore’s then issued and outstanding common shares will be, fully paid.

New Shares

Under the Companies Act, Chapter 50 of Singapore (the “Companies Act”), new shares may be issued only with the prior approval of ALR Singapore’s shareholders in a general meeting. General approval may be sought from ALR Singapore’s shareholders in a general meeting for the issue of shares. Approval, if granted, will lapse at the expiry of the period approved by shareholders or otherwise at the earliest of (i) the conclusion of the next annual general meeting (ii) the expiration of the period within which the next annual general meeting is required by law to be held, or, (iii) the subsequent revocation or modification of approval by ALR Singapore’s shareholders acting at a duly convened general meeting.

Subject to ALR Singapore’s shareholders providing such general authority to the directors to issue new shares, the provisions of the Singapore Companies Act, and ALR Singapore’s Constitution, all new shares are under the control of the directors who may allot and issue new shares to such persons on such terms and conditions and with the rights and restrictions as they may think fit to impose.

Ordinary Shares

The class of issued ordinary shares, which have identical rights rank equally with one another. There is no concept of par value or authorized share capital under Singapore law. All shares issued are fully paid and existing shareholders are not subject to any calls on shares (unless there are any unpaid shares). Although Singapore law does not recognize the concept of “non-assessability” with respect to newly-issued shares, any purchaser or subscriber of shares who has fully paid up all amounts due with respect to such shares will not be subject under Singapore law to any personal liability to contribute to the assets or liabilities of the company in such purchaser’s or subscriber’s capacity solely as a holder of such shares. This interpretation is substantively consistent with the concept of “non-assessability” under most, if not all, U.S. state corporations laws. All shares are in registered form.

Transfer of Ordinary Shares

Subject to applicable securities laws in relevant jurisdictions and ALR Singapore’s Constitution, ALR Singapore’s ordinary shares are freely transferable. The shares may be transferred by a duly signed instrument of transfer in any usual or common form or in a form approved by the directors. The directors may decline to register any transfer unless, among other things, evidence of payment of any stamp duty payable with respect to the transfer is provided together with other evidence of ownership and title as the directors may reasonably require to show the right of the transferor to make the transfer. ALR Singapore will replace lost or destroyed certificates for shares upon notice to ALR Singapore and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require and the payment of all applicable fees.

Preference Shares

Under the Companies Act, different classes of shares in a company incorporated in Singapore may be issued only if (a) the issue of the class or classes of shares is provided for in the constitution of the company and (b) the constitution of the company sets out in respect of each class of shares the rights attached to that class of shares.

ALR Singapore’s Constitution provides that ALR Singapore may issue shares of a different class with such preferential, deferred, qualified, special or other rights, privileges, conditions or restrictions as to dividends, capital, voting or otherwise attached to them, as ALR Singapore’s directors may determine.

ALR Singapore may, subject to the prior approval in a general meeting of its shareholders, issue preference shares which are, or at its option, subject to redemption provided that such preference shares may not be redeemed out of capital unless (i) all the directors have made a solvency statement in relation to such redemption, and (ii) ALR Singapore has lodged a copy of the statement with the Singapore Registrar of Companies. Further, the shares must be fully paid-up before they are redeemed.

Voting Rights

As provided under ALR Singapore’s Constitution and the Companies Act, voting at any meeting of shareholders is by show of hands unless a poll has been demanded prior to the declaration of the result of the show of hands by, among others, (i) the chairman or (ii) at least one shareholder present in person or by proxy or by attorney or, in the case of a corporation, by a representative entitled to vote thereat, in each case representing in the aggregate not less than 5% of the total voting rights of all shareholders having the right to vote at the general meeting, provided that no poll shall be demanded in respect of an election of a chairman or relating to any adjournment of such meeting. On a poll every shareholder who is present in person or by proxy or by attorney, or in the case of a corporation, by a representative, has one vote for every share held by such shareholder. Only those shareholders who are registered in ALR Singapore’s register of members as holders of shares will be entitled to vote at any meeting of shareholders. Proxies need not be shareholders.

Dividend Rights

Subject to any preferential rights of holders of any outstanding preference shares, holders of ALR Singapore’s ordinary shares will be entitled to receive dividends and other distributions in cash, shares or property as may be declared by ALR Singapore from time to time. ALR Singapore may, by ordinary resolution, declare dividends at a general meeting of shareholders. A final dividend may be declared out of profits disclosed by the accounts presented to the annual general meeting, and requires approval of ALR Singapore’s shareholders. However, ALR Singapore’s board of directors can declare interim dividends without approval of ALR Singapore’s shareholders.

Pursuant to Singapore law and ALR Singapore’s Constitution, no dividend may be paid except out of ALR Singapore’s profits. Any dividends would be limited by the amount of available distributable reserves, which, under Singapore law, will be assessed on the basis of ALR Singapore’s standalone unconsolidated accounts, which will be based upon IFRS. Under Singapore law, it is also possible to effect a capital reduction exercise to return cash and/or assets to ALR Singapore’s shareholders.

ALR Singapore’s board of directors will review the dividend policy regularly and the declaration and payment of any future dividends will be at the discretion and approval of the board of directors and subject to the continuing determination by the board of directors that such dividends are in the Company’s best interests. Future dividend payments will also depend upon such factors as ALR Singapore’s earnings level, capital requirements, contractual restrictions, cash position, overall financial condition and any other factors deemed relevant by ALR Singapore’s board of directors.

Also, because ALR Singapore is a holding company, its ability to pay cash dividends on its ordinary shares may be limited by restrictions on its ability to obtain sufficient funds through dividends from its subsidiaries and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, ALR Singapore’s overall financial condition, available distributable reserves and any other factors deemed relevant by ALR Singapore’s board of directors.

Amendment to Constitution

An amendment to the Constitution of ALR Singapore can only be made through a special resolution (i.e. with the consent of 75% of the holders of issued shares, entitled to vote, present in person or by proxy at a meeting for which not less than 21 days’ written notice is given) during a shareholders meeting. ALR Singapore’s board of directors has no right to amend the Constitution.

ALR Singapore may not allot any preference shares or convert any issued shares into preference shares unless there are set out in its Constitution the rights of the holders of those shares with respect to repayment of capital, participation in surplus assets and profits, cumulative or non-cumulative dividends, voting and priority of payment of capital and dividend in relation to other shares or other classes of preference shares.

Any shareholders of any class of preference shares who hold not less than 5% of the total number of issued shares of that class may apply to the Court to have the variation of the rights or shares to be cancelled, and, if any such application is made, the variation or abrogation shall not have effect until confirmed by the Court.

Meeting of Shareholders

ALR Singapore is required to hold an annual general meeting each calendar year and within six months after the end of each financial year. The directors may convene an extraordinary general meeting whenever they think fit and they must do so upon the written request of shareholders holding not less than 10% of the total number of paid-up shares as of the date of deposit of the requisition carrying the right to vote at a general meeting. In addition, two or more shareholders holding not less than 10% of ALR Singapore’s total number of issued shares (excluding treasury shares) may call a meeting of ALR Singapore’s shareholders.

The Companies Act provides that a shareholder is entitled to attend any general meeting and speak on any resolution put before the general meeting. Unless otherwise required by law or by ALR Singapore’s Constitution, resolutions put forth at general meetings may be decided by ordinary resolution, requiring the affirmative vote of a majority of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution. An ordinary resolution suffices, for example, for appointments of directors. A special resolution, requiring an affirmative vote of not less than 75% of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution, is necessary for certain matters under Singapore law, such as an alteration of ALR Singapore’s Constitution. A shareholder entitled to attend and vote at a meeting of the Company, or at a meeting of any class of shareholders of the Company, shall be entitled to appoint another person or persons, whether a shareholder of the Company or not, as his proxy to attend and vote instead of the shareholder at the meeting. Under the Companies Act, a proxy appointed to attend and vote instead of the shareholder shall also have the same right as the shareholder to speak at the meeting, but unless the Constitution of ALR Singapore otherwise provides, (i) a proxy shall not be entitled to vote except on a poll, (ii) a shareholder shall not be entitled to appoint more than two proxies to attend and vote at the same meeting and (iii) where a shareholder appoints two proxies the appointment shall be invalid unless the shareholder specifies the proportions of his holdings to be represented by each proxy.

Notwithstanding the foregoing, a registered shareholder entitled to attend and vote at a meeting of the company held pursuant to an order of court under Section 210(1) of the Singapore Companies Act, or at any adjourned meeting under Section 210(3) of the Singapore Companies Act, is, unless the court orders otherwise, entitled to appoint only one proxy to attend and vote at the same meeting, and except where the aforementioned applies, a registered shareholder having a share capital who is a relevant intermediary (as defined under the Companies Act) may appoint more than two proxies in relation to a meeting to exercise all or any of his rights to attend and to speak and vote at the meeting, but each proxy must be appointed to exercise the rights attached to a different share or shares held by him (which number and class of shares shall be specified), and at such meeting, the proxy has the right to vote on a show of hands.

Only registered shareholders of ALR Singapore, and their proxies, will be entitled to attend, speak and vote at any meeting of shareholders. Under the Companies Act, public companies may issue non-voting shares and shares that confer special, limited or conditional voting rights, such that the holder of a share may vote on a resolution before a general meeting of the Company if, in accordance with the provisions of Section 64A of the Companies Act, the share confers on the holder a right to vote on that resolution.

Election and Removal of Directors

Directors can be appointed by the shareholders or the directors of ALR Singapore. ALR Singapore’s board of directors shall have the power, at any time and from time to time, to appoint any person to be a director either to fill a casual vacancy or as an additional director so long as the total number of directors shall not at any time exceed the maximum number (if any) fixed by or in accordance with ALR Singapore’s Constitution.

ALR Singapore may, by ordinary resolution, remove any director before the expiration of his or her period of office, notwithstanding anything in ALR Singapore’s Constitution or in any agreement between ALR Singapore and such director. ALR Singapore may also, by an ordinary resolution, appoint another person in place of a director removed from office pursuant to the foregoing.

Under ALR Singapore’s Constitution, subject to the Companies Act, any director shall retire at the next annual general meeting and shall then be eligible for re-election at that meeting.

Proceedings of Board of Directors

The business of ALR Singapore will be managed by, or under the direction or supervision of, the board of directors. This is subject to any limitations in either the Companies Act or ALR Singapore’s Constitution.

ALR Singapore must have at least 1 director who ordinarily resides in Singapore. All directors must be natural persons who have attained 18 years of age and who are otherwise of full legal capacity.

Fees and percentages, any sums paid by way of expenses allowance in so far as those sums are charged to income tax in Singapore, any contribution paid in respect of a director under any pension scheme and any benefits received by the directors otherwise than in cash in respect of his services as director may be paid to the directors of ALR Singapore for services rendered to ALR Singapore. However, these payments have to be approved in accordance with section 169(1) of the Companies Act which provides that the payment has to be approved in a general meeting by a resolution, of which such resolution must be for the sole purpose of approving such director’s fees and is not related to other matters.

Subject to the provisions of ALR Singapore’s Constitution and the Companies Act, every director of ALR Singapore who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with ALR Singapore shall as soon as is practicable after the relevant facts have come to his knowledge (i) declare the nature of his interest at a meeting of the directors of the Company; or (ii) send a written notice to ALR Singapore containing details on the nature, character and extent of his interest in the transaction or proposed transaction with the company.

Indemnification of Directors and Officers

Section 172 of the Companies Act provides that any provision that purports to exempt an officer of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which ALR Singapore directly or indirectly provides an indemnity (to any extent) for an officer of the Company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to ALR Singapore is void. However, there is an exception, which is where the provision for indemnity is against liability incurred by the officer to a person other than the Company, subject to the other provisions of the Companies Act.

ALR Singapore may however purchase and maintain for an officer of the Company insurance against any such liability in connection with any negligence, default, breach of duty or breach of trust in relation to the ALR Singapore.

ALR Singapore may also indemnify such officer against liability incurred by the officer to a person other than ALR Singapore except when the indemnity is against (i) any liability of the officer to pay a fine in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or (ii) any liability incurred by the officer (1) in defending criminal proceedings in which he is convicted, (2) in defending civil proceedings brought by ALR Singapore or a related company of ALR Singapore in which judgment is given against him or her or (3) in connection with an application for relief under specified sections of the Companies Act in which the court refuses to grant him or her relief.

Amalgamations and Business Combinations

Amalgamations

215A to 215C of the Companies Act, the amalgamation of a Singapore company with another company or corporation (other than certain affiliated companies) requires an amalgamation proposal be approved by the Company’s board of directors and subject to the constitution of each amalgamating company, by the members of each amalgamating company by special resolution (i.e. 75% of the shareholders voting and able to vote) at a general meeting.

Under Singapore law, in the event of 75% of the shareholders voting at such meeting did not vote in favor of the amalgamation, an application may be made under Section 212 of the Companies Act to the High Court of Singapore for the approval of such amalgamation.

Business Combinations

The Singapore Companies Act and the Insolvency, Restructuring and Dissolution Act 2018 of Singapore (No. 40 of 2018) (“IRDA”) mandates that specified corporate actions require approval by the shareholders in a general meeting, notably:

●	notwithstanding anything in the Company’s constitution, directors are not permitted to carry into effect any proposals for disposing of the whole or substantially the whole of the Company’s undertaking or property unless those proposals have been approved by shareholders in a general meeting;

●	the Company may by special resolution resolve that it be wound up voluntarily;

●	subject to the constitution of each amalgamating company, an amalgamation proposal must be approved by the shareholders of each amalgamating company via special resolution at a general meeting;

●	a compromise or arrangement proposed between a company and its shareholders, or any class of them, must, among other things, be approved by a majority in number representing three-fourths in value of the shareholders or class of shareholders present and voting either in person or by proxy at the meeting ordered by the court; and

●	notwithstanding anything in the Company’s constitution, the directors may not, without the prior approval of shareholders, issue shares, including shares being issued in connection with corporate actions.

Compulsory Acquisition of Shares Held by Minority Holders

An acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

(1)	By a procedure under section 210 the Companies Act and section 70 of the IRDA known as a “scheme of arrangement”: A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of its shares (or any class of shares), representing in the aggregate a majority in number and at least 75% in value of the shares or class of shares present and voting at a court ordered meeting held to consider the scheme or arrangement. The scheme of arrangement must then be sanctioned by the High Court of Singapore. Once an order for a scheme is approved by the High Court, it binds all shareholders, including those who objected to or abstained from voting on the scheme at the scheme meeting or objected to the scheme in the High Court.

(2)	By a procedure under section 215 the Companies Act: Where a scheme or contract involving the transfer of all of the shares or all of the shares in any particular class in a company (the “transferor company”) to a person (the “transferee”) has, within 4 months after the making of the offer in that behalf by the transferee, been approved as to the shares or as to each class of shares whose transfer is involved by the holders of not less than 90% of the total number of those shares (excluding treasury shares) or of the shares of that class (other than shares already held at the date of the offer by the transferee, and excluding any shares in the transferor company held as treasury shares), the transferee may at any time within 2 months, after the offer has been so approved, give notice in the prescribed manner to any dissenting shareholder that it desires to acquire his shares; and when such a notice is given the transferee shall, unless on an application made by the dissenting shareholder within one month from the date on which the notice was given or within 14 days of a statement being supplied to a dissenting shareholder pursuant to section 215(2) of the Companies Act (whichever is the later) the High Court of Singapore thinks fit to order otherwise, be entitled and bound to acquire those shares on the terms which, under the scheme or contract the shares of the approving shareholders are to be transferred to the transferee or if the offer contained 2 or more alternative sets of terms upon the terms which were specified in the offer as being applicable to dissenting shareholders.

Anti-Takeovers

The Singapore Code on Take-overs and Mergers regulates, among other things, the acquisition of voting shares of Singapore-incorporated listed public companies or unlisted public companies with more than 50 shareholders and net tangible assets of S$5 million or more. Any person acquiring an interest, whether by a series of transactions over a period of time or not, either on their own or together with parties acting in concert with such person, in 30% or more of our voting shares, or, if such person holds, either on their own or together with parties acting in concert with such person, between 30% and 50% (amounts inclusive) of our voting shares, and such person (or parties acting in concert with such person) acquires additional voting shares representing more than 1% of ALR Singapore’s voting shares in any six-month period, must, except with the consent of the Securities Industry Council in Singapore, extend a mandatory takeover offer for the remaining voting shares in accordance with the provisions of the Singapore Code on Takeovers and Mergers. Responsibility for ensuring compliance with the Singapore Code on Take-overs and Mergers rests with parties (including ALR Singapore’s directors) to a take-over or merger and their advisors.

“Parties acting in concert” comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal), cooperate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company. Certain persons are presumed (unless the presumption is rebutted) to be acting in concert with each other. They are as follows:

●	a company and its related corporations, the associated companies of any of the company and its related corporations, companies whose associated companies include any of these companies and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights;

●	a company and its directors (including their close relatives, related trusts and companies controlled by any of the directors, their close relatives and related trusts);

●	a company and its pension funds and employee share schemes;

●	a person with any investment company, unit trust or other fund whose investment such person manages on a discretionary basis but only in respect of the investment account which such person manages;

●	a financial or other professional adviser, including a stockbroker, and its clients in respect of shares held by the adviser and persons controlling, controlled by or under the same control as the adviser and all the funds managed by the adviser on a discretionary basis, where the shareholdings of the adviser and any of those funds in the client total 10% or more of the client’s equity share capital;

●	directors of a company (including their close relatives, related trusts and companies controlled by any of such directors, their close relatives and related trusts) which is subject to an offer or where the directors have reason to believe a bona fide offer for the company may be imminent;

●	partners; and

●	an individual and such person’s close relatives, related trusts, any person who is accustomed to act in accordance with such person’s instructions and companies controlled by the individual, such person’s close relatives, related trusts or any person who is accustomed to act in accordance with such person’s instructions and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights.

A mandatory offer must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror during the offer period and within the six months preceding the acquisition of shares that triggered the mandatory offer obligation.

Under the Singapore Code on Take-overs and Mergers, where effective control of a company is acquired or consolidated by a person, or persons acting in concert, a mandatory general offer to all other shareholders is normally required. An offeror must treat all shareholders of the same class in an offeree company equally. A fundamental requirement is that shareholders in the company subject to the takeover offer must be given sufficient information, advice and time to consider and decide on the offer. These legal requirements may impede or delay a takeover of our Company by a third-party.

Shareholder Suits

Standing

Only registered shareholders reflected in the electronic register of members are recognized under Singapore law as shareholders of a company. As a result, only registered shareholders of ALR Singapore have legal standing to institute shareholder actions or otherwise seek to enforce their rights as shareholders. Holders of book-entry or dematerialised interests in ALR Singapore’s shares will be required to exchange their book-entry or dematerialised interests for certificated shares and to be registered as shareholders in the electronic register of members in order to institute or enforce any legal proceedings or claims against ALR Singapore, the directors or officers relating to shareholder rights. A holder of book-entry or dematerialised interests may become a registered shareholder of ALR Singapore by exchanging its interest in the shares for certificated shares and being registered in the electronic register of members.

Personal remedies in the case of oppression or injustice

A shareholder may apply to the court for an order under Section 216 of the Companies Act to remedy situations where (i) ALR Singapore’s affairs are being conducted or the powers of the Company’s directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of the shareholders or holders of debentures of the Company, including the applicant; or (ii) ALR Singapore has done an act, or threatens to do an act, or the shareholders or holders of debentures have passed or proposed some resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of ALR Singapore’s shareholders or holders of debentures, including the applicant.

Singapore courts have wide discretion as to the relief they may grant under such application, including, inter alia, directing or prohibiting any act or cancelling or varying any transaction or resolution, providing that ALR Singapore be wound up, or authorizing civil proceedings to be brought in the name of or on behalf of ALR Singapore by such person or persons and on such terms as the court directs.

Derivative Actions

Section 216A of the Companies Act provides a mechanism enabling shareholders to apply to the court for leave to bring a derivative action or commence an arbitration on behalf of the company. Derivative actions are also allowed as a common law action.

Applications are generally made by shareholders of the company, but courts are given the discretion to allow such persons as they deem proper to apply (e.g., beneficial owner of shares).

It should be noted that this provision of the Companies Act is primarily used by minority shareholders to bring an action in the name and on behalf of the company or intervene in an action to which the company is a party for the purpose of prosecuting, defending or discontinuing the action on behalf of the company. Prior to commencing a derivative action, the court must be satisfied that (i) 14 days’ notice has been given to the directors of the company of the party’s intention to commence such action if the directors of the company do not bring, diligently prosecute or defend or discontinue the action, (ii) the party is acting in good faith and (iii) it appears to be prima facie in the interests of the company that the action be brought, prosecuted, defended or discontinued.

Capitalization of Profits and Reserves

In a general meeting, ALR Singapore’s shareholders may, upon the recommendation of the directors, capitalize any reserves or profits and distribute them as fully paid bonus shares to the shareholders in proportion to their shareholdings.

Liquidation or other Return of Capital

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Registrar or Transfer Agent

It is anticipated that the register of holders of the ordinary shares after the Reincorporation Merger will continue to be Pacific Stock Transfer.

Comparison of Corporate Law

Certain provisions of the Singapore Companies Act (Cap. 50 – “CA”) differ from laws applicable to Nevada corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of Nevada law and the Singapore Companies Act applicable to ALRT Singapore and relating to stockholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Nevada law and Singapore law.

	Nevada Corporation	Singapore Company Limited by Shares
Issuance of Shares

There is a lot of flexibility in the type of stock (for example, common, preferred, convertible debt, phantom) that can be issued, but the corporation is limited by the number of shares authorized in its articles of incorporation (NRS 78.035(3)).

Generally, Singapore companies issue two main types of shares:

●        Ordinary shares.

●        Preference shares.

Under Singapore law, companies may allot new shares (other than a deemed allotment) by lodging with the Registrar a return of the allotment in the prescribed form containing particulars as required by the CA (CA s63 and s63A).

Authorized Shares

The number of authorized shares can be increased by amending the articles of incorporation, which generally requires board and stockholder approval (NRS 78.390).

Notwithstanding, Nevada law allows the board of directors of a corporation, unless restricted by the articles of incorporation, to increase or decrease the number of authorized shares in the class or series of the corporation’s shares and correspondingly effect a forward or reverse split of any such class or series of the corporation’s shares without a vote of the stockholders, so long as the action taken does not change or alter any right or preference of the stockholder and does not include any provision or provisions pursuant to which only money will be paid or script issued to stockholders who hold 10% or more of the outstanding shares of the affected class and series, and who would otherwise be entitled to receive fractions of shares in exchange for the cancellation of all of their outstanding shares (NRS 78.207).

A company (if authorized by its Constitution), may in a general meeting, alter its share capital in the ways set out in CA s71(1).

The Company is allowed to issue more preference shares ranking pari passu with certain existing preference shares if (i) the issue of the new shares was authorized by the terms of issue of the existing shares or (ii) the issuance of new shares is authorized by the Constitution of the Company in force at the time the existing preference shares were issued (CA s74(6)).

Classes and Series of Shares	Multiple classes and series of stock (usually common stock and preferred stock), with different rights and preferences, are permitted (NRS 78.195(1)).	Issuance of shares with different rights are permitted (CA s64 and 64A).

	Nevada Corporation	Singapore Company Limited by Shares
Preferred Shares

The terms of preferred stock are typically set out in a certificate of designation (NRS 78.195(1) and 78.1955(1)).

If shares of a class or series of stock established by a resolution of the board of directors have been issued, the designation of the class or series, the number of the class or series and the voting powers, designations, preferences, limitations, restrictions and relative rights of the class or series may be amended by a resolution of the board of directors and the proposed amendment adopted by the board of directors must be approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power (NRS 78.1955).

The rights of holders of preference shares are set out in the Constitution of the Company or in a shareholders’ agreement (or both). Any changes to the rights of the holders of preference shares will have to be made by way of amendment to the Constitution.

Companies may not allot any preference shares or convert any issued shares into preference shares unless there are set out in its constitution the rights of the holders of those shares with respect to repayment of capital, participation in surplus assets and profits, cumulative or non-cumulative dividends, voting and priority of payment of capital and dividend in relation to other shares or other classes of preference shares (CA s75 (1)).

Any shareholders of any class of preference shares who hold not less than 5% of the total number of issued shares of that class may apply to the Court to have the variation of the rights or shares to be cancelled, and, if any such application is made, the variation or abrogation shall not have effect until confirmed by the Court (CA s74(1)).

Transfer of Shares

Shares are transferable unless restricted in:

●     The articles of incorporation.

●     The bylaws.

●     An agreement:

●     among any number of stockholders; or

●     between or among one or more stockholders and the corporation.

(NRS 78.242(2).)

Restriction on the right to transfer shares is a foundational requirement for the incorporation of private companies in Singapore (CA s18).

There are generally no restrictions on the transfer of shares of public companies subject to the Constitution of the Company.

Management and Voting

	Nevada Corporation	Singapore Company Limited by Shares
Board of Directors	A corporation is governed by a board of directors, subject to any limitations of: ● The Nevada Act. ● The articles of incorporation. (NRS 78.115 and 78.120(1).)

The business of a Singapore incorporated company is managed by, or under the direction or supervision of, the board of directors.

This is subject to any limitations in either (i) the CA, or the Constitution of the Company.

(CA s157A (1) and s157A (2)).

Officers	A corporation must have a president, secretary, and treasurer (or equivalent officers). All officers must be natural persons. A person may hold more than one office. (NRS 78.130(1), (3).)

Every company incorporated in Singapore must have at least 1 director who ordinarily resides in Singapore. All directors must be natural persons who have attained 18 years of age. (CA s145 (1), (2).)

Every company shall have one or more secretaries each of whom shall be a natural person who has his principal or only place of residence in Singapore and who is not debarred under the CA from acting as secretary of the company (CA s171 (1)).

Committees	Unless otherwise provided by the articles of incorporation, the board of directors may delegate full or partial authority to committees (NRS 78.125).	There are no provisions regarding delegation of authority in the CA, however, under Singapore common law, a director is allowed to delegate his powers to another officer.
Director Action Without a Meeting	Unless otherwise provided by the articles of incorporation or bylaws, the board of directors may take action without a meeting with the written consent of all directors (NRS 78.315(2)).

The directors may exercise all the powers of a company except any power that the CA or the Constitution of the company requires the company to exercise in general meeting (CA s157A (2)).

The directors of a private or unlisted public company who wish to pass a resolution by written means without a meeting may do so by sending a copy of the resolution to all the members who have the right to vote (CA s184C (1)).

Right to Call a Meeting

Unless otherwise provided in the articles of incorporation or bylaws, the entire board of directors, any two directors or the president may call annual and special meetings of the stockholders and directors. Stockholders may call a special meeting of stockholders only if authorized by the articles of incorporation or bylaws (NRS 78.310(2)).

Nevada law provides that if a corporation fails to elect directors within 18 months after the last election of directors, a Nevada district court will have jurisdiction in equity and may order an election upon petition of one or more stockholders holding at least 15% of the voting power.

Any two or more members holding not less than 10% (or such lesser number as is provided by the constitution) of the total number of issued shares of the company may call a meeting of the company (CA s177 (1)).

The directors of a company, shall, notwithstanding the Constitution, on the requisition of members holding not less than 10% of the total number of paid-up shares, immediately proceed to convene an extraordinary general meeting of the company as soon as practicable but in any case no later than 2 months after the requisition (CA s176(1)).

	Nevada Corporation	Singapore Company Limited by Shares
Right to Call a Meeting (cont’d)		If it is impracticable to call a meeting in manner as prescribed by the CA or by the Constitution of the company, the Court may order a meeting to be called, held and conducted in such manner as the Court thinks fit, and may give such ancillary or consequential directions as it thinks expedient (CA s182).
Stockholder Action Without a Meeting

Unless otherwise provided by the articles of incorporation or bylaws, stockholders may take action without a meeting with the written consent of the stockholders holding:

●     A majority of the voting power.

●     If different, the proportion of voting power required to take the action at a stockholders’ meeting.

(NRS 78.320(2).)

The corporation is not required to give notice of action taken by written consent (NRS 78.320).

A private or an unlisted public company may pass any resolution without a meeting through written means in accordance with the provisions of the CA (CA s184A (1)).

Unless otherwise provided by the Constitution of the company, an ordinary resolution can be passed by written means if it has been formally agreed on any date by one or more members of the company who on that date represent a majority of the total voting rights of all the members who would have the right to vote on that resolution (CA s184A (4)).

Unless otherwise provided by the Constitution of the company, a special resolution can be passed by written means if it has been formally agreed on any date by one or more members of the company who on that date represent at least 75% of the total voting rights of all the members who would have the right to vote on that resolution (CA s184A (3)).

Acts Requiring Stockholder Approval

Fundamental changes generally require approval by a majority of the voting power of the stockholders, such as:

●     A merger, conversion, or exchange (NRS 92A.120(5), (6)).

●     A sale, lease, or exchange of assets (NRS 78.565(1)).

Fundamental changes generally require approval by at least 75% of the voting power of the shareholders, for example:

●       Amendment of the Constitution (CA s26(1));

●       Change from private to public company (CA s31);

●       Reduction of capital (CA s78B and s78C); and

●       An amalgamation (CA s215C).

Removal of Directors

Under Nevada law, any one or all of the directors of a corporation may be removed, with or without cause, by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock.

A public company may by ordinary resolution remove a director before the expiration of his period of office, notwithstanding anything in its constitution or in any agreement between the company and the director (CA s152 (1)).

	Nevada Corporation	Singapore Company Limited by Shares
Removal of Directors (cont’d)		Subject to any provisions in the Constitution, a private company may by ordinary resolution remove a director before the expiration of his period of office notwithstanding anything in any agreement between the private company and the director (CA s152 (9)).
Filling Vacancies

Nevada corporate law provides that all vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum, unless it is otherwise provided in the articles of incorporation. Unless otherwise provided in the articles of incorporation, pursuant to a resignation by a director, the board may fill the vacancy or vacancies with each director so appointed to hold office during the remainder of the term of office of the resigning director or directors.

Under Singapore law, a vacancy created by the removal of a director of a public company under s152 of the CA, if not filled at the meeting at which he is removed, may be filled as a casual vacancy (CA s152 (5)).

The constitution of a Singapore company typically provides that the shareholders have powers to appoint any person to be a director, either to fill a vacancy or as an addition to the existing directors, but so that the total number of directors will not at any time exceed the maximum number fixed in the constitution (if any).

Limitation of Liability	Under Nevada law, unless the articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or office unless it is proven that: (a) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.	Under Singapore law, any provision that purports to exempt an officer of a company from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void (CA s172 (1)).
Indemnification

In suits that are not brought by or in the right of the corporation, Nevada law permits a corporation to indemnify directors, officers, employees and agents for attorney’s fees and other expenses, judgments and amounts paid in settlement. The person seeking indemnity may recover as long as he acted in good faith and believed his actions were either in the best interests of or not opposed to the best interests of the corporation. Similarly, the person seeking indemnification must not have had any reason to believe his conduct was unlawful.

In derivative suits, a corporation may indemnify its agents for expenses that the person actually and reasonably incurred. A corporation may not indemnify a person if the person was adjudged to be liable to the corporation unless a court otherwise orders.

Companies incorporated in Singapore are allowed to purchase and maintain for any officer insurance against any liability attaching to such officer in respect of any negligence, default, breach of duty or breach of trust in relation to the company (CA s172A).

In principle, Singapore law does not allow a company to directly or indirectly provide indemnity for an officer of the company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company (CA s172 (2)). However, there is an exception, which is where the provision for indemnity is against liability incurred by the officer to a person other than the company, subject to the other provisions of the CA (CA s172B (1)).

	Nevada Corporation	Singapore Company Limited by Shares
Indemnification (cont’d)	No corporation may indemnify a party unless it makes a determination, through its stockholders, directors or independent counsel, that the indemnification is proper.
Expiration of Proxies	Nevada law provides that proxies may not be valid for more than 6 months, unless the proxy is coupled with an interest or the stockholder specifies that the proxy is to continue in force for a longer period, not to exceed 7 years.	There is no express rule on the expiration of proxies in the CA.

Fiduciary Duties

	Nevada Corporation	Singapore Company Limited by Shares
Duties Owed	Directors and officers must exercise their powers: ● In good faith. ● With a view to the corporation’s interests. (NRS 78.138(1).)

Directors must exercise their powers:

●      Honestly.

●      With reasonable diligence.

in the discharge of the duties of their office (CA s157 (1)).

Officers shall not make improper use of his position as an officer or agent of the company or any information acquired by virtue of his position as an officer or agent of the company to gain, directly or indirectly, an advantage for himself or for any other person or to cause detriment to the company (CA s157 (2)).

Duty of Loyalty

Under Nevada law, a director breaches their duty of loyalty to the corporation if the director takes a business opportunity that is within the scope of the corporation’s potential business for himself or presents it to another party without first giving the corporation an opportunity to fairly consider the business opportunity. All such opportunities should be presented first to the corporation and fully considered. However, a contract or other transaction is not void or voidable solely because the contract or transaction is between a Nevada corporation and its director if the fact of financial interest is known to the board of directors or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient for the purpose without counting the vote of the interested director, and the contract or transaction is fair as to the corporation at the time it is authorized.

Under Singapore law, the duties owed by directors are:

●     the duty to avoid conflict of interests between directors’ duties to the company and their personal interests or duties to others;

●     the duty to act in good faith in the interest of the company;

●     the duty to act for proper purposes; and

●     the duty of care, skill and diligence in the discharge of the duties of the office.

Nevada Corporation	Singapore Company Limited by Shares

Duty of Loyalty (cont’d)	In addition, a director is required to fulfill the statutory obligation to disclose his direct or indirect interests in transactions or proposed transactions with the company, which might result in a conflict of interests with his duties or interests as a director. If the disclosure is approved by the company, the conflict of interest shall be ratified (CA s156).

Under Singapore law, it is unlawful for a company to make certain transaction with its directors, which include:

●     Loans or quasi-loans;

●     Any guarantee or providing any security in connection with a loan or quasi-loan made to a relevant director by any other person; and

●     A credit transaction as creditor for the benefit of a relevant director.

(CA s162(1)).

Reliance

Unless the director has knowledge which makes the reliance unwarranted, a director can rely on information, opinions, reports, or statements from:

●     Directors, officers, or employees reasonably believed to be reliable and competent in the matters prepared or presented.

●     Counsel, public accountants, or other persons as to matters reasonably believed to be within the person’s professional or expert competence.

●     Committees on which the director does not serve as to matters on which the committee is reasonably believed to merit confidence.

(NRS 78.138(2).)

A director, when exercising powers or performing duties as a director, may rely on reports, statements, financial data and other information prepared or supplied, and on professional or expert advice given, by any of the following persons:

●     an employee of the company whom the director believes on reasonable grounds to be reliable and competent in relation to the matters concerned;

●     a professional advisor or an expert in relation to matters which the director believes on reasonable grounds to be within the person’s professional or expert competence;

●     any other director or any committee of directors upon which the director did not serve in relation to matters within that other director’s or committee’s designated authority,

if the director:

●     acts in good faith;

●     makes proper inquiry where the need for inquiry is indicated by the circumstances; and

●     has no knowledge that such reliance is unwarranted.

(CA s157C).

	Nevada Corporation	Singapore Company Limited by Shares
Business Judgment Rule

Under the business judgment rule, director action is generally presumed valid if the director acted:

●     In good faith.

●     On an informed basis.

●     With a view to the corporation’s interest.

(NRS 78.138(3) and 78.139.)

The business of a Singapore incorporated company is managed by, or under the direction or supervision of, the directors. This is subjected to any limitations of (i) the CA, and (ii) the Constitution of the company.

(CA s157A (1) and s157A (2).)

There is no formal business judgement rule in Singapore. However, it is accepted that Singapore courts should be slow to interfere with commercial decisions taken by directors.

Elimination or Limitation of Liability	The articles of incorporation may contain any provision, consistent with Nevada law, to limit director liability for breach of fiduciary duty (NRS 78.037(2)).

Under Singapore law, any provision that purports to exempt an officer of a company from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void (CA s172 (1))

Stockholder Protections

	Nevada Corporation	Singapore Company Limited by Shares
Stockholder Liability	Unless otherwise provided in the articles of incorporation, a stockholder’s liability is limited to the consideration paid for shares (NRS 78.225).	The liability of a member of a company limited by shares is limited to the amount, if any, unpaid on the shares held by them. (CA s22 (3)).
Cumulative Voting	Stockholders have the right to cumulative voting in the election of directors only if and to the extent that the articles of incorporation provide that right (NRS 78.360(1)).	No similar rule in the CA.
Preemptive Rights	Stockholders have preemptive rights only if and to the extent the articles of incorporation provide those rights (NRS 78.267(2)).	Pre-emptive rights are not guaranteed in Singapore, it depends on the individual Constitutions of each company.
Dilution Protections	The corporation may be restricted from diluting its current stockholders by the terms of a stockholders’ agreement.	The Shareholders Agreement and/or the Constitution of the Company may contain anti-dilution provisions.

	Nevada Corporation	Singapore Company Limited by Shares
Dilution Protections (cont’d)	If the corporation has current holders of preferred shares, they may also have anti-dilution protection (NRS 78.390(2), (4)).

Further, the issue by a company of preference shares ranking pari passu with existing preference shares issued by the company shall be deemed to be a variation of the rights attached to those existing preference shares unless the issue of the first-mentioned shares was authorised by the terms of issue of the existing preference shares or by the constitution of the company in force at the time the existing preference shares were issued.

(CA s74(6)).

Appraisal Rights

Dissenters’ rights are available if the corporation takes any of the following actions:

●     A merger where:

●     stockholder approval is required;

●     the corporation is a subsidiary being merged with its parent; or

●     the corporation is a publicly traded corporation (NRS 92A.133).

●     A conversion.

●     An exchange.

●     Action taken by stockholder vote if dissenters’ rights are provided by:

●     the articles of incorporation;

●     the bylaws; or

●     a board resolution.

●     Conferring full voting rights to control shares (NRS 78.3784).

●     Action obligating the stockholder to accept money or scrip instead of fractional shares in exchange for the cancellation of all of the stockholder’s outstanding shares (subject to certain exceptions).

(NRS 92A.380(1).)

The corporation must pay (or offer to pay) in cash the amount it estimates to be the fair value of the shares, plus accrued interest (NRS 92A.460(1) and 92A.470(3)).

A stockholder dissatisfied with the amount of the payment (or offer of payment) may demand payment of the stockholder’s estimate of the fair value of the shares (NRS 92A.480(1)).

If the stockholder’s demand remains unsettled, the corporation must, within 60 days of the demand, petition the court to determine the fair value of the shares and accrued interest (NRS 92A.490(1)).

There is no equivalent provision under the CA in respect of companies incorporated in Singapore.

Anti-Takeover Provisions

	Nevada Corporation	Singapore Company Limited by Shares
Business Combinations

The business combination statute generally prohibits a corporation from engaging in any business combination with an interested stockholder (or any affiliate or associate of the interested stockholder), unless it meets the requirements of the corporation’s articles of incorporation and is approved in accordance with the applicable provisions of the Nevada Act (depending on the time period) when occurring either:

●     Up to two years after the person becomes an interested stockholder (NRS 78.438).

●     More than two years after the person becomes an interested stockholder (NRS 78.439).

The statute generally does not apply to a corporation that either:

●     Is not publicly traded, unless otherwise provided in its articles of incorporation (NRS 78.433(1)).

●     Opts out of the statute in its articles of incorporation (NRS 78.434).

Business combinations are not governed by the CA, however the CA does stipulate that parties in a take-over (typically public companies which are entities with more than 50 shareholders) shall comply with the Singapore Code on Take-overs and Mergers enforced by the Securities Industry Council (Securities and Futures Act s139(4)).

If a director of the offeror has shareholding in the offeree company, the offer document must state:

●     the shareholdings in the offeror (in the case of a securities exchange offer only) and in the offeree company in which directors of the offeror are interested;

●     the shareholdings in the offeror (in the case of a securities exchange offer only) and in the offeree company which any person acting in concert with the offeror owns or controls (with the names of such persons acting in concert);

Application of Business Judgment Rule on Change in Control

If directors or officers resist a change (or potential change) in the corporation’s control and thereby impede the stockholders’ right to vote for or remove directors:

●     The directors or officers must reasonably believe that there is a threat to corporate policy and effectiveness.

●     The impeding action must be reasonable in relation to the threat.

(NRS 78.139(1).)

 This is an exception to the business judgment rule (NRS 78.138(3)).

There is no equivalent provision of the business judgement rule under the CA in respect of companies incorporated in Singapore.
Control Share Acquisitions

The control share acquisition statute:

●     Generally limits the voting rights of a person acquiring a substantial percentage of an issuing corporation’s voting shares, unless full voting rights are approved by the holders of a majority of:

●     the corporation’s voting power; and

There is no equivalent provision under the CA in respect of companies incorporated in Singapore.

Control Share Acquisitions (cont’d)

●     each class or series of shares adversely affected by the acquisition.

●     (NRS 78.379(1) and 78.3791.)

●     Applies (unless otherwise provided by the articles of incorporation or bylaws) to corporations that, as of any date:

●     have 200 or more stockholders of record (100 or more of which had Nevada addresses on the corporation’s stock ledger at all times during the preceding 90 days); and

●     do business in Nevada directly or through an affiliated corporation.

(NRS 78.378(1) and 78.3788.)

Directors’ Protection of Interests	Directors may also protect the corporation’s and stockholders’ interests through plans, arrangements, or instruments that grant or deny rights, privileges, power, or authority to a holder or holders of a specified number or percentage of shares or voting power (NRS 78.195(5), 78.350(4), and 78.378(3)).	There is no equivalent provision under the CA in respect of companies incorporated in Singapore.

Distributions

	Nevada Corporation	Singapore Company Limited by Shares
Form of Distributions	Distributions to stockholders are typically dividends paid in cash or in property (other than the corporation’s own shares) (NRS 78.191). Share dividends may also be paid (NRS 78.215(3) to (5)).	Dividends may be paid out in cash or in kind (e.g. a company may pay its shareholders dividends in the form of the company’s shares).
Limitations on Distributions

Distributions may not be made if, after giving them effect, either:

●     The corporation would be unable to pay its debts as they become due in the usual course of business.

●     Except as otherwise specifically allowed by the articles of incorporation, the corporation’s total assets would be less than:

●     the sum of its total liabilities; and

The CA provides that no dividends can be paid to shareholders except out of profits (CA s 403(1)).

A company can, if the Constitution allows, pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on other (CA s65 (1)(c)).

	Nevada Corporation	Singapore Company Limited by Shares
Limitations on Distributions (cont’d)

●     the amount needed, if the corporation were dissolved immediately after the distribution, to satisfy any preferential dissolution rights of stockholders.

(NRS 78.288(2).)

 Distributions must be proportionate to share ownership (NRS 78.195(2)).

Liability for Unlawful Distributions

Directors are jointly and severally liable for three years after an unlawful distribution to the corporation for the lesser of:

●     The full amount of the distribution made.

●     Any loss sustained by the corporation because of the distribution.

(NRS 78.300(2).)

 There is no liability for a director who either:

●     Dissented at the meeting at which the action was taken.

●     Was not present at the meeting but dissented on learning of the action.

(NRS 78.300(3).)

Any director or chief executive officer of a company who willfully pays or permits to be paid any dividend in contravention of the CA shall be liable to either:

a)    a fine not exceeding $5,000 or to imprisonment for a term not exceeding 12 months; and

b)    shall be liable to the creditors of the company for the amount of debt due to the creditors to the extent by which the dividends so paid have exceeded the profits.

(CA s403 (2)).

Historical Consolidated Financial Statements
and

Pro Forma Financial Information

We have attached to this prospectus/information statement the selected financial data, including our consolidated statements of operations and consolidated balance sheets for the fiscal years ended December 31, 2021 and 2020, included in our Annual Report on Form 10-K which was filed with the SEC on March 30, 2022.

We have also included our consolidated statements of operations and consolidated balance sheets for the quarter ended March 31, 2022, included in our Quarterly Report on Form 10-Q which was filed with the SEC on May 16, 2022.

We have not included separate financial information for ALR Singapore, as it has existed as a wholly-owned subsidiary of ALR Nevada since it was first organized on May 16, 2020. Nor have we included separate financial information for ALR Delaware, as it has no operations and is being used for the sole purpose of effecting the Reincorporation Merger.

No pro forma financial information is presented in this prospectus/information statement because there are no significant pro forma adjustments required to be made to the historical consolidated balance sheets nor consolidated statements of operations of ALR Nevada to give effect to the Reincorporation Merger. The Reincorporation Merger will be accounted for as a legal reorganization with no change in ultimate ownership interest immediately before and after the transaction. Please see the section entitled Reincorporation Merger – Accounting Treatment of the Reincorporation.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

General

The Company’s business is focused on enhancement of adherence to disease and health care management programs through artificial intelligence, machine learning, patient monitoring and improved communications. The Company’s primary business markets are health care providers, the providers of health insurance, and the providers of disease and case management services, including the home care industry.

The largest potential for sustainable long-term growth and value generation lies with the market segments that have the most influence on the end-user and the most to gain from improved health care results. These market segments are the health insurance providers, and the medical clinics and physicians who provide the care for people with chronic disease. Our focus is on penetrating the full cycle of health care services, including medical clinics, hospitals and health plans, with diabetics being the initial patient targets.

Revenue

The Company generated $7,468 in revenue during the year ended December 31, 2021 and did not generate any revenue in 2020. For the past several years, the Company has been devoting its efforts to developing and commercializing its Diabetes Solution product, which is a diabetes management system that combines patient monitoring, patient adherence, care team communications, automated patient management and insulin dosage suggestions.

Product Development

During the 2021 fiscal year, the majority of the Company’s product development efforts were expended to:

●	Further develop its Diabetes Solution;

●	Prepare for additional functionality to enhance care facilitation activity;

●	Increase compatibility and usability of the Diabetes Solution;

●	Integrate with payment processors in Singapore to prepare for customer enrollment;

●	Initiate development of its Diabetes Solution for compatibility with CGM technologies; and

●	Implement advances as a result of user feedback.

The Company is currently focusing its efforts on the commercial launch plans of the Diabetes Solution and undertaking development activities that will support the user experience in preparation for enrolling large populations of customers.

Product development and research costs were $499,000 in 2021 and $1,433,000 in 2020. Included in product development costs were stock-based compensation costs of $222,000 in 2021 and $1,156,000 in 2020.

Operating Capital and Recent Developments Related to Operating Capital

The Company generated $7,468 in revenue during the year ended December 31, 2021. The Company is funding operations through funds raised through the rights offering in 2020 and the line of credit financing available. The Company has used the funds it raised through the rights offering that closed in January 2021 and the related subsequent placement of shares by management. The majority of the Company’s expenditures go towards product development, professional fees and administrative activities. The Company incurs significant amounts of interest expense from its debts outstanding and, from time to time, the grant of stock options in exchange for either 1) deferred payment, 2) agreements of note extensions, and 3) increased borrowing limits provided. All stock options granted related to the debts of the Company have been recorded at their fair value using the Black-Scholes option pricing model and are expensed over the agreed upon term of the debt instrument where applicable. Where the debt of the Company is a line of credit arrangement with no fixed terms of repayment, the stock option expense is fully recognized at the time of grant.

There is no certainty of the timing or amount of cash flows from sales, and there is no certainty that it will reach the level necessary to cover operating costs and costs to service the Company’s debts. The Company has limited resources and is seeking to penetrate markets with entrenched competition with much greater resources. The Company is seeking to displace generally accepted processes for diabetes management, which means it is seeking to establish new benchmark practices for diabetes care. Management is evaluating alternatives to penetrate both existing and new marketplaces in order to generate cash flows. Management believes the business plan of the Company will give it the best opportunity to achieve commercial feasibility. There is substantial uncertainty over the Company’s ability to execute the plan, the level of success associated with the execution of its business plan or the actual timeline to execute the plan. If the actual timeline for the execution of the business plan is substantially longer than planned, it could jeopardize the Company’s long-term success. For these reasons the Company sought additional financing through the extension of the rights offering pursuant to the post effective amendment filed on December 14, 2021.

The Company has operating lines of credit with a borrowing limit of $14,300,000. As at December 31, 2021, the Company had borrowing available of approximately $1,612,000 on its lines of credit. The Company does not have any other facilities readily available at this time and has continued to receive funding under the terms of the existing line of credit that has reached the borrowing limit from the Chief Executive Officer. Management will seek to acquire additional financing to allow the Company to become a commercially viable enterprise, whereby it can generate sufficient cash flow from the sales of its Diabetes Solution to support its cost of operations, overhead and repay its obligations.

On December 4, 2020, the Company filed a Form S-1 Registration Statement to distribute subscription rights to purchase up to an aggregate 127,522,227 shares of our common stock at a price of $0.05 per share. As at December 31, 2021, the Company issued 26,496,635 unrestricted shares of common stock related to proceeds received of $1,324,832. The Company had until October 29, 2021 to sell the remaining 101,025,592 shares of common stock for total proceeds of $5,051,280, if exercised. On December 14, 2021, the Company filed a post effective amendment to distribute subscription rights to purchase up to an aggregate of 101,025,592 shares of our common stock at a price of $0.05 per share. Each stockholder as of the record date of the December 4, 2020 Form S-1 Registration Statement who received rights and had not previously exercised those subscription rights as of the expiration date of January 22, 2021, received one subscription right for each previous subscription right held as at such time.

This extension of rights expired March 15, 2022. However, management provided the opportunity to shareholders who may have received their rights offering mailing package with insufficient time to exercise their subscription rights, to contact the Company regarding any desire to exercise such rights. In such cases, the Company intended to allow for the exercise of subscription rights by such shareholders until April 1, 2022. As of the date of this Information Statement, only nominal funds have been invested as a result of the extended Rights Offering. In March 2022, the Company recognized share subscription receivable of $25 pursuant to its registration statement and issued an additional 500 shares of common stock for gross proceeds of $25. Per the terms of the extended rights offering, management may, in its discretion, allocate unexercised subscription rights to non-shareholders within 150 days following the expiration date of March 15, 2022.

On March 18, 2022, the Company extended the commitment letters previously issued to two creditors who are relatives of the Chairman and Chief Executive Officer of the Company offering them an aggregate 20,000,000 shares of common stock in exchange for the extinguishment of $1,541,000 in promissory notes and interest payable from December 31, 2021 to December 31, 2022.

On March 18, 2022, the Company modified 70,000,000 options previously granted to a number of advisors and independent contractors by extending the vesting period under vesting terms, which have not been met, from September 30, 2021 and December 31, 2021 to December 31, 2022 and from June 30, 2022 to June 30, 2023.

On March 18, 2022, the Company amended 2,500,000 options previously granted to an individual on October 4, 2021 by vesting 1,000,000 options and cancelling the remaining 1,500,000 options with performance conditions. During the period ended March 31, 2022, $59,639 related to the 1,000,000 options that vested immediately was recorded.

Effective March 18, 2022, the Company cancelled 20,000,000 stock options exercisable at $0.015, 10,000,000 stock options exercisable at $0.035 and 28,500,000 exercisable at $0.05 related to the termination of certain contractors.

In March 2022, the Company received an advance from a shareholder for SGD$270,000 (US$199,395), with a fixed interest amount of SGD$8,000, which will mature and be repayable on July 31, 2022.

On April 27, 2022, the Company provided termination notice to a contractor, and as a result the contractor’s 30,000,000 stock options exercisable at $0.05 will be cancelled, unvested, effective June 30, 2022.

There is no certainty that the Company will ever be able to achieve the level of sales necessary to cover operating costs or achieve the level of sales before the borrowing limits on the lines of credit financing are reached. The Company will require additional financing in the future for which there is no guarantee it will receive. Furthermore, even if the Company is able to achieve sufficient cash flows to support operations, it will need to service its debt obligations, which as of December 31, 2021 were $24,505,360. As of that date, a total of $18,251,018 is owed to the Chairman and his family.

Operating Issues

The Company has expended significant efforts introducing the Diabetes Solution to specified retail chains, pharmaceutical manufacturers, contract research organizations, health management organizations, pharmacy benefits managers and certain clinics treating specific disease conditions. The Company has not had sales for several years. During the 2021 and 2020 fiscal years, the Company has devoted 100% of its efforts to developing the Diabetes Solution for commercial launch. Management plans for the Company to become a commercially viable enterprise through the sale of Diabetes Solution and GluCurve subscriptions.

If management is not successful in its plans, the Company may be required to raise additional funds from its existing and prospective shareholders or debtholders, which it may not be able to accomplish on satisfactory terms for the Company.

Management Compensation

During 2021, the Company’s sole executive officer, Mr. Sidney Chan, earned $20,000 per month, which was recorded as an increase to the borrowings on the line of credit provided by Mr. Chan to the Company. Mr. Chan’s compensation during the 2020 fiscal year was $20,000 per month.

The Company issues stock options as compensation from time to time. No directors of the Company earn service fees for their position as director of the Company. Those directors that hold a position as officer or consultant of the Company earn fees for those services provided. During 2021, the Company granted to Peter Stafford incentive options to acquire 5,000,000 shares of common stock of the Company at a price of $0.05 per share until June 30, 2026. The options granted to Mr. Stafford had no vesting conditions. During 2020, the Company granted to Ken Robulak incentive options to acquire 8,000,000 shares of common stock of the Company at a price of $0.05 per share until May 31, 2025. The options granted to Mr. Robulak during 2020 are subject to performance vesting conditions which have not yet been realized.

Neither Dr. Alfonso Salas nor Ronald Cheng were granted options during 2021 and 2020.

Capital Structure

As of the date of this prospectus/information statement:

Common Stock

Authorized:	10,000,000,000 shares of common stock with a par value of $0.001 per share.

Issued:	551,966,844 shares of common stock are issued and outstanding.

Preferred Stock

Authorized:	500,000,000 shares of preferred stock with a par value of $0.001 per share.

Issued:	No shares of preferred stock have been issued.

Incentive Stock Options

Outstanding:	Options to acquire 352,000,000 shares of common stock are outstanding.

Finance Stock Options

Outstanding:	Options to acquire 5,085,001,500 shares of common stock are outstanding.

Subscription Rights

Issued:	101,025,592 subscription rights which expired initially on March 15, 2022, and were extended by management upon request until April 1, 2022. Thereafter, until August 12, 2022, management has the right to allocate any unexercised subscription rights to non-shareholders of the Company.

Results of Operations

Three months ended March 31, 2022 compared to Three months ended March 31, 2021

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021	Amount ($) Increase / (Decrease)	Percentage (%) Increase / (Decrease)

Revenue	$1,000	—	1,000	100
Cost of revenue	(1,000)	—	(1,000)	100
Gross margin	—	—	—	—

Operating Expenses
Product development costs	127,000	112,000	15,000	13
Professional fees	172,000	217,000	(45,000)	(21)
Selling, general and administrative	555,000	208,000	347,000	167
Operating loss	854,000	537,000	317,000	59

Loss before other item	854,000	537,000	317,000	59

Other Item
Interest expense	551,000	479,000	72,000	15
Total other item	551,000	479,000	72,000	15

Net Loss	$1,405,000	1,016,000	389,000	38

The net loss for the three-month period ended March 31, 2022 was 38% ($389,000) higher than the net loss at March 31, 2021. Loss before other item and stock-based compensation was $48,000 (10%) higher during the three months ended March 31, 2022, as compared to the three months ended March 31, 2021. We highlight that loss before other items and stock-based compensation are each “non-GAAP financial measure”. This measure is calculated by removing those items from the net loss presented on our consolidated statements of operations. This measure does not have a standardized meaning under U.S. GAAP. Management uses this measure internally to evaluate its results of operations, as it removes the impact of stock-based compensation, non-operational losses and interest accretion.

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021	Amount ($) Increase / (Decrease)	Percentage (%) Increase / (Decrease)

Loss Before Other Items	$854,000	537,000	317,000	59
Stock-based compensation included in selling, general and administrative expense, professional fees and product development costs	320,000	51,000	269,000	527
Loss Before Other Items and Stock-based Compensation	$534,000	486,000	48,000	10

The loss before interest and stock-based compensation for the Company’s three months ended March 31, 2022 increased by $48,000 due primarily to increased selling, general and administrative fees of as a result of costs incurred in relation to ALRT SG and in relation to the Rights Offering.

Selling, General and Administrative

Selling, general and administrative costs incurred consist of salaries and consulting fees of management personnel, stock-based compensation for options vested to management personnel, travel and trade show costs, rent of the Company’s corporate office, website development costs and general costs incurred through day-to-day operations.

During the period, the Company had increased selling, general and administrative operating expenses, as compared to the same period in 2021. The selling, general and administrative expenses, excluding stock-based compensation, increased by $98,000 during 2022, as compared to 2021, primarily driven by an increase in salaries, payroll expenses and consulting fees paid to personnel, mailing and printing of materials related to the Rights Offering in the current period offset by fees paid to a market research firm related to commercialization plans for the Company’s Diabetes Solution in the comparative period of the prior year. The components of selling, general and administrative expenses and the changes therein can be seen as follows:

Selling, general and administrative:	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021	Amount ($) Increase / (Decrease)
Salaries and consulting fees	$204,000	141,000	63,000
Travel and trade shows	4,000	2,000	2,000
Website and information technology	7,000	5,000	2,000
Transfer agent, filing fees and quotation costs	9,000	3,000	6,000
Market research consulting fees	10,000	24,000	(14,000)
Payroll expenses	18,000	—	18,000
License and permits	1,000	10,000	(9,000)
Shareholder communications	28,000	5,000	23,000
Foreign exchange	9,000	—	9,000
Other general and administration costs	16,000	18,000	(2,000)
Subtotal	306,000	208,000	98,000
Stock-based compensation	249,000	—	249,000
Total	$555,000	208,000	347,000

Product development costs

Substantially all of the product development costs incurred related to a) services provided by contractors of the Company and b) expenses incurred for product development. The Company incurred stock-based compensation expense of $62,000 during Q1 2022 related to the vesting of options to its product development team compared to $36,000 during Q1 2021.

Professional fees

Professional fees incurred consists of consulting and advisory fees of certain professionals retained, audit fees, tax consultant fees, recruiter fees, legal fees and stock-based compensation for options granted to professionals. Excluding the difference in net loss attributed to the vesting of stock options granted in the prior year, professional fees decreased by $39,000 from the comparative period of the prior year. The decrease in professional fees was mainly due to recruiter fees paid in the comparative period of the prior year offset by an increase in legal fees in the current period. During the period, the increase in legal fees related to:

●	Assessing business structure alternatives, including evaluating and forming the animal health division;
●	Evaluating retaining additional personnel to support commercialization strategies in Singapore and the United States;
●	Its proposed migration to Singapore; and
●	Completing the rights offering financing, preparing subsequent amendments to extend the rights offering and issuing the post-effective amendment to the rights offering.

By type of professional cost, the variance can be seen as follows:

Professional fees:	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021	Amount ($) Increase / (Decrease)
Corporate auditor	$22,000	$10,000	12,000
Accounting fees	36,000	39,000	(3,000)
Tax consultant fees	14,000	24,000	(10,000)
Legal fees	90,000	69,000	21,000
Recruiter fees	—	48,000	(48,000)
Market consultants and outreach	1,000	12,000	(11,000)
Subtotal	163,000	202,000	(39,000)
Stock-based compensation	9,000	15,000	(6,000)
Total	$172,000	$217,000	(45,000)

Interest expense

Interest expense was from the following sources for the three months ended March 31, 2022 and 2021:

Interest expense:	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021	Amount ($) Increase / (Decrease)
Interest expense incurred on promissory notes	$138,000	$132,000	6,000
Interest expense incurred on lines of credit	385,000	315,000	70,000
Imputed interest on zero interest loans and other	28,000	32,000	(4,000)
Total	$551,000	$479,000	72,000

Interest on Promissory Notes

The Company received an advance from a shareholder for SGD$270,000 (US$200,000), with a fixed interest amount of SGD$8,000 during the three months ended March 31, 2022. There were no other significant changes in the amount of promissory notes outstanding as at March 31, 2022 and 2021. The interest incurred on promissory notes was consistent during the three months ended March 31, 2022 and 2021.

Interest on Lines of Credit

The Company has two line of credit facilities with balances as follows:

Lines of credit:	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021	Amount ($) Increase / (Decrease)
Line of credit provided by Mr. Sidney Chan	$10,283,000	$9,731,000	552,000
Line of credit provided by Mrs. Christine Kan	2,705,000	2,000,000	705,000
Total	$12,988,000	$11,731,000	1,257,000

The principal balance of the lines of credit due to Mr. Sidney Chan and Ms. Christine Kan increased due to advances from Mr. Chan and Ms. Kan under the lines of credit to finance the operations of the Company.

The Company incurred interest on the lines of credit as follows:

Interest expense on lines of credit:	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021	Amount ($) Increase / (Decrease)
Interest expense incurred on the line of credit from Sidney Chan during the period	$308,000	$255,000	53,000
Interest expense incurred on the line of credit from Christine Kan during the period	77,000	60,000	17,000
Total	$385,000	$315,000	70,000

Imputed Interest

During the 2022 and 2021 periods, the Company had certain zero interest promissory notes and accounts payable in excess of one year. Pursuant to the Company’s accounting policy, these zero interest amounts are considered to be financing items in nature and are assigned a deemed interest rate (1% per month). The interest incurred on these is expensed as imputed interest, and instead of increasing the liabilities of the Company, it is allocated to equity under the financial statement line item additional paid-in capital. The change from the prior period is related to the discussion included under Interest on Promissory Notes above.

Year ended December 31, 2021 compared to Year ended December 31, 2020

	2021	2020	Amount ($) Increase / (Decrease)	Percentage (%) Increase / (Decrease)

Revenue	$8,000	$—	8,000	100
Cost of revenue	(3,000)	—	(3,000)	100
Gross margin	5,000	—	5,000	100

Operating expenses
Product development costs	499,000	1,433,000	(934,000)	(65)
Professional fees	881,000	953,000	(72,000)	(8)
Selling, general and administration	1,566,000	1,440,000	126,000	9
Operating loss	2,946,000	3,826,000	(880,000)	(23)

Loss before other items	2,941,000	3,826,000	(885,000)	(23)

Other items
Interest expense	5,468,000	2,116,000	3,352,000	158
Loss on settlement of debt	34,000	—	34,000	100
Other income	—	(26,000)	26,000	(100)
Total other items	5,502,000	2,090,000	3,412,000	163

Net Loss	$8,443,000	$5,916,000	2,527,000	43

The net loss for the year ended December 31, 2021 was 43% ($2,527,000) higher than the net loss at December 31, 2020. Loss before other items and stock-based compensation was $965,000 (97%) higher during the year ended December 31, 2021, as compared to the year ended December 31, 2020. We highlight that loss before other items and stock-based compensation are each “non-GAAP financial measure”. This measure is calculated by removing those items from the net loss presented on our consolidated statements of operations. This measure does not have a standardized meaning under U.S. GAAP. Management uses this measure internally to evaluate its results of operations, as it removes the impact of stock-based compensation, non-operational losses and interest accretion.

	Year Ended December 31, 2021	Year Ended December 31, 2020	Amount ($) Increase / (Decrease)	Percentage (%) Increase / (Decrease)

Loss before other items	$2,941,000	$3,826,000	(885,000)	(23)
Stock-based compensation included in selling, general and administration expense, professional fees and product development costs	978,000	2,828,000	(1,850,000)	(65)
Loss Before Other Items and Stock-based Compensation	$1,963,000	$998,000	965,000	97

The loss before interest and stock-based compensation for the Company’s year ended December 31, 2021 increased by $965,000 due primarily to increased professional fees of $501,000 and selling, general and administration expense of $469,000 offset by gross margin of $5,000.

●	The Company incurred increased professional costs related to assessing business structure alternatives;

●	The Company has retained additional personnel to support commercialization strategies in Singapore and the U.S.;

●	The Company has incurred professional costs related to its proposed migration to Singapore; and

●	The Company has retained additional personnel related to evaluating and forming its pet division.

Selling, General and Administration

Selling, general and administration costs incurred consist of salaries and consulting fees of management personnel, stock-based compensation for options granted to management personnel, travel and trade show costs, rent of the Company’s corporate office, website development costs and general costs incurred through day-to-day operations.

During the year, the Company had an increase in selling, general and administration expenses, primarily driven by an increase in salaries and consulting fees paid to personnel and to a market research firm related to commercialization plans for the Company’s Diabetes Solution. The components of selling, general and administration expenses and the changes therein can be seen as follows:

Selling, General and Administration:	Year Ended December 31, 2021	Year Ended December 31, 2020	Amount ($) Increase / (Decrease)
Salaries and consulting fees	$729,000	$379,000	350,000
Travel and trade shows	14,000	10,000	4,000
Website and information technology	26,000	18,000	8,000
Transfer agent, filing fees and quotation costs	29,000	75,000	(46,000)
Market research consulting fees	44,000	—	44,000
License and permits	26,000	10,000	16,000
Foreign exchange	35,000	—	35,000
Other general and administration costs	76,000	18,000	58,000
Subtotal	979,000	510,000	469,000
Stock-based compensation	587,000	930,000	(343,000)
Total	$1,566,000	$1,440,000	126,000

During 2021, the Company had increased selling, general and administration operating expenses, as compared to the same period in 2020. The selling, general and administration expenses excluding stock-based compensation increased by $469,000 during 2021, as compared to 2020, which was primarily related to increased personnel costs and market research consulting fees.

Product development costs

Substantially all of the product development costs incurred related to a) services provided by contractors of the Company, and b) expenses incurred for product development. The change in balance from the previous year relates primarily to changes in composition of our technical team in the current year, as compared to the previous year. The Company incurred stock-based compensation expense of $222,000 during 2021 related to the grant and vesting of options to its product development team compared to $1,156,000 during 2020. The reduction in product development costs related to stock-based compensation expenses of $934,000 for the year ended December 31, 2021 accounted for 100% of the reduction in total product development costs from the year ended December 31, 2020.

 Professional fees

Professional fees incurred consists of consulting and advisory fees of certain professionals retained, audit fees, tax consultant fees, recruiter fees, legal fees and stock-based compensation for options granted to professionals. During the year, there was a significant increase in professional fees related to:

●	assessing business structure alternatives, including evaluating and forming the animal health division;

●	evaluating retaining additional personnel to support commercialization strategies in Singapore and the United States;

●	its proposed migration to Singapore; and

●	completing the rights offering financing, preparing subsequent amendments to extend the rights offering and issuing the post-effective amendment to the rights offering.

By type of professional cost, the variance can be seen as follows:

Professional fees:	Year Ended December 31, 2021	Year Ended December 31, 2020	Amount ($) Increase / (Decrease)
Corporate auditor	$46,000	$44,000	2,000
Accounting fees	149,000	63,000	86,000
Tax consultant fees	43,000	—	43,000
Legal fees	292,000	70,000	222,000
Recruiter fees	48,000	—	48,000
Market consultants and outreach	88,000	—	88,000
Professionals retained	46,000	35,000	11,000
Subtotal	712,000	212,000	500,000
Stock-based compensation	169,000	741,000	(572,000)
Total	$881,000	$953,000	(72,000)

Excluding the difference in net loss attributed to the grant of stock options, professional fees increased by $500,000 from the prior year, as indicated above.

Interest expense

Interest expense was from the following sources for the years ended December 31, 2021 and 2020:

Interest expense:	Year Ended December 31, 2021	Year Ended December 31, 2020	Amount ($) Increase / (Decrease)
Interest expense incurred on promissory notes	$527,000	$529,000	(2,000)
Interest expense incurred on lines of credit	1,402,000	1,464,000	(62,000)
Stock-based compensation of extension of line of credit and modification of stock options	3,425,000	—	3,425,000
Imputed interest on zero interest loans	113,000	123,000	(10,000)
Other interest	1,000	—	1,000
Total	$5,468,000	$2,116,000	3,352,000

Interest expense incurred on stock options modified of $3,425,000 related to the grant of options as consideration for receiving an increase to the borrowing limit on the line of credit between the Company and the spouse of the Chairman and the extension of the life of stock options held by the Chairman and Chief Executive Officer of the Company and his spouse related to financing provided and outstanding.

Interest on Promissory Notes

During the year there were the following changes in promissory notes payable:

●	On May 10, 2021, the Company issued 2,000,000 shares of common stock with a fair market price of $0.057 to a creditor to extinguish $20,000 in promissory notes and $3,000 in accrued interest on promissory notes.

There were no other significant changes in the amount of promissory notes outstanding as at December 31, 2021 and 2020. The interest incurred on promissory notes was consistent during the years ended December 31, 2021 and 2020.

Interest on Lines of Credit

The Company has two line of credit facilities with balances as follows:

Lines of credit:	2021	2020	Amount ($) Increase / (Decrease)
Line of credit provided by Sidney Chan	$10,221,000	$9,539,000	682,000
Line of credit provided by Christine Kan	2,468,000	2,000,000	468,000
Total	$12,689,000	$11,539,000	1,150,000

The principal balance of the line of credit due to Mr. Sidney Chan and Ms. Christine Kan increased due to advances from Mr. Chan and Ms. Kan under the line of credit to finance the operations of the Company. On December 10, 2021, the Company and the spouse of the Chairman entered into an amendment agreement to increase the borrowing limit on the line of credit provided by the spouse of the Chairman to the Company from $2,000,000 to $4,000,000.

The Company incurred interest on the lines of credit as follows:

Interest expense on lines of credit:	Year Ended December 31, 2021	Year Ended December 31, 2020	Amount ($) Increase / (Decrease)
Interest expense incurred on the line of credit from Sidney Chan during the period	$1,157,000	$1,224,000	(67,000)
Interest expense incurred on the line of credit from Christine Kan during the period	245,000	240,000	5,000
Total	$1,402,000	$1,464,000	(62,000)

Imputed Interest

During 2021 and 2020, the Company had certain zero interest promissory notes and accounts payable in excess of one year. Pursuant to the Company’s accounting policy, these zero interest amounts are considered to be financing items in nature and are assigned a deemed interest rate (1% per month). The interest incurred on these is expensed as imputed interest and, instead of increasing the liabilities of the Company, it is allocated to equity under the financial statement line item additional paid-in capital. The change from the prior year is related to the discussion included under Interest on Promissory Notes above.

Liquidity and Capital Resources

Liquidity and Capital Resources as at March 31, 2022

Working Capital	As At March 31, 2022	As At December 31, 2021	Amount ($) Increase / (Decrease)	Percentage (%) Increase / (Decrease)
Current Assets	$267,000	$193,000	74,000	38
Current Liabilities	25,639,000	24,505,000	1,134,000	5
Working Capital Deficiency	$(25,372,000)	$(24,312,000)	(1,060,000)	4

The Company has a severe working capital deficiency. It does not have the ability to service its current liabilities for the next twelve months and is reliant on its line of credit facilities to meet its ongoing operations. Until the Company has revenue-producing activities that exceed its operating requirements, it will be unable to service its current liabilities and the working capital deficit will continue to increase. As of the date of this report, the Company has not commenced revenue-generating activities. The Company is expected to continue generating revenues in Singapore during the 2022 fiscal year; however, the amount and timing are uncertain. The revenues generated in 2021 and 2022 are not expected to be sufficient to finance the ongoing operations of the business and repay the current liabilities. The Company is also evaluating opportunities for its GluCurve product, the timing and amount of revenues from which are uncertain. There is substantial doubt about the Company’s ability to repay its current liabilities in the near term or any time in the future, which could ultimately lead to business failure.

Current Assets

The Company’s current assets as at March 31, 2022 and December 31, 2021 consist of cash, share subscription receivable and prepaid expenses.

Current Liabilities

The Company has current liabilities of $25,639,000 as at March 31, 2022, as compared to $24,505,000 as at December 31, 2021. Current liabilities are as follows:

	March 31, 2022	December 31, 2021	Change ($)	Change (%)
Accounts payable and accrued liabilities	$1,323,000	$1,130,000	193,000	17
Promissory notes to related parties	3,042,000	3,042,000	—	—
Promissory notes to arm’s length parties	2,413,000	2,213,000	200,000	9
Interest payable	4,248,000	4,111,000	137,000	3
Lines of credit from related parties	14,613,000	14,009,000	604,000	4
Total current liabilities	$25,639,000	$24,505,000	1,134,000	5

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consists of trade payables and accrued liabilities of the Company. Accounts payable totaling approximately $993,000, accrued liabilities totaling approximately $329,000 and unearned revenue totaling approximately $1,000. Approximately $600,000 of accounts payable is more than one year old with the majority of these being more than ten years old.

The fluctuations in accounts payable occurred in the regular course of business.

Promissory Notes to Related Parties and Promissory Notes Payable to Arm’s Length Parties

The Company has promissory notes with 20 individuals or corporations that relate to historical amounts borrowed. With the exception of the SGD$270,000 advance received during the period ended March 31, 2022, there has been no new activity for several years. All of the promissory notes, other than the SGD$270,000 loan, are past due and continue to accrue interest at their respective legal rates of interest (mostly 1% per month). During the three months ended March 31, 2022, the Company received an advance from a shareholder for SGD$270,000 (US$200,000), with a fixed interest amount of SGD$8,000.

Interest Payable

Interest payable relates to the unpaid interest expense incurred on the promissory notes to related parties and promissory notes to arm’s length parties. The change from December 31, 2021 to March 31, 2022 relates to $138,000 of accrued interest incurred on promissory notes at their stated rates of interest.

All of the promissory notes, except for the promissory note received during the current period, and related interest payable is overdue.

Cash Flows

Cash Flows	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Cash flows used in Operating Activities	$(354,000)	$(319,000)
Cash flows provided by Financing Activities	419,000	511,000
Effect of foreign exchange on cash	(1,000)	—
Net Increase in Cash During Period	$64,000	$192,000

Cash Balances and Working Capital

As of March 31, 2022, the Company’s cash balance was $180,000 compared to $116,000 as of December 31, 2021. The Company does not have sufficient cash on hand to fund its requirements for the 2022 fiscal year and will need to secure additional financing.

Cash Used in Operating Activities

Cash used by the Company in operating activities during the three-month period ended March 31, 2022 was $354,000 in comparison with $319,000 used during the same period last year. The Company’s expenditures from operations were used as follows (approximate amounts):

Cash Used in Operating Activities Reconciliation	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Net loss	$(1,405,000)	$(1,017,000)
Stock-based compensation incurred for product development costs; selling, general and administrative; and professional fees	320,000	51,000
Non-cash imputed interest expense	26,000	32,000
Net purchases with balances owing in accounts payable and accrued liabilities	192,000	152,000
Retainers and prepaid services	(10,000)	16,000
Accrued interest on lines of credit	385,000	315,000
Reclassification from promissory notes payable to interest payable	—	(11,000)
Accrued interest from promissory notes	138,000	143,000
Cash used in operating activities	$(354,000)	$(319,000)

The expenditures incurred were to fund the operating activities of the business.

Cash Proceeds from Financing Activities

Cash sourced by the Company from financing activities during the three-month period ended March 31, 2022 was $419,000 in comparison with $511,000 sourced during the same period last year. The funds were sourced as follows:

Cash from Financing Activities Reconciliation	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Proceeds from Rights Offering	$—	$525,000
Proceeds from exercise of options	—	12,000
Proceeds from promissory notes	199,000	—
Net proceeds from lines of credit	220,000	(26,000)
Cash provided by financing activities	$419,000	$511,000

Short- and Long-Term Liquidity

As of March 31, 2022, the Company does not have the current financial resources and committed financing to enable it to meet its administrative overhead, product development budgeted costs and debt obligations over the next twelve months.

All of the Company’s debt financing is due on demand or overdue. The Company will seek to obtain creditors’ consents to delay repayment of these loans until it is able to replace these financings with funds generated by operations, replacement debt, or from equity financings through private placements or the exercise of options and warrants. While the Company’s creditors have agreed to extend repayment deadlines in the past, there is no assurance that they will continue to do so in the future. The Company has faced litigation from creditors in the past and is currently being sued by one creditor. There is no assurance that additional creditors will not make claims against the Company in the future. Failure to obtain either replacement financing or creditor consent to delay the repayment of existing financing could result in the Company having to cease operations.

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Accounts payable and accrued liabilities	$1,323,000	$1,323,000	$—	$—	$—
Promissory notes to related parties	3,042,000	3,042,000	—	—	—
Promissory notes to arm’s length parties	2,413,000	2,413,000	—	—	—
Interest payable	4,248,000	4,248,000	—	—	—
Line of credit	14,613,000	14,613,000	—	—	—
	$25,639,000	$25,639,000	$—	$—	$—

The Company will continue to use the funds available from the lines of credit to cover administrative overhead and product development requirements until such time as it can establish cash flows from operations. In the next year, the Company anticipates the amount borrowed under the lines of credit to increase, as it expects to commercially launch its GluCurve before December 31, 2022 and proceed with activities to launch the Diabetes Solution with CGM for Human Health during 2023.

Liquidity and Capital Resources as at December 31, 2021

Working Capital	As At December 31, 2021	As At December 31, 2020	Amount ($) Increase / (Decrease)	Percentage (%) Increase / (Decrease)
Current Assets	$193,000	$129,000	64,000	50
Current Liabilities	24,505,000	21,889,000	2,616,000	12
Working Capital Deficiency	$(24,312,000)	$(21,760,000)	(2,552,000)	12

The Company has a severe working capital deficiency. It does not have the ability to service its current liabilities for the next twelve months and is reliant on its line of credit facilities to meet its ongoing operations. Until the Company has revenue-producing activities that exceed its operating requirements, it will be unable to service its current liabilities and the working capital deficit will continue to increase. As of the date of this report, the Company has commenced minimal revenue-generating activities. The Company is expecting to continue generating revenues in Singapore during the 2022 fiscal year; however, the amount and timing are uncertain. The revenues generated in 2022 from its operations in Singapore are not expected to be sufficient to finance the ongoing operations of the business and repay the current liabilities. The Company is also evaluating opportunities for its Pet GluCurve product, the timing and amount of revenues from which are uncertain. The Company is seeking to complete an extension of its Rights Offering pursuant to an amended registration statement filed with the SEC in December 2021. The extended offering may provide as much as $5,051,000 in additional financing, assuming that all shareholders who were granted subscription rights in the extension were to exercise their full subscription allotments. However, even that level of additional financing is significantly less than the current liabilities outstanding, and there can be no guarantee of any additional financing for the Company from the Rights Offering. There is substantial doubt about the Company’s ability to repay its current liabilities in the near term or any time in the future, which could ultimately lead to business failure.

Current Assets

The Company’s nominal current assets as at December 31, 2021 and 2020 consist of cash and prepaid expenses.

Current Liabilities

The Company has current liabilities of $24,505,000 at December 31, 2021, as compared to $21,889,000 at December 31, 2020. Current liabilities are as follows:

	December 31, 2021	December 31, 2020	Change ($)	Change (%)
Accounts payable and accrued liabilities	$1,130,000	$1,114,000	16,000	1
Promissory notes to related parties	3,042,000	3,032,000	10,000	0
Promissory notes to arm’s length parties	2,213,000	2,254,000	(41,000)	(2)
Interest payable	4,111,000	3,575,000	536,000	15
Lines of credit from related parties	14,009,000	11,914,000	2,095,000	18
Total current liabilities	$24,505,000	$21,889,000	2,616,000	12

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consists of trade payables and accrued liabilities of the Company, including accounts payable totaling approximately $806,000, accrued liabilities totaling approximately $322,000 and unearned revenue totaling approximately $2,000. Approximately $600,000 of accounts payable is more than one year old with the majority of these being more than ten years old.

The fluctuations in accounts payable occurred in the regular course of business. Accounts payable of $194,000 was extinguished as a result of the issuance of shares of common stock.

Promissory Notes to Related Parties and Promissory Notes Payable to Arm’s Length Parties

The Company has promissory notes with 20 individuals or corporations that relate to historical amounts borrowed. There has been no new activity for several years. All of these promissory notes are past due and continue to accrue interest at their respective legal rates of interest (mostly 1% per month). The change from December 31, 2021 to December 31, 2020 relates to:

●	$11,000 reclassified from promissory note payable principal to promissory note interest payable;

●	$20,000 extinguished through issuance of shares of common stock; and

●	$10,000 transferred from unrelated party promissory note principal to related part promissory note principal.

Interest Payable

Interest payable relates to the unpaid interest expense incurred on the promissory notes to related parties and promissory notes to arm’s length parties. The change from December 31, 2021 to December 31, 2020 relates to:

●	$528,000 of accrued interest incurred on promissory notes at their stated rates of interest;

●	$11,000 for the reclassification from promissory notes to arm’s length parties to interest payable; and

●	$3,000 extinguished as a result of the issuance of shares of common stock.

All of the promissory notes and related interest payable is overdue.

Lines of Credit

As of December 31, 2021, the Company has borrowed total principal of $12,689,000 (2020 - $11,539,000). During the December 31, 2021 year, the Company incurred interest expense of $1,402,000 (2020 - $1,464,000).

The increase in the lines of credit payable of $2,095,000 is attributable to borrowings of:

●	$1,150,000 to fund Company operations, product development activities, overhead, and its sales and marketing program;
●	$1,402,000 of unpaid interest incurred on the principal of the borrowed amounts, and
●	$457,000 of interest repayment toward interest payable.

Line of Credit from Ms. Christine Kan

The Company obtained a line of credit of US$1,000,000 from Ms. Christine Kan (the spouse of the Chairman of the Board and Chief Executive Officer of the Company) in March 2010 (the terms of which were finalized in May 2010). The loan was unsecured with interest payable on funds borrowed at 1% per month. These proceeds were used for working capital and the continued development of the Company’s technologies and product. On January 3, 2011, the creditor granted the Company an increase in the borrowing limit from $1,000,000 to $2,000,000 and further increased to $4,000,000 on December 10, 2021. As of December 31, 2021, the Company has borrowed $2,468,000 (2020 - $2,000,000) and has accrued interest outstanding of $112,000 (2020 - $60,000). During the 2021 fiscal year, the Company borrowed $468,000 (2020 - $nil), incurred interest of $245,000 (2020 - $240,000) and extinguished accrued interest of $194,000 (2020 - $2,156,000) through cash payment during 2021 and through the issuance of shares of common stock during 2020.

Line of Credit from Mr. Sidney Chan

On March 6, 2011, the Company obtained a $2,500,000 line of credit from Mr. Sidney Chan (the Chairman of the Board and Chief Executive Officer of the Company). Under the terms of the arrangement, the amount borrowed by the Company bears simple interest at a rate of 1% per month. The amount borrowed is secured by a general security agreement over the assets of the Company and is due on demand. Originally, the line of credit was for a comprehensive marketing program, but subsequently was amended to be for general corporate purposes. On April 1, 2014, Mr. Chan and the Company executed an amending agreement whereby Mr. Chan increased the borrowing limit of the line of credit he has provided to the Company from $4,000,000 to $5,500,000. On May 29, 2015, the borrowing limit was further increased to $7,000,000. On July 1, 2016, the borrowing limit was further increased to $8,500,000 and, on December 11, 2019, increased further to $10,300,000. As of December 31, 2021, the Company has borrowed $10,221,000 (2020 - $9,539,000) and has accrued interest outstanding of $1,209,000 (2020 - $315,000). During 2021, the Company borrowed $682,000 (2020 - $821,000), incurred interest of $1,157,000 (2020 - $1,224,000), extinguished principal of $nil (2020 - $1,039,000) and extinguished accrued interest of $263,000 (2020 - $6,486,000) through cash payment during 2021 and through the issuance of shares of common stock during 2020.

Cash Flows

Cash Flows	Year Ended December 31, 2021	Year Ended December 31, 2020
Cash flows used in Operating Activities	$(1,768,000)	$(969,000)
Cash flows provided by Financing Activities	1,829,000	1,033,000
Effect of foreign exchange on cash	(11,000)	—
Net Increase in Cash During Period	$50,000	$64,000

Cash Balances

As of December 31, 2021, the Company’s cash balance was $116,000 compared to $66,000 as of December 31, 2020. The Company does not have sufficient cash on hand to fund its requirements for the 2022 fiscal year and will need to secure additional financing. On January 18, 2022, the Company issued a prospectus whereby it distributed 101,025,592 subscription rights to its shareholders to purchase shares of common stock of the Company at a price of $0.05 per share.

This extension of rights expired March 15, 2022. However, management provided the opportunity to shareholders who may have received their rights offering mailing package with insufficient time to exercise their subscription rights, to contact the Company regarding any desire to exercise such rights. In such cases, the Company intended to allow for the exercise of subscription rights by such shareholders until April 1, 2022. As of the date of this Information Statement, only nominal funds have been invested as a result of the extended rights offering. Per the terms of the extended rights offering, management may, in its discretion, allocate unexercised subscription rights to non-shareholders until August 12, 2022.

The extended offering may provide as much as $5,051,000 in additional financing, assuming that all shareholders who were granted subscription rights in the extension were to exercise their full subscription allotments. However, there can be no guaranty of any additional financing for the Company from the Rights Offering

Cash Used in Operating Activities

Cash used by the Company in operating activities during the year ended December 31, 2021 was $1,779,000 in comparison with $969,000 for the year ended December 31, 2020. The Company’s expenditures from operations were used as follows (approximate amounts):

Cash Used in Operating Activities Reconciliation	Year Ended December 31, 2021	Year Ended December 31, 2020
Net loss	$(8,443,000)	$(5,916,000)
Stock-based compensation incurred for product development, selling, general and administration, professional fees and interest expense	4,403,000	2,828,000
Non-cash imputed interest expense	113,000	123,000
Loss on debt settlement	34,000	—
Fair value of shares issued for services	—	20,000
Net purchases with balances owing in accounts payable and accrued liabilities	211,000	46,000
Retainers and prepaid services	(15,000)	(63,000)
Accrued interest on lines of credit	1,402,000	1,464,000
Accrued interest from promissory notes	527,000	529,000
Cash used in operating activities	$(1,768,000)	$(969,000)

The expenditures incurred were to fund the operating activities of the business.

Cash Proceeds from Financing Activities

Cash sourced by the Company from financing activities during the year ended December 31, 2021 was $1,829,000 in comparison with $1,033,000 sourced during the same period last year. The funds were sourced as follows:

Cash from Financing Activities Reconciliation	Year Ended December 31, 2021	Year Ended December 31, 2020
Proceeds from Rights Offering	$1,125,000	$200,000
Proceeds from exercise of options	12,000	—
Proceeds from private placement	—	12,000
Net proceeds from line of credit from Mr. Sidney Chan	692,000	821,000
Cash provided by financing activities	$1,829,000	$1,033,000

Short- and Long-Term Liquidity

As of December 31, 2021, the Company does not have the current financial resources and committed financing to enable it to meet its administrative overhead, product development budgeted costs, commercial operations and debt obligations over the next twelve months.

All of the Company’s debt financing is due on demand or overdue. The Company will seek to obtain creditors’ consents to delay repayment of these loans until it is able to replace these financings with funds generated by operations, replacement debt, or from equity financings through private placements, the exercise of rights or the exercise of options and warrants. While the Company is hopeful that shareholders will exercise their rights to purchase stock in the Rights Offering, there is no certainty that they will do so. If subscriptions available under the Rights Offering are not exercised, the Company will not have sufficient funds to repay the debt financing past maturity and it will be due on demand. While the Company’s creditors have agreed to extend repayment deadlines in the past, there is no assurance that they will continue to do so in the future. The Company has faced litigation from creditors in the past and is currently being sued by one creditor. There is no assurance that additional creditors will not make claims against the Company in the future. Failure to obtain either replacement financing or creditor consent to delay the repayment of existing financing could result in the Company experiencing delays to planned development and business activities and having to cease operations.

Tabular Disclosure of Contractual Obligations:

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Accounts payable and accrued liabilities	$1,130,000	$1,130,000	$—	$—	$—
Promissory notes to related parties	3,042,000	3,042,000	—	—	—
Promissory notes to arm’s length parties	2,213,000	2,213,000	—	—	—
Interest payable	4,111,000	4,111,000	—	—	—
Lines of credit	14,009,000	14,009,000	—	—	—
	$24,505,000	$24,505,000	$—	$—	$—

The Company will continue to use the funds available from the lines of credit to cover administrative overhead and product development requirements until such time as it can establish cash flows from operations. In the next year, the Company anticipates the amount borrowed under the lines of credit to increase as it expects to commercially launch its GluCurve before December 31, 2022 and proceed with activities to launch the Diabetes Solution with CGM for Human Health during 2023.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results may differ from these estimates under different assumptions or conditions. The Company believes the accounting policies that are most critical to its financial condition and results of operations, and involve management’s judgment and/or evaluations of inherent uncertain factors are as follows:

Options and warrants issued in consideration for debt. The Company allocates the proceeds received from long-term debt between the liability and the options and warrants issued in consideration for the debt, based on their relative fair values, at the time of issuance. The amount allocated to the options or warrants is recorded as additional paid-in capital and as a discount to the related debt. The discount is amortized to interest expense on a yield basis over the term of the related debt.

Stock-based compensation. The Company follows Statement of Financial Accounting Standard No. 123R, Share-based Payment (“SFAS 123R”). SFAS 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service period in the Company’s consolidated financial statements. Stock-based compensation recognized during the period is based on the value of the portion of the stock-based payment awards that are ultimately expected to vest during the period. The Company estimates the fair value of the stock options using the Black-Scholes option pricing model, consistent with the provisions of SFAS 123R. The Black-Scholes valuation model requires the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. The expected stock price volatility assumption was determined using historical volatility of the Company’s common stock.

Recent Accounting Pronouncements

Issued But Not Yet Effective

The Company has implemented all new accounting pronouncements that are in effect and may impact its consolidated financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its consolidated financial position or consolidated statements of operations.

Market value of securities

The ALR Nevada Shares are traded on the OTCQB under the symbol “ALRT.” ALR Nevada’s common stock recommenced trading on OTCQB on May 4, 2020.

ALR Nevada has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Reincorporation Merger. The payment of any dividends subsequent to the Reincorporation Merger will be within the discretion of the ALR Singapore board of directors. It is the present intention of ALR Nevada’s board of directors to retain all earnings, if any, for use in its business operations and, accordingly, ALR Nevada’s board does not anticipate declaring any dividends in the foreseeable future.

ALR Singapore and ALR Delaware’s securities are not currently publicly traded. We are applying to list the ALR Singapore Ordinary Shares on the OTCQB in connection with the Reincorporation Merger.

Business

Summary Background and Recent Developments

ALRT is a data management company that developed a comprehensive approach to diabetes care that includes: (i) an FDA-cleared and HIPAA compliant diabetes management system (as previously defined, the “Diabetes Solution”) that collects data directly from blood glucose meters (and which was subsequently modified to integrate with continuous glucose monitoring devices); (ii) a patent pending Predictive A1C algorithm to track treatment success between lab reports, and (iii) an FDA-cleared Insulin Dosing Adjustment program. From this technology portfolio, the Company has developed the Diabetes Solution for human health, and the GluCurve.

ALRT was incorporated under the laws of the State of Nevada on March 24, 1987 as Mo Betta Corp. In April 1998, the Company changed its business purpose to marketing a pharmaceutical compliance device. In December 1998, the common shares of the Company began trading on the Bulletin Board operated by the National Association of Securities Dealers Inc. under the symbol “MBET.” On December 28, 1998, the Company changed its name from Mo Betta Corp. to ALR Technologies Inc. Subsequently the symbol was changed to “ALRT.”

The Company has had two subsidiaries:

Entity	Jurisdiction	Ownership Percentage	Incorporation Date
ALR Technologies SG Pte. Ltd. (as previously defined, “ALR Singapore”)	Singapore	100%[1]	May 16, 2020
Canada Diabetes Solution Centre Inc.	Canada	100%	June 9, 2021

During 2011, the Company received FDA clearance and achieved HIPAA compliance for an early version of its Diabetes Solution. The Company subsequently completed a clinic trial and pilot programs, which led to the development of its “Insulin Dosage Adjustment” technology, for which it received FDA clearance in 2017, and its “Predictive A1C” technology, for which it has submitted a worldwide patent application under the Patent Cooperation Treaty (the “PCT”) to the World Intellectual Property Organization. Subsequently the Company has continued making advancements to its Diabetes Solution technology by increasing functionality and capability to improve diabetes care for patients. The Company is actively seeking to commence revenue generating activities for the Diabetes Solution.

1 As noted above, in order to facilitate the Reincorporation Merger and to comply with Singapore law, (i) ownership of ALR Singapore has been transferred (pending completion of the Reincorporation) to KAD. At the effective time of the Reincorporation Merger, each outstanding share of Common Stock of ALR Nevada will be exchanged for ordinary shares of ALR Singapore, and, with the exception of the one ordinary share held by KAD, ALR Singapore will be owned 100% by the former shareholders of ALR Nevada, with ALR Nevada becoming a wholly-owned subsidiary of ALR Singapore.

In 2020, the Company: (i) entered in an agreement with Bionime Corporation (Bionime) whereby the Company will bundle its Diabetes Solution Application with Bionime blood glucose meters (“BGM”) and diabetes test supplies and sell the bundle to diabetes patients of private medical clinics in Singapore, (ii) initiated a clinic pilot with Singapore General Hospital to prove the efficacy of the ALRT Diabetes Solution in insulin-treated diabetes patients, (iii) entered into a memorandum of understanding to form a collaboration with Diabetes Singapore, a local charity that champions the interests of diabetic people in Singapore, with the view of raising the diabetes management standard in Singapore, and (iv) advanced its Diabetes Solution to integrate with continuous glucose monitoring (“CGM”) devices. CGM has become the standard of care for patients with type 1 diabetes and is quickly gaining favor with type 2 diabetes patients who use insulin.

In 2021: (i) the Company announced it had advanced its Diabetes Solution for animal health purposes under the brand name “GluCurve,” and (ii) the Company announced its intent to redomicile to Singapore.

While the ALRT Diabetes Solution is offered both individually and bundled with BGMs, the Company is focused on offering the ALRT Diabetes Solution with a cost effective CGM. ALRT believes that the current trend in diabetes care is shifting from the use of traditional blood glucose meters to diabetes care management using CGM and that CGM will become the future standard of diabetes care. ALRT believes it is uniquely positioned to bundle it Diabetes Solution application with CGM to improve health outcomes globally at a price point that is reasonable for wide scale adoption. The Company is focusing its resources on seeking opportunities in the ASEAN (Association of Southeast Asia Nations) area to secure supply of CGM through one or more strategic transactions. No assurance can be given as to the timing or successful completion of such a strategic transaction, nor of the Company’s planned redomestication in Singapore.

Animal Health

On December 7, 2021 the Company entered into a non-binding Memorandum of Understanding (the “MOU”) with Infinovo Medical Co. Ltd. (“Infinovo”) to assess how the parties can work towards entering into a global supply agreement for the Infinovo CGM for use by ALRT in the animal health sector. Founded in 2016, Infinovo is a medical technology company focused on developing an accurate and affordable CGM for patients which will be available for both Type 1 and Type 2 Diabetics. Under the terms of the MOU, ALR and Infinovo will collaborate to integrate Infinovo’s CGM with ALRT’s GluCurve platform. In February 2022, the Company completed integration between the GluCurve platform and the Infinovo CGM. The Company conducted a non-inferiority study which concluded in March 2022 which indicated the Infinovo CGM was non-inferior to certain competing CGM systems. While the parties originally planned to conduct certain validation activities, the timing of which are uncertain and the design of which is expected to be dependent on the potential distribution groups the Company is seeking to work with. ALRT and Infinovo are negotiating a definitive global supply agreement for the Infinovo CGM for use by the Company under its name for the global animal health marketplace. No assurance can be given as to the timing of completion or the likelihood of success of the studies, or that if those are completed, that the parties will enter into a definitive agreement.

Human Health

ALRT is preparing for a CGM clinical trial and subsequent FDA submission to be completed during 2022. The Company is evaluating CGM suppliers for the human health market. ALRT is targeting to offer its Diabetes Solution bundled with CGM in 2023, with pricing to compete with the standalone BGM offerings. No assurance can be given that the Company will apply for FDA clearance to market CGM for human health, or commercialize CGM for human health thereafter.

Recent Developments

The Diabetes Pandemic

Diabetes is a leading cause of death, serious illness and disability globally. By the year 2030, it is expected that 1 in 10 adults, globally, will have diabetes (diagnosed and undiagnosed instances). We believe diabetes is a global pandemic.

Data from the American Diabetes Association (“ADA”) shows 30 million Americans have diabetes and 84 million have prediabetes. That is 1 in 3 Americans coping with the disease or serious threat of it. The total cost of diagnosed diabetes is staggering at $327 billion annually ($237 billion in direct medical costs and $90 billion in reduced productivity), putting serious drag on an already strained health care system. Taking a broader view, the global cost of diabetes was estimated at a whopping $825 billion annually in 2016.

Diabetes is a lifelong chronic disease with no cure. However, people with diabetes can take steps to control their disease and reduce the risk of developing the associated serious complications, thereby controlling health care costs. The Canadian Diabetes Association Clinical Practice Guidelines Expert Committee reports that, “Successful diabetes care depends on the daily commitment of persons with diabetes mellitus to self-manage through the balance of lifestyle and medication. Diabetes care should be organized around a multi- and interdisciplinary diabetes health care team that can establish and sustain a communication network between the person with diabetes and the necessary health care and community systems”. Diabetes incidence rates, economic costs and human costs are increasing even though we know how to control the disease. The Diabetes Control and Complication Trial conducted from 1983 to 1993 outlined management as follows:

●	Testing blood glucose levels four or more times per day;

●	Injecting insulin at least three times a day or using an insulin pump;

●	Adjust insulin dose according to food intake and exercise;

●	Following a diet and exercise plan; and

●	Monthly visits to health care team.

Failure to Control Diabetes

We believe there are five causes for diabetes to not be controlled:

1.	Patient non-adherence;

2.	Unreliable data;

3.	Data overload;

4.	Clinical inertia; and

5.	Insulin under prescription.

Patient Non-Adherence

As noted in Patrick Connole, “UnitedHealth care, Other Large Insurers Seek Better Adherence to Diabetes Care”, Health Plan Week, February 11, 2013 Volume 23 Issue 5, 80% of United States patients with diabetes do not follow their prescribed care plan. Central to conventional diabetes care is patient self-management.

Unreliable Data

As noted in Gonder-Frederick, L.A., et al, “Self-Measurement of Blood Glucose: Accuracy of Self-Reporting Data and Adherence to Recommended Regimen” Diabetes Care, Volume 11, no. 7, July 1988, 77% of patient data contain errors.

Data Overload

Health care professionals (“HCPs”) face a lack of timely and reliable blood glucose data, resulting in delays to advance therapy and sub-optimal insulin dosing. The amount of patient data for clinicians to analyze is too vast and significant during 15-minute clinical appointments and the information they have is unreliable.

Clinical Inertia

As noted in Khunti, K., et al, “Clinical Inertia in People with Type 2 Diabetes: A Retrospective Cohort Study of More than 80,000 People.” Diabetes Care, Volume 36, no. 11, July 2013, across over 80,000 patients, when A1C goals were not met, therapy intensification was late across every measure. It was noted that clinical inertia means the failure to intensify therapy when the need is clinically indicated. It took on average 19 months to escalate patients with an average A1C of 8.7% from single medication to dual therapy and 82 months to escalate patients with an average A1C of 8.8% from dual medication to triple therapy. Furthermore, they found that it took approximately 20 years to advance patients with an average A1C of over 9% to insulin. At the end of the study, less than 50% of the patients had their treatment intensified.

Furthermore, in Treatment intensification for patients with type 2 diabetes and poor glycaemic control by Fu and Sheenan, it was noted that out of 11,525 patients investigated with an A1C greater than 8% patients received intensification as follows:

●	37% within 6 months;
●	11% within 6-12 months; and
●	52% never.

Failure to respond to higher than targeted A1C with treatment intensification puts patients with escalated A1C at risk for complications and diabetes-associated co-morbidities.

Cleveland Clinic Study

A team at Cleveland Clinic examined historical electronic medical record data of more than 7,300 patients with type 2 diabetes and concluded that there is a pervasiveness of clinical inertia for the management of type 2 diabetes in real-world clinical practice settings.

The selected patients had an A1C value of ≥ 7% on a stable regimen of two oral anti-diabetic agents for at least 6 months (from 2005 to 2016). The median time to treatment intensification after A1C was above target was longer than one year. For patients with an A1C of ≥ 9%, therapy was not intensified in 44% of patients.

According to lead study author Dr. Kevin Pantalone of Cleveland Clinic’s Endocrinology & Metabolism Institute, “Short of a patient reporting non-adherence to their existing regimen of diabetes therapies, it is hard to imagine a reason why treatment intensification was not observed more frequently, when indicated, particularly in patients with an A1C ≥ 9%. In general, if intensification does not occur, the A1C can be expected to stay the same or get worse, it is not magically going to get better”. (emphasis added)

Insulin Under Prescription

Insulin dosing is complex requiring review of large amounts of data, which takes significant amounts of time. We believe HCPs routinely under prescribe insulin to ensure they avoid insulin dosage adjustments, which could result in hypoglycemia for their patients.

Company Products

ALRT Diabetes Solution

ALR has created the Diabetes Solution to address the diabetes marketplace globally. The Diabetes Solution utilizes internet-based technologies to facilitate the health care provider’s ability to monitor their diabetes patients’ health and ensure adherence to health maintenance activities.

The Diabetes Solution is a comprehensive approach to diabetes care that includes: (i) an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices; and (ii) a patent pending Predictive A1C algorithm to track treatment success between lab reports and an FDA-cleared Insulin Dosing Adjustment program. The Diabetes Solution processes and converts each data set to a Predictive A1C value and shares it with the patient’s physician. The System provides the physician with therapy advancement suggestions based on current clinical practice guidelines. Patients receive therapy assessments and adjustments in much shorter cycles, keeping A1Cs at target, mitigating diabetes complications and lowering costs of care.

In addition to insulin dosage adjustment, the ALRT Diabetes Solution also offers an algorithm to provide prescribers support for timely non-insulin medication advancements. The overall goal is to optimize diabetes drug therapies to drive improved patient outcomes. The program tracks performance of all clinical activities to ensure best practices are followed. The ALRT Diabetes Solution gives healthcare providers a platform for remote diabetes care, helping to minimize patient exposure to potential infections in clinical settings. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data.

The Company’s Diabetes Solution consists of hardware, software and diabetes test supplies. We designed the Diabetes Solution to be focused on the health care provider, and to be agnostic and proactive. Our software operates on iOS, Android, Windows and MacOS systems. Enrollment into the ALRT Diabetes Solution will include a branded glucose meter, diabetes test strips, lancets and a carrying case. Our technology collects all the blood glucose data from the glucose meters, uploads it to a secure account, and ships diabetes test strips as required. The patient data is aggregated to a Predictive A1C value for a comprehensive view of the treatment plan and patient adherence to the plan, with the data available (and messaged) to authorized people.

Diabetes Solution Addresses the Causes of Diabetes Control Failure

The ALRT Diabetes Solution addresses the five causes for failure to control diabetes with:

●	Active patient monitoring;
●	Direct meter uploads;
●	Machine intelligent data processing;
●	Predictive A1C; and
●	Insulin dosage adjustment.

Active Patient Monitoring

Industry data indicates that 50% or more of people on medications do not take them as prescribed, and that this non-compliance contributes to 10% of hospitalizations and billions of dollars spent annually in excessive and preventable health care costs. Reminding a person to take an action is the first step in our system; monitoring their actions and their data is the second, and intervention when needed is the important follow-up.

The ALRT system monitors patient uploads and the underlying data, providing more timely access to patient blood glucose data. Our system initiates interventions by notifying the HCP of out-of-range results, or failure to upload data in accordance with the requirements of the care plan. The ALRT system does not rely upon the patient for uploading data. The ALRT Diabetes Solution provides the notifications and audit trail needed for achieving best practice results. Its performance tracking allows care teams to identify areas in treatment plans that require change or improvement.

Direct Meter Uploads

Data is uploaded via Bluetooth directly from the glucometer into the ALRT application. This ensures that the data is accurate and reliable based on the results of testing.

Machine Intelligent Data Processing

Our machine intelligence processes large amounts of data, notifies relevant stakeholders and flags patients for review, making collaboration real time. Across segments and populations, this also provides significant data points on use of diabetes test strips and insulin, which may be significant for businesses in those industries.

Predicative A1C

Predictive A1C is a patent-pending unique feature built into the ALRT Diabetes Solution, for monitoring the effectiveness of care plans. This technology utilizes data diagnostics to compare targeted A1C with indicated results. Weekly patient blood glucose data is evaluated, and HCPs are notified as needed for care plan review when blood glucose values exceed parameters set by the HCPs. Our platform provides HCPs with patient prioritization reports and alerts based on the Predictive A1C measures and other related diagnostics. Predictive A1C was designed to assist HCPs in addressing clinical inertia in diabetes care.

Insulin Dose Adjustment

Insulin Dose Adjustment is an FDA-cleared feature of our Diabetes Solution that makes optimal insulin adjustment suggestions to HCPs based on dosing guidelines from organizations like the ADA. This ensures that HCPs are making timely insulin dosage assessments based on the blood testing results uploaded. ALRT’s next phase of technology advancement will produce an algorithm for advancing non-insulin diabetes therapies according to clinical practice guidelines.

History Behind ALRT’s Diabetes Solution

In August 2010, the Company received the results of a clinical trial conducted by Dr. Hugh Tildesley using the ALRT Health-e-Connect System (subsequently advanced and rebranded as the Diabetes Solution). The trial showed A1C dropping from 8.8% to 7.6% for the Intervention Group using ALRT’s Health-e-Connect System as part of a diabetes management program. The A1C test is important in diabetes treatment management as a long-term measure of control over blood glucose for diabetes patients. According to the Center for Disease Control and Prevention, “In general, every percentage drop in A1C blood test results (e.g., from 8% to 7%), can reduce the risk of microvascular complications (eye, kidney and nerve diseases) by 40%”. The trial served as the basis for an article titled Effect of Internet Therapeutic Intervention on A1C Levels in Patients with Type 2 Diabetes Treated with Insulin, which was published in the August 2010 Diabetes Care publication.

In July 2011, the follow-up results of the Dr. Tildesley clinical trial were published in the Canadian Journal of Diabetes. Dr. Tildesley conducted a 12-month study using the Health-e-Connect System as an Internet Based Glucose Management System (IBGMS) to provide intensive blood glucose control to determine the effects of internet-based blood glucose monitoring on A1C levels in patients with type 2 diabetes treated with insulin. Dr Tildesley concluded that, “While IBGMS intervention was not a substitute for the patient–physician interaction in a clinical setting, it significantly improved A1C and, over time, we observed better glycemic control and patient satisfaction”.

In October 2011, the Company received 510(k) clearance from the FDA for this iteration of the Health-e-Connect System. This system offered remote monitoring of patients in support of effective diabetes management programs. The 510(k) clearance enabled the Company to commence with the United States marketing and sales of its Health-e-Connect System.

In September 2014, the Company initiated its pilot program with one of the Kansas City Metropolitan Physician Association (KCMPA) clinics to deploy its Health-e-Connect System. Data from the KCMPA pilot program indicated that a number of patients had achieved reductions in their A1C levels. Furthermore, the data indicated that patients that left the pilot program had subsequent increases in A1C.

On February 18, 2015, the Company filed a 510(k) application with the FDA to add a remote insulin dosing recommendation feature to the Company’s Diabetes Solution. The Company utilized the publicly available algorithm of the American Association of Clinical Endocrinologists (“AACE”) and ADA, to add this feature. As modified, the Diabetes Solution allows the Company to regularly run a patient’s blood glucose data (and other key data) through the AACE and ADA algorithm. When the algorithm indicated that the patient’s dose may not be optimal, the Diabetes Solution would provide the health care provider that a dose change may be warranted, and what the change would be, based on AACE and ADA guidelines. The decision about the dose change would rest entirely with the health care provider. However, this new feature may make a significant contribution to improving the outcomes of diabetes patients if it allowed HCPs to keep their patients at the optimal dose for longer periods. On September 18, 2017, the Company received clearance from the FDA for its Insulin Dosage Adjustment feature within the Company’s Diabetes Solution.

On June 20, 2017, the Company’s Chief Executive Officer (“CEO”) filed a worldwide patent application under the PCT to the World Intellectual Property Office for the Predictive A1C feature. The Company holds the rights to use the Predictive A1C feature. During the 2019 year, the Company and the CEO have entered into the National Phase for the applications by applying to target member countries.

During 2019, the Company added automated patient management to the Diabetes Solution. The Company was previously seeking to have a private label glucometer, diabetes test strips, lancets and carrying cases produced as part of the Diabetes Solution globally. The Company is now focused on securing supply of CGM to bundle with the Diabetes Solution for the global marketplace.

Also during 2019, the Company initiated support for CGM systems with the ALRT Diabetes Solution. CGM has become the standard of care for patients with type 1 diabetes and is quickly gaining favor with type 2 diabetes patients who use insulin. During 2020, the Company advanced its ALRT Diabetes Solution to integrate with CGM.

During 2021, the Company enrolled a small number of patients with Diabetes Singapore into the Diabetes Solution, which provided for improved efficacy of the Diabetes Solution.

ALRT is preparing for a CGM clinical trial and subsequent FDA submission to be completed during 2022. The Company is evaluating CGM suppliers for the human health market. ALRT is targeting to offer its Diabetes Solution bundled with CGM in 2023, with pricing to compete with the standalone BGM offerings. No assurance can be given that the Company will apply for FDA clearance to market CGM for human health, or commercialize CGM for human health thereafter.

ALRT Pre-Diabetes System

The Company has developed a prevention-based feature of the Diabetes Solution, known as the ALRT Prediabetes System, in direct response to discussions with government healthcare authorities for a scalable solution to the growing problem of prediabetes. The Prediabetes Solution provides patients with educational videos and supplemental content formatted for mobile devices and a private online community to discuss disease management (e.g., support, weight loss, diet, etc.). Most importantly, the System tracks patients and reminds them to test their A1C according to payer protocols.

ALR GluCurve for Pets

ALR has developed the GluCurve Pet CGM (as previously defined, “GluCurve”) to address an unmet need in diabetes care for felines and canines by combining the hardware of a CGM with the software of an adapted version of its Diabetes Solution platform for use by veterinarians in animal health.

The GluCurve platform allows the blood glucose readings from the medical device placed on the pet to be uploaded to the cloud where the data is processed and converted into daily glucose curve graphs and data sets that can be reviewed and compared by the veterinarian at any time. The system provides the doctor with insulin dose calculators and recommendations based on current clinical practice guidelines.

The current method to monitor glucose levels in diabetic felines and canines is to prepare an in-clinic glucose curve that consists of the following steps:

1.	The pet is dropped off at a veterinary clinic;
2.	The pet is given an insulin shot;
3.	The clinic staff will draw blood every 2 hours for 10-12 hours, performing the following steps each time:

a.	test the blood in a blood glucose meter;
b.	record readings;
c.	plot the data into a graph;

d.	assess the effectiveness of the insulin dose and glycemic control; and
4.	The pet is picked up by its owner.

GluCurve Addresses Problems of the In-Clinic Glucose Curve

GluCurve solves the multiple issues that arise from doing an in-clinic glucose curve:

●	Inaccurate data;
●	Manual process of data collection, review and analysis; and
●	Burden on the clinic staff and the pet owner.

Inaccurate Data

A CGM is placed on the pet by the veterinarian in minutes and the pet is sent home where the glucose readings will be automatically taken and uploaded for up to 14 days. Home glucose readings eliminate the stress on the animal from being housed in the clinic and from getting its blood drawn, which individually can elevate glucose levels. A CGM also provides readings every 5 minutes. This gives better insight to the veterinarian of the highs and lows of the pet’s glucose levels throughout the day, which are often missed when only checking every 2 hours during an in-clinic glucose curve analysis.

Manual Process of Data Collection, Review and Analysis

A CGM automatically uploads 288 glucose readings per day to the ALRT cloud, where the data is analyzed, organized, then displayed on the platform for the veterinarian to view. The GluCurve platform provides the pet owner and practitioner with the historical blood glucose data to allow for management of the pet’s health and tracking.

Burden on Clinic Staff and Pet Owner

A CGM is placed on the pet in minutes, after which the pet is sent home, greatly reducing the time spent by the staff during an in-clinic glucose curve of caring for the pet and manually drawing blood and recording readings every 2 hours. The platform also greatly reduces the time needed by the doctor to review and make insulin dose adjustments by offering dosing calculators, guidelines and decision flowcharts based on current clinical practice guidelines.

Current Status

The Company is starting validation and non-inferiority studies with a United States based Veterinary clinic on the GluCurve CGM app and the CGM supplies being bundled with the GluCurve app. If the results are successful, the Company will seek to finalize a strategic transaction with a pharmaceutical company with a global sales network in order to commercialize the GluCurve CGM. The Company has made the GluCurve app available on Google Play and the Apple Store for the users of the validation and non-inferiority studies.

Reimbursement for Health Professionals

The Company continues to work to obtain confirmation that the Diabetes Solution will allow for services to be provided by physicians that will be reimbursed by health insurance companies. If successful, physician reimbursement would be a breakthrough, as physicians will be paid to provide these important new services to their patients with chronic conditions.

Business Development and Marketing Strategy

The Company is focusing its efforts on introducing and marketing its Diabetes Solution and GluCurve products to medical clinics, veterinary clinics, hospitals, healthcare providers and pharmaceutical companies. We believe health care and health benefit plans can achieve a significant return on investment from utilizing the products by keeping employees/plan members healthy.

The Company has achieved collaborations with entities in Singapore and is targeting organizations with global operations in order to work with their sales network to distribute the Company’s products.

Manufacturers

●	The Company has entered into an agreement with Bionime Corporation to market and sell the ALRT Diabetes Solution to diabetes patients of private physicians in Singapore. The ALRT Diabetes Solution offering in Singapore includes Bionime’s Rightest GM700SB blood glucose meter and test strips.

●	The Company is evaluating its options for diabetes hardware and supplies to be combined with the ALRT Diabetes Solution for the human health sector for the rest of the world.

●	On December 7, 2021 the Company entered into the MOU with Infinovo to assess how the parties can work towards entering into a global supply agreement for the Infinovo CGM for use by ALRT in the animal health sector.

Selling Activities

The Company is actively seeking alliances with health care organizations, pharmaceutical companies, insulin providers and other health care companies that can act as catalysts to effect positive change for containing health care costs and improving health outcomes. We will work with these types of organizations to introduce the ALRT Diabetes Solution and GluCurve product to their network and seek to start significant pilot projects that will lead to revenue-generating arrangements.

Patents and Trademarks

The Company’s Chairman and CEO owns the following patent applications under the PCT:

●	PCT/CA2017/050753 dated June 27, 2017. Title is “method and system for monitoring a diabetes treatment plan”.

This patent application has been submitted to Canada, the United States, Singapore and Australia. The Company holds an exclusive license to the patent applications.

The Company has submitted a trademark application in the United States for GluCurve dated July 15, 2021 under the serial number 90830675.

Competition

The Company competes with other corporations that produce diabetes compliance devices, monitoring systems and wellness applications, many of whom have greater financial, marketing and other resources than we do. A few companies currently offer compliance monitoring systems, but either (i) at much higher prices, (ii) having fewer benefits than our system, or (iii) not having FDA clearance. The Company’s competition includes, but is not limited to, Livongo, Glooko, WellDoc, Medtronics, iGlucose and Microsoft HealthVault.

We believe none of these companies currently offers a comprehensive compliance system that offers the full spectrum of benefits and features that our Diabetes Solution does, with the potential cost efficiencies. We believe that while some of the competitors address the issues of unreliable data and patient non-adherence, from our perspective, none of our competitors addresses data overload, clinical inertia, or insulin under prescription.

Employees and Independent Contractors

The Company currently has 6 personnel under employment agreements, and expects to have at least two additional employees under contract by the end of the 2022 second fiscal quarter. The Company currently has 21 personnel under independent contractor or consulting arrangements, and 3 contract sales agents. The employees and independent contractors of the Company have contracts that outline their roles and responsibilities, as well as confidentiality requirements for all matters pertaining to the Company.

Management

Management and Board of Directors

The officers and directors of ALR Nevada immediately before the Reincorporation Merger becomes effective will continue to serve as officers and directors of ALR Singapore after the Reincorporation Merger. In addition, pursuant to Singapore law, ALR Singapore will be required to appoint certain officers and at least one director who is ordinarily resident in Singapore. Upon effectiveness of the Reincorporation Merger, ALR Singapore will appoint Benjamin Szeto as Secretary and Chief Legal Counsel, and Christine Kan as Vice President and as a locally resident director to serve on the board of directors. The following table presents information about the executive officers and directors of ALR Singapore upon effectiveness of the Reincorporation Merger.

Name and Address	Age	Position(s)
Sidney Chan 1 North Bridge Road #06-29 High Street Centre Singapore 179094	71	Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer; Director
Benjamin Szeto 1 North Bridge Road #06-29 High Street Centre Singapore 179094	50	Secretary and Chief Legal Counsel
Christine Y S Kan 1 North Bridge Road #06-29 High Street Centre Singapore 179094	70	Vice President; Director
Dr. Alfonso Salas 2106 West 33rd Avenue Vancouver, British Columbia, Canada V6M 1B9	61	Director
Kenneth Robulak 1552 Highland Park Drive Clearwater, Florida USA 33756	73	Director
Peter Stafford 10405 81st Street Osoyoos, British Columbia, Canada VOH 1V2	84	Director
Ronald Cheng 255 Springfield Road Ottawa, Ontario, Canada K1M 0K8	71	Director

Foreign Private Issuer Status

ALR Singapore intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC, and the OTCQB corporate governance rules and listing standards.

Because ALR Singapore is, upon closing of the Reincorporation Merger, expected to be a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Background of our directors

Sidney Chan - Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer, and a Member of the Board of Directors of the Company

Mr. Chan joined ALR Nevada in August 1997. He has assisted ALR Nevada’s financing, product development and corporate development. Mr. Chan has led ALR Nevada’s product development of the Diabetes Solution. Mr. Chan possesses in-depth knowledge of the equity markets and investment industry, as well as a strong fundamental background in the responsibilities of corporate development and operations. Mr. Chan is an engineer and obtained his Bachelor of Engineering (Mining) degree with distinction in Mineral Economics from McGill University in 1973.

Kenneth James Robulak - Director

From December 14, 1999 to January 31, 2001, Mr. Robulak was a member of ALR Nevada’s Board of Directors, and from April 4, 2000 to January 31, 2001 Mr. Robulak was ALR Nevada’s Chief Financial Officer, Secretary, Treasurer and Vice President. Mr. Robulak resigned as officer and director of ALR Nevada on January 31, 2001. At the time of his resignation, Mr. Robulak did not have any disagreements with ALR Nevada relating to its operations, policies or practices. Mr. Robulak was re-elected to the Board of Directors of ALR Nevada in August 2012, and has served on the Board since that time. Since July 2007, Mr. Robulak has worked as a marketing consultant to Teco Metal Products, LLC, a technology-based manufacturing company with operations in Dallas, Texas, and Guadalajara, Mexico. Mr. Robulak earned a Bachelor of Commerce degree in finance and marketing and is a Fellow of the Institute of Canadian Bankers.

Dr. Alfonso Salas - Director

Dr. Salas graduated with distinction from Universidad Metropolitana of Barranquilla, Colombia, in 1983 with a Doctor of Medicine degree. He began practicing in Santa Marta, Colombia, in rural medical facilities, and then opened a private practice in 1984. He then worked as a physician with a number of shipping companies and became Medical Director in the office of the Ministry of Social Security and Labor of Colombia in 1991 doing medical assessments for work related accidents. In 1993 Dr. Salas was appointed Director of a Medical Service Plan of Colombia, serving in that capacity until 1995 and, during that period and with a support staff of more than thirty people, maintained a caseload, provided assessment procedures and referral services to hospitals, clinics and specialists, and organized and monitored clinical trials and clinical research in the pharmaceutical and medical field. Since 1995 Dr. Salas has operated his own business in Vancouver, British Columbia, providing medical based consulting services for corporations with a focus on budgeting, research and medical services.

Peter Stafford - Director

Mr. Stafford is a retired lawyer and business consultant, having practiced with Fasken Martineau DuMoulin LLP, a premier Canadian based international law firm, and its predecessor firms, full-time from 1966 to 2006, and part-time as associate counsel from 2006 to 2013, including several years spent as in-house counsel for clients of the firm. Mr. Stafford’s experience is in the areas of corporate and securities law, including mergers and acquisitions. Mr. Stafford joined one of the predecessor firms of Fasken Martineau in 1966 and was a senior partner and former chair of the Business Law department of the firm’s Vancouver office. From 1985 to 1986, Mr. Stafford was Vice President, General Counsel and Secretary of the Bank of British Columbia, and from 1987 to 1989 he was Vice President and Chief Counsel to Kaiser Resources Ltd., a finance and investment company. From 1989 until his retirement from full-time practice in 2006, Mr. Stafford served as senior partner in Fasken Martineau DuMoulin LLP, including leading the start of its Johannesburg, South Africa, office in 2003. Since August 2013, Mr. Stafford has served as director, secretary and audit committee chair of Russell Breweries Inc. (TSX-V: RB). He was a director and subsequently secretary of WEX Pharmaceuticals Inc. (TSX listed) from September 2001 to its amalgamation in May 2011, a director and board chair of BC Bancorp (TSX listed) from October 1986 until its merger with Canadian Western Bank in November 1996, a director of Nissho Iwai (Canada) Ltd., a subsidiary of Nissho Iwai Corp. (now Sojitz Corp.), from June 1997 until October 2003 and a director of China One Corporation (TSX-V listed) from March 2007 until it was acquired in December 2008. Mr. Stafford also served as director of two private companies, Pikes Peak Resources Inc. from 2007 to 2012 and Paraguay Minerals Inc. from 2007 to 2015. Mr. Stafford obtained his Bachelor of Arts from the University of Cape Town in 1957 and obtained an LLB from the University of South Africa in 1960.

Ronald Cheng – Director

Mr. Cheng is a lawyer retired from Osler, Hoskin and Harcourt LLP, a major Canadian based international law firm, where he practiced as a partner from 1980 until his retirement in March 2014. He regularly appeared as counsel before the Canadian International Trade Tribunal, Canadian federal courts, and on NAFTA and WTO matters and advised on NAFTA and other trade agreements. He provided strategic advice to corporations, including startups, trade associations and governments in anti-dumping, countervail and safeguard litigation, customs matters, commodity tax and government procurement disputes, as well as import and export monitoring and controls. Mr. Cheng was listed in the Lexpert® Guide to Leading US/Canada Cross-border Litigation Lawyers and with highest listings in other leading legal directories, such as Chambers, Martindale-Hubbell and Best Lawyers. Mr. Cheng received his Bachelor of Arts from Amherst College in 1970 and a Juris Doctor degree from the University of Toronto in 1975.

Christine Y S Kan – Vice President and Director

Christine graduated from McGill University in 1974 with a Bachelor of Science and was accredited by the by the Canadian Institute of Chartered Accountants in 1980. Between 1981 and 2008 she held various senior and corporate appointments, including: Controller, Independence Petroleum Inc.; Co-founder, Director and Chief Financial Officer, Knight’s Group of Companies; and Director of Vancouver College, British Columbia. Christine presently also serves as Director and Chief Financial Officer of a private family real estate investment entity in Singapore.

Benjamin Szeto – Secretary and Chief Legal Counsel

Benjamin has more than 20 years of experience advising on a wide range of transactions spanning diverse jurisdictions. His qualifications include: University of Birmingham, Bachelor of Law (Honours), 1996; Association of Chartered Certified Accountants, Diploma in Financial Management, 2005; National University of Singapore, Master of Science (Real Estate), 2008; and Society of Trust & Estate Practitioners (“STEP”), Diploma in International Trust Management (Distinction) 2015. He was called as a Barrister-at-Law (Lincoln’s Inn) in 1997 and as an Advocate and Solicitor (Singapore) in 1998; and accredited as a Trust and Estate Practitioner by STEP in 2015. He has had stints in best of class companies such as EY Law Singapore, International SOS, and Flextronics (as it was then known).  He served on the Law Society of Singapore’s Tax & Trust Committee 2020 and 2021.  Benjamin is presently a faculty member of the Wealth Management Institute (founded by GIC and Temasek), lecturing on Trust Regulations and Practices.  He was an author for LexisNexis Practical Guidance Singapore on Trusts and his articles have been published in The Business Times.

Executive Compensation

The following table sets forth information with respect to compensation paid by the Company to officers and directors during the three most recent fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary and Fees (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-equity Incentive Plan (US$)	Non-qualified Deferred Earnings (US$)	All Other (US$)	Total (US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Sidney Chan [1] [2][3] Chief Executive Officer & Chief Financial Officer	2021	240,000	0	0	0	0	0	9,600	249,600
	2020	240,000	0	0	0	0	0	9,600	249,600
	2019	180,000	0	0	0	0	0	9,600	189,600

[1]	All other compensation includes automobile allowance.

[2]	Salaries and other annual compensation for fiscal 2021, 2020 and 2019 are paid as an increase in the line of credit payable by the Company to Mr. Chan. Options granted and vested to Sidney Chan for providing a line of credit are not included in the table above.

[3]	Effective January 1, 2020, the consulting fees earned by the Chief Executive Officer increased from $180,000 per annum to $240,000 per annum.

Outstanding Equity Awards at December 31, 2021

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units that have not Vested
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Sidney Chan[1]	5,085,001,500	0	0	$0.002 - $0.05	2024 - 2026	0	0
Dr. Alfonso Salas	5,000,000	0	0	$0.035	2024	0	0
Kenneth Robulak	10,000,000	8,000,000	0	$0.015 - $0.05	2022 – 2025	0	0
Ronald Cheng	5,000,000	0	0	$0.015 / $0.035	2024	0	0
Peter Stafford	10,000,000	0	0	$0.015 - $0.05	2024 - 2026	0	0

1 Includes 740,000,500 exercisable options held by Mr. Chan’s spouse. All options to Mr. Chan and his spouse were granted as consideration for financing provided to the Company.

Sidney Chan

On March 6, 2011, Mr. Chan was granted the option to acquire 20,000,000 shares of common stock of the Company, exercisable at $0.125 per share. For each dollar the Company borrows on the line of credit from Mr. Chan, eight stock options became exercisable. The option to acquire the 20,000,000 shares was set to expire on March 5, 2016.

On June 27, 2012, the option granted to Mr. Chan on March 6, 2011 to acquire 20,000,000 shares of common stock was modified as follows:

●	The options in respect of shares not vested was to vest immediately; and
●	The exercise price of the option was reduced from $0.125 per share to $0.07 per share and subsequently reduced to $0.05 per share on December 28, 2012.

On June 27, 2012, the Company granted Mr. Chan the option to acquire 15,750,000 shares of common stock of the Company with an exercise price of $0.07 per share until March 6, 2016. On December 28, 2012, the exercise price of this option granted on June 27, 2012 was reduced to $0.05 per share.

On December 28, 2012, the Company granted Mr. Chan the option to acquire:

●	14,250,000 shares of common stock of the Company at an exercise price of $0.05 per share; and
●	50,000,000 shares of common stock of the Company at an exercise price of $0.03 per share.

The options in respect of the 64,250,000 shares vested immediately and were set to expire on December 28, 2017.

On April 1, 2014, the Company and Mr. Chan agreed to increase the borrowing limit on the line of credit available by $1,500,000 in exchange for:

●	Granting Mr. Chan the option to acquire 83,333,400 shares of common stock of the Company at a price of $0.03 per share for an initial term of five years;
●	Modifying the exercise price of Mr. Chan’s option to acquire 35,750,000 shares of common stock of the Company, granted in June 2012, from $0.05 per share to $0.03 per share;
●	Modifying the exercise price of Mr. Chan’s option to acquire 14,250,000 shares of common stock of the Company, granted in December 2012, from $0.05 per share to $0.03 per share;
●	Modifying the exercise price of the option granted in January 2011 to the spouse of Mr. Chan (Ms. Kan) to acquire 20,000,000 shares of common stock of the Company from $0.05 per share to $0.03 per share; and
●	Granting Ms. Kan the option to acquire 26,666,700 shares of common stock of the Company at an exercise price of $0.03 per share for an initial term of five years.

On May 29, 2015, the Company and Mr. Chan agreed to amend the existing credit agreement to increase the borrowing limit on the line of credit provided to the Company from $5,500,000 to $7,000,000. In exchange for Mr. Chan making available the additional loan of $1,500,000 to the Company, the Company:

●	Reduced the exercise price of all previously granted options held by Mr. Chan and his spouse (230,000,100 shares) from $0.03 to $0.015;
●	Extended the expiry date of all previously granted options held by Mr. Chan and his spouse (230,000,100 shares) to be five years from the date of execution of the amended credit agreement; and
●	Granted Mr. Chan and his spouse the right and option to purchase an additional 330,000,100 shares of common stock at a price of $0.015 per share for an initial term of five years from the date of execution of the amended credit agreement.

On July 1, 2016, the Company and Mr. Chan agreed to amend the existing credit agreement to increase the borrowing limit on the line of credit provided to the Company from $7,000,000 to $8,500,000. In exchange for Mr. Chan making available the additional loan of $1,500,000 to the Company, the Company:

●	Reduced the exercise price of all previously granted options held by Mr. Chan and his spouse (560,000,200 shares) from $0.015 to $0.002; and

●	Granted Mr. Chan and his spouse the right and option to purchase an additional 4,390,001,300 shares of common stock at a price of $0.002 per share for an initial term of five years.

On April 12, 2019, the Company and Mr. Chan agreed to modify the options held by Mr. Chan and his spouse to acquire 560,000,200 shares of common stock exercisable at $0.002 per share by extending the life of the options to April 12, 2024.

On June 19, 2019, the Chairman exercised his option to acquire 25,000,000 shares of common stock at a price of $0.002 in exchange for the settlement of accrued interest of $50,000 owed by the Company to the Chairman.

On December 12, 2019, the Company and Mr. Chan agreed to amend the existing credit agreement to increase the borrowing limit on the line of credit provided to the Company from $8,500,000 to $10,300,000. In exchange for Mr. Chan making available the $1,800,000 increase of the borrowing limit of the line of credit, the Company granted Mr. Chan the option to acquire 120,000,000 shares of common stock at an exercise price of $0.015 per share for an initial term of five years.

On September 21, 2020, the Company entered into two “shares-for-debt” agreements with Mr. Chan and his spouse, to issue an aggregate 240,000,000 restricted shares of common stock at a price of $0.05 per share for a purchase price of $12,000,000, in exchange for the retirement of $12,000,000 of liabilities.

On June 30, 2021, the Company and Mr. Chan agreed to modify the option held by Mr. Chan and his spouse to acquire 4,365,001,300 shares of common stock granted on July 1, 2016 by extending the expiry date from July 1, 2021 to April 12, 2024.

On December 10, 2021, the Company and Ms. Kan agreed to amend the existing credit agreement to increase the borrowing limit on the line of credit provided to the Company from $2,000,000 to $4,000,000. In exchange for Ms. Kan making available the $2,000,000 increase of the borrowing limit of the line of credit, the Company granted Ms. Kan the option to acquire 40,000,000 shares of common stock of the Company at a price of $0.05 per share, which option is set to expire December 31, 2026.

Dr. Alfonso Salas

On May 6, 2019, the Company granted Dr. Salas the option to acquire 4,000,000 shares of common stock at a price of $0.035 per share for a term of five years. On May 17, 2019, the Company granted Dr. Salas the option to acquire 1,000,000 shares of common stock at a price of $0.035 per share for a term of five years.

Peter Stafford

On August 1, 2014, the Company granted Mr. Stafford the option to acquire 500,000 shares of common stock at a price of $0.03 for a term of five years. On July 2, 2015, the exercise price of the option to acquire 500,000 shares of common stock of the Company was reduced from $0.03 per share to $0.015 per share.

On April 12, 2019, the Company and Mr. Stafford agreed to modify the option to acquire 500,000 shares of common stock exercisable at $0.015 per share by extending the life of the options to April 12, 2024.

On May 6, 2019, the Company granted Mr. Stafford the option to acquire 4,500,000 shares of common stock at a price of $0.035 per share for a term of five years.

On August 27, 2021, the Company granted Mr. Stafford the option to acquire 5,000,000 shares of common stock at a price of $0.05 per share with an expiry date of June 30, 2026.

Kenneth Robulak

On July 25, 2014, the Company granted Mr. Robulak the option to acquire 1,000,000 shares of common stock at a price of $0.03 for a term of five years. On July 2, 2015, the exercise price of the option to acquire 1,000,000 shares of common stock was reduced from $0.03 per share to $0.015 per share. On November 27, 2017, the Company granted Mr. Robulak the option to acquire 2,350,000 shares of common stock at a price of $0.015 for a term of five years.

On March 15, 2019, the Company granted Mr. Robulak the option to acquire 6,650,000 shares of common stock at a price of $0.035 per share for a term of five years.

On April 12, 2019, the Company and Mr. Robulak agreed to modify the option to acquire 1,000,000 shares of common stock exercisable at $0.015 per share by extending the life of the options to April 12, 2024.

On October 12, 2020, the Company granted Mr. Robulak the option to acquire 8,000,000 shares of common stock of the Company exercisable at $0.05 per share until May 31, 2025. The options will vest upon achievement of performance conditions.

Ronald Cheng

On August 1, 2014, the Company granted Mr. Cheng the option to acquire 500,000 shares of common stock at a price of $0.03 for a term of five years. On July 2, 2015, the exercise price of the option to acquire 500,000 shares of common stock of the Company was reduced from $0.03 per share to $0.015 per share.

On April 12, 2019, the Company and Mr. Cheng agreed to modify the option to acquire 500,000 shares of common stock exercisable at $0.015 per share by extending the life of the options to April 12, 2024.

On May 6, 2019, the Company granted Mr. Cheng the option to acquire 4,500,000 shares of common stock at a price of $0.035 per share for a term of five years.

Option Exercises and Stock Vested for the Year Ended December 31, 2021

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Sidney Chan	0	0	0	0
Peter Stafford	0	0	0	0
Alfonso Salas	0	0	0	0
Ronald Cheng	0	0	0	0
Kenneth Robulak	0	0	0	0

The Company does not have any long-term incentive plans, except as disclosed below. The Company has contractual compensation arrangements with the following individuals:

Sidney Chan

The Company has a consulting arrangement with Mr. Sidney Chan, Chief Executive Officer and Chairman of the Board of Directors of the Company. Under the terms of the contract, Mr. Chan will be paid $240,000 per annum for services, receive a vehicle allowance of $800 per month, receive health care insurance and receive club allowances. The contract can be terminated at any time with thirty days’ notice and the payment of two years’ annual salary. Should the contract be terminated, all debts owed to Mr. Chan and his spouse must be immediately repaid. The initial term of the contract is for one year and automatically renews for continuous one-year terms. Also, under the terms of the contract are the following:

i.	Incentive revenue bonus

Mr. Chan will be entitled to a 1% net sales commission from the sales of any of the Company’s products at any time during his life, regardless if Mr. Chan is still under contract with the Company.

ii.	Sale of business

If more than 50% of the Company’s stock or assets are sold, Mr. Chan will be compensated for entering into non-compete agreements based on the selling price of the Company or its assets as follows:

●	2% of sales price up to $24,999,999 plus

●	3% of sales price between $25,000,000 and $49,999,999 plus

●	4% of sales price between $50,000,000 and $199,999,999 plus

●	5% of sales price in excess of $200,000,000.

Compensation of Directors

The Board of Directors consists of five members, Mr. Sidney Chan, Mr. Kenneth Robulak, Dr. Alfonso Salas, Mr. Peter Stafford and Mr. Ronald Cheng. Mr. Robulak, Dr. Salas, Mr. Cheng and Mr. Stafford are independent directors.

The Company’s Board of Directors unanimously resolved that members receive no cash compensation for their services; however, they are reimbursed for travel expenses incurred in serving on the Board of Directors. Independent directors are compensated from time to time through the grant of options to purchase shares of common stock of the Company. Directors who are also officers or consultants of the Company are compensated for those positions, as disclosed under Executive Compensation for those positions.

No additional amounts are payable to the members of the Company’s Board of Directors for committee participation or special assignments.

Compensation of Directors of the Company

Name	Fees Earned or Paid in Cash (US$)	Stock Awards (US$)	Option Awards (US$)	Non-equity Incentive Plan Compensation (US$)	Non-qualified Deferred Compensation Earnings (US$)	All Other Compensation (US$)	Total (US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Sidney Chan	0	0	0	0	0	0	0
Kenneth Robulak	0	0	0	0	0	0	0
Peter Stafford[1]	0	0	304,692	0	0	0	304,692
Dr. Alfonso Salas	0	0	0	0	0	0	0
Ronald Cheng	0	0	0	0	0	0	0

[1] During August 2021, the Company granted Mr. Stafford the option to acquire 5,000,000 shares of common stock of the Company at a price of $0.05 per share until June 30, 2026. The options vested at grant. The options had a fair value of $304,692 calculated using the Black-Scholes option pricing model.

Indemnification

As permitted under the Nevada statutes, and as provided under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he/she acted in good faith and in a manner he/she reasonably believed to be in our best interests or not opposed to our best interests. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he/she is to be indemnified, we must indemnify him/her against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. Notwithstanding the foregoing, we may not indemnify an officer or director unless we makes a determination, through our stockholders, directors or independent counsel, that the indemnification is proper. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, as amended, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Principal Shareholders

The following table sets forth certain information regarding the ownership of the common stock of ALR Nevada as of June 14, 2022 by (a) any person known by us to be the beneficial owner of more than 5% of the ALR Nevada’s common stock, based upon their most recent filings or correspondence with the SEC, and (b) each director individually, each named executive officer of either ALR Nevada or ALR Singapore, and all directors and executive officers of ALR Nevada or ALR Singapore as a group.

The table assumes 551,966,844 shares of common stock issued and outstanding as of June 14, 2022. For purposes of the table, we determined the number of shares of each class as beneficially owned by each person under Rule 13d-3(d)(1) of the Exchange Act. Under this rule, shares of voting stock not outstanding that are subject to issuance pursuant to options, warrants, rights or conversion privileges exercisable by a person within 60 days of the date indicated, are deemed outstanding for the purpose of calculating the number and percentage beneficially owned by such person, but are not deemed outstanding for the purpose of calculating the number or percentage beneficially owned by any other person listed in the table. Except where otherwise noted, we believe that each individual or entity named has sole investment and voting power with respect to the shares of indicated as beneficially owned by such person, subject to community property laws, where applicable. Beneficial ownership representing less than one percent of the outstanding shares of a class is denoted with an asterisk (*). If an individual or person disclaims beneficial ownership, that is noted in the notes below the table.

Name of Beneficial Owner	Direct Amount of Beneficial Owner	Position	Percent of Class
Sidney Chan	4,535,346,000[1]	Chief Executive Officer, Chief Financial Officer, Member and Chairman of the Board of Directors of ALR Nevada and ALR Singapore	92.6%

Christine YS Kan	933,153,982 [2]	Vice President and Director of ALR Singapore	72.2%

Benjamin Szeto	1,000,000[3]	Secretary and Chief Legal Counsel	*

Dr. Alfonso Salas	6,577,738[4]	Member of the Board of Directors of ALR Nevada and ALR Singapore	1.2%

Kenneth Robulak	11,190,000[5]	Member of the Board of Directors of ALR Nevada and ALR Singapore	2.0%

Peter Stafford	11,500,000[6]	Member of the Board of Directors of ALR Nevada and ALR Singapore	2.1%

Ronald Cheng	6,205,800[7]	Member of the Board of Directors of ALR Nevada and ALR Singapore	1.1%

All Officers and Directors as a group (7 people)	5,504,973,520		97.1%

[1]	Mr. Chan owns 190,345,000 shares of common stock and holds the following options to acquire shares of common stock:

●	3,758,334,200 at an exercise price of $0.002 per share until April 12, 2024;

●	466,666,800 at an exercise price of $0.002 per share until April 12, 2024; and

●	120,000,000 at an exercise price of $0.015 per share until December 11, 2024.

[2]	Ms. Kan, owns 193,153,482 shares of common stock and holds the following options to acquire shares of common stock:

●	606,667,100 at an exercise price of $0.002 per share until April 12, 2024;

●	93,333,400 at an exercise price of $0.002 per share until April 12, 2024; and

●	40,000,000 at an exercise price of $0.05 per share until December 31, 2026.

[3]	Mr. Szeto holds options to acquire 1,000,000 shares of common stock that are exercisable within 60 days, until October 24, 2024, at an exercise price of $0.035 per share.

[4]	Dr. Salas owns 1,577,738 shares of common stock and holds the following options to acquire shares of common stock:

●	4,000,000 at an exercise price of $0.035 until May 6, 2024; and

●	1,000,000 at an exercise price of $0.035 until May 17, 2024.

[5]	Mr. Robulak owns 1,190,000 shares of common stock and holds the following options to acquire shares of common stock that are exercisable within 60 days:

●	2,350,000 at an exercise price of $0.015 until November 27, 2022;

●	6,650,000 at an exercise price of $0.035 until March 14, 2024; and

●	1,000,000 at an exercise price of $0.015 until April 12, 2024.

[6]	Mr. Stafford owns 1,500,000 shares of common stock and holds the following options to acquire shares of common stock:

●	500,000 at an exercise price of $0.015 per share until April 12, 2024;

●	4,500,000 at an exercise price of $0.035 per share until May 6, 2024; and

●	5,000,000 at an exercise price of $0.05 per share until June 30, 2026.

[7]	Mr. Cheng owns 1,205,800 shares of common stock and holds the following options to acquire shares of common stock:

●	500,000 at an exercise price of $0.015 per share until April 12, 2024; and

●	4,500,000 at an exercise price of $0.035 per share until May 6, 2024.

Certain Relationships and Transactions

All transactions with related parties were incurred in the normal course of operations and measured at the exchange amount, which is the amount of consideration and agreed upon by the transaction parties.

For the Period of January 1, 2022 through the date of this Prospectus / Information Statement

The Company:

●	Incurred interest expense of $145,000 on $3,042,000 of promissory notes due to relatives of Sidney Chan, and
●	Incurred interest expense of $773,000 on $12,988,000 of amounts borrowed and outstanding on the lines of credit payable to Sidney Chan and Christine Kan.

As at the date of this Prospectus / Information Statement, the Company owed:

●	Accrued interest on promissory notes owed to relatives of Sidney Chan of $1,345,000, and
●	Accrued interest on lines of credit payable to Sidney Chan and Christine Kan of $2,093,000

Year Ended December 31, 2021

During the 2021 fiscal year, the Company:

●	Incurred interest expense of $317,000 on $3,042,000 of promissory notes due to relatives of Sidney Chan;
●	Incurred interest expense of $1,402,000 on $12,688,000 of amounts borrowed and outstanding on the lines of credit payable to Sidney Chan and his spouse, Christine Kan;
●	Modified 4,365,001,300 stock options held by Sidney Chan and Christine Kan, resulting in stock-based compensation of $1,288,000 recognized in interest expense, and
●	Issued 40,000,000 stock options to Christine Kan with a fair value of $2,137,000 recognized in interest expense.

As at December 31, 2021, the Company owed:

●	Accrued interest on promissory notes owed to relatives of Sidney Chan of $1,200,000; and
●	Accrued interest on the lines of credit of $1,320,000.

Year Ended December 31, 2020

During the 2020 fiscal year, the Company:

●	Incurred interest expense of $316,000 on $3,032,000 of promissory notes due to relatives of Sidney Chan;

●	Incurred interest expense of $1,464,000 on $11,539,000 of amounts borrowed and outstanding on the lines of credit payable to Sidney Chan and Christine Kan; and

●	Issued 240,000,000 shares of common stock to Sidney Chan and Christine Kan to settle interest owing on promissory notes and lines of credit amounts payable aggregating $12,000,000.

As at December 31, 2020, the Company owed:

●	Accrued interest on promissory notes owed to relatives of Sidney Chan of $874,000; and

●	Accrued interest on the lines of credit of $375,000.

Director Independence

The following directors of ALR Nevada are considered independent pursuant to Reg § 229.407 (S-K Item 407) Corporate Governance and sit on the following board committees of ALR Nevada where indicated. It is anticipated that the same directors will serve on the same board of director committees of ALR Singapore, after the Reincorporation Merger:

●	Kenneth Robulak, Audit Committee Chair, Nomination Committee Chair, Compensation Committee Chair

●	Alfonso Salas, Audit Committee, Nomination Committee, Compensation Committee

●	Peter Stafford (no committee appointment)

●	Ronald Cheng (no committee appointment)

Sidney Chan is not considered independent pursuant to Reg. § 229.407 (S-K Item 407) Corporate Governance and sits on the Audit Committee, Nomination Committee and Compensation Committee.

Service of Process and Enforcement of Civil Liabilities

Upon our Reincorporation in Singapore, ALR Singapore will be a Singapore company. As a result, the rights of holders of ALR Singapore’s ordinary shares will be governed by Singapore law and the Constitution of ALR Singapore. The rights of shareholders under Singapore law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Other than Kenneth Robulak, none of the ALR Singapore’s directors and officers referred to in this prospectus/information statement are residents of the United States, and a substantial portion of ALR Singapore’s assets will be attributable to Singapore. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against ALR Singapore or those persons based on the civil liability provisions of the U.S. laws.

Annual Shareholder Meeting

If the Reincorporation Merger is consummated, you will be entitled to attend and participate in ALR Singapore’s annual meetings of shareholders. If ALR Singapore holds a 2022 annual meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting will be held. As a foreign private issuer, ALR Singapore will not be subject to the SEC’s proxy rules.

Legal Matters

Certain legal matters in connection with the Reincorporation Merger relating to Nevada law and U.S. federal law are being passed upon for us by Dentons Durham Jones Pinegar P.C. Certain legal matters in connection with the Reincorporation Merger relating to Singapore law, and the validity of the shares of ALR Singapore following the Reincorporation Merger, are being passed upon for us by Dentons Rodyk & Davidson LLP.

Experts

The consolidated balance sheets of ALR Nevada as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes included in this prospectus/information statement, have been audited by Dale Matheson Carr-Hilton Labonte LLP Chartered Professional Accountants, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The current address of DMCL LLP is 1500-1140 W. Pender Street, Vancouver, BC V6E 4G1, phone number 604-687-4747.

Transfer Agent and Registrar

The transfer agent for the securities of each of ALR Nevada and ALR Singapore is Pacific Stock Transfer Company.

Where You Can Find Additional Information

ALR Nevada is required to file annual and current reports, proxy statements and other information with the SEC. ALR Nevada’s filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov. As a foreign private issuer, after the consummation of the Reincorporation Merger, ALR Singapore will be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end.

We have filed with the SEC a registration statement on Form F-4 relating to the securities covered by this prospectus/information statement. This prospectus/information statement is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus/information statement to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

Index to Financial Statements

ALR TECHNOLOGIES INC.

Consolidated Financial Statements

December 31, 2021 and 2020

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS

Report of Independent Registered Public Accounting Firm

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ALR Technologies Inc. (the "Company") as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in stockholders' deficit, and cash flows, for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated revenues since inception, has incurred losses in developing its business, and further losses are anticipated. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

F-1

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS

We have served as the Company's auditor since 2013
Vancouver, Canada
March 30, 2022

MOORE

An independent firm
associated with Moore
Global Network Limited

F-2

ALR TECHNOLOGIES INC.

Consolidated Balance Sheets

($ United States)

December 31, 2021 and 2020

	2021	2020

Assets
Current assets:
Cash	$115,922	$66,190
Prepaid expenses	77,295	62,659
Total assets	$193,217	$128,849

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued liabilities	$1,130,546	$1,113,720
Promissory notes payable to related parties	3,041,966	3,031,966
Promissory notes payable to unrelated parties	2,213,368	2,254,353
Interest payable	4,110,647	3,575,326
Lines of credit from related parties	14,008,833	11,914,092
Total liabilities	24,505,360	21,889,457

Stockholders’ Deficit
Preferred stock:
Authorized: 500,000,000 shares of preferred stock (2020 - 500,000,000) with a par value of $0.001 per share
Shares issued and outstanding: Nil shares of preferred stock (2020 - Nil ) were issued and outstanding	—	—
Common stock:
Authorized: 10,000,000,000 shares of common stock (2020 - 10,000,000,000) with a par value of $0.001 per share
Shares issued and outstanding: 542,716,344 shares of common stock (2020 - 511,020,709)	542,716	511,020
Obligation to issue shares	—	200,000
Additional paid-in capital	77,171,627	71,100,134
Accumulated other comprehensive loss – cumulative translation differences	(11,409)	—
Accumulated deficit	(102,015,077)	(93,571,762)
Total stockholders’ deficit	(24,312,143)	(21,760,608)
Total liabilities and stockholders’ deficit	$193,217	$128,849

Basis of presentation, nature of operations and going concern (note 1)

Subsequent events (note 14)

See accompanying notes to consolidated financial statements

F-3

ALR TECHNOLOGIES INC.

Consolidated Statements of Operations

($ United States)

Years Ended December 31, 2021 and 2020

	2021	2020

Revenue	$7,468	$—
Cost of revenue	(2,523)	—
Gross margin	4,945	—

Operating expenses
Product development	498,996	1,433,027
Professional fees	881,016	953,350
Selling, general and administration	1,566,306	1,439,634
Operating loss	2,946,318	3,826,011

Loss before other items	(2,941,373)	(3,826,011)

Other items
Interest expense	(5,468,328)	(2,116,466)
Loss on settlement of debt	(33,614)	—
Other income	—	26,460
Total other items	(5,501,942)	(2,090,006)

Net Loss	(8,443,315)	$(5,916,017)

Other comprehensive loss
Exchange difference on translating foreign operations	(11,409)	—
Comprehensive loss for the year	$(8,454,724)	(5,916,017)

Weighted average number of shares of common stock outstanding, basic and diluted	534,980,347	337,033,584

Loss per share, basic and diluted	$(0.02)	$(0.02)

See accompanying notes to consolidated financial statements

F-4

ALR TECHNOLOGIES INC.

Consolidated Statements of Changes in Stockholders’ Deficit

($ United States)

From December 31, 2020 to December 31, 2021

	Common Stock
	Number of Shares	Amount	Obligation to Issue Shares	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit

Balance, December 31, 2019	268,777,909	$268,777	$—	56,298,702	$—	$(87,655,745)	$(31,088,266)
Issuance of common stock for settlement of debt	242,000,000	242,000	—	11,838,000	—	—	12,080,000
Issuance of common stock for cash	242,800	243	—	11,897	—	—	12,140
Share subscriptions collected	—	—	200,000	—	—	—	200,000
Imputed interest	—	—	—	123,518	—	—	123,518
Stock options granted as compensation	—	—	—	2,828,017	—	—	2,828,017
Net loss for the year	—	—	—	—	—	(5,916,017)	(5,916,017)

Balance, December 31, 2020	511,020,709	511,020	200,000	71,100,134	—	(93,571,762)	(21,760,608)
Issuance of common stock for settlement of debt	4,400,000	4,400	—	246,400	—	—	250,800
Issuance of common stock for cash	27,296,635	27,297	(200,000)	1,309,535	—	—	1,136,832
Cancelled shares	(1,000)	(1)	—	1	—	—	—
Imputed interest	—	—	—	112,339	—	—	112,339
Stock options granted as compensation	—	—	—	4,403,218	—	—	4,403,218
Exchange difference on translating foreign operations	—	—	—	—	(11,409)	—	(11,409)
Net loss for the year	—	—	—	—	—	(8,443,315)	(8,443,315)

Balance, December 31, 2021	542,716,344	$542,716	$—	77,171,627	$(11,409)	$(102,015,077)	$(24,312,143)

See accompanying notes to consolidated financial statements

F-5

ALR TECHNOLOGIES INC.

Consolidated Statements of Cash Flows

($ United States)

Years Ended December 31, 2021 and 2020

	2021	2020

OPERATING ACTIVITIES
Net loss	$(8,443,315)	$(5,916,017)
Stock-based compensation-product development costs	222,178	1,156,195
Stock-based compensation-selling, general and administration	586,538	930,258
Stock-based compensation-professional fees	169,382	741,564
Stock-based compensation-interest expense	3,425,120	—
Interest expense on lines of credit	1,402,187	1,464,077
Non-cash imputed interest expense	112,339	123,518
Shares issued for services	—	20,000
Write-off of accounts payable	—	(26,460)
Loss on settlement of debt	33,614	—
Changes in operating assets and liabilities
Increase in prepaid expenses	(14,636)	(62,659)
Increase in accounts payable and accrued liabilities	211,012	72,099
Increase in interest payable	527,336	528,871
Net cash used in operating activities	(1,768,245)	(968,554)

FINANCING ACTIVITIES
Proceeds from lines of credit	1,149,279	820,766
Repayment of lines of credit interest	(456,725)	—
Proceeds from share subscriptions received	—	200,000
Proceeds from sales of shares of common stock	1,136,832	12,140
Net cash provided by financing activities	1,829,386	1,032,906

Effect of foreign exchange on cash	(11,409)	—

Change in cash	49,732	64,352
Cash, beginning of year	66,190	1,838
Cash, end of year	$115,922	$66,190

See accompanying notes to consolidated financial statements

F-6

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

1.       Basis of presentation, nature of operations and going concern

ALR Technologies Inc. (the “Company”) was incorporated under the laws of the state of Nevada on March 24, 1987. On May 16, 2020, the Company incorporated a wholly owned subsidiary, ALR Technologies Sg Pte. Ltd. (“ALRT SG”), under the Companies Act of Singapore. On June 9, 2021, the Company incorporated a wholly owned subsidiary, Canada Diabetes Solution Centre, Inc., under the Business Corporations Act of Alberta. The Company has developed its Diabetes Solution, which is a comprehensive approach to diabetes care consisting of data collection, predictive A1C, insulin dosage adjustment suggestions, performance tracking, remote monitoring and diabetes test supplies. The Company is seeking commercial opportunities to deploy the Diabetes Solution in the United States (“U.S.”), Canada and Singapore.

These consolidated financial statements have been prepared in accordance with U.S. GAAP in U.S. dollars and on a going concern basis, which presumes the realization of assets and the discharge of liabilities and commitments in the normal course of operations for the foreseeable future. Several adverse conditions cast substantial doubt on the validity of this assumption. The Company has incurred significant losses over the past several fiscal years (2021 - $8,443,315; 2020 - $5,916,017), is currently unable to self-finance its operations, has a working capital deficit of $24,312,143 (2020 - $21,760,608), accumulated deficit of $102,015,077 (2020 - $93,571,762), limited resources, no source of operating cash flow and no assurance that sufficient funding will be available to conduct continued product development activities. If the Company is able to finance its required product development activities, there is no assurance the Company’s current projects will be commercially viable or profitable. The Company has debts comprised of accounts payable and accrued liabilities, interest payable, lines of credit and promissory notes payable totaling $24,505,360 (2020 - $21,889,457) currently due, due on demand or considered delinquent. There is no assurance that the Company will not face additional legal action from creditors regarding delinquent accounts payable, promissory notes payable and interest payable. Any one or a combination of the above conditions could result in the failure of the business and cause the Company to cease operations.

The Company’s ability to continue as a going concern is dependent upon the continued financial support of its creditors and its ability to obtain financing to fund working capital and overhead requirements, fund the development of the Company’s product line, and ultimately, the Company’s ability to achieve profitable operations and repay overdue obligations. Management has obtained a mix of equity and line of credit financing from related parties. The line of credit facilities have available borrowing in principal up to $14,300,000. As of December 31, 2021, the total principal balance outstanding was $12,688,405. The resolution of whether the Company is able to continue as a going concern is dependent upon the realization of management’s plans. There can be no assurance that the Company will be able to raise any additional debt or equity capital from the sources described above or that the lenders in the line of credit arrangements will maintain the availability of borrowing from the lines. If management is unsuccessful in obtaining short-term financing or achieving long-term profitable operations, the Company will be required to cease operations.

In March 2020, the World Health Organization declared coronavirus, COVID-19, a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies and financial markets globally, potentially leading to an economic downturn. Management does not expect that COVID-19 will have a significant impact on the Company; however, it could have a potential impact on the Company’s ability to raise money, market its products to attract customers or procure equipment and parts for its glucose monitoring system.

F-7

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

1.       Basis of presentation, nature of operations and going concern (continued)

All of the Company’s debt is either due on demand or is in default, while continuing to accrue interest at its stated rate. The Company will seek to obtain creditors’ consents to delay repayment of the outstanding promissory notes payable and related interest thereto, until it is able to replace this financing with funds generated by operations, recapitalization with replacement debt or from equity financings through private placements. While some of the Company’s creditors have agreed to extend repayment deadlines in the past, there is no assurance that they will continue to do so in the future. In the past, creditors have successfully commenced legal action against the Company to recover debts outstanding. In those instances, the Company was able to obtain financing from related parties to cover the verdict or settlement; however, there is no assurance that the Company would be able to obtain the same financing in the future. If the Company is unsuccessful in obtaining financing to cover any potential verdicts or settlements, the Company will be required to cease operations.

The Company’s activities will necessitate significant uses of working capital beyond 2022. Additionally, the Company’s capital requirements will depend on many factors, including the success of the Company’s continued product development and distribution efforts. The Company plans to continue financing its operations with the lines of credit it has available and other sources of financing. On January 18, 2022, the Company filed a prospectus whereby it distributed subscription rights to its shareholders (note 14(a)).

2.       Significant accounting policies

a)	Basis of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, ALRT SG, which was incorporated on May 16, 2020 in Singapore, and Canada Diabetes Solution Centre, Inc., which was incorporated on June 9, 2021 in Alberta, Canada. The Canadian subsidiary is currently inactive. All significant intercompany balances and transactions have been eliminated on consolidation.

b)	Stock-based compensation

The Company follows the fair value method of accounting for stock-based compensation. The Company estimates the fair value of share-based payment awards on the date of grant using an option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service period in the Company’s consolidated financial statements. The Company estimates the fair value of the stock options using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock.

F-8

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

2.       Significant accounting policies (continued)

c)	Revenue recognition

The Company’s primary source of revenue is from subscription fees. Customers are billed in advance of the start of their subscription and revenue is recognized ratably over each monthly subscription period. The Company is the principal in all its relationships where partners provide monitoring services as well as testing supplies, as the Company retains control over service delivery to its customers. Payments made to the partners, such as for marketing, where the price that the customer pays is established by the partners and is part of the subscription, are recognized as reduction of revenue.

d)	Foreign currency translation

The presentation currency of the Company is the U.S. dollar.

The functional currency of each of the parent company and its subsidiaries is measured using the currency of the primary economic environment in which that entity operates. The functional currency of ALRT SG is the Singapore dollar, for Canada Diabetes Solution Centre, Inc. it is the Canadian dollar, and for the Company the functional currency it is the U.S. dollar.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the year-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

Exchange differences arising on the translation are recognized in profit or loss in the consolidated statement of operations in the year in which they arise.

Parent and subsidiary companies

The financial results and position of foreign operations whose functional currency is different from the presentation currency are translated as follows:

●	Assets and liabilities are translated at year-end exchange rates prevailing at that reporting date; and
●	Income and expenses are translated at monthly average exchange rates during the year.

Exchange differences arising on the translation of foreign operations are transferred directly to the Company’s exchange difference on translating foreign operations in the Consolidated Statements of Operations, and are reported as a separate component of shareholders’ equity included in “Accumulated Other Comprehensive Loss”. These differences are recognized in profit or loss in the Consolidated Statement of Operations in the year in which they are disposed.

F-9

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

2.       Significant accounting policies (continued)

e)	Income taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and operating loss carry-forwards that are available to be carried forward to future years for tax purposes.

Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. When it is not considered to be more likely than not that a deferred income tax asset will be realized, a valuation allowance is provided for the excess.

The Company follows the accounting requirements associated with uncertainty in income taxes using the provisions of Financial Accounting Standards Board Accounting Standards Codification 740 Income Taxes. Using that guidance, tax positions initially need to be recognized in the consolidated financial statements when it is more likely than not the positions will be sustained upon examination by the tax authorities. It also provides guidance for derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2021, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the consolidated financial statements.

f)	Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, the measurement of stock-based compensation, the fair value of financial instruments, and the reported amounts of revenues and expenses during the reporting period. Management believes the estimates are reasonable; however, actual results could differ from those estimates.

g)	Loss per share

Basic loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted loss per common share is calculated by dividing the net loss by the sum of the weighted average number of common shares outstanding and the dilutive common equivalent shares outstanding during the year. Common equivalent shares consist of the shares issuable upon exercise of stock options and warrants calculated using the treasury stock method. Common equivalent shares are not included in the calculation of the weighted average number of shares outstanding for diluted loss per common share when the effect would be anti-dilutive.

F-10

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

2.       Significant accounting policies (continued)

h)	Comprehensive income (loss)

Comprehensive income is the overall change in the net assets of the Company for a period, other than changes attributable to transactions with stockholders. It is made up of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) consists of net income (loss) and other gains and losses affecting stockholders’ equity that under U.S. GAAP are excluded from net income.

i)	Fair value of financial instruments

The Company’s financial instruments include cash, accounts payable, promissory notes payable, interest payable and lines of credit. The fair values of these financial instruments approximate their carrying values due to the relatively short periods to maturity. For fair value measurement, U.S. GAAP establishes a three-tier hierarchy that prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 — observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — includes other inputs that are directly or indirectly observable in the marketplace.

Level 3 — unobservable inputs that are supported by little or no market activity.

Cash is measured at Level 1 inputs.

j)        Recently adopted and issued accounting pronouncements

Issued

The Company has implemented all new accounting pronouncements that are in effect and may impact its consolidated financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its consolidated financial position or consolidated statements of operations.

F-11

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

3.       Accounts payable and accrued liabilities

A summary of the accounts payable and accrued liabilities is as follows:

	December 31, 2021	December 31, 2020
Accounts payable	$806,059	$874,754
Accrued liabilities	322,087	238,966
Deferred revenue	2,400	—
Accounts payable and accrued liabilities	$1,130,546	$1,113,720

4.       Interest, advances and promissory notes payable

a)       Promissory notes payable to related parties

A summary of activities of promissory notes payable to related parties is as follows:

Promissory Notes Payable to Related Parties	Carrying Value
Balance, December 31, 2019 and 2020	$3,031,966
Transferred from promissory notes payable pursuant to private transaction	10,000
Balance, December 31, 2021	$3,041,966

A summary of the promissory notes payable to related parties is as follows:

Promissory Notes Payable to Related Parties	December 31, 2021	December 31, 2020
Promissory notes payable to relatives of directors collateralized by a general security agreement over all the assets of the Company, past maturity:
i. Interest at 1% per month	$720,619	$720,619
ii. Interest at 1.25% per month	51,347	51,347
iii. Interest at the U.S. bank prime rate plus 1%	100,000	100,000
iv. Interest at 0.5% per month	695,000	695,000

Promissory notes payable, unsecured, to relatives of a director, bearing interest at 1% per month, past maturity	1,475,000	1,465,000
Total Promissory Notes Payable to Related Parties	$3,041,966	$3,031,966

All amounts past maturity continue to accrue interest at their stated rate and are considered due on demand.

F-12

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

4.       Interest, advances and promissory notes payable (continued)

b)       Promissory notes payable to unrelated parties

A summary of activities of promissory notes payable to unrelated parties is as follows:

Promissory Notes Payable to Unrelated Parties	Carrying Value
Balance, December 31, 2019 and 2020	$2,254,353
Reclassified to interest payable	(10,985)
Extinguished through issuance of shares of common stock (note 6)	(20,000)
Transferred to promissory notes payable pursuant to private transaction	(10,000)
Balance, December 31, 2021	$2,213,368

A summary of the promissory notes payable to unrelated parties is as follows:

Promissory Notes Payable to Unrelated Parties	December 31, 2021	December 31, 2020
Unsecured promissory notes payable to unrelated lenders, past maturity:
i. Interest at 1% per month	$1,317,456	$1,337,456
ii. Interest at 0.667% per month	425,000	435,985
iii. Interest at 0.625% per month	150,000	150,000
iv. Non-interest-bearing	270,912	270,912

Promissory notes payable, secured by a guarantee from the Chief Executive Officer, bearing interest at 1% per month, past maturity	50,000	60,000
Total Promissory Notes Payable to Unrelated Parties	$2,213,368	$2,254,353

All amounts past maturity continue to accrue interest at their stated rate and are considered due on demand.

F-13

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

4.       Interest, advances and promissory notes payable (continued)

c)       Interest payable

A summary of interest payable activity is as follows:

Interest Payable	Carrying Value
Balance, December 31, 2019	$5,364,997
Interest incurred on promissory notes payable	528,871
Interest payable retired through issuance of shares	(2,318,542)
Balance, December 31, 2020	3,575,326
Reclassified from promissory notes payable	10,985
Interest incurred on promissory notes payable	527,336
Interest payable retired through issuance of shares	(3,000)
Balance, December 31, 2021	$4,110,647

Interest payable is due to related and unrelated parties as follows:

Interest Payable	December 31, 2021	December 31, 2020
Related parties	$1,200,170	$873,666
Non-related parties	2,910,477	2,701,660
Interest payable	$4,110,647	$3,575,326

The payment terms, security and any interest payable are based on the underlying promissory notes payable that the Company has outstanding.

d)       Interest expense

During the year ended December 31, 2021, the Company incurred interest expense of $5,468,328 (2020 - $2,116,466) as follows:

●	$3,425,120 (2020 - $nil ) incurred related to 1) the grant of options as consideration for receiving an increase to the borrowing limit on the line of credit between the Company and the spouse of the Chairman (note 7), and 2) the modification of options held by the Chairman and his spouse that were granted in connection with financing provided to the Company (note 7);
●	$1,402,187 (2020 - $1,464,077) incurred on lines of credit payable, as shown in note 5;
●	$527,336 (2020 - $528,871) incurred on promissory notes (notes 4(a) and 4(b));
●	$112,339 (2020 - $123,518) incurred from the calculation of imputed interest on accounts payable outstanding for longer than one year, advances payable and promissory notes payable, which had no stated interest rate; and
●	$1,346 (2020 - $nil ) incurred on other items.

F-14

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

5.        Lines of credit

A summary of lines of credit activity is as follows:

Total
Balance, December 31, 2019	$19,310,707
Advances received on lines of credit	820,766
Repayment of principal borrowed on lines of credit (note 6(b))	(1,038,967)
Interest incurred on lines of credit	1,464,077
Repayment of interest on lines of credit (note 6(b))	(8,642,491)
Balance, December 31, 2020	11,914,092
Advances received on lines of credit	1,149,279
Interest incurred on lines of credit	1,402,187
Repayment of interest on lines of credit (note 6(b))	(456,725)
Balance, December 31, 2021	$14,008,833

On December 10, 2021, the Company and the spouse of the Chairman entered into an amendment agreement to increase the borrowing limit on the line of credit provided by the spouse of the Chairman to the Company from $2,000,000 to $4,000,000. The terms of amounts to be advanced under the amendment are consistent with the line of credit. In connection with the line of credit, the Company granted the spouse of the Chairman the option to acquire 40,000,000 shares of common of the Company at a price of $0.05 per share until December 31, 2026 (note 7).

On September 21, 2020, the Company, the Chairman and the Chairman’s spouse agreed to retire a portion of the principal of $1,038,967 and accrued interest of $8,642,491 pursuant to two shares for debt agreements (note 6(b)).

As of December 31, 2021, the Company has two lines of credit as follows:

Creditor	Interest Rate	Borrowing Limit	Repayment Terms	Principal Borrowed	Accrued Interest	Total Outstanding	Security	Purpose
Chairman and CEO	1% per Month	$10,300,000	Due on Demand	$10,220,700	$1,208,582	$11,429,282	General Security over Assets	General Corporate Requirements
Wife of Chairman	1% per Month	4,000,000	Due on Demand	2,467,705	111,846	2,579,551	General Security over Assets	General Corporate Requirements
Total		$14,300,000		$12,688,405	$1,320,428	$14,008,833

F-15

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

5.        Lines of credit (continued)

As of December 31, 2020, the Company has two lines of credit as follows:

Creditor	Interest Rate	Borrowing Limit	Repayment Terms	Principal Borrowed	Accrued Interest	Total Outstanding	Security	Purpose
Chairman and CEO	1% per Month	$10,300,000	Due on Demand	$ 9,539,125	$314,967	$ 9,854,092	General Security over Assets	General Corporate Requirements
Wife of Chairman	1% per Month	2,000,000	Due on Demand	2,000,000	60,000	2,060,000	General Security over Assets	General Corporate Requirements
Total		$12,300,000		$11,539,125	$374,967	$11,914,092

6.       Capital stock

a)       Authorized share capital

i.	Common stock

10,000,000,000 shares of common stock with a par value of $0.001 per share.

ii.	Preferred stock

500,000,000 shares of preferred stock with a par value of $0.001 per share.

b)      Issued share capital

During the year ended December 31, 2021:

i.	On January 4, 2021, 1,000 shares of common stock were cancelled by a shareholder; no consideration was exchanged.

ii.	On April 12, 2021, the Company elected to extend the initial 90-day period (April 22, 2021) by an additional 100-day period related to the closing of the rights offering. The Company had until July 31, 2021 to sell the remaining 113,025,592 shares of common stock. The Company further extended the offering period to October 29, 2021. The Company filed a post-effective amendment to further extend the rights offering from October 29, 2021 to March 15, 2022. On such case-by-case basis, the Company will allow for the exercise of any such shareholders until April 1, 2022.

iii.	The Company collected subscriptions of $1,124,832 pursuant to its registration statement and issued a total of 26,496,635 shares of common stock for gross proceeds of $1,324,832; $200,000 of the proceeds had been collected during the year ended December 31, 2020 and recognized as obligation to issue shares.

iv.	The Company received proceeds of $12,000 pursuant to the exercise of options to acquire 800,000 shares of common stock at a price of $0.015 per share.

F-16

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

6.       Capital stock (continued)

b)	Issued share capital (continued)

During the year ended December 31, 2021: (continued)

v.	The Company entered into two shares for debt agreements with two creditors to issue an aggregate 4,400,000 shares of common stock at a fair value of $0.057 per share for a purchase price of $250,800 in exchange for the retirement of $217,186 of liabilities comprised of:

●	Accounts payable	$194,186
●	Promissory notes – Principal	$20,000
●	Line of credit – Accrued interest	$3,000

The Company recognized loss on debt settlement of $33,614. The Company also issued commitment letters to two creditors offering them an aggregate 20,000,000 shares of common stock in exchange for the extinguishment of $1,511,377 in promissory notes and interest payable prior to December 31, 2021 (notes 8 and 14). These offer letters expired on December 31, 2021 without the parties executing any settlements. On March 18, 2022, the Company extended the offer letters from December 31, 2021 to December 31, 2022 for the settlement of $1,541,000 in promissory notes and interest payable.

During the year ended December 31, 2020:

i.	On February 11, 2020, the Company issued 2,000,000 restricted shares of common stock at a price of $0.04 per share with a value of $80,000 in exchange for the retirement of $60,000 of accounts payable and $20,000 for the provision of services.

ii.	On August 24, 2020, the Company issued 242,800 restricted shares of common stock at a price of $0.05 per share for proceeds of $12,140.

iii.	On September 21, 2020, the Company entered into two shares for debt agreements with the Chairman and his spouse to issue an aggregate 240,000,000 restricted shares of common stock at a price of $0.05 per share for a purchase price of $12,000,000 in exchange for the retirement of $12,000,000 of liabilities comprised of:

●	Promissory notes – Accrued interest	$2,318,542
●	Line of credit – Accrued interest	$8,642,491
●	Line of credit – Principal	$1,038,967

iv.	On December 4, 2020, the Company filed a Form S-1 Registration Statement to distribute subscription rights to purchase up to an aggregate 127,522,227 shares of common stock at a price of $0.05 per share for maximum aggregate offering proceeds of $6,376,111. The Company collected subscriptions of $200,000 related to management’s right to allocate unsubscribed shares of common stock.

F-17

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

7.        Additional paid-in capital

Stock options

A summary of stock option activity is as follows:

	Year Ended December 31, 2021		Year Ended December 31, 2020
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding, beginning of year	5,362,701,500	0.004	5,236,401,500	$0.003
Granted	165,000,000	0.050	139,800,000	$0.047
Exercised	(800,000)	(0.015)	—	$—
Cancelled	(29,900,000)	(0.034)	(13,500,000)	$(0.034)
Outstanding, end of year	5,497,001,500	0.006	5,362,701,500	$0.004

Exercisable, end of year	5,221,701,500	0.004	5,202,701,500	$0.003

During the year ended December 31, 2021:

On January 28, 2021, the Company granted the option to acquire an aggregate 32,000,000 shares of common stock at a price of $0.05 per share to six individuals. All of the options will vest according to performance or time-based conditions. Options to acquire 22,000,000 shares of common stock will expire December 31, 2025, and options to acquire 10,000,000 shares of common stock will expire May 17, 2024. As at December 31, 2021, 1,000,000 options have vested to date. The fair value of the options granted totals $1,706,244, of which $573,292 relates to stock options that have time-based vesting conditions and $1,132,952 relates to stock options that have performance vesting conditions. During the current year, $248,189 relates to the stock options with time-based vesting conditions, which was recorded. The remaining fair value of $1,458,055 has not been recorded.

On February 22, 2021, the Company granted the option to acquire an aggregate 5,000,000 shares of common stock at a price of $0.05 per share. These options were granted to three individuals and have an expiry date of May 17, 2024. None of these options have vested to date. The fair value of the options granted totals $225,141. During the current year, $57,730 related to stock options with time-based vesting conditions was recognized. The remaining fair value of $167,411 has not been recorded.

F-18

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

7.        Additional paid-in capital (continued)

Stock options (continued)

During the year ended December 31, 2021: (continued)

On April 14, 2021, the Company’s Board of Directors approved the grant of the option to acquire an aggregate 28,500,000 shares of common stock at a price of $0.05 per share until December 31, 2025 to five individuals. All of the options will vest according to performance or time-based conditions; 200,000 options have vested to date. The fair value of the options granted totals $1,565,812, of which $351,621 relates to stock options that have time-based vesting conditions and $1,214,191 relates to stock options that have performance vesting conditions. During the current year, $88,540 related to the stock options with time-based vesting conditions was recognized. The remaining fair value of $1,477,272 has not been recorded.

On May 12, 2021, the Company’s Board of Directors amended the option to acquire 2,000,000 shares, previously granted on January 28, 2021 to a consultant, to increase the option by 1,000,000 to provide the optionee the option to acquire an aggregate 3,000,000 shares of common stock at a price of $0.05 per share until December 31, 2025. All other terms of the January 28, 2021 grant remain the same and the options are subject to performance vesting conditions. The fair value of the additional 1,000,000 amended options granted totaling $54,940 was not recorded, as it cannot be determined that it is more likely than not that the performance condition will be met.

On May 31, 2021, the Company granted one consultant the option to acquire 5,000,000 shares of common stock of the Company at a price of $0.05 per share until December 31, 2025 subject to performance vesting conditions. The fair value of the options granted totaling $254,708 was not recorded, as it cannot be determined that it is more likely than not that the performance condition will be met.

On June 27, 2021, the Company cancelled 7,400,000 stock options with an average exercise price of $0.033.

On June 27, 2021, the Company’s Board of Directors approved the grant of the option to acquire an aggregate 21,000,000 shares of common stock at a price of $0.05 per share until June 30, 2026 to four individuals. All of the options will vest according to performance or time-based conditions. The fair value of the options granted totals $1,374,208, of which $26,175 relates to stock options that have time-based vesting conditions and $1,348,033 relates to stock options that have performance vesting conditions. During the current year, $9,816 related to the stock options with time-based vesting conditions was recognized. The remaining fair value of $1,364,392 has not been recorded.

On June 30, 2021, the Company amended the option to acquire 4,365,001,300 shares of common stock granted on July 1, 2016 by extending the expiry date from July 1, 2021 to April 12, 2024. The options were granted in connection with lines of credit provided by the Chairman and his spouse, which are currently outstanding (note 5). All of the options had vested in previous years. The fair value of the amendments totaled $1,287,834 and was recorded during the current period in interest expense.

F-19

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

7.        Additional paid-in capital (continued)

Stock options (continued)

During the year ended December 31, 2021: (continued)

Effective July 22, 2021, the Company cancelled 22,500,000 stock options exercisable at $0.035 related to the termination of certain contractors and advisors.

On August 27, 2021, the Company granted a member of the Board of Directors the option to acquire 5,000,000 shares of common stock at a price of $0.05 per share until June 30, 2026. The fair value of the options granted totaling $304,692 was fully recorded at grant.

On October 4, 2021, the Company granted two individuals the option to acquire an aggregate 17,500,000 options at an exercise price of $0.05 per share until September 30, 2026; 15,000,000 of the options will vest according to time-based conditions and 2,500,000 will vest according to performance conditions. None of the options have vested to date. The fair value of the options granted totals $1,043,690, of which $894,592 relates to stock options that have time-based vesting conditions and $149,098 relates to stock options that have performance vesting conditions. During the current year, $101,758 related to the stock options with time-based vesting conditions was recognized. The remaining fair value of $941,932 has not been recorded.

On December 10, 2021, the Company granted one creditor the option to acquire 40,000,000 shares of common stock of the Company at a price of $0.05 per share until December 31, 2026 in connection with receiving line of credit financing (note 5). The fair value of the options granted totaled $2,137,286 and was fully recorded upon the Company entering into the financing agreement with the creditor.

On December 10, 2021, the Company granted one consultant the option to acquire 10,000,000 shares of common stock of the Company at a price of $0.05 per share until December 31, 2026 subject to performance vesting conditions. The fair value of the options granted totaling $534,321 was not recorded, as it cannot be determined that it is more likely than not that the performance condition will be met.

During the year ended December 31, 2021, the Company recorded a further $167,373 in compensation expense related to the vesting of stock options granted in previous years.

F-20

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

7.        Additional paid-in capital (continued)

Stock options (continued)

During the year ended December 31, 2020:

On April 1, 2020, the Company granted one consultant the option to acquire 10,000,000 shares of common stock at a price of $0.035 per share for a term of five years. The fair value of the options granted totaling $391,843 was fully recorded at grant.

On May 12, 2020, the Company amended the option to acquire 40,000,000 shares of common stock granted on June 12, 2019 to extend the period of vesting from May 31, 2020 to December 31, 2020. None of these options have vested to date.

On May 18, 2020, the Company granted one consultant the option to acquire 500,000 shares of common stock of the Company at a price of $0.035 per share until May 17, 2024. The fair value of the options granted totaling $18,725 was fully recorded at grant.

On June 1, 2020, the Company granted one consultant the option to acquire 10,000,000 shares of common stock of the Company at a price of $0.035 per share until May 31, 2025 subject to performance vesting conditions. The fair value of the options granted totaling $621,853 was not recorded, as it cannot be determined that it is more likely than not that the performance condition will be met.

On June 5, 2020, the Company granted one sales agent the option to acquire 10,000,000 shares of common stock of the Company at a price of $0.035 per share until May 31, 2025 subject to the agent enrolling 20,000 patients into the ALRT Diabetes Solution by May 31, 2021. The fair value of the options granted totaling $494,868 was not recorded, as it cannot be determined that it is more likely than not that the performance condition will be met.

On September 1, 2020, the Company granted 13 individuals the option to acquire an aggregate 74,500,000 options at an exercise price of $0.05 per share; 22,000,000 stock options, which vested at the time of grant, will expire on May 17, 2024 and 52,500,000 stock options, which vest upon achievement of performance conditions, will expire on May 31, 2025. None of the stock options with performance vesting conditions have vested. The fair value of the options granted totals $3,854,619, of which $1,137,397 related to the stock options that have vested was recorded and $2,717,222 related to the options that have not vested was not recorded.

On October 12, 2020, the Company granted eight individuals the option to acquire an aggregate 34,800,000 options at an exercise price of $0.05 per share until May 31, 2025; 18,300,000 vested at the time of grant and 16,500,000 of the stock options granted will vest upon achievement of performance conditions. None of the stock options with performance vesting conditions had vested as at December 31, 2020 and 1,000,000 vested during the year ended December 31, 2021. The fair value of the options granted totaled $2,434,053, of which $1,279,973 related to the stock options that have vested was recorded and $1,154,080 related to the options that have not vested was not recorded.

F-21

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

7.        Additional paid-in capital (continued)

Stock options (continued)

During the year ended December 31, 2020: (continued)

During the year ended December 31, 2020, the Company recorded a further $79 in compensation expense relating to the vesting of stock options granted in previous years.

Outstanding

The options outstanding at December 31, 2021 and 2020 were as follows:

	December 31, 2021			December 31, 2020
Expiry Date	Options	Exercise Price	Intrinsic Value	Options	Exercise Price	Intrinsic Value
July 1, 2021	—	$0.002	0.058	4,365,001,300	$0.002	$0.069
November 27, 2022	5,600,000	$0.015	0.045	6,950,000	$0.015	$0.056
January 31, 2023	40,500,000	$0.015	0.045	40,500,000	$0.015	$0.056
June 13, 2023	5,000,000	$0.015	0.045	5,000,000	$0.015	$0.056
October 1, 2023	—	$0.050	0.010	300,000	$0.050	$0.021
February 3, 2024	—	$0.035	0.025	10,000,000	$0.035	$0.036
March 14, 2024	6,650,000	$0.035	0.025	9,150,000	$0.035	$0.036
April 12, 2024	4,925,001,500	$0.002	0.058	560,000,200	$0.002	$0.069
April 12, 2024	3,350,000	$0.015	0.045	3,900,000	$0.015	$0.056
April 12, 2024	200,000	$0.030	0.030	200,000	$0.030	$0.041
May 6, 2024	13,000,000	$0.035	0.025	13,000,000	$0.035	$0.036
May 17, 2024	77,000,000	$0.050	0.010	62,000,000	$0.050	$0.021
May 17, 2024	19,400,000	$0.035	0.025	25,400,000	$0.035	$0.036
June 17, 2024	5,000,000	$0.050	0.010	5,000,000	$0.050	$0.021
June 17, 2024	—	$0.035	0.025	5,000,000	$0.035	$0.036
August 16, 2024	2,500,000	$0.050	0.010	2,500,000	$0.050	$0.021
September 6, 2024	1,000,000	$0.050	0.010	1,000,000	$0.050	$0.021
September 17, 2024	—	$0.035	0.025	5,000,000	$0.035	$0.036
October 3, 2024	3,500,000	$0.035	0.025	3,500,000	$0.035	$0.036
October 24, 2024	2,000,000	$0.035	0.025	2,000,000	$0.035	$0.036
December 11, 2024	120,000,000	$0.015	0.045	120,000,000	$0.015	$0.056
April 1, 2025	10,000,000	$0.035	0.025	10,000,000	$0.035	$0.036
May 31, 2025	20,000,000	$0.035	0.025	20,000,000	$0.035	$0.036
May 31, 2025	87,300,000	$0.050	0.010	87,300,000	$0.050	$0.021
December 31, 2025	56,500,000	$0.050	0.010	—	$—	$—
June 30, 2026	26,000,000	$0.050	0.010	—	$—	$—
September 30, 2026	17,500,000	$0.050	0.010	—	$—	$—
December 31, 2026	50,000,000	$0.050	0.010	—	$—	$—
Total	5,497,001,500	$0.006	0.054	5,362,701,500	$0.004	$0.066

Weighted Average Remaining Contractual Life		2.37			1.05

F-22

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

7.        Additional paid-in capital (continued)

Stock options (continued)

The fair value of the stock options granted and vested was allocated as follows:

	December 31, 2021	December 31, 2020
Interest expense	$3,425,120	$—
Product development expense	222,178	1,156,195
Professional expense	169,382	741,564
Selling, general and administration expenses	586,538	930,258
Fair value of the stock options granted	$4,403,218	$2,828,017

The Company uses the fair value method for determining stock-based compensation for all options granted during the fiscal periods. The fair value was determined using the Black-Scholes option pricing model based on the following weighted average assumptions:

	December 31, 2021	December 31, 2020
Risk-free interest rate	0.87%	0.20%
Expected life	4.8 years	4.6 years
Expected dividends	0%	0%
Expected volatility	278%	312%
Forfeiture rate	0%	0%

The weighted average fair value for the options granted during 2021 was $0.06 (2020 - $0.06).

F-23

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

8.       Related party transactions and balances

	Year Ended December 31, 2021	Year Ended December 31, 2020
Related party transactions included within interest expense:
Interest expense on promissory notes issued to relatives of the Chairman and Chief Executive Officer of the Company	$316,504	$315,926
Interest expense on lines of credit payable to the Chairman and Chief Executive Officer of the Company and his spouse	$1,402,187	$1,464,077
Interest expense related to the modification of stock options held by the Chairman and Chief Executive Officer of the Company and his spouse related to financing provided	$1,287,834	$—
Interest expense related to stock options granted to the spouse of the Chairman and Chief Executive Officer of the Company related to the increase of the borrowing limit of a line of credit	$2,137,286	$—

Related party transactions included within selling, general and administration expenses:
Consulting fees to the Chairman and Chief Executive Officer of the Company accrued on the line of credit available to the Company	$249,600	$249,600
Salary for services as VP Corporate and Director of the Singapore subsidiary to the spouse of the Chairman and Chief Executive Officer of the Company	$33,427	$—
Rent paid to a company controlled by the spouse of the Chairman and immediate family members	$24,390	$—
Stock options granted to a member of the Board of Directors of the Company	$304,692	$—
Loss on settlement of debt to a relative of the Chairman and Chief Executive Officer of the Company	$16,800	$—

Interest on promissory notes payable, interest on lines of credit payable to related parties, management compensation and compensation paid to a relative of a director have been recorded at the exchange amount, which is the amount agreed to by the parties. Stock options granted to related parties and modification of stock options held by related parties have been recorded at their estimated fair value.

The Company also issued commitment letters to two creditors who are relatives of the Chairman and Chief Executive Officer of the Company offering them an aggregate 20,000,000 shares of common stock in exchange for the extinguishment of $1,511,377 in promissory notes and interest payable prior to December 31, 2021 (notes 6(b)(v) and 14). These offer letters expired on December 31, 2021 without the parties executing any settlements. On March 18, 2022, the Company extended the offer letters from December 31, 2021 to December 31, 2022 for the settlement of $1,541,000 in promissory notes and interest payable.

F-24

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

9.       Commitments and contingencies

a)       Contingencies

The Company has had three judgments against it relating to overdue promissory notes and accrued interest, and a fourth creditor has demanded repayment of an overdue promissory note and accrued interest. To date, the Company has not repaid any of these promissory notes and related accrued interest and could be subject to further action. The legal liability, totaling $1,253,182, of these promissory notes and related accrued interest have been fully recognized and recorded by the Company. The Company has accrued interest of $279,457 related to one of these promissory notes.

On December 22, 2020, a default judgment was entered against the Company in regard to one of the above noted judgments totaling $551,576, consisting of the principal amount of $300,000 and accrued interest of $251,576, as of the date of the Civil Summons.

b)      Commitments

i.	Management contract

The Company has a consulting arrangement with Mr. Sidney Chan, Chief Executive Officer and Chairman of the Board of Directors of the Company. Under the terms of the contract, Mr. Chan will be paid $240,000 per annum for services as Chief Executive Officer. The contract can be terminated at any time with thirty days’ notice and the payment of two years’ annual salary. Should the contract be terminated, all debts owed to Mr. Chan and his spouse must be immediately repaid. The initial term of the contract is for one year and automatically renews for continuous one-year terms. Also, under the terms of the contract are the following:

1)	Incentive revenue bonus

Mr. Chan will be entitled to a 1% net sales commission from the sales of any of the Company’s products at any time during his life, regardless if Mr. Chan is still under contract with the Company.

2)	Sale of business

If more than 50% of the Company’s stock or assets are sold, Mr. Chan will be compensated for entering into non-compete agreements based on the selling price of the Company or its assets as follows:

i.	2% of sales price up to $24,999,999 plus
ii.	3% of sales price between $25,000,000 and $49,999,999 plus
iii.	4% of sales price between $50,000,000 and $199,999,999 plus
iv.	5% of sales price in excess of $200,000,000.

ii.	Other commitments

The Company has a lease agreement for the Singapore office with remaining obligation of $24,450.

F-25

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

10.       Financial instruments

The Company’s financial instruments consist of cash, accounts payable, interest payable, promissory notes payable to unrelated parties, promissory notes payable to related parties and lines of credit from related parties.

a)	Fair value

The fair values of cash and certain accounts payable approximate their carrying values due to the relatively short periods to maturity of these instruments.

Certain accounts payable have been outstanding longer than one year. The Company has recorded imputed interest at a rate of 1% per month over the period the payables have been outstanding for longer than one year, with a corresponding amount recognized in additional paid-in capital. The calculated amount represents the implicit compensation for the use of funds beyond a reasonable term for regular trade payables.

For the purposes of fair value analysis, promissory notes payable to related parties and promissory notes payable to unrelated parties can be separated into two classes of financial liabilities:

i.	Interest-bearing promissory notes, lines of credit and related interest payable; and
ii.	Non-interest-bearing promissory notes past due.

The interest-bearing promissory notes payable are all delinquent and have continued to accrue interest at their stated rates. The Company currently does not have the funds to extinguish these debts and will continue to incur interest until such time as the liabilities are extinguished. There is not an active market for delinquent loans for a Company with a similar financial position. Management asserts the carrying values of the promissory notes and related interest payable are a reasonable estimate of fair value, as they represent the Company’s best estimate of their legal obligation for these debts. As there is no observable market for interest rates on similar promissory notes, the fair value was estimated using Level 2 inputs in the fair value hierarchy.

The Company has one non-interest-bearing promissory note payable past due. There is not an active market for default loans not bearing interest nor is there an observable market for lending to companies with a financial position similar to the Company. The Company has recorded imputed interest at a rate of 1% per month over the life of the promissory notes, with a corresponding amount recognized in additional paid-in capital representing the implicit compensation for the use of funds. Management asserts the payment date for these amounts cannot be reasonably determined. Management further asserts there is not a determinable interest rate for arm’s length borrowings based on the current financial position of the Company and asserts the carrying value is the best estimate of the Company’s legal liability and represents the fair value for the promissory note. This would be considered a Level 2 input in the fair value hierarchy.

F-26

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

10.       Financial instruments (continued)

b)	Credit risk

The financial instrument that potentially subjects the Company to credit risk consists of cash. The Company only has an immaterial cash balance and is not exposed to significant credit risk.

c)	Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market prices. Market risk comprises two types of risk: interest rate risk and foreign currency risk.

i.	Interest rate risk

Interest rate risk consists of two components:

1)	Cash flow risk

To the extent that payments made or received on the Company’s monetary assets and liabilities are affected by changes in the prevailing market interest rates, the Company is exposed to interest rate cash flow risk.

The Company is exposed to interest rate cash flow risk on promissory notes payable of $500,000, which incur a variable interest rate of prime plus 1%. A hypothetical change of 1% on interest rates would increase or decrease net loss and comprehensive loss by $5,000.

2)	Price risk

To the extent that changes in prevailing market interest rates differ from the interest rate on the Company’s monetary assets and liabilities, the Company is exposed to price risk.

The Company’s promissory notes payable consist of $100,000 of variable interest rate notes and $5,155,334 of fixed interest rate notes. All of these notes are past due and are currently due on demand while interest continues to accrue. Due to the delinquency of the fixed interest rate promissory notes payable, there is no active market for these instruments and fluctuations in market interest rates do not have a significant impact on their estimated fair values as of December 31, 2021.

At December 31, 2021, the effect on net loss and comprehensive loss of a hypothetical change of 1% in market interest rate cannot be reasonably determined.

F-27

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

10.       Financial instruments (continued)

c)	Market risk (continued)

ii.	Foreign currency risk

The Company incurs certain accounts payable and expenses in Canadian and Singapore dollars and is exposed to fluctuations in changes in exchange rates between the U.S. and Canadian dollars, as well as U.S. and Singapore dollars. As at December 31, 2021, the effect on net loss and comprehensive loss of a hypothetical change of 10% between the U.S. and Canadian dollars and between the U.S. and Singapore dollars would not be material. The Company has not entered into any foreign currency contracts to mitigate risk.

11.       Income taxes

The provision for income taxes differs from the result that would be obtained by applying the statutory tax rate of 21% (2020 - 21%) to income (loss) before income taxes. The difference results from the following items:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Computed expected benefit of income taxes	$(1,773,096)	$(1,242,363)
Stock-based compensation	925,449	593,885
Non-deductible interest expense	334,556	79,418
Expiry of tax credits	773,050	929,432
True up of prior year balances	99,348	1,214,608
Increase (decrease) in valuation allowance	(359,307)	(1,574,980)
Income tax provision	$—	$—

The components of the net deferred income tax asset, the statutory tax rate and the amount of the valuation allowance are as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Net operating loss carried forward	$35,414,853	$37,125,837
Tax rate	21%	21%
Deferred income tax assets	7,437,119	7,796,426
Valuation allowance	(7,437,119)	(7,796,426)
Net deferred income tax asset	$—	$—

F-28

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

11.       Income taxes (continued)

The potential benefit of the deferred income tax asset has not been recognized in these consolidated financial statements since it cannot be assured that it is more likely than not that such benefit will be utilized in future years. The Company believes that the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred income tax assets such that a full valuation allowance has been recorded.

The operating losses amounting to $35,414,000 for utilization in the United States, the jurisdiction where they were incurred, will expire between 2022 and 2041 if they are not used. The following table lists the fiscal year in which the loss was incurred and the expiration date of the operating loss carryforwards:

Fiscal Year	Amount	Expiry Date
2002	2,504,000	2022
2003	$2,776,000	2023
2004	1,251,000	2024
2005	1,304,000	2025
2006	1,532,000	2026
2007	1,480,000	2027
2008	1,600,000	2028
2009	1,723,000	2029
2010	823,000	2030
2011	1,747,000	2031
2012	1,638,000	2032
2013	1,403,000	2033
2014	2,595,000	2034
2015	1,619,000	2035
2016	1,171,000	2036
2017	928,000	2037
2018	720,000	2038
2019	3,921,000	2039
2020	2,236,000	2040
2021	2,443,000	2041
Total	$35,414,000

F-29

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

12. Operating segments

The Company has one operating segment, development of diabetes hardware and software. The Company’s geographical segments are summarized as follows:

	December 31, 2021	December 31, 2020

Current and Total Assets
Other	$9,547	$7,632
Singapore	110,527	20,000
United States	73,143	101,217
	$193,217	$128,849

Revenue
Other	$—	$—
Singapore	7,468	—
United States	—	—
	$7,468	$—

Net Loss
Other	$(36)	$—
Singapore	(195,308)	—
United States	(8,247,971)	(5,916,017)
	$(8,443,315)	$(5,916,017)

13.        Supplemental information with respect to cash flows

	Year Ended December 31, 2021	Year Ended December 31, 2020
Common stock issued to retire accounts payable	$194,186	$60,000
Common stock issued to retire interest payable	$3,000	$2,318,542
Common stock issued to retire promissory notes payable	$20,000	—
Common stock issued to retire line of credit payable	$—	$9,681,458

14.       Subsequent events

a)	On January 18, 2022, the Company issued a prospectus whereby it distributed 101,025,592 subscription rights to its shareholders to purchase shares of common stock of the Company at a price of $0.05 per share. The rights were set to expire on February 18, 2022, subsequently extended to March 15, 2022, after which time management has 150 days to allocate the rights to other parties. On such case-by-case basis, the Company will allow for the exercise of any such shareholders until April 1, 2022. If fully exercised, this may provide financing of approximately $5,000,000 to the Company.

F-30

ALR TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

($ United States)

14.       Subsequent events (continued)

b)	On March 18, 2022, the Company extended the commitment letters previously issued to two creditors who are relatives of the Chairman and Chief Executive Officer of the Company offering them an aggregate 20,000,000 shares of common stock in exchange for the extinguishment of $1,541,000 in promissory notes and interest payable (notes 6(b)(v) and 8) from December 31, 2021 to December 31, 2022.

c)	On March 18, 2022, the Company modified 70,000,000 options previously granted to a number of advisors and independent contractors by extending the vesting period under vesting terms, which have not been met, from September 30, 2021 and December 31, 2021 to December 31, 2022 and from June 30, 2022 to June 30, 2023.

d)	On March 18, 2022, the Company modified 2,500,000 options previously granted to an individual on October 4, 2021 by modifying the vesting terms of 1,000,000 options from performance conditions to immediately vesting and cancelling the remaining 1,500,000 options.

e)	Effective March 18, 2022, the Company cancelled 20,000,000 stock options exercisable at $0.015, 10,000,000 stock options exercisable at $0.035 and 28,500,000 exercisable at $0.05 related to the termination of certain contractors.

f)	The Company received an advance from a shareholder for US$200,000 which will mature and be repayable on July 31, 2022.

F-31

INDEX TO FINANCIAL STATEMENTS (THREE MONTHS ENDED MARCH 31, 2022)

Consolidated Financial Statements

Three Months ended March 31, 2022 and 2021

ALR TECHNOLOGIES INC.

Condensed Consolidated Balance Sheets

($ United States)

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash	$179,937	$115,922
Share subscription receivable	25	—
Prepaid expenses	87,416	77,295
Total assets	$267,378	$193,217

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued liabilities	$1,323,363	$1,130,546
Promissory notes payable to related parties	3,041,966	3,041,966
Promissory notes payable to unrelated parties	2,412,763	2,213,368
Interest payable	4,248,183	4,110,647
Lines of credit from related parties	14,613,074	14,008,833
Total liabilities	25,639,349	24,505,360

Stockholders’ Deficit
Preferred stock:
Authorized: 500,000,000 shares of preferred stock (December 31, 2021 – 500,000,000) with a par value of $0.001 per share
Shares issued and outstanding: Nil shares of preferred stock (December 31, 2021 – Nil ) were issued and outstanding	—	—
Common stock:
Authorized: 10,000,000,000 shares of common stock (December 31, 2021 – 10,000,000,000) with a par value of $0.001 per share
Shares issued and outstanding: 542,716,844 shares of common stock (December 31, 2021 – 542,716,344)	542,716	542,716
Additional paid-in capital	77,517,579	77,171,627
Accumulated other comprehensive loss – cumulative translation differences	(12,340)	(11,409)
Accumulated deficit	(103,419,926)	(102,015,077)
Total stockholders’ deficit	(25,371,971)	(24,312,143)
Total liabilities and stockholders’ deficit	$267,378	$193,217

Basis of presentation, nature of operations and going concern (note 1)

Subsequent event (note 11)

See accompanying notes to the condensed consolidated financial statements.

F-32

ALR TECHNOLOGIES INC.

Condensed Consolidated Statements of Operations

($ United States)

(Unaudited)

	Three Months Ended March 31,
	2022	2021

Revenue	$1,043	$—
Cost of revenue	(594)	—
Gross margin	449	—

Operating Expenses
Product development costs	128,220	112,042
Professional fees	171,617	217,228
Selling, general and administrative expenses	554,825	208,286
Operating Loss	854,662	537,556

Loss before other item	(854,213)	(537,556)

Other Item
Interest expense	(550,636)	(479,367)
Total Other Item	(550,636)	(479,367)

Net Loss	(1,404,849)	(1,016,923)

Other comprehensive loss
Exchange difference on translating foreign operations	(931)	—

Comprehensive loss for the period	$(1,405,780)	$(1,016,923)

Weighted average number of shares of common stock outstanding, basic and diluted	542,716,400	521,414,066

Loss per share, basic and diluted	$(0.00)	$(0.00)

See accompanying notes to the condensed consolidated financial statements.

F-33

ALR TECHNOLOGIES INC.

Condensed Consolidated Statements of Cash Flows

($ United States)

(Unaudited)

	Three Months Ended March 31,
	2022	2021

OPERATING ACTIVITIES
Net loss	$(1,404,849)	$(1,016,923)
Stock-based compensation-product development costs	62,168	36,145
Stock-based compensation-selling, general and administrative	248,662	—
Stock-based compensation-professional fees	8,959	15,225
Interest expense on lines of credit	384,922	314,737
Non-cash imputed interest expense	26,138	31,963
Changes in assets and liabilities
Decrease (increase) in prepaid expenses	(10,121)	16,330
Increase in accounts payable and accrued liabilities	192,817	151,345
Increase in interest payable	137,536	132,218

Net cash used in operating activities	(353,768)	(318,960)

FINANCING ACTIVITIES
Proceeds from lines of credit	299,695	192,331
Proceeds from promissory notes	199,395	—
Repayment of lines of credit interest	(80,376)	(218,398)
Proceeds from sales of shares of common stock	—	536,832

Net cash provided by financing activities	418,714	510,765

Effect of foreign exchange on cash	(931)	—

Change in cash	64,015	191,805
Cash, beginning of period	115,922	66,190
Cash, end of period	$179,937	$257,995

See accompanying notes to the condensed consolidated financial statements.

F-34

ALR TECHNOLOGIES INC.

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2022

($ United States)

(Unaudited)

1.       Basis of presentation, nature of operations and going concern

ALR Technologies Inc. (the “Company”) was incorporated under the laws of the state of Nevada on March 24, 1987. On May 16, 2020, the Company incorporated a wholly owned subsidiary, ALR Technologies Sg Pte. Ltd. (“ALRT SG”), under the Companies Act of Singapore. On June 9, 2021, the Company incorporated a wholly owned subsidiary, Canada Diabetes Solution Centre, Inc., under the Business Corporations Act of Alberta. The Company has developed its Diabetes Solution, which is a comprehensive approach to diabetes care consisting of data collection, predictive A1C, insulin dosage adjustment suggestions, performance tracking, remote monitoring and diabetes test supplies. The Company is seeking commercial opportunities to deploy the Diabetes Solution in the United States (“U.S.”), Canada and Singapore.

These unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) in U.S. dollars and on a going concern basis, which presumes the realization of assets and the discharge of liabilities and commitments in the normal course of operations for the foreseeable future. Several adverse conditions cast substantial doubt on the validity of this assumption. The Company has incurred significant losses over the three-month periods ended March 31, 2022 and 2021 of $1,404,849 and $1,016,923, respectively. As of March 31, 2022, the Company is unable to self-finance its operations, has a working capital deficit of $25,371,971 (December 31, 2021 - $24,312,143), accumulated deficit of $103,419,926 (December 31, 2021 - $102,015,077), limited resources, no source of operating cash flow and no assurance that sufficient funding will be available to conduct continued product development activities. If the Company is able to finance its required product development activities, there is no assurance the Company’s current projects will be commercially viable or profitable. The Company has debts comprised of accounts payable and accrued liabilities, interest payable, lines of credit and promissory notes payable totaling $25,639,349 currently due, due on demand or considered delinquent. There is no assurance that the Company will not face additional legal action from creditors regarding delinquent accounts payable, promissory notes payable and interest payable. Any one or a combination of these above conditions could result in the failure of the business and cause the Company to cease operations.

The Company’s ability to continue as a going concern is dependent upon the continued financial support of its creditors and its ability to obtain financing to fund working capital and overhead requirements, fund the development of the Company’s product line, and ultimately, the Company’s ability to achieve profitable operations and repay overdue obligations. Management has obtained short-term financing from related parties through line of credit facilities with available borrowing in principal up to $14,300,000. As of March 31, 2022, the total principal balance outstanding was $12,988,100. The resolution of whether the Company is able to continue as a going concern is dependent upon the realization of management’s plans. There can be no assurance that the Company will be able to raise any additional debt or equity capital from the sources described above or that the lenders in the line of credit arrangements will maintain the availability of borrowing from the line. If management is unsuccessful in obtaining short-term financing or achieving long-term profitable operations, the Company will be required to cease operations.

In March 2020, the World Health Organization declared coronavirus, COVID-19, a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies and financial markets globally, potentially leading to an economic downturn. Management does not expect that COVID-19 will have a significant impact on the Company; however, it could have a potential impact on the Company’s ability to raise money, market its products to attract customers or procure equipment and parts for its glucose monitoring system.

F-35

ALR TECHNOLOGIES INC.

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2022

($ United States)

(Unaudited)

1.       Basis of presentation, nature of operations and going concern (continued)

All of the Company’s debt is either due on demand or is in default, while continuing to accrue interest at its stated rates. The Company will seek to obtain creditors’ consents to delay repayment of the outstanding promissory notes payable and related interest thereto, until it is able to replace this financing with funds generated by operations, recapitalization with replacement debt or from equity financings through private placements. While some of the Company’s creditors have agreed to extend repayment deadlines in the past, there is no assurance that they will continue to do so in the future. In the past, creditors have successfully commenced legal action against the Company to recover debts outstanding. In those instances, the Company was able to obtain financing from related parties to cover the verdict or settlement; however, there is no assurance that the Company would be able to obtain the same financing in the future. If the Company is unsuccessful in obtaining financing to cover any potential verdicts or settlements, the Company will be required to cease operations.

The Company’s activities will necessitate significant uses of working capital beyond 2022. Additionally, the Company’s capital requirements will depend on many factors, including the success of the Company’s continued product development and distribution efforts. The Company plans to continue financing its operations with the lines of credit it has available and other sources of financing.

2.       Significant accounting policies

These unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, ALRT SG, which was incorporated on May 16, 2020 in Singapore, and Canada Diabetes Solution Centre, Inc., which was incorporated on June 9, 2021 in Alberta, Canada. The Canadian subsidiary is currently inactive. All significant intercompany balances and transactions have been eliminated on consolidation.

The unaudited condensed consolidated financial statements as of March 31, 2022 and for the period then ended have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

In the opinion of management, all adjustments necessary to present fairly the financial position as of March 31, 2022 and December 31, 2021, and the results of operations and cash flows as of March 31, 2022 and 2021, and for the periods then ended, have been made. Those adjustments consist of normal and recurring adjustments.

These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

The results of operations for the three-month period ended March 31, 2022 are not necessarily indicative of the results to be expected for the full year.

F-36

ALR TECHNOLOGIES INC.

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2022

($ United States)

(Unaudited)

3.       Accounts payable and accrued liabilities

A summary of the accounts payable and accrued liabilities is as follows:

	March 31, 2022	December 31, 2021
Accounts payable	$993,063	$806,059
Accrued liabilities	328,948	322,087
Deferred revenue	1,352	2,400
Accounts payable and accrued liabilities	$1,323,363	$1,130,546

4.       Interest, advances and promissory notes payable

a)       Promissory notes payable to related parties

A summary of activities of promissory notes payable to related parties is as follows:

Promissory Notes Payable to Related Parties	Carrying Value
Balance, December 31, 2020	$3,031,966
Transferred from promissory notes payable pursuant to private transaction	10,000
Balance, December 31, 2021 and March 31, 2022	$3,041,966

A summary of the promissory notes payable to related parties is as follows:

Promissory Notes Payable to Related Parties	March 31, 2022	December 31, 2021
Promissory notes payable to relatives of directors collateralized by a general security agreement over all the assets of the Company, past maturity:
i. Interest at 1% per month	$720,619	$720,619
ii. Interest at 1.25% per month	51,347	51,347
iii. Interest at the U.S. bank prime rate plus 1%	100,000	100,000
iv. Interest at 0.5% per month	695,000	695,000

Promissory notes payable, unsecured, to relatives of a director, bearing interest at 1% per month, past maturity	1,475,000	1,475,000
Total Promissory Notes Payable to Related Parties	$3,041,966	$3,041,966

All amounts past maturity continue to accrue interest at their stated rates and are considered due on demand.

F-37

ALR TECHNOLOGIES INC.

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2022

($ United States)

(Unaudited)

4.       Interest, advances and promissory notes payable (continued)

b)       Promissory notes payable to unrelated parties

A summary of activities of promissory notes payable to unrelated parties is as follows:

Promissory Notes Payable to Unrelated Parties	Carrying Value
Balance, December 31, 2020	$2,254,353
Reclassified to interest payable	(10,985)
Extinguished through issuance of shares of common stock (note 6)	(20,000)
Transferred to promissory notes payable pursuant to private transaction	(10,000)
Balance, December 31, 2021	2,213,368
Promissory note received	199,395
Balance, March 31, 2022	$2,412,763

A summary of the promissory notes payable to unrelated parties is as follows:

Promissory Notes Payable to Unrelated Parties	March 31, 2022	December 31, 2021
Unsecured promissory notes payable to unrelated lenders, past maturity:
i. Interest at 1% per month	$1,317,456	$1,317,456
ii. Interest at 0.667% per month	425,000	425,000
iii. Interest at 0.625% per month	150,000	150,000
iv. Non-interest-bearing	270,912	270,912
v. Fixed interest	199,395	-

Promissory notes payable, secured by a guarantee from the Chief Executive Officer, bearing interest at 1% per month past maturity	50,000	50,000
Total Promissory Notes Payable to Unrelated Parties	$2,412,763	$2,213,368

The Company received an advance from a shareholder for Singapore dollars (“SGD”) $270,000 (US$199,395), with a fixed interest amount of SGD$8,000, which will mature and be repayable on July 31, 2022.

All amounts past maturity continue to accrue interest at their stated rates and are considered due on demand.

F-38

ALR TECHNOLOGIES INC.

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2022

($ United States)

(Unaudited)

4.       Interest, advances and promissory notes payable (continued)

c)       Interest payable

A summary of the interest payable activity is as follows:

Interest Payable	Carrying Value
Balance, December 31, 2020	$3,575,326
Reclassified from promissory notes payable	10,985
Interest incurred on promissory notes payable	527,336
Interest payable retired through issuance of shares	(3,000)
Balance, December 31, 2021	4,110,647
Interest incurred on promissory notes payable	137,536
Balance, March 31, 2022	$4,248,183

Interest payable is due to related and non-related parties as follows:

Interest Payable	March 31, 2022	December 31, 2021
Related parties	$1,279,462	$1,200,170
Unrelated parties	2,968,721	2,910,477
Interest payable	$4,248,183	$4,110,647

The payment terms, security and any interest payable are based on the underlying promissory notes payable that the Company has outstanding.

d)       Interest expense

During the period ended March 31, 2022, the Company incurred interest expense of $550,636 (2021 - $479,367) as follows:

●	$384,922 (2021 - $314,737) incurred on lines of credit payable as shown in note 5;
●	$137,536 (2021 - $132,218) incurred on promissory notes (notes 4(a) and 4(b));
●	$26,138 (2021 - $31,963) incurred from the calculation of imputed interest on accounts payable outstanding for longer than one year, advances payable and promissory notes payable, which had no stated interest rate; and
●	$2,040 (2021 - $449) interest on other items.

F-39

ALR TECHNOLOGIES INC.

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2022

($ United States)

(Unaudited)

5.        Lines of credit

A summary of lines of credit activity is as follows:

Lines of Credit	Total
Balance, December 31, 2020	$11,914,092
Advances received on lines of credit	1,149,279
Interest incurred on lines of credit	1,402,187
Repayment of interest on lines of credit (note 6(b))	(456,725)
Balance, December 31, 2021	14,008,833
Advances received on lines of credit	299,695
Interest incurred on lines of credit	384,922
Repayment of interest on lines of credit (note 6(b))	(80,376)
Balance, March 31, 2022	$14,613,074

On December 10, 2021, the Company and the spouse of the Chairman entered into an amendment agreement to increase the borrowing limit on the line of credit provided by the spouse of the Chairman to the Company from $2,000,000 to $4,000,000. The terms of amounts to be advanced under the amendment are consistent with the line of credit. In connection with the line of credit, the Company granted the spouse of the Chairman the option to acquire 40,000,000 shares of common of the Company at a price of $0.05 per share until December 31, 2026 (note 7).

As of March 31, 2022, the Company had two lines of credit as follows:

Creditor	Interest Rate	Borrowing Limit	Repayment Terms	Principal Borrowed	Accrued Interest	Total Outstanding	Security	Purpose
Chairman and CEO	1% per Month	$ 10,300,000	Due on Demand	$ 10,283,100	$ 1,481,047	$ 11,764,147	General Security over Assets	General Corporate Requirements
Wife of Chairman	1% per Month	4,000,000	Due on Demand	2,705,000	143,927	2,848,927	General Security over Assets	General Corporate Requirements
Total		$ 14,300,000		$ 12,988,100	$ 1,624,974	$ 14,613,074

As of December 31, 2021, the Company had two lines of credit as follows:

Creditor	Interest Rate	Borrowing Limit	Repayment Terms	Principal Borrowed	Accrued Interest	Total Outstanding	Security	Purpose
Chairman and CEO	1% per Month	$ 10,300,000	Due on Demand	$ 10,220,700	$ 1,208,582	$ 11,429,282	General Security over Assets	General Corporate Requirements
Wife of Chairman	1% per Month	4,000,000	Due on Demand	2,467,705	111,846	2,579,551	General Security over Assets	General Corporate Requirements
Total		$ 14,300,000		$ 12,688,405	$ 1,320,428	$ 14,008,833

F-40

ALR TECHNOLOGIES INC.

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2022

($ United States)

(Unaudited)

6.       Capital stock

a)	Authorized capital stock

i.	Common stock

10,000,000,000 shares of common stock with a par value of $0.001 per share.

ii.	Preferred stock

500,000,000 shares of preferred stock with a par value of $0.001 per share.

b)       Issued capital stock

During the period ended March 31, 2022:

i.	On January 18, 2022, the Company issued a prospectus whereby it distributed 101,025,592 subscription rights to its shareholders to purchase shares of common stock of the Company at a price of $0.05 per share. The rights were set to expire on February 18, 2022, subsequently extended to March 15, 2022. On such case-by-case basis, the Company allowed for the exercise of any such shares until April 1, 2022. Management may, at its discretion, allocate unexercised subscription rights to non-shareholders within 150 days (August 12, 2022) following the expiration date of March 15, 2022. On March 21, 2022, the Company recognized share subscriptions receivable of $25 pursuant to its registration statement and issued a total of 500 shares of common stock for gross proceeds of $25.

F-41

ALR TECHNOLOGIES INC.

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2022

($ United States)

(Unaudited)

6.       Capital stock (continued)

b)       Issued capital stock (continued)

During the year ended December 31, 2021:

i.	On January 4, 2021, 1,000 shares of common stock were cancelled by a shareholder; no consideration was exchanged.

ii.	On April 12, 2021, the Company elected to extend the initial 90-day period (April 22, 2021) by an additional 100-day period related to the closing of the rights offering. The Company had until July 31, 2021 to sell the remaining 113,025,592 shares of common stock. The Company further extended the offering period to October 29, 2021. The Company filed a post-effective amendment to further extend the rights offering from October 29, 2021 to March 15, 2022. On such case-by-case basis, the Company allowed for the exercise of any such shares until April 1, 2022. Management may, at its discretion, allocate unexercised subscription rights to non-shareholders within 150 days (August 12, 2022) following the expiration date of March 15, 2022.

iii.	The Company collected subscriptions of $1,124,832 pursuant to its registration statement and issued a total of 26,496,635 shares of common stock for gross proceeds of $1,324,832; $200,000 of the proceeds had been collected during the year ended December 31, 2020 and recognized as obligation to issue shares.

iv.	The Company received proceeds of $12,000 pursuant to the exercise of options to acquire 800,000 shares of common stock at a price of $0.015 per share.

v.	The Company entered into two shares for debt agreements with two creditors to issue an aggregate 4,400,000 shares of common stock at a fair value of $0.057 per share for a purchase price of $250,800 in exchange for the retirement of $217,186 of liabilities comprised of:

●      Accounts payable - $ 194,186

●      Promissory notes – Principal - $ 20,000

●      Line of credit – Accrued interest - $ 3,000

The Company recognized loss on debt settlement of $33,614. The Company also issued commitment letters to two creditors offering them an aggregate 20,000,000 shares of common stock in exchange for the extinguishment of $1,511,377 in promissory notes and interest payable prior to December 31, 2021 (note 8). These offer letters expired on December 31, 2021 without the parties executing any settlements. On March 18, 2022, the Company extended the offer letters from December 31, 2021 to December 31, 2022 for the settlement of $1,541,000 in promissory notes and interest payable. As of the date of these condensed consolidated financial statements, the offer letters have not been executed.

F-42

ALR TECHNOLOGIES INC.

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2022

($ United States)

(Unaudited)

7.        Additional paid-in capital

Stock options

A summary of stock option activity is as follows:

	Three Months Ended March 31, 2022		Year Ended December 31, 2021
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding, beginning of period	5,497,001,500	$0.006	5,362,701,500	$0.004
Granted	-	$-	165,000,000	$0.050
Exercised	-	$-	(800,000)	$(0.015)
Cancelled	(60,000,000)	$(0.036)	(29,900,000)	$(0.034)
Outstanding, end of period	5,437,001,500	$0.005	5,497,001,500	$0.006

Exercisable, end of period	5,223,701,500	$0.004	5,221,701,500	$0.004

During the period ended March 31, 2022:

On March 18, 2022, the Company modified 70,000,000 options previously granted to a number of advisors and independent contractors by extending the vesting period under vesting terms, which have not been met, from September 30, 2021 and December 31, 2021 to December 31, 2022 and from June 30, 2022 to June 30, 2023.

On March 18, 2022, the Company amended 2,500,000 options previously granted to an individual on October 4, 2021 by vesting 1,000,000 options with performance conditions and cancelling the remaining 1,500,000 options. During the period ended March 31, 2022, $59,639 related to the 1,000,000 options that vested immediately was recorded.

Effective March 18, 2022, the Company cancelled 20,000,000 stock options exercisable at $0.015, 10,000,000 stock options exercisable at $0.035 and 28,500,000 exercisable at $0.05 related to the termination of certain contractors.

During the period ended March 31, 2022, the Company recorded a total of $319,789 in compensation expense related to the vesting of stock options granted in 2021, including the $59,639 from the modification of vesting terms of 1,000,000 options.

F-43

ALR TECHNOLOGIES INC.

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2022

($ United States)

(Unaudited)

7.        Additional paid-in capital (continued)

Stock options (continued)

During the year ended December 31, 2021:

On January 28, 2021, the Company granted the option to acquire an aggregate 32,000,000 shares of common stock at a price of $0.05 per share to six individuals. All of the options will vest according to performance or time-based conditions. Options to acquire 22,000,000 shares of common stock will expire December 31, 2025, and options to acquire 10,000,000 shares of common stock will expire May 17, 2024. As at March 31, 2022, 2,000,000 (December 31, 2021, 1,000,000) options have vested to date. The fair value of the options granted totals $1,706,244, of which $573,292 relates to stock options that have time-based vesting conditions and $1,132,952 relates to stock options that have performance vesting conditions. During the period ended March 31, 2022, $52,238 (December 31, 2021 - $248,189) related to stock options with time-based vesting conditions and $56,648 (December 31, 2021 - $nil) related to stock options with performance-based vesting conditions was recognized. The remaining fair value of $1,349,169 has not been recorded.

On February 22, 2021, the Company granted the option to acquire an aggregate 5,000,000 shares of common stock at a price of $0.05 per share. These options were granted to three individuals and have an expiry date of May 17, 2024. None of these options have vested to date. The fair value of the options granted totaled $225,141. During the period ended March 31, 2022, $17,319 (December 31, 2021 - $57,730) related to stock options with time-based vesting conditions was recognized. The remaining fair value of $150,092 has not been recorded.

On April 14, 2021, the Company’s Board of Directors approved the grant of the option to acquire an aggregate 28,500,000 shares of common stock at a price of $0.05 per share until December 31, 2025 to five individuals. All of the options will vest according to performance or time-based conditions; 200,000 options have vested to date. The fair value of the options granted totaled $1,565,812, of which $351,621 related to stock options that have time-based vesting conditions and $1,214,191 related to stock options that have performance vesting conditions. During the period ended March 31, 2022, $27,279 (December 31, 2021 - $88,540) related to the stock options with time-based vesting conditions was recognized. The remaining fair value of $1,449,993 has not been recorded.

On May 12, 2021, the Company’s Board of Directors amended the option to acquire 2,000,000 shares, previously granted on January 28, 2021 to a consultant, to increase the option by 1,000,000 to provide the optionee the option to acquire an aggregate 3,000,000 shares of common stock at a price of $0.05 per share until December 31, 2025. All other terms of the January 28, 2021 grant remain the same and the options are subject to performance vesting conditions. The fair value of the additional 1,000,000 amended options granted totaled $54,940 was not recorded, as it cannot be determined that it is more likely than not that the performance condition will be met.

On May 31, 2021, the Company granted one consultant the option to acquire 5,000,000 shares of common stock of the Company at a price of $0.05 per share until December 31, 2025 subject to performance vesting conditions. The fair value of the options granted totaled $254,708 was not recorded, as it cannot be determined that it is more likely than not that the performance condition will be met.

On June 27, 2021, the Company cancelled 7,400,000 stock options with an average exercise price of $0.033.

F-44

ALR TECHNOLOGIES INC.

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2022

($ United States)

(Unaudited)

7.        Additional paid-in capital (continued)

Stock options (continued)

During the year ended December 31, 2021: (continued)

On June 27, 2021, the Company’s Board of Directors approved the grant of the option to acquire an aggregate 21,000,000 shares of common stock at a price of $0.05 per share until June 30, 2026 to four individuals. All of the options will vest according to performance or time-based conditions. The fair value of the options granted totaled $1,374,208, of which $26,175 related to stock options with time-based vesting conditions and $1,348,033 related to stock options with performance vesting conditions. During the period ended March 31, 2022, $4,908 (December 31, 2021 - $9,816) related to the stock options with time-based vesting conditions was recognized. The remaining fair value of $1,359,484 has not been recorded.

On June 30, 2021, the Company amended the option to acquire 4,365,001,300 shares of common stock granted on July 1, 2016 by extending the expiry date from July 1, 2021 to April 12, 2024. The options were granted in connection with lines of credit provided by the Chairman and his spouse, which are currently outstanding (note 5). All of the options had vested in previous years. The fair value of the amendments totaled $1,287,834 and was recorded during the year ended December 31, 2021 in interest expense.

Effective July 22, 2021, the Company cancelled 22,500,000 stock options exercisable at $0.035 related to the termination of certain contractors and advisors.

On August 27, 2021, the Company granted a member of the Board of Directors the option to acquire 5,000,000 shares of common stock at a price of $0.05 per share until June 30, 2026. The fair value of the options granted totaling $304,692 was fully recorded at grant.

On October 4, 2021, the Company granted two individuals the option to acquire an aggregate 17,500,000 options at an exercise price of $0.05 per share until September 30, 2026; 15,000,000 of the options will vest according to time-based conditions and 2,500,000 will vest according to performance conditions. On March 18, 2022, the Company cancelled 1,500,000 options and vested 1,000,000 options with performance vesting conditions. As at March 31, 2022, 1,000,000 (December 31, 2021 - nil) options have vested to date. The fair value of the options granted totaled $1,043,690, of which $894,592 related to stock options that have time-based vesting conditions and $149,098 related to stock options that have performance vesting conditions. During the period ended March 31, 2022, $101,758 (December 31, 2021 - $101,758) related to stock options with time-based vesting conditions and $59,639 (December 31, 2021 - $nil) related to stock options with performance-based vesting conditions was recognized. The remaining fair value of $780,535 has not been recorded.

On December 10, 2021, the Company granted one creditor the option to acquire 40,000,000 shares of common stock of the Company at a price of $0.05 per share until December 31, 2026 in connection with receiving line of credit financing (note 5). The fair value of the options granted totaled $2,137,286 and was fully recorded upon the Company entering into the financing agreement with the creditor.

F-45

ALR TECHNOLOGIES INC.

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2022

($ United States)

(Unaudited)

7.        Additional paid-in capital (continued)

Stock options (continued)

During the year ended December 31, 2021: (continued)

On December 10, 2021, the Company granted one consultant the option to acquire 10,000,000 shares of common stock of the Company at a price of $0.05 per share until December 31, 2026 subject to performance vesting conditions. The fair value of the options granted totaled $534,321 was not recorded, as it cannot be determined that it is more likely than not that the performance condition will be met.

During the year ended December 31, 2021, the Company recorded a further $167,373 in compensation expense related to the vesting of stock options granted in previous years.

Outstanding

The options outstanding at March 31, 2022 and December 31, 2021 were as follows:

	March 31, 2022			December 31, 2021
Expiry Date	Options	Exercise Price	Intrinsic Value	Options	Exercise Price	Intrinsic Value

November 27, 2022	5,600,000	$0.015	$0.044	5,600,000	$0.015	$0.045
January 31, 2023	20,500,000	$0.015	$0.044	40,500,000	$0.015	$0.045
June 13, 2023	5,000,000	$0.015	$0.044	5,000,000	$0.015	$0.045
March 14, 2024	6,650,000	$0.035	$0.024	6,650,000	$0.035	$0.025
April 12, 2024	4,925,001,500	$0.002	$0.057	4,925,001,500	$0.002	$0.058
April 12, 2024	3,350,000	$0.015	$0.044	3,350,000	$0.015	$0.045
April 12, 2024	200,000	$0.030	$0.029	200,000	$0.030	$0.030
May 6, 2024	13,000,000	$0.035	$0.024	13,000,000	$0.035	$0.025
May 17, 2024	57,000,000	$0.050	$0.009	77,000,000	$0.050	$0.010
May 17, 2024	19,400,000	$0.035	$0.024	19,400,000	$0.035	$0.025
June 17, 2024	-	$-	$-	5,000,000	$0.050	$0.010
August 16, 2024	-	$-	$-	2,500,000	$0.050	$0.010
September 6, 2024	-	$-	$-	1,000,000	$0.050	$0.010
October 3, 2024	3,500,000	$0.035	$0.024	3,500,000	$0.035	$0.025
October 24, 2024	2,000,000	$0.035	$0.024	2,000,000	$0.035	$0.025
December 11, 2024	120,000,000	$0.015	$0.044	120,000,000	$0.015	$0.045
April 1, 2025	10,000,000	$0.035	$0.024	10,000,000	$0.035	$0.025
May 31, 2025	10,000,000	$0.035	$0.024	20,000,000	$0.035	$0.025
May 31, 2025	87,300,000	$0.050	$0.009	87,300,000	$0.050	$0.010
December 31, 2025	56,500,000	$0.050	$0.009	56,500,000	$0.050	$0.010
June 30, 2026	26,000,000	$0.050	$0.009	26,000,000	$0.050	$0.010
September 30, 2026	16,000,000	$0.050	$0.009	17,500,000	$0.050	$0.010
December 31, 2026	50,000,000	$0.050	$0.009	50,000,000	$0.050	$0.010
Total	5,437,001,500	$0.005	$0.053	5,497,001,500	$0.006	$0.054

Weighted Average Remaining Contractual Life		2.13			2.37

F-46

ALR TECHNOLOGIES INC.

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2022

($ United States)

(Unaudited)

7.        Additional paid-in capital (continued)

Stock options (continued)

The fair value of the stock options granted and vested was allocated as follows:

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Product development expense	$62,168	$36,145
Professional expense	8,959	15,225
Selling, general and administrative expenses	248,662	—
Fair value of the stock options granted	$319,789	$51,370

The Company uses the fair value method for determining stock-based compensation for all options granted during the fiscal periods. The fair value was determined using the Black-Scholes option pricing model based on the following weighted average assumptions:

	March 31, 2022	December 31, 2021
Risk-free interest rate	N/A	0.87%
Expected life	N/A	4.8 years
Expected dividends	N/A	0%
Expected volatility	N/A	278%
Forfeiture rate	N/A	0%

There were no options granted during the three months ended March 31, 2022. The weighted average fair value for the options granted during the year ended December 31, 2021 was $0.06.

F-47

ALR TECHNOLOGIES INC.

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2022

($ United States)

(Unaudited)

8.       Related party transactions and balances

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Related party transactions included within interest expense:
Interest expense on promissory notes issued to relatives of the Chairman and Chief Executive Officer of the Company	$79,292	$78,982
Interest expense on lines of credit payable to the Chairman and Chief Executive Officer of the Company and his spouse	$384,922	$314,737

Related party transactions included within selling, general and administrative expenses:
Consulting fees to the Chairman and Chief Executive Officer of the Company accrued on the line of credit available to the Company	$62,400	$62,400
Salary for services as VP Corporate and Director of the Singapore subsidiary to the spouse of the Chairman and Chief Executive Officer of the Company	$11,091	$—
Rent paid to a company controlled by the spouse of the Chairman and immediate family members	$12,200	$—

Interest on promissory notes payable to related parties, management compensation and compensation paid to a relative of a director have been recorded at the exchange amount, which is the amount agreed to by the parties.

The Company also issued commitment letters to two creditors who are relatives of the Chairman and Chief Executive Officer of the Company offering them an aggregate 20,000,000 shares of common stock in exchange for the extinguishment of $1,511,377 in promissory notes and interest payable prior to December 31, 2021 (note 6(b)(v)). These offer letters expired on December 31, 2021 without the parties executing any settlements. On March 18, 2022, the Company extended the offer letters from December 31, 2021 to December 31, 2022 for the settlement of $1,541,000 in promissory notes and interest payable. As of the date of these condensed consolidated financial statements, the offer letters have not been executed.

F-48

ALR TECHNOLOGIES INC.

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2022

($ United States)

(Unaudited)

9.       Commitments and contingencies

a)	Contingencies

The Company has had three judgments against it relating to overdue promissory notes and accrued interest, and a fourth creditor has demanded repayment of an overdue promissory note and accrued interest. To date, the Company has not repaid any of these promissory notes and related accrued interest and could be subject to further action. The legal liability, totaling $1,262,582, of these promissory notes and related accrued interest have been fully recognized and recorded by the Company. The Company has accrued interest of $285,457 related to one of these promissory notes.

On December 22, 2020, a default judgment was entered against the Company in regard to one of the above noted judgments totaling $551,576, consisting of the principal amount of $300,000 and accrued interest of $251,576, as of the date of the Civil Summons.

b)	Commitments

i.	Management contract

The Company has a consulting arrangement with Mr. Sidney Chan, Chief Executive Officer and Chairman of the Board of Directors of the Company. Under the terms of the contract, Mr. Chan will be paid $240,000 per annum for services as Chief Executive Officer. The contract can be terminated at any time with thirty days’ notice and the payment of two years’ annual salary. Should the contract be terminated, all debts owed to Mr. Chan and his spouse must be immediately repaid. The initial term of the contract is for one year and automatically renews for continuous one-year terms. Also, under the terms of the contract are the following:

1)	Incentive revenue bonus

Mr. Chan will be entitled to a 1% net sales commission from the sales of any of the Company’s products at any time during his life, regardless if Mr. Chan is still under contract with the Company.

2)	Sale of business

If more than 50% of the Company’s stock or assets are sold, Mr. Chan will be compensated for entering into non-compete agreements based on the selling price of the Company or its assets as follows:

i.	2% of sales price up to $24,999,999 plus
ii.	3% of sales price between $25,000,000 and $49,999,999 plus
iii.	4% of sales price between $50,000,000 and $199,999,999 plus
iv.	5% of sales price in excess of $200,000,000.

ii.	Other commitment

The Company has a lease agreement for the Singapore office with a remaining obligation of $12,185.

F-49

ALR TECHNOLOGIES INC.

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2022

($ United States)

(Unaudited)

10.       Operating segments

The Company has one operating segment, development of diabetes hardware and software. The Company’s geographical segments are summarized as follows:

	March 31, 2022	December 31, 2021
Current and Total Assets
Other	$9,908	$9,547
Singapore	125,490	110,527
United States	131,980	73,143
	$267,378	$193,217

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Revenue
Other	$—	$—
Singapore	1,043	—
United States	—	—
	$1,043	$—

Net Loss
Other	$(1,063)	$—
Singapore	(84,392)	—
United States	(1,319,394)	(1,016,923)
	$(1,404,849)	$(1,016,923)

11.       Subsequent event

On April 27, 2022, the Company provided termination notice to a contractor and as a result the contractor’s 30,000,000 stock options exercisable at $0.05 will be cancelled, unvested, effective June 30, 2022.

F-50

Annex Index

Annex A: Merger Agreement

Annex B: Nevada Revised Statutes, Sections 92A.300 to 92A.500, regarding Rights of Dissenting Owners

Annex C: Form of Constitution of ALR Singapore

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is entered into as of May 17, 2022 by and among ALR Technologies SG Pte. Ltd., a Singapore private company limited by shares (“Parent”), ALRT Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and ALR Technologies Inc., a Nevada corporation (“Company”).

WHEREAS, the Board of Directors of Company (“Company Board”) has (a) determined that it is in the best interests of Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved, subject to the majority approval of its shareholders, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (as defined below), and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption and approval of this Agreement and the Merger by the shareholders of Company;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and in the best interests of, Parent and its shareholder and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Merger Sub, and Parent as the sole shareholder of Merger Sub, have approved and adopted the this Agreement and the Merger and other transactions contemplated thereby;

WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), subject to the impact of Section 367 of the Code on U.S. stockholders; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I.
THE MERGER

1.1              The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes (the “NRS”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, (a) Merger Sub will merge with and into Company (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and Company will continue its corporate existence under the NRS as the surviving corporation (the “Surviving Corporation”) in the Merger and a wholly-owned subsidiary of Parent.

1.2              Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at a date and time agreed upon by the parties hereto as soon as practicable following the satisfaction or waiver of all of the closing conditions set forth in Article VI below. The Closing shall be held at the offices of Dentons Durham Jones Pinegar P.C., 192 East 200 North, Third Floor, St. George, Utah 84770, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date”.

1.3              Effective Time. Subject to the provisions of this Agreement, at the Closing, Company, Parent and Merger Sub will cause Articles of Merger (the “Nevada Articles of Merger”) to be executed, acknowledged and filed with the Nevada Secretary of State, and a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Delaware Secretary of State in accordance with the relevant provisions of the NRS and the DGCL. The Merger will become effective at such time as both the Nevada Articles of Merger and the Delaware Certificate of Merger have been duly filed, respectively, with the Nevada Secretary of State and the Delaware Secretary of State, or at such later date or time as may be agreed by Company, Parent, and Merger Sub in writing and specified in both the Nevada Articles of Merger in accordance with the NRS and the Delaware Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to herein as the “Effective Time”).

1.4              Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the NRS and the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.5              Articles of Incorporation; Bylaws. At the Effective Time, (a) the articles of incorporation of Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable law; and (b) the bylaws of Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation or as provided by applicable law.

1.6              Company Directors and Officers. The directors and officers of the Company, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II.

EFFECT OF THE MERGER ON CAPITAL STOCK

2.1              Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or Company or the holder of any capital stock of Parent, Merger Sub or Company:

(a)               Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent or Company, if any (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefore.

(b)               Conversion of Company Common Stock. Subject to Section 2.3 below, each Company Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive: (i) one (the “Exchange Ratio”) ordinary share of Parent (the “Merger Consideration”) and (ii) any cash in lieu of fractional Parent ordinary shares payable pursuant to Section 2.1(e).

(c)               Cancellation of Company Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 2.2 hereof, and (B) any cash in lieu of fractional Parent ordinary shares payable pursuant to Section 2.1(e).

(d)               Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation, such that the Surviving Corporation will become a wholly-owned subsidiary of Parent. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e)               Fractional Shares. No certificates or scrip representing fractional shares of ordinary shares in the Parent shall be issued upon the conversion of Company Common Stock pursuant to Section 2.1(b), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of ordinary shares in the Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of ordinary share in the Parent (after taking into account all shares of Company Common Stock exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Certificates and Book-Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of Company Common Stock on the OTCQB on the last complete trading day prior to the date of the Effective Time.

2.2              Exchange Procedures.

(a)               Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration for: the Certificates and the Book-Entry Shares. At or promptly following the Effective Time, Parent shall deposit with the Exchange Agent: (i) certificates representing the Parent ordinary shares to be issued as Merger Consideration (or make appropriate alternative arrangements if uncertificated Parent ordinary shares represented by book-entry shares will be issued); and (ii) cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.1(e). Such cash and shares of Parent ordinary shares deposited with the Exchange Agent pursuant to this Section 2.2(a), are referred to collectively in this Agreement as the “Exchange Fund.”

(b)               Procedures for Surrender; No Interest. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 2.1(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.1(b) in respect of the Company Common Stock represented by a Certificate or Book-Entry Share, and any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.1(e) upon: (i) surrender to the Exchange Agent of a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)               Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Exchange Agent, as directed by Parent or the Surviving Corporation. No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d)               Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act) (each, a “Person”) other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e)               Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article II.

(f)                Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

2.3              Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or ordinary shares in the Parent shall occur (other than the issuance of additional shares of capital stock of the Company or Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.4              Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any tax laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

2.5              Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article II.

2.6              Treatment of Stock Options and other Stock-Based Compensation.

(a)               Company Stock Options. As of the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by Parent and shall be converted into a Parent Stock Option in accordance with this Section 2.6. Each such Parent Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Stock Option immediately prior to the Effective Time. As of the Effective Time, each such Parent Stock Option as so assumed and converted shall be an option to acquire that number of whole ordinary shares of Parent stock (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of Company Common Stock subject to such Company Stock Option; and (ii) the Exchange Ratio, at an exercise price per share of Parent ordinary shares (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Stock Option by (B) the Exchange Ratio; provided, that the exercise price and the number of Parent ordinary shares subject to the Parent Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Stock Options, if any, that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code.

(b)               Company Restricted Shares. The Company shall take all requisite action so that, at the Effective Time, each share of Company Common Stock, if any, subject to vesting, repurchase, or other lapse of restrictions (a “Company Restricted Share”) that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent and shall be converted into a restricted Parent ordinary share in accordance with this Section 2.6. Each restricted Parent ordinary share shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Restricted Share immediately before the Effective Time (including vesting, repurchase, or other lapse restrictions). As of the Effective Time, each such holder of Company Restricted Shares so assumed and converted will receive that number of whole restricted Parent ordinary shares equal to the product (rounded down to the nearest whole number) of: (i) the number of shares of Company Restricted Shares held by that holder as of immediately prior to the Effective Time; and (ii) the Exchange Ratio.

(c)               Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions that may be necessary to effectuate the provisions of paragraphs Section 2.6(a) and Section 2.6(b) of this Section 2.6.

(d)               Parent Actions. At or prior to the Effective Time, Parent shall take all such actions as may be necessary to allow for the issuance of a number of ordinary shares in the Parent at least equal to the number of ordinary shares in the Parent that will be subject to Parent equity awards as a result of the actions contemplated by this Section 2.6.

2.7              Dissenters’ Rights. Dissenting shareholders of Company shall have the dissenters rights accorded to them under the NRS. All amounts that are finally determined to be due to holders of issued and outstanding Company Shares pursuant to statutory dissenters’ rights effectively exercised by them shall be paid by the Surviving Corporation. The holders of Company Shares shall be advised of their statutory dissenters’ rights and provided a copy of the statutes setting forth their dissenters rights as set forth in the NRS. Any Company Shares held by a holder that did not vote or consent in writing to the Merger and who properly demands payment for their Company Shares in accordance with the NRS (each a “Dissenting Shareholder”) shall not be converted as set forth in Section 2.1 above, but instead shall be converted into the right to receive consideration to be due to a Dissenting Shareholder pursuant to the NRS, unless such holder fails to protect or withdraws or otherwise loses his dissenters’ rights. In the event that any dissenters’ rights are not exercised by a holder of the Company Shares, are otherwise not prosecuted to a conclusion, or are dismissed for any other reason then, and in that event, the holder of such Company Shares shall no longer be deemed to a Dissenting Shareholder and such holder’s Company Shares shall be deemed to have been converted at the Effective Time as set forth in Section 2.1 above.

ARTICLE III.
Company REPRESENTATIONS AND WARRANTIES

3.1              Company Representations and Warranties. Company represents and warrants to Parent as follows:

(a)               Company is a corporation duly organized and validly existing under the laws of the State of Nevada and is in good standing.

(b)               As of the date hereof:

(i)                 the authorized capital of Company consists of 10,000,000,000 shares of common stock, par value $0.001 per share, and 500,000,000 shares of preferred stock, par value $0.001 per share.

(ii)              542,716,844 shares of Company common stock were issued and outstanding and no shares of Company preferred stock were issued and outstanding; and

(iii)            Company has outstanding: (i) finance options to acquire 5,085,001,500 shares of common stock; and (ii) compensatory incentive options to acquire 352,000,000 shares of common stock, and except for such obligations has no other options, warrants or other convertible securities issued or outstanding to acquire shares of Company common stock.

(c)               The Company Board, by consent resolutions duly adopted and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Merger; and (iv) directed that this Agreement and the transactions contemplated hereby be submitted for consideration and approval by the Company’s stockholders via consent resolutions in lieu of a meeting, such minutes to be executed by a majority of the votes entitled to be cast at a meeting held for the purpose of approving the Agreement and the Merger.

(d)               Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Company common stock and the filing and recordation of appropriate merger documents as required by the NRS); this Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity. To the knowledge of Company, no state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

(e)               Neither the execution and delivery of this Agreement nor the consummation of the Merger will conflict with, result in a breach of or accelerate the performance required by any agreement to which Company is a party, or any law, rules or regulations to which Company or its properties is subject.

ARTICLE IV.

Parent AND MERGER SUB REPRESENTATIONS AND WARRANTIES

4.1              Parent and Merger Sub Representations and Warranties. Parent and Merger Sub represent and warrant to Company as set forth below:

(a)               Parent is a private company limited by shares duly organized, validly existing, and in good standing under the laws of Singapore.

(b)               Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(c)               As of the date hereof:

(i)                 one (1) ordinary share of Parent was issued and outstanding;

(ii)              Parent has no options, warrants or other convertible securities issued or outstanding;

(iii)            the authorized capital of Merger Sub consists of one thousand (1,000) shares of common stock, par value $0.001 per share. As of the date of this Agreement, one thousand (1,000) shares of common stock of Merger Sub are issued and outstanding, and held of record by Parent; and

(iv)             Merger Sub has no options, warrants or other convertible securities issued or outstanding.

(d)               The ordinary shares of Parent issuable as the Merger Consideration will, upon their issuance, be validly issued and outstanding, fully paid and non-assessable ordinary shares of Parent.

(e)               The Parent Board, by consent resolutions duly adopted and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are in the best interests of Parent and its shareholders, and (ii) approved this Agreement, the Merger and the issuance of the Merger Consideration, (iii) recommended that the sole shareholder of Parent approve and adopt this Agreement and approve the Merger; and (iv) directed that this Agreement and the transactions contemplated hereby be submitted for consideration and approval by the sole shareholder of Parent at an Extraordinary General Meeting of the Company held for the purpose of approving the Agreement and the Merger.

(f)                Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than with respect to the Merger, the approval and adoption of this Agreement by the sole shareholder of Parent and the filing and recordation of appropriate merger documents as required by the NRS and the DGCL); this Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

(g)               Neither the execution and delivery of this Agreement nor the consummation of the Merger will conflict with, result in a breach of or accelerate the performance required by any agreement to which Parent is a party, or any law, rules or regulations to which Parent is subject.

ARTICLE V.
COVENANTS

5.1              Approvals. Company, Parent, and Merger Sub each covenant and agree to use all reasonable commercial efforts to obtain as soon as practicable any required regulatory and stockholder approvals.

5.2              Interim Covenants. Each of Company, Parent, and Merger Sub agree that from the date hereof until completion of the Merger or termination of this Agreement it will:

(a)               Comply with all requirements which applicable law may impose on it with respect to the Merger.

(b)               Use commercially reasonable efforts to obtain any waivers, consents and approvals from other parties to loan agreements, leases or other contracts or from such applicable governmental or regulatory bodies required to be obtained by it to consummate the transactions contemplated hereby.

(c)               Company, Parent, and Merger Sub shall take all such steps and may reasonably be required to cause the transactions contemplated by Article II and any other disposition of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Company, or (ii) at the Effective Time, is or will become a director of Parent, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

(d)               Will cooperate and assist the other parties hereto in such other ways to the extent practicable to implement the Merger on the terms set forth herein.

5.3              Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under applicable laws with respect to the Merger and the other transactions contemplated hereby and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company or Parent as are necessary for the consummation of the Merger and the other transactions contemplated hereby.

5.4              Plan of Reorganization. Subject to the impact of Section 367 of the Code on U.S. stockholders, this Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VI.
CONDITIONS

6.1              Mutual Conditions. Completion of the Merger is subject to the fulfillment, or waiver by the party entitled to the benefit of the condition, of the conditions precedent set forth in this Article VI. The parties hereto will use all reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in this Article VI, and will use all commercially reasonable efforts to complete the Merger as promptly as possible.

The obligations of each of Company, Parent, and Merger Sub to complete the Merger will be subject to the following conditions precedent:

(a)               This Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote of the shareholders of Company in accordance with the NRS and Company’s Articles of Incorporation.

(b)               The receipt of all required consents and approvals to the Merger.

(c)               The registration statement on Form F-4 filed with the Securities and Exchange Commission by Parent in connection with the offer and issuance of the ordinary shares in the Parent pursuant to the Merger, shall have become effective under the Securities Act of 1933, as amended, and no stop order with respect thereto shall be in effect.

(d)               An amendment to the constitution of Parent shall have been adopted by the directors and shareholders of Parent, and all other actions required under the laws of Singapore shall have been taken to convert Parent from a private company limited by shares to a public company limited by shares.

(e)               The ordinary shares in the Parent to be issued pursuant to the Merger shall have been authorized for listing on the OTCQB, subject to any applicable notices of issuance or other standard conditions.

(f)                No provision of any applicable law shall be in effect, and no judgment, injunction, order or decree shall have been entered since the date of this Agreement and shall be in effect, that makes the Merger illegal or otherwise restrains, enjoins or otherwise prohibits the consummation of the Merger, except where the violation of such law, judgment, injunction, order or decree that would occur if the Merger were consummated would not have a material adverse effect on Company or Parent respectively.

6.2              Additional Conditions to the Obligations of Parent and Merger Sub. Each of Parent’s and Merger Sub’s obligations to complete the Merger will be subject to the following conditions precedent:

(a)               The representations and warranties of Company in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at the time of closing of the Merger.

(b)               Company shall have complied with and duly performed in all material respects its covenants in this Agreement.

(c)               The board of directors of Company shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Company to permit the completion of the Merger.

(d)               There shall have been no adverse material change in the business and affairs of Company, or any event, occurrence or development, which would materially and adversely affect the ability of Company to complete the Merger.

(e)               Holders of no more than 1% of the outstanding shares of Company Common Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory dissenters’ rights pursuant to the NRS with respect to such shares of Company Common Stock.

6.3              Additional Conditions to the Obligations of Company. Company’s obligation to complete the Merger will be subject to the following conditions precedent:

(a)               The representation and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material aspects as of the date of this Agreement and at the time of closing of the Merger.

(b)               Each of Parent and Merger Sub shall have complied and duly performed in all material respects with its covenants in this Agreement.

(c)               The board of directors of each of Parent and Merger Sub, and Parent, as the sole shareholder of Merger Sub, shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Parent and Merger Sub to permit the completion of the Merger.

ARTICLE VII.
TERMINATION

7.1              Termination. This Agreement may be terminated:

(a)               By the consent of each of Company, Parent, and Merger Sub (without the need for any action on the part of their respective shareholders).

(b)               By Company if the Company shareholders shall not have approved the Merger by the requisite vote by written consent prior to the Closing Date.

(c)               Upon notice by one party to the other if there shall be passed any law or regulation that makes consummation of the transaction contemplated herein illegal or otherwise prohibited or if any injunction, order or decree enjoining Company, Parent, or Merger Sub from consummating the transactions contemplated herein is entered and such injunction, order or decree has become final and without right of appeal.

(d)               Upon notice by Company to Parent and Merger Sub if any condition for the benefit of Company set forth in Article VI (including mutual conditions) has not been satisfied or waived by Company.

(e)               Upon notice by Parent or Merger Sub to Company if any condition for the benefit of Parent set forth in Article VI (including mutual conditions) has not been satisfied or waived by Parent.

ARTICLE VIII.
GENERAL

8.1              Binding Agreement; No Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.2              Time. Time is of the essence of this Agreement.

8.3              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

8.4              Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

8.5              Interpretation; Construction.

(a)               The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)               The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.6              Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and the disclosure schedules (other than an exception expressly set forth as such disclosure schedules), the statements in the body of this Agreement will control.

8.7              Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.8              Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

8.9              Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

8.10          Further Assurances. Each party hereto shall, from time to time, and at all times hereafter, at the reasonable request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

8.11          Counterparts. This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together will form one and the same agreement and when delivered to the parties hereto by facsimile or by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute one and the same instrument. Any party may enter into this Agreement by manually signing any such counterpart transmitted electronically or by facsimile or other electronic signature (such as AdobeSign or DocuSign) by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile or other electronic means as if the original had been received. Such signatures executed by way of facsimile or other electronic means (such as AdobeSign or DocuSign) shall be recognized and construed as secure electronic signatures and the Parties accordingly shall deem such signatures to be original signatures for all purposes. Delivery of a counterpart of the Agreement by email attachment shall be an effective mode of delivery.

[Signature Page Follows]

15

IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALR Technologies Inc.

By: /s/ Sidney Chan

Sidney Chan, CEO

ALR Technologies SG Pte. Ltd.

By: /s/ Sidney Chan

Sidney Chan, Director

ALRT Delaware, Inc.

By: /s/ Sidney Chan

Sidney Chan, CEO

Annex B

RIGHTS OF DISSENTING OWNERS

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1.        Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2.        Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3.        Without discounting for lack of marketability or minority status.

(Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

(Added to NRS by 1995, 2087; A 2009, 1721)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

  1.        Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

  2.        Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

  (Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.        Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a)     Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1)      If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger;

(2)   If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180; or

(3)   If the domestic corporation is a constituent entity in a merger pursuant to NRS 92A.133.

(b)   Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c)   Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d)   Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e)   Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f)    Any corporate action not described in this subsection pursuant to which the stockholder would be obligated, as a result of the corporate action, to accept money or scrip rather than receive a fraction of a share in exchange for the cancellation of all the stockholder’s outstanding shares, except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

     2.   A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, must not challenge the corporate action creating the entitlement unless the action is unlawful or constitutes or is the result of actual fraud against the stockholder or the domestic corporation.

3.      Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814; 2019, 109)

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger; shares of stock not issued and outstanding on date of first announcement of proposed action.

1.    There is no right of dissent pursuant to paragraph (a), (b), (c) or (f) of subsection 1 ofNRS 92A.380 in favor of stockholders of any class or series which is:

       (a)     A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(l)(A) or (B), as amended;

(b)  Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c)   Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-l et seq., as amended, and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2.     The applicability of subsection 1 must be determined as of:

  (a)   The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

  (b)   The day before the effective date of such corporate action if there is no meeting of stockholders.

   3.     Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action to accept for such shares anything other than:

  (a)    Cash;

  (b)    Any security or other proprietary interest of any other entity, including, without limitation, shares, equity interests or contingent value rights, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective; or

  (c)    Any combination of paragraphs (a) and (b).

4.     There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5.     There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

6.     There is no right of dissent with respect to any share of stock that was not issued and outstanding on the date of the first announcement to the news media or to the stockholders of the terms of the proposed action requiring dissenter’s rights.

(Added to NRS by 1995, 2088; A 2009, 1722; 2013, 1285; 2019, 110, 2495)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.      A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2.      A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

  (a)      Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

  (b)    Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

  (Added to NRS by 1995, 2089; A 2009, 1723)

NRS   92A.410   Notification of stockholders regarding right of dissent.

1.      If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those stockholders of record entitled to exercise dissenter’s rights.

2.      If the corporate action creating dissenter’s rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders of record entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723; 2013, 1286; 2019, 111)

NRS   92A.420   Prerequisites to demand for payment for shares.

1.      If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a)  Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b)  Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2.      If a proposed corporate action creating dissenter’s rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3.      A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723; 2013, 1286)

NRS   92A.430   Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1.      The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

2.       The dissenter’s notice must be sent no later than 10 days after the effective date of die corporate action specified in NRS 92A.380, and must:

(a)  State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b)  Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c)  Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)  Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e)    Be accompanied by a copy of NRS 92A.300 to 92A.500,inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724; 2013, 1286)

NRS   92A.440   Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1.      A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a)  Demand payment;

(b)  Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c)  Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2.      If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3.      Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4.      A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5.      The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730: 2003, 3189; 2009, 1724)

NRS   92A.450   Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

(Added to NRS by 1995, 2090; A 2009, 1725)

NRS   92A.460   Payment for shares: General requirements.

1.       Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a)  Of the county where the subject corporation’s principal office is located;

(b)  If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c)  At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

2.       The payment must be accompanied by:

(a)  The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c)  A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725; 2013, 1287)

NRS   92A.470   Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1.      A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2.      To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a)  Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b)  Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c)  That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d)  That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e)  That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3.      Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4.      Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091; A 2009, 1725; 2013, 1287)

NRS   92A.480   Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.       A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2.       A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091; A 2009, 1726)

NRS   92A.490   Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.       If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2.       A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3.       The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.       The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in tire order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.       Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a)     For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b)     For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815; 2013, 1288)

NRS   92A.500   Assessment of costs and fees in certain legal proceedings.

1.       The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.       The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a)  Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b)  Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.       If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.       In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.       To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6.       This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of NRS 17.117 or N.R.C.R 68.

(Added to NRS by 1995, 2092; A 2009, 1727; 2015, 2566; 2019, 276)

 Annex C

UEN: 202013739N
REPUBLIC OF SINGAPORE THE COMPANIES ACT, CHAPTER 50 PUBLIC COMPANY LIMITED BY SHARES
CONSTITUTION OF ALR TECHNOLOGIES SG LTD.

Incorporated on the 16th day of May 2020

Lodged in the office of the Accounting & Corporate Regulatory Authority of Singapore

Dentons Rodyk & Davidson LLP

80 Raffles Place

#33-00 UOB Plaza 1

Singapore 048624

G +65 6225 2626

F +65 6225 1838

dentons.rodyk.com

TABLE OF CONTENTS

HEADINGS PAGE

NAME	1
REGISTERED OFFICE	1
LIABILITY OF MEMBERS	1
SHARE CAPITAL	1
OBJECTS AND POWERS	1
PRELIMINARY	2
PUBLIC COMPANY	3
SHARES	3
SHARE CERTIFICATES	4
CALLS	4
FORFEITURE OF SHARES	5
LIEN ON SHARES	6
TRANSFER AND TRANSMISSION OF SHARES	6
INCREASE AND REDUCTION OF CAPITAL	8
SUB-DIVISION, CONSOLIDATION, CONVERSION AND REDENOMINATION	9
BORROWING POWERS	9
GENERAL MEETINGS	10
PROCEEDINGS AT GENERAL MEETINGS	12
VOTES AT GENERAL MEETING	13
DIRECTORS	14
POWERS OF DIRECTORS	15
PROCEEDINGS OF DIRECTORS	17
THE SEAL	18
MINUTES	18
AUTHENTICATION OF DOCUMENTS	19
DIVIDENDS AND RESERVE FUND	19
CAPITALISATION	20
FINANCIAL STATEMENTS	20
AUDIT AND AUDITORS	21
SECRETARY	21
NOTICE	21
INDEMNITY	23
WINDING UP	23

THE COMPANIES ACT, CHAPTER 50

__________

PUBLIC COMPANY LIMITED BY SHARES

__________

CONSTITUTION

OF

ALR TECHNOLOGIES SG LTD.

(Adopted by Special Resolution passed on ___________________)

NAME
1.	The name of the Company is ALR TECHNOLOGIES SG LTD.	Name
REGISTERED OFFICE
2.	The registered office of the Company is situated in the Republic of Singapore.	Registered Office
LIABILITY OF MEMBERS
3.	The liability of the member(s) is limited.	Liability of members
SHARE CAPITAL
4.	The Company shall have power to increase or reduce its capital, to consolidate or sub-divide the shares forming its original share capital and to divide such shares into several classes with any preferential, deferred, qualified, special or other rights, privileges, conditions or restrictions as to dividends, capital, voting or otherwise attached to them as may be determined by, or in accordance with, the regulations for the time being of the Company.	Share Capital
OBJECTS AND POWERS

5.	The objects of the Company are to carry on or undertake any business or activity, do any act or enter into any transaction that are not prohibited under any law for the time being in force in the Republic of Singapore.		General objects
	The object of the Company is to provide products and services related to diabetes care and any other activities that are not prohibited under any law for the time being in force in the Republic of Singapore.		Objects and principal activities of Company
6.	The Company shall have all such powers as are permitted by law for the time being in force in the Republic of Singapore which are necessary or conducive to the conduct, promotion or attainment of the objects of the Company.		General powers
PRELIMINARY
7.	No part of the model constitutions prescribed under the Act shall apply to the Company except so far as the same are repeated or contained in this Constitution.		Provisions of model constitutions shall not apply
8.	In this Constitution, the words standing in the first column of the table next hereinafter contained shall bear the meanings set opposite to them respectively in the second column thereof, if not inconsistent with the subject or context.		Interpretation
	WORDS	MEANINGS
	The Company	ALR TECHNOLOGIES SG LTD.
	The Act	The Companies Act, Chapter 50, or any other statutory modification or re-enactment thereof.
	This Constitution	This Constitution as originally framed or as altered from time to time by special resolution.
	The Director(s)	The director(s) for the time being of the Company. A reference in this Constitution to the Directors or to any act to be done by the Directors, shall where the Company has only one Director, be construed to be a reference to that Director, and a reference to the doing of that act by that Director, respectively. Any act to be done by a single Director may be done by his alternate Director appointed and acting in accordance with the provisions of this Constitution.
	The Office	The registered office for the time being of the Company.
	The Register	The register of members to be kept pursuant to the Act.
	The Seal	The common seal of the Company.
	The Secretary	Any person appointed to perform the duties of the secretary of the Company.

	Accounting Standards	Accounting Standard means an accounting standard made or formulated under the Accounting Standards Act (Cap. 2B),
	Member	A registered holder of shares in the Company. A reference in this Constitution to the members or to any act to be done by the members, shall where the Company has only one member, be construed to be a reference to that member, and a reference to the doing of that act by that member, respectively.
	month	Calendar month.
	year	Calendar year.
The expression “paid-up” includes credited as paid-up.
Expressions referring to writing shall, unless the contrary intention appears, be construed as including reference to printing, lithography, photography and any other modes of representing or reproducing words in visible form.
Words importing the singular number only shall include the plural number and vice versa.
Words importing the masculine gender only shall include the feminine gender and vice versa.
Words importing persons shall include corporations.
Subject as aforesaid, any words or expressions defined in the Act shall, where not inconsistent with the subject or context, bear the same meaning in this Constitution.
PUBLIC COMPANY
9.	The Company is a public company limited by shares.		Public Company
SHARES
10.	Subject to this Constitution, the first allotment and issue of shares shall be under the control of the Directors, who may allot or otherwise dispose of the same to such persons on such terms and conditions and at such times as they shall think fit.		First allotment
11.	Subject to the Act, no shares may be issued by the Directors without the prior approval of the Company in general meeting. Without prejudice to any special rights previously conferred on the holders of any existing shares or classes of shares but subject to the Act, shares in the Company may be issued by the Directors and any such share may be issued with such preferred, deferred, or other special rights, or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise, as the Company may from time to time by ordinary resolution determine		Issue of shares

12.	The Company may issue shares for which no consideration is payable to the Company.	Issue of shares for no consideration
13.	Subject to the provisions of this Constitution and the Act, any preference share may, with the sanction of an ordinary resolution, be issued on the terms that it is, or at the option of the Company is liable, to be redeemed.	Preference shares
14.

If two or more persons are registered as joint holders of any share,

(a)       they shall be severally as well as jointly liable for any call or other liability in respect of such share, but any one of them may give effectual receipts for any dividends, bonuses, or other moneys payable in respect of such shares.

(b)       the first name in the Register shall, however, as regards service of notices and delivery of certificates and dividend warrants, be deemed to be the sole owner of such share.

Joint Holder of shares
15.	Subject to the provisions of this Constitution and except as required by law, the Company shall not be bound by or recognise any contingent, future, partial or equitable interest in the nature of a trust or otherwise in any shares or any interest in any fractional part of a share, or any other right in respect of any share, except an absolute right thereto in the person for the time being registered as the owner thereof.	No trust recognised
16.	No person shall exercise any rights of a member until his name shall have been entered in the Register and he shall have paid all calls and other moneys for the time being due and payable on any share held by him.	Exercise of rights of members
17.	No part of the funds of the Company shall directly or indirectly be employed by the Directors or the Company in the purchase of, or in loans upon the security of, the Company’s shares except as allowed by law.	Company’s funds not to be lent on Company’s shares
SHARE CERTIFICATES
18.	Every member whose name has been entered in the Register shall without payment be entitled to one certificate specifying the class of shares held by him, whether the shares are fully or partly paid up and the amount (if any) unpaid thereon, provided that in the case of joint holders, the Company shall not be bound to issue more than one certificate to all the joint holders. The certificate shall be signed by a Director and shall be countersigned by the Secretary or by a second Director or by some other person appointed by the Directors for the purpose.	Registered member entitled to share certificate
19.	If any such certificate shall be worn out or lost, it may be renewed, in case of wearing out, on delivery up of the old certificate and, in the case of loss, on such evidence being produced and on execution of such indemnity as the Directors may require and in either case on payment of such sum not exceeding Two Singapore Dollars (S$2/-) as the Directors may from time to time require.	New certificates may be issued
CALLS
20.	Subject to the provisions of this Constitution, all calls on shares shall be made by and at the discretion of the Directors, and shall be payable at such times and places and by instalments or otherwise as the Directors may appoint.	Directors may make calls

21.	When any call is made, 14 days’ notice in writing shall be sent to every person liable to pay the same, specifying the time and place of payment and to whom such call shall be paid.	Notice of calls
22.	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.	When call deemed made
23.	Any member may, with the sanction of the Directors and upon such terms as to payment of dividends or interest and otherwise as the Directors shall determine, make payments in advance of calls.	Payment of calls in advance
24.	If before or on the day appointed for payment thereof a call payable in respect of a share is not paid, the holder for the time being of the share shall pay interest on the amount of the call at the rate of 8% per annum from the day appointed for payment thereof to the time of actual payment.	Interest on unpaid call
25.	Any sum which by the terms of issue of a share is made payable on allotment or on any fixed date shall for all purposes of the provisions of this Constitution be deemed to be a call duly made and payable on the date for payment, and in case of non-payment the provisions of this Constitution as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum were a call duly made and notified as hereby provided.	Sums payable on allotment deemed a call
FORFEITURE OF SHARES
26.	Whenever the whole or any part of any call shall not have been paid on or before the day appointed for the payment thereof, the Directors may at any time thereafter, during such time as the call or any part thereof remains unpaid, send a notice requiring payment of such call, or such thereof as remains unpaid, together with interest at 8% per annum and any expenses that may have accrued by reason of such non-payment by a specified day not being less than 14 days after the service of the said notice, and at the place where the calls of the Company are usually made payable. Such notice shall state that, in the event of non-payment at or before the time and at the place appointed, the share(s) in respect of which such calls was made will be liable to be forfeited without further notice.	Notice to be given of intended forfeiture
27.	If the requirements of any such notice shall not be complied with, any share in respect of which such notice has been given may, at any time after the expiry of the period for payment required by the notice, and before the payment required by the notice has been made, be forfeited by resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.	On non-compliance with notice, shares may be forfeited on resolution of Directors
28.	When any share has been forfeited in accordance with the provisions of this Constitution, notice of the forfeiture shall forthwith be given to the holder of the share, and an entry of such notice having been given and of the forfeiture with the date thereof shall forthwith be made in the Register opposite to the share; but the provisions of this Constitution are directory only, and no forfeiture shall be in any manner invalidated by any omission or neglect to give notice or to make such entry as aforesaid.	Notice of forfeiture to be given and entered on Register

29.	Every share which shall be forfeited shall thereupon become the property of the Company, and may be either sold or re-allotted, or otherwise disposed of either to the person who was before the forfeiture the holder thereof or entitled thereto, or to any member, upon such terms and in such manner as the Directors shall think fit.	Shares forfeited belong to Company
30.	Until any share so forfeited shall be sold, re-allotted or otherwise disposed of, the forfeiture thereof may at the discretion and by resolution of the Directors be rescinded on such terms as the Directors may think fit.	Rescission of forfeiture
31.	Notwithstanding any such forfeiture as aforesaid, all moneys which were owing at the time of forfeiture, whether for any call, interest or expenses, and all interest and expenses to accrue in respect of such call after such forfeiture shall continue to be due from the person who was liable to pay the same at the time of forfeiture or from his representatives.	Calls and expenses recoverable after forfeiture
32.	The forfeiture of a share shall involve the extinction at the time of forfeiture of all interest in and all claims and demands against the Company in respect of the shares and all other rights and liabilities incidental to the share as between the shareholder whose share is forfeited and the Company, except only such of those rights and liabilities as are by the provisions of this Constitution expressly saved, or as are by the Act given or imposed in the case of past members.	Consequences of forfeiture
33.	Upon any sale or disposal after forfeiture or in purported exercise of the powers hereinafter contained or exercising a lien, the Directors may cause the purchaser’s name to be entered in the Register in respect of the share(s) sold, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money; and after his name has been entered in the Register, the validity of the sale shall not be impeached by any person and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.	Title to forfeited shares
LIEN ON SHARES
34.	Except as prohibited by law, the Company shall have a first and paramount lien upon all the shares registered in the name of each member (whether solely or jointly with others) for all calls upon such shares.	Paramount lien
35.	For the purpose of enforcing such lien, the Directors may sell the shares subject thereto to any person, but no sale shall be made until the time for such payment, fulfilment or discharge as aforesaid shall have arrived, and notice in writing of the intention to sell shall have been served on such member holding the shares or his representatives and default shall have been made by him or them in payment, fulfilment or discharge of such debt, liabilities or engagements for 14 days after such notice.	Enforcement of lien
36.	Upon any sale being made by the Directors of any shares to satisfy the lien of the Company thereon, the proceeds shall be applied first in the payment of all costs of such sale, next in satisfaction of the debt, obligation, engagement or liability of the member to the Company, and the residue, if any, shall be paid to the said member or as he shall direct.	Proceeds of sale
TRANSFER AND TRANSMISSION OF SHARES

37.	Subject to the provisions of this Constitution, any member may transfer all or any of his shares by instrument in writing in any usual or common form or in any other form which the Directors may approve and the instrument shall be executed both by or on behalf of the transferor and the transferee, and the transferor shall remain the holder of the shares transferred until the transfer is registered and the transferee’s name is entered in the Register. Shares of different classes shall not be comprised in the same instrument of transfer.	Restriction on transfer
38.	All instruments of transfer which shall be registered shall be retained by the Company but any instrument of transfer which the Directors may refuse to register shall (except in any case of fraud) be returned to the party presenting the same.	Retention of transfers
39.	No shares shall in any circumstances be transferred to any infant, bankrupt or person who is mentally disordered and incapable of managing himself or his affairs but nothing herein contained shall be construed as imposing on the company any liability in respect of the registration of such transfer if the company has no actual knowledge of the same.	Person under disability
40.	Subject to the provisions of paragraph 41 of this Constitution, any share may be transferred by a member to the spouse, child or parent, brother or sister of that member, and any share of a deceased member may be transferred by his personal representatives to any widow, widower, child or parent, brother or sister of such deceased member, and shares standing in the name of the trustees of any deceased member may be transferred upon any change of trustees to the trustees for the time being of such will; and the rights of pre-emption hereinbefore conferred in by provisions of this Constitution shall not arise on the occasion of any such transfer.	Sales to non-members
41.

There shall be no restriction on the transfer of fully paid up shares except where required by law or by the rules, byelaws or listing rules of a stock exchange but the Directors may in their discretion decline to register any transfer of shares upon which the Company has a lien and in the case of shares not fully paid up may refuse to register a transfer to a transferee of whom they do not approve. If the Directors shall decline to register any such transfer of shares, they shall give to both the transferor and the transferee written notice of their refusal to register as required by the Act and the listing rules of the stock exchange on which the Company’s shares are traded.

If the Directors shall refuse to register a transfer of any share, they shall, within one month from the date on which the application for transfer was made, send to the transferee a notice in writing stating the facts which are considered to justify refusal and send to both the transferor and transferee a notice of refusal as required by the Act. The Directors shall not register a transfer to a person who is known to them to be an infant or a person of unsound mind but the Directors shall not be bound to enquire into the age or soundness of mind of any transferee.

Rights to refuse registration
42.	In the case of the death of a member whose name is entered in the Register of Members, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him with other persons.	Death of member

43.	Any person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to have some person nominated by him registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that member before his death or bankruptcy.	Rights to refuse registration to apply
44.	If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he elects to have another person registered he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions, and provisions of this Constitution relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice or transfer were a transfer signed by that member.	Restrictions on transfer to apply
45.	Where the registered holder of any share dies or becomes bankrupt his personal representative or the assignee of his estate, as the case may be, shall, upon the production of such evidence as may from time to time be properly required by the Directors in that behalf, be entitled to the same dividends and other advantages, and to the same rights (whether in relation to meetings of the Company, or to voting, or otherwise), as the registered holder would have been entitled to if he had not died or become bankrupt; and where 2 or more persons are jointly entitled to any share in consequence of the death of the registered holder they shall, for the purposes of this paragraph, be deemed to be joint holders of the share.	Rights of registered member to apply
INCREASE AND REDUCTION OF CAPITAL
46.	The Company in general meeting may from time to time by ordinary resolution, whether all the shares for the time being shall have been fully called up or not, issue new shares, of such issue price as the Company by the resolution authorising such increase shall direct.	Power to increase capital
47.	The new shares shall be issued upon such terms and conditions and with such rights and privileges annexed thereto as the general meeting resolving upon the creation thereof shall direct and, if no direction be given, as the Directors with the like concurrence shall determine, and in particular, such shares may be issued with a preferential, qualified, or postponed right to dividends, and in the distribution of assets of the Company, and with a special or without any right of voting.	On what conditions new shares may be issued
48.	If at any time the capital, by reason of the issue of preference shares or otherwise, is divided into different classes of shares, all or any of the rights and privileges attached to each class may be modified, commuted, abrogated or dealt with by agreement between the Company and any member of the class, provided such agreement is confirmed by a special resolution passed at a separate meeting of the holders of shares of that class, and all the provisions hereinafter contained as to general meetings shall mutatis mutandis apply to every such meeting but so that the quorum thereof shall be members holding or representing by proxy two-thirds of the total number of issued shares of the class.	Altering rights

49.	The Company in general meeting may, from time to time, by special resolution, reduce its capital by paying of capital or cancelling capital which has been lost or is unrepresented by available assets or reducing the liability on the shares or in any other way whatsoever allowed by law, as may seem expedient, and, in particular, capital may be paid off or cancelled upon the footing that the amount may be called up again or otherwise.	Reduction of capital
50.	The Company may purchase or otherwise acquire ordinary shares issued by it pursuant to the relevant provisions of the Act or any other applicable law.	Purchase of own shares
SUB-DIVISION, CONSOLIDATION, CONVERSION AND REDENOMINATION
51.

The Company may, by ordinary resolution:

(a)     consolidate and divide all or any of its share capital; or

(b)     sub-divide its existing shares, or any of them, subject, nevertheless, to the provisions of the Act, and so that, as between the resulting shares, one or more of such shares may by the resolution by which such sub-division is effected be given any preference or advantage as regards dividend, capital, voting or otherwise over the others or any other of such shares; or

(c)     cancel the number of shares not taken or agreed to be taken by any person; or

(d)     convert its share capital or any class of shares from one currency to another currency.

Sub-division, consolidation, cancellation, conversion and redenomination
52.	The Company may by special resolution, subject to and in accordance with the Act, convert one class of shares into another class of shares.	Power to convert shares
53.	All provisions of this Constitution applicable to paid up shares shall apply to stock and the words share and shareholder or similar expression herein shall include stock or stockholder.	Interpretation
BORROWING POWERS
54.	The Directors may, from time to time, raise or borrow or secure the payment of any sum or sums of money for the purposes of the Company.	Powers to borrow
55.	The Directors may raise or secure the repayment of such sum or sums in such manner and upon such terms and conditions in all respects as they think fit, and, in particular, by the issue of debentures or debenture stock of the Company, perpetual or otherwise, charged upon or by mortgage, charge or lien of and on the undertaking or the whole or any part of the property of the Company (both present and future), including its uncalled capital for the time being, or by making, accepting, endorsing or executing any promissory notes or bills of exchange.	Condition of borrowing
56.	Every debenture or other instrument for securing the payment of money may be made assignable free from any equities between the Company and the person to whom the same may be issued. Any debenture or debenture stock, bonds or other instruments or securities may be issued with any special privileges as to redemption, surrender, drawing, allotment of shares, attending and voting at general meetings of the Company, appointment of Directors and otherwise.	Securities assignable free from equities

57.	The Directors shall cause a proper register to be kept, in accordance with the Act, of all mortgages and charges specifically affecting the property of the Company.	Register of Mortgage
GENERAL MEETINGS
58.	All annual general meetings of the Company shall be held in accordance with the provisions of the Act and at such place as the Directors may determine. All general meetings other than the annual general meetings are called extraordinary general meetings.	Annual general meeting
59.

An annual general meeting shall be convened and held by the Company as far as practically possible within the timelines provided in the Act and in such manner as provided by the provisions of this Constitution, upon the occurrence of any of the following events (whichever is the earliest):

(a)       If any member of the Company shall by notice or by electronic communication, sent not later than 3 months before the end of any year require the holding of an annual general meeting in that year; or

(b)       If any member or members representing at least 5% of the total voting rights of all members having the right to vote on a resolution at a general meeting of the Company shall, within 7 days after the text of a resolution to be passed by written means relating to matters routinely dealt with at or to be done in relation to an annual general meeting of the Company has been sent or made accessible to such member or members, notify the Company to hold a general meeting for that resolution; or

(c)       If any member or the auditors (if any) shall by notice to the Company, not later than 28 days from the date the financial statements, balance-sheets, and the report of the Directors and the report, if any, of the auditors and other documents required to be annexed to the balance sheet (collectively “the financial statements”), sent out to all persons entitled to receive notice of general meetings of the Company, require the holding of a general meeting for the purpose of laying out the financial statements before the Company.

Except as provided in this paragraph 59 of this Constitution, any notice to the Company shall be signed under the hand of the member or the auditors (if any) and the original notice sent to the Office or to such address as may be specified by the Company for that purpose. A notice to the Company may be made by way of other means of electronic communication only if required by the Act, or if specifically agreed between that member (or the auditors, if any) and the Company by approval of the Directors, and in all cases, subject to all such security and identification procedures as required by the Company.

60.	The Directors or any Director may call an extraordinary general meeting of the Company whenever they or he/she think(s) fit.	Directors may call extraordinary meeting
61.	The Directors shall, on the requisition of members pursuant to paragraph 59 of this Constitution, or of members holding in the aggregate not less than one-tenth of such paid-up capital of the Company which carry voting rights, proceed to convene an extraordinary general meeting of the Company. Such requisition, duly signed by the requisitionists, stating fully the objects of the meeting, shall be deposited at the Office.	Members may requisition extraordinary meeting

62.	For the purposes of paragraphs 59 and 61 of this Constitution, any of the Company’s paid-up capital held as treasury shares shall be disregarded.
63.	If the Directors do not proceed to convene a meeting within 21 days after such deposit, the requisitionists, or any of them, holding more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting for the business described in the requisition, to be held at such time, within 3 months from the date of such deposit, and at such place as they think fit.	If Directors neglect to call meeting requisitionists may call it
64.	If at any such meeting a resolution requiring confirmation at another meeting is passed, the Directors shall forthwith then convene a further extraordinary general meeting for the purpose of considering the resolution and if thought fit confirming it, and if the Directors do not convene such further meeting within 7 days from the date of the passing of the first resolution, the requisitionists or a majority of them in value may themselves convene the meeting. All meetings convened by the requisitionists under this paragraph and paragraph 63 of this Constitution shall be convened in the same manner or as nearly as possible as that in which meetings are to be convened by Directors.	Directors must convene confirmatory meeting or requisitionists may if in case of neglect
65.

Subject to the provisions of the Act relating to matters requiring special notice,

(a)   At least 21 days’ written notice of any general meeting at which it is proposed to pass a special resolution shall be given to all members whose names appear on the register of members of the Company; and

(b)   at least 14 days’ prior written notice of every other general meeting of the members shall be given to all members whose names appear on the register of members of the Company.

A meeting of the members may be called by giving shorter notice with the written consent of the members subject to subject to the Act; but the accidental omission to give such notice or the non-receipt of such notice by any member shall not invalidate any resolution passed or the proceedings at any such meeting.

Notice of Meeting
66.	All business shall be deemed special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting with the exception of sanctioning a dividend, the consideration of the financial statements, Directors’ statement and the Auditor’s reports, the election of Directors in the place of those retiring and the fixing of the remuneration of the Directors and the appointment and fixing of the remuneration of the Auditors.	Special business
67.	Any member entitled to be present and vote at a meeting or his proxy may submit any resolution to any general meeting, provided that at least for the prescribed time before the day appointed for the meeting he shall have served upon the Company a notice in writing by him containing the proposed resolution, and stating his intention to submit the same. The prescribed time above-mentioned shall be such that, between the date that the notice is served and the day appointed for the meeting, there shall be at least 15 intervening days, and for a resolution requiring special notice under the provisions of the Act, at least 29 days.	Members may submit resolution to meeting on giving notice to Company

68.	Upon receipt of any such notice as mentioned in paragraph 67 of this Constitution, the Secretary shall include it in the notice of the meeting in any case where the notice of intention is received before the notice of the meeting is issued, and shall in any other case issue as quickly as possible to the members notice that such resolution will be proposed.	Secretary to give notice to members
PROCEEDINGS AT GENERAL MEETINGS
69.	Two members present in person or by proxy shall form a quorum but if the Company has only one member, that member shall form the quorum; and in the event of a corporation being beneficially entitled to the whole of the issued capital of the Company, one person representing the corporation shall be a quorum. No business shall be transacted at a general meeting unless a quorum is present when the meeting proceeds to business.	No business to be transacted unless quorum present
70.	Members may participate in a meeting by means of video conference, conference telephone or other similar communication means whereby all persons participating in the meeting can hear each other, without a member or members being in the physical presence of another member or other members, and participation in the meeting in such manner shall be deemed to constitute presence in person at such meetings. The meeting shall be deemed to be held at the place where the chairman of the meeting participates in the meeting. Voting may be done verbally or otherwise by each participant according to procedures decided by the chairman of the meeting in such manner as to permit the accurate recording of each vote.	General meeting by video conference or other similar communication
71.	If within half an hour from the time appointed for the holding of a general meeting a quorum is not present, the meeting, if convened on the requisition of members, shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week at the same time and place, and if at such adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the member or members present shall form a quorum.	If quorum not present meeting adjourned or dissolved
72.	The chairman of the meeting, with the consent of any meeting at which a quorum is present, may adjourn the meeting from time to time and from place to place as the meeting shall determine. Whenever a meeting is adjourned for 10 days or more, notice of the adjourned meeting shall be given in the same manner as of an original meeting. Save as aforesaid, the members shall not be entitled to any notice of the adjournment or of the business to be transacted at an adjourned meeting. No business shall be transacted at an adjourned meeting other than business which might have been transacted at the meeting from which the adjournment took place.	Notice of adjournment to be given
73.	The chairman (if any) of the Directors shall preside at every general meeting, but if there be no such chairman, or if at any meeting he shall not be present within 15 minutes after the time appointed for holding the same, or shall be unwilling to act as chairman, the members present shall choose a Director, or if no Director be present, or if all the Directors present decline to take the chair, they shall choose some member present to be chairman of the meeting.	Chairman of board to preside at meeting
74.	To the extent permitted by the Act, and save in the case of a resolution for which special notice is required, any resolution of the Company may be passed by written means in accordance with the provisions of the Act. A Special or Ordinary Resolution passed by written means may consist of several documents in the like form each signed by one or more of the Members who have the right to vote on that resolution at a General Meeting of the Company.	Resolution passed by written means

VOTES AT GENERAL MEETING
75.

At a general meeting, every resolution shall be decided on a show of hands by a majority of the members present in person or by proxy and entitled to vote, unless before or upon the declaration of the result of the show of hands a poll be demanded:-

(a)   by the chairman of the meeting;

(b)   by at least 2 members present in person or by proxy and entitled to vote;

(c)   by any member or members present in person or by proxy and representing not less than 5% of the total voting rights of all the members having the right to vote at the meeting; or

(d)   by a member or members holding shares in the company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than 5% of the total sum paid upon all the shares conferring that right.

Unless a poll be so demanded, a declaration by the chairman of the meeting that a resolution has been carried by a particular majority, or lost, shall be conclusive, and an entry to that effect in the minute book of the Company shall be conclusive evidence thereof without proof of the number or proportion of the votes recorded in favour of or against such resolution.

How resolution decided
76.	If a poll be demanded in the manner aforesaid it shall be taken at such meeting at which the poll is demanded without adjournment.	Polls to be taken at meeting
77.	On a show of hands, every member shall have one vote only. In case of a poll, every member shall have one vote for every share held. Votes may be given, either personally or by proxy.	Votes
78.	If any member be of unsound mind, he may vote by his committee or other legal curator, and such last mentioned persons may give their vote either personally or by proxy. If any member is a minor, he may vote by his guardian or one of his guardians, who may give his vote (or in the case of a written resolution, give his formal agreement) personally or by proxy.	Votes of lunatic members and minors
79.	Save as herein expressly provided, no person other than a member duly registered and who shall have paid everything for the time being due from him and payable to the Company in respect of his shares shall be entitled to be present or to vote on any question personally or by proxy at any general meeting. No member shall be entitled to vote at any general meeting in respect of any share that he has acquired by transfer unless the transfer duly signed, witnessed and stamped of the share in respect of which he claims to vote shall be left with the Company for registration at least 48 hours previous to the time of holding the meeting at which he proposes to vote and shall have been registered. No person not already a member, may formally agree to any written resolution, unless the transfer (duly signed, witnessed and stamped) of any share that he has acquired shall be left with the Company for registration and shall have been registered.	Members only entitled to vote if transfers registered forty-eight hours before meeting
80.	The instrument appointing a proxy shall be in writing under the hand of the appointer. A proxy need not be a member of the Company.	Instrument appointing proxy to be in writing

81.	The instrument appointing a proxy or a Power of Attorney or other authority shall be deposited at the Office at least 48 hours before the time appointed for holding the meeting at which the person named in such instrument proposes to vote; otherwise the person so named shall not be entitled to vote in respect of such meeting. An instrument appointing a proxy or a Power of Attorney or other authority may also give authority to the person named in the instrument (who shall sign under hand his/her specimen signature on the instrument) to formally agree to any written resolution of the Company, for and on behalf of the appointer, and shall be valid for any written resolution, the text of which proposed resolution is sent by the Company to the members for formal agreement after the date of receipt by the Company of such instrument at the registered office of the Company.	Instrument appointing proxy to be left at Office
82.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death of the principal or revocation of the proxy or transfer of the share in respect of which the vote is given, provided that no notice in writing of the death or revocation or transfer shall have been received at the Office at least one hour before the time fixed for holding the meeting.	When vote by proxy valid though authority revoked
83.

An instrument appointing a proxy shall be in the following form or as near to it as circumstances will admit:

ALR TECHNOLOGIES SG LTD.

“I, ....................... of ....…............... being a member of ALR TECHNOLOGIES SG LTD. appoint …….............. (with identification number: ………………) of .......................... with specimen signature: ……….……as my proxy, to vote for me and on my behalf at the [annual or extraordinary] general meeting of the Company [to be held on ............... day of ........................] and at any adjournment of such meeting and to sign and give formal agreement, for and on my behalf, to any resolution of the Company to be passed by written means,

Signed this ..……….... day of ..............……….”

Form of Proxy
84.	For the purposes of paragraphs 69 to 83 of this Constitution, any reference to a member of a company does not include the Company itself where it is such a member by virtue of its holding shares as treasury shares.
DIRECTORS
85.

Until otherwise determined by a general meeting, the number of Directors shall not be less than one who must be ordinarily resident in Singapore.

The Directors may, by a majority decision, appoint any person or persons to be Directors, who shall hold office until he is removed or the office is vacated pursuant to the provisions of this Constitution.

Number of Directors
86.	A Director shall not be required to hold any share qualification in the Company.	Director’s qualification

87.	The remuneration of Directors acting as such, (but excluding remuneration as an employee of the Company) other than the Managing Director (or Chief Executive Officer) shall be such sums as may from time to time be decided in general meeting. All such sums shall be divided amongst the Directors as they shall determine.	Director’s remuneration
88.

The office of a Director shall ipso facto be vacated:

(a)       if he is or becomes disqualified by law or by any order made under the Act;

(b)       if a receiving order is made against him or if he makes an arrangement or composition with his creditors (unless in the case of an undischarged bankrupt, he has obtained leave of court or the permission of the Official Assignee to act as Director);

(c)       if he is found to be a lunatic or becomes of unsound mind;

(d)       if he absents himself from the meetings of the Directors during a continuous period of 6 months without special leave of absence from the Directors and they pass a resolution that he has by reason of such absence vacated office; or

(e)       if by notice in writing he resigns his office.

Office of Director vacated in certain cases
89.	A Director may at any time give notice in writing to the Company of his desire to resign and such resignation shall take effect upon the expiration of such notice.	Directors may resign on giving notice
POWERS OF DIRECTORS
90.	The business of the Company shall be managed by or under the direction of the Directors.	Business of Company to be managed by Directors
91.	The Directors may exercise all the powers of a company except any power that the Act or the provisions of this Constitution require the Company to exercise in general meeting.
92.	The continuing Directors may act notwithstanding any vacancy in their body; provided always that in case the Directors shall or may at any time be reduced in number for any reason to less than the number prescribed by or in accordance with the provisions of this Constitution, it shall be lawful for the remaining Director to act as Director for the purpose of filling up vacancies in the board, but not for any other purpose.	Directors may act notwithstanding vacancies, but only to fill vacancies if less than 2
93.	The Directors may from time to time appoint one or more of their body to be the Managing Director (or Chief Executive Officer) or Managing Directors (or Chief Executive Officers) for such period and upon such terms as they think fit, and may from time to time remove him or them from office and appoint another or others in his or their places. The remuneration of a Managing Director (or Chief Executive Officer), if any, may be by way of salary or commission or participation in profits or by any or all of those modes.	Directors may appoint Managing Directors
94.	A Managing Director (or Chief Executive Officer) shall, subject to the provisions of any contract between him and the Company, be subject to the same provisions as to resignation and removal as the other Directors of the Company, and if he ceases to hold the office of Director he shall ipso facto immediately cease to be a Managing Director (or Chief Executive Officer).	Provisions to which Managing Directors will be subject

95.	The Directors may delegate any of their powers, other than the powers to borrow and make calls, to the Managing Director (or Chief Executive Officer) or to committees consisting of such members of their body as they think fit. The Managing Director (or Chief Executive Officer) or any committee so formed shall in the exercise of the power so delegated conform to any regulations that may be imposed upon them by the Directors.	Directors may delegate powers
96.

(1)       A Director may hold any other office or place of profit under the Company (except that of auditor) and he or any firm of which he is a member may act in a professional capacity for the Company in conjunction with his office of Director, and on such terms as to remuneration and otherwise as the Directors shall determine. A Director of the Company may be or become a director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as vendor, purchaser, shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company unless the Company otherwise directs.

(2)       The appointment of any Director to any executive office shall not automatically determine if he ceases to be a Director, unless the contract or resolution under which he holds office shall expressly state otherwise, in which event such determination shall be without prejudice to any claim for damages for breach of any contract of service between him and the Company.

(3)       The Directors may exercise the voting power conferred by the shares in any company held or owned by the Company in such manner and in all respects as the Directors think fit in the interests of the Company (including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors of such company or voting or providing for the payment of remuneration to the directors of such company) and any such Director of the Company may vote in favour of the exercise of such voting powers in the manner aforesaid notwithstanding that he may be or be about to be appointed a director of such other company.

Holding of office in other companies Exercise of voting power
97.	All acts done bona fide by the Directors, or by a committee of Directors, or by any person acting as a Director, shall notwithstanding it be afterwards discovered that there was some defect in the appointment of any such Director, or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every person had been duly appointed and was qualified to be a Director.	All acts done by Directors to be valid
98.	The Company may exercise the powers conferred by the Act with regard to having an official seal for use in any place outside Singapore as referred to in Section 41(7) of the Act which shall be a facsimile of the Seal with the addition on its face of the name of the place where it is to be used and the person affixing such official seal shall, in writing under his hand, certify on the instrument to which is it affixed the date on which and the place at which it is affixed.	Official Seal

99.	The Directors may from time to time by power of attorney appoint any corporation, firm, or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities, and discretions (not exceeding those vested in or exercisable by the Directors under the provisions of this Constitution) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.	Attorney
100.	A Director may, by notice in writing to the Company and subject to the approval of the board of Directors, appoint any person to be his alternate Director.	Alternate Director
101.	The appointment of an alternate Director shall determine on the happening of any event which if he were a Director would cause him to vacate such office, or if his appointor ceases to be a Director or removes the alternate from office by notice in writing to the Company.
102.	An alternate Director shall (except when absent from Singapore) be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which his appointor is not personally present and generally at such meeting to perform all functions of his appointor as a Director. If he shall attend any such meeting as an alternate for more than one Director, his voting rights shall be cumulative. If his appointor is for the time being absent from Singapore or temporarily unable to act through ill health or disability, the alternate Director’s signature to any resolution in writing of the Directors shall be as effective as the signature of his appointor. To such extent as the Directors may from time to time determine in relation to any committees of the Directors, the foregoing provisions of this paragraph shall also apply mutatis mutandis to any meeting of any such committee of which his appointor is a member. An alternate Director shall not (save as aforesaid) have power to act as a Director.
103.	An alternate Director shall be subject to the provisions of this Constitution but he shall not be entitled to receive from the Company in respect of his appointment as alternate Director any remuneration except only such part (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct.
104.	An alternate Director shall not be taken into account in reckoning the minimum or maximum number of Directors allowed for the time being but he shall be counted for the purpose of reckoning whether a quorum is present at any meeting of the Directors attended by him at which he is entitled to vote.
105.	A Director shall continue in office until he is removed or the office is vacated pursuant to the provisions of this Constitution.	Continuation of office of Directors
106.	The Company may by ordinary resolution appoint or remove any Director.	Directors may be removed by ordinary resolution
PROCEEDINGS OF DIRECTORS

107.	The Directors or any committee of Directors may meet together for the dispatch of business, adjourn, and otherwise regulate their meeting as they think fit, and determine the quorum necessary for the transaction of business. Until otherwise determined, 2 Directors shall be a quorum but if the Company has only one Director, that Director shall form the quorum, and constitute a meeting. Questions arising at any meeting shall be decided by a majority of votes of the Directors present, each Director having one vote. Notwithstanding anything in this Constitution, if the Company has only one Director, the Director may pass any Directors’ resolution, by recording the resolution and signing the record.	Meeting of Directors Quorum
108.	Directors may participate in a meeting by means of video conference, conference telephone or other similar communication means whereby all persons participating in the meeting can hear each other, without a Director or Directors being in the physical presence of another Director or other Directors, and participation in the meeting in such manner shall be deemed to constitute presence in person at such meetings. The meeting shall be deemed to be held at the place where the chairman of the meeting participates in the meeting. Voting may be done verbally or otherwise by each participant according to procedures decided by the chairman in such manner as to permit the accurate recording of each vote.	Directors may meet by video conference or other similar communication
109.	At the request of any Director, the Secretary shall summon a meeting of the Directors by notice served upon the several Directors. No notice need be served on any Director absent from Singapore except that if he has appointed an alternate Director present in Singapore, the notice shall be served on the alternate Director.	Director may call meeting of board
110.	The Directors or any committee of Directors shall from time to time elect a chairman who shall preside at meetings, but if no such chairman be elected, or if at any meeting the chairman be not present within 15 minutes after the time appointed for holding the same, a substitute for that meeting shall be appointed by such meeting.	Chairman
111.	A resolution in writing or copies thereof signed under hand by a majority of the Directors (or their alternates), shall be as valid and effectual as if it had been passed at a meeting of the Directors duly convened and held. Any such resolution may consist of several documents in like form, each signed by one or more of the Directors. The expressions “in writing” and “signed” include approval by facsimile, or electronic communication by any such director. At any one time when the Company has a sole director, a resolution signed by that sole director shall for all purposes, be deemed to have been duly passed.	Resolution in writing
THE SEAL
112.	The Company may have a Seal. Where the Company has a Seal, the Directors shall provide for the safe custody of the Seal, which shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf, and every instrument to which the Seal is affixed shall be signed by a Director and shall be countersigned by the Secretary or by a second Director or by some other person appointed by the Directors for the purpose.	Custody of Seal
MINUTES

113.	The Directors shall cause minutes to be duly made of all appointments of officers, and the names of Directors present at each meeting of Directors or committee of Directors, and all resolutions and proceedings of general meetings and meetings of Directors and committees of Directors (including all written resolutions of the Company or of the Directors). Any minutes of meetings of the Directors or any committee of Directors or the Company if purported to be signed by the chairman of such meeting or by the chairman at the next succeeding meeting, or in the case of a written resolution of the Company, purported to be formally agreed by the requisite number of members and in the case of a written resolution of the Directors, purported to be signed by the requisite number of Directors, shall be receivable as prima facie evidence of the matters stated in such minutes or resolution.	Minutes to be made
AUTHENTICATION OF DOCUMENTS
114.	Any Director or Secretary or any person appointed by the Directors for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolutions passed by the Company or the Directors or any committee of Directors, and any books, records, documents, financial statements or accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts; and where any books, records, documents or financial statements are not kept at the Office, the local manager or other officer of the Company having the custody thereof shall be deemed to be a person appointed by the Directors as aforesaid. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or of the Directors or any committee which is certified as aforesaid shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed, or as the case may be, that any minute so extracted is a true and accurate record of proceedings at a duly constituted meeting. Any authentication or certification made pursuant to these presents may be made by any electronic means approved by the Directors from time to time for such purpose incorporating, if the Directors deem necessary, the use of security procedures or devices approved by the Directors.	Power to authenticate documents
DIVIDENDS AND RESERVE FUND
115.	Subject to section 403 of the Act, the Directors may with the sanction of a general meeting from time to time declare a dividend, but no such dividend shall be payable except out of the profits of the Company. Provided that when in the opinion of the Directors the profits of the Company permit, they may in their discretion declare and pay interim dividends.	Dividends
116.	The Directors may, before recommending such dividend, set aside out of the profits of the Company such sum as they think proper as a reserve fund, which shall at the declaration of the Directors be applicable for meeting contingencies, for the gradual liquidation of any debt or liability of the Company, or for repairing or maintaining the buildings and property connected with the business of the Company, or shall, with the sanction of the Company in general meeting, be as to the whole or in part applicable for distribution by way of bonus among the members or employees of the Company for the time being, on such terms and in such manner as the Company in general meeting shall from time to time determine, and the Directors may invest the sums from time to time set apart as a reserve fund upon such securities other than the shares of the Company as they may select, with full power to employ the assets constituting the reserve fund in the business of the Company, and without being bound to keep them separate from the other assets.	Reserve fund
117.	The Directors may deduct from any dividend payable to any member all such sums of money (if any) as may be due and payable by him to the Company on any account.	Unpaid calls and debts may be deducted from dividends

118.	Every dividend warrant shall be sent by post to the last registered address of the member entitled thereto, and the receipt of the person whose name at the date of the declaration of the dividend appears on the Register as the owner of the share, or, in the case of joint holders, of the holder whose name at the date aforesaid appears first on the Register, or of any person presenting a power of attorney from the holders of which the Company shall have had no notice of cancellation, shall be good discharge to the Company for all payments made in respect of such share. Payment of dividend to a member may be made by the Company by any form of electronic or telegraphic means available, including direct credit to the member’s bank account, with a notification to the member of such payment.	Dividend warrant to be sent to members by post
119.	No unpaid dividend, bonus or interest shall bear interest as against the Company. Payment of dividend to a member may be made by the Company by any form of electronic or telegraphic means available, including direct credit to the member’s bank account, with a notification to the member of such payment.	Unpaid dividends not to bear interest
CAPITALISATION
120.	Any general meeting declaring a dividend or bonus may resolve that such dividend or bonus be paid wholly or in part by the distribution of specific assets, and in particular of paid up or partly paid up shares, debentures or debenture stock of the Company, or paid up or partly paid up shares, debentures or debenture stock of any other company, or in any one or more of such ways, and may resolve that any moneys, investments or other assets forming part of the undivided profits of the Company standing and available for dividend be capitalised and distributed by way of bonus amongst the members in accordance with their rights on the footing that they become entitled thereto as capital, and that all or any part of such bonus be applied on behalf of the members in paying up in full any unissued shares of the Company, and that such unissued shares so fully paid be distributed accordingly amongst the members in the proportions in which they are entitled to receive dividends, and shall be accepted by them in full satisfaction of the said bonus.	Capitalisation of profits
121.	The Directors shall give effect to any resolution passed under the provisions of paragraph 120 of this Constitution, and where any difficulty arises in regard to the distribution, they may settle the same as they think expedient and, in particular, may disregard fractional entitlements or may issue fractional certificates, and may fix the value for distribution of such specific assets or any part thereof, and may determine that cash payment shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all parties, and may invest any such cash or specific assets in trustees upon such trusts for the persons entitled to the dividend or bonus as may seem expedient to the Directors. Where necessary, a proper contract shall be filed in accordance with the Act, and the Directors may appoint any person to sign such contract on behalf of the persons entitled to the dividend or bonus and such appointment shall be effective.	Directors to give effect to capitalisation of profits
FINANCIAL STATEMENTS

122.	The Company shall cause to be kept such accounting and other records as will sufficiently explain the transactions and financial position of the Company and enable true and fair financial statements and any documents required to be attached thereto be prepared from time to time, and shall cause to be kept in such manner as to enable them to be conveniently and properly audited.	Financial statements to be kept
123.	The financial statements and other records of the Company, whether in electronic form or in hard copy, shall be kept at the Office, or at such other place or places as the Directors think fit.	Location of financial statements
124.	The Directors shall from time to time determine whether in any particular case or class of cases or generally, and at what times and places and under what conditions or regulations, the financial statements and other records of the Company, or any of them, shall be open to the inspection of members, and no member shall have any right of inspecting any financial statements and other records of the Company, except as conferred by the Act or authorised by the Directors or by resolution of the Company in general meeting.	Financial statements and other records may be inspected by members
125.	Subject to any relevant exemption under the Act, at least once in every year, the Directors shall cause to be prepared and to be laid before the Company in general meeting (unless a resolution to dispense with annual general meetings is in force) the financial statements and other documents as required by and in accordance with the provisions of the Act and within such period as prescribed by the Act. All such financial statements shall comply with the requirements of the Accounting Standards and give a true and fair view of the financial position and performance of the Company, and the same shall be sent to all persons entitled to receive notice of such meeting not less than 14 days before the date of the meeting, or if a resolution to dispense with annual general meeting is in force, not less than 28 days before the end of the period allowed in the Act from the laying of the same. The same may be given, sent or served using electronic communication in the manner permitted by the Act.	Yearly financial statements
AUDIT AND AUDITORS
126.	An Auditor shall be appointed and his duties regulated in accordance with the provisions of the Act. Every Auditor of the Company shall have a right of access at all times to the accounting and other records of the Company and shall make his report as required by the Act.	Auditors
SECRETARY
127.	The Directors may from time to time by resolution appoint any person or persons to be the Secretary who shall be a Singapore resident and have the requisite knowledge, experience and qualifications prescribed by the Act and the Directors may in the manner aforesaid remove any person so appointed from office and may appoint another person in his or her place. The Directors may also appoint assistant or deputy secretaries.	Secretary
NOTICE

128.	Subject to the Act and to the foregoing provisions of this Constitution, any notice communication or other document (each a “Notice”) may be served by the Company upon any member or a Director either personally or by sending it through the post in a prepaid letter or by way of facsimile transmission, or by electronic mail or other electronic communication, addressed to such member or Director at his registered address as recorded in the Register.	How notice to be served on members
129.	Each member and each Director shall from time to time notify in writing to the Company his address (including his facsimile number and his electronic mailing address, if any) for the purpose of paragraph 128 of this Constitution.	Address for service of members
130.	Any Notice sent by post shall be deemed to have been served on the day after the envelope containing the same is posted, and in proving such service it shall be sufficient to prove that the envelope containing the notice was properly addressed and put in the post office box. Any Notice sent by the Company by facsimile or electronic mail or other electronic communication shall be deemed to have been served on the day of transmission, subject to the Company’s facsimile machine generating a report confirming the successful transmission of the entire Notice (in the case of facsimile), and no notice of undelivered mail having been received by the Company from the server or transmitting device (in the case of electronic mail).	When notice by post deemed to be served
131.	Any person who, by operation of law, transfer, or other means whatsoever, shall become entitled to any share shall be bound by every Notice in respect of such share which previously to his name and address being entered in the Register shall be duly given to the person from whom he derives his title to such share.	Transferees to be bound by prior notices
132.	Any Notice delivered or sent by post to or left at the registered address of any member or otherwise served in pursuance of the provisions of this Constitution shall, notwithstanding such member be then deceased and whether or not the Company shall have notice of his death, be deemed to have been duly served in respect of any registered shares whether held solely or jointly with other persons by such member until some other person be registered in his stead as the holder or joint holder thereof, and such service shall for all purposes of the provisions of this Constitution be deemed sufficient service of such Notice or document on his executors or administrators and all persons (if any) jointly interested with him in any share. The signature to any Notice to be given by the Company may be written, printed or affixed by electronic means.	Notice valid though member deceased
133.	Where a given number of day’s notice or notice extending over any other period is required to be given, the day of service and the day for which such Notice is given shall not be included in such number of days or other period.	Reckoning of time
134.	Any notification, communication, requisition, or other document (each a “Notice”) to the Company from any member or Director, shall be actually delivered to or received by the Company at the Office or (if any) to such address as may be specified by the Company for that purpose, and in the case of a facsimile shall be deemed to be received by the Company on the date of transmission, provided that the sender’s facsimile machine has generated a transmission OK report for the entire Notice, and the original Notice (with the original signature of the member or the Director, if applicable) is posted to the Company at the Office or (if any) to such address as may be specified by the Company for that purpose, within 24 hours of transmission.

INDEMNITY
135.	Subject to the provisions of and so far as may be permitted by the Act, every Director, manager, Secretary and other officer or servant of the Company shall be indemnified by the Company against, and it shall be the duty of the Directors out of the funds of the Company to pay, all costs, losses and expenses which any such officer or servant may incur or become liable to incur by reason of any contract entered into or act or deed done by him as such officer or servant or in any way in the discharge of his duties, including reasonable hotel, travelling and other expenses.	Indemnity by Company
136.	Subject to the provisions of and so far as may be permitted by the Act, no Director or other officer of the Company shall be liable for the acts, receipt, neglects, or defaults of any other Director or officer, or for joining in receipt or other act for conformity, or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors for or on behalf of the Company, or for the insufficiency or deficiency of any security in or upon which any of the monies of the Company shall be invested, or for any loss or damage arising from the bankruptcy, insolvency, or tortious act of any person with whom monies, securities or effects shall be deposited, or for any loss or damage occasioned by any error of judgement or oversight on his part, or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his office or in relation thereto, unless the same happens through his own wilful act, neglect or default.	Individual responsibility of Directors
WINDING UP
137.	If the Company is wound up and the assets available for distribution amongst the members as such shall be insufficient to repay the whole of the paid-up capital of the Company, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or which ought to have been paid up at the commencement of the winding up on the shares held by them respectively, and if in a winding up the assets available for distribution amongst the members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the members in proportion to the capital at the commencement of the winding up paid up on the shares held by them respectively. This paragraph is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.	Distribution of assets
138.	If the Company is wound up, whether voluntarily or otherwise, the liquidator may, with the sanction of a special resolution, divide amongst the members in specie or in kind the whole or any part of the assets of the Company, and may, with the like sanction, vest the whole or any part of such in trustees upon such trusts for the benefit of the contributories or any of them as the liquidator, with the like sanction, thinks fit.	Distribution of assets in specie

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

As permitted under the Nevada statutes, and as provided under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he/she acted in good faith and in a manner he/she reasonably believed to be in our best interests or not opposed to our best interests. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he/she is to be indemnified, we must indemnify him/her against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. Notwithstanding the foregoing, we may not indemnify an officer or director unless we makes a determination, through our stockholders, directors or independent counsel, that the indemnification is proper. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

With respect to Singapore law, Section 172 of the Companies Act of Singapore provides that any provision that purports to exempt an officer of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which ALR Singapore directly or indirectly provides an indemnity (to any extent) for an officer of the Company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to ALR Singapore is void. However, there is an exception, which is where the provision for indemnity is against liability incurred by the officer to a person other than the Company, subject to the other provisions of the Companies Act.

ALR Singapore may however purchase and maintain for an officer of the Company insurance against any such liability in connection with any negligence, default, breach of duty or breach of trust in relation to the ALR Singapore.

ALR Singapore may also indemnify such officer against liability incurred by the officer to a person other than ALR Singapore except when the indemnity is against (i) any liability of the officer to pay a fine in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or (ii) any liability incurred by the officer (1) in defending criminal proceedings in which he is convicted, (2) in defending civil proceedings brought by ALR Singapore or a related company of ALR Singapore in which judgment is given against him or her or (3) in connection with an application for relief under specified sections of the Companies Act in which the court refuses to grant him or her relief.

Item 21. Exhibits

The exhibit index at the end of this registration statement identifies the exhibits which are included in this registration statement and are incorporated herein by reference.

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Item 22. Undertakings

The undersigned registrant hereby undertakes as follows:

(a) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   (2) That every prospectus (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, the registrants have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)       To supply by means of a post-effective amendment all information concerning a transaction and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 21, 2022.

ALR Technologies SG Pte. Ltd.

By: /s/ Sidney Chan
Name: Sidney Chan Title: President, CEO, Chairman (Principal Executive Officer, and Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Sidney Chan Mr. Sidney Chan	President, CEO, Chairman (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer) and Director	June 21, 2022

/s/ Christine Kan* Ms. Christine Kan	Director	June 21, 2022

●	By Sidney Chan pursuant to power of attorney

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of ALR Technologies SG Pte. Ltd., a Singapore company limited by shares, has signed this registration statement in the city of Singapore, on June 21, 2022.

AUTHORIZED U.S. REPRESENTATIVE

/s/ Sidney Chan

Name: Sidney Chan
Title: President and CEO of ALR Technologies SG Pte. Ltd.

Exhibit Index

		Incorporated by reference
Exhibit					Filed
No.	Document Description	Form	Date	Number	herewith

2.1**	Agreement and Plan of Merger and Reorganization dated May 17, 2022 by and among ALR Singapore, ALR Delaware, and ALR Nevada (included as Annex A to the prospectus/information statement)

3.1	Initial Articles of Incorporation of ALR Nevada	10-SB	12/10/99	3.1

3.2	Initial Bylaws of ALR Nevada	10-SB	12/10/99	3.2

3.3	Articles of Amendment to the Articles of Incorporation of ALR Nevada, dated October 22, 1998	10-SB	12/10/99	3.3

3.4	Articles of Amendment to the Articles of Incorporation of ALR Nevada, dated December 7, 1998	10-SB	12/10/99	3.4

3.5	Articles of Amendment to the Articles of Incorporation of ALR Nevada, dated January 6, 2005	8-K	1/20/05	3.1

3.6	Articles of Amendment to the Articles of Incorporation of ALR Nevada, dated July 5, 2012				X

3.7	Articles of Amendment to the Articles of Incorporation of ALR Nevada, dated June 25, 2015				X

3.8*	Articles of Amendment to the Articles of Incorporation of ALR Nevada, dated June [___], 2022

3.6	Amendment to Bylaws of ALR Nevada, dated October 13, 2011	8-K	10/13/11	3.6

3.7	Amendment to Bylaws of ALR Nevada, dated April 10, 2012	8-K	4/16/12	3.7

3.8**	Constitution of ALR Singapore

3.9	Proposed form of Constitution of ALR Singapore following conversion to public company limited by shares (included as Annex C to the prospectus/information statement)**

3.10**	Proposed form of Articles of Merger for the State of Nevada

3.11**	Proposed form of Certificate of Merger for the State of Delaware

4.1*	Specimen Ordinary Share Certificate of ALR Singapore

5.1*	Opinion of Dentons Rodyk & Davidson LLP

10.1	Line of Credit Agreement with Sidney Chan	10-K	3/30/22	99.10

10.2	Line of Credit Agreement with Christine Kan	10-K	12/10/21	99.1

10.3	Services Agreement between the Company and Sidney Chan	10-K	3/30/22	99.10

10.4	Employment Agreement between the Company and Christine Kan	10-K	3/30/22	99.13

14.1	Code of Ethics	10-KSB	4/14/03	14.1

23.1	Consent of Dale Matheson Carr-Hilton Labonte LLP Chartered Professional Accountants				X

23.2*	Consent of Dentons Rodyk & Davidson LLP (contained in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page)

99.1	Audit Committee Charter	10-KSB	3/31/14	99.1

99.2	Disclosure Committee Charter	10-KSB	4/14/03	99.2

99.3	Nomination Committee Charter	10-KSB	8/15/13	99.3

99.4	Compensation Committee Charter	10-KSB	8/15/13	99.4

107**	Filing Fee Table

*        To be filed by amendment

**       Previously filed

Our audited financial statements for the years ended December 31, 2021 and 2020 are filed as part of this prospectus/information statement following Annex C hereof, beginning on page F-1.